UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.      )

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Qumu Corporation
(Name of Registrant as Specified In Its Charter)

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QUMU CORPORATION
7725 Washington Ave. S.
Minneapolis, MN 55439

Dear Shareholder:

You are invited to attend a special meeting of shareholders of Qumu Corporation (“Qumu”), which will be held on Friday, June 27, 2014 at 9:30 a.m. (Minneapolis, Minnesota time), at 4200 IDS Center, 80 South Eighth Street, Minneapolis, Minnesota 55402.

On April 24, 2014, Qumu entered into an asset purchase agreement with Equus Holdings, Inc. and Redwood Acquisition, Inc. pursuant to which Qumu has agreed to sell all of the assets primarily used in or primarily held for use in connection with our disc publishing business, which we refer to as the “Asset Sale Transaction.” Qumu’s board of directors has unanimously approved the Asset Sale Transaction and unanimously recommends that shareholders vote in favor of the proposal to approve the Asset Sale Transaction.

At the special meeting of shareholders, you will be asked to vote on a proposal to approve the Asset Sale Transaction. If there are insufficient votes in favor of the proposal to approve the Asset Sale Transaction, you will be asked to vote to adjourn or postpone the special meeting of shareholders to solicit additional proxies. The proposal to approve the Asset Sale Transaction will be approved by the holders of a majority of the shares of our common stock outstanding and entitled to vote thereon.

The accompanying proxy statement contains important information concerning the Asset Sale Transaction, specific information about the special meeting and how to cast your vote. We encourage you to read the accompanying proxy statement in its entirety.

Your vote is very important. Whether or not you plan to attend the special meeting of shareholders, please vote by proxy over the Internet, by telephone or by mailing the enclosed proxy card.

If your shares of Qumu common stock are held in “street name” by your broker, bank or other nominee, then in order to cast your vote you will need to instruct your broker, bank or other nominee on how to vote your shares using the instructions provided by your broker, trust, bank or other nominee.

I look forward to greeting those of you who will be able to attend the special meeting.

Sincerely,

Sherman L. Black

Chief Executive Officer

Neither the Securities and Exchange Commission nor any state securities regulatory agency has approved or disapproved the Asset Sale Transaction, passed upon the merits or fairness of the Asset Sale Transaction or passed upon the adequacy or accuracy of the disclosure in the accompanying proxy statement. Any representation to the contrary is a criminal offense.

This proxy statement is dated May 27, 2014 and is first being mailed to shareholders on or about May 27, 2014.

QUMU CORPORATION
7725 Washington Ave. S.
Minneapolis, Minnesota 55439
NOTICE OF SPECIAL MEETING OF SHAREHOLDERS

To be held on Friday, June 27, 2014

To Shareholders of Qumu:

A special meeting of shareholders of Qumu Corporation will be held on Friday, June 27, 2014 at 9:30 a.m. (Minneapolis, Minnesota time), at 4200 IDS Center, 80 South Eighth Street, Minneapolis, Minnesota 55402. At the special meeting, shareholders will be asked:

1.

To approve the sale of the disc publishing assets of Qumu, which constitutes the sale of substantially all of Qumu’s assets under the Minnesota Business Corporation Act, as contemplated by the asset purchase agreement dated April 24, 2014 by and among Equus Holdings, Inc. as Parent, Redwood Acquisition, Inc. as Buyer and Qumu Corporation as Seller (as it may be amended from time to time in accordance with the terms thereof), a copy of which is attached as Appendix A to the accompanying proxy statement. We refer to this transaction as the “Asset Sale Transaction” and this proposal as the “Asset Sale Proposal”;

2.

To approve the adjournment or postponement of the special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the special meeting to approve the Asset Sale Proposal. We refer to this proposal as the “Proposal to Adjourn or Postpone the Special Meeting.”

Our board of directors has fixed May 9, 2014, as the record date for the determination of shareholders entitled to notice of, and to vote at, the special meeting and any adjournment or postponement thereof. Only holders of record of shares of our common stock at the close of business on the record date are entitled to notice of, and to vote at, the special meeting. At the close of business on the record date, we had 8,684,848 shares of common stock outstanding and entitled to vote.

The proxy statement accompanying this notice is deemed to be incorporated into and forms part of this notice. The accompanying proxy statement, dated May 27, 2014, and proxy card for the special meeting are first being mailed to our shareholders on or about May 27, 2014.

Our board of directors has unanimously approved the asset purchase agreement and unanimously recommends that you vote “FOR” the Asset Sale Proposal and “FOR” the Proposal to Adjourn or Postpone the Special Meeting.

Your vote is very important. Please vote your shares by proxy as promptly as possible whether or not you plan to attend the special meeting.

By Order of the Board of Directors,

Sherman L. Black
Chief Executive Officer
Minneapolis, Minnesota

May 27, 2014

i

APPENDIX A:	Asset Purchase Agreement dated April 24, 2014 by and among Equus Holdings, Inc. as Parent, Redwood Acquisition, Inc. as Buyer and Qumu Corporation as Seller

APPENDIX B:	Opinion of Mooreland Partners LLC dated April 23, 2014

APPENDIX C:	Qumu Corporation Unaudited Pro Forma Condensed Consolidated Financial Statements

APPENDIX D:	Qumu Corporation Unaudited Condensed Combined Financial Statements for the Business to be Sold

APPENDIX E:	Report of Independent Registered Public Accounting Firm dated March 14, 2014

ii

PROXY STATEMENT

Qumu Corporation, a Minnesota corporation (which we refer to as “Qumu,” the “company,” “we,”“our,” and “us”), is soliciting the enclosed proxy for use at the special meeting of our shareholders to be held on Friday, June 27, 2014 at 9:30 a.m. (Minneapolis, Minnesota time), at 4200 IDS Center, 80 South Eighth Street, Minneapolis, Minnesota 55402. This proxy statement, dated May 27, 2014, and proxy card are first being mailed to our shareholders on or about May 27, 2014.

SUMMARY TERM SHEET

This summary term sheet, together with the question and answer section that follows, highlights selected information from this proxy statement about the proposed sale of the disc publishing business assets of Qumu Corporation (which we refer to as the Asset Sale Transaction). This summary term sheet and the question and answer section may not contain all of the information that is important to you. For a more complete description of the Asset Sale Transaction, you should carefully read this proxy statement, its appendices and the documents referred to or incorporated by reference in this proxy statement, in their entirety. Each item in this summary includes a page reference directing you to a more complete description of that topic. Also see “WHERE YOU CAN FIND MORE INFORMATION” on page 65.

Information About the Parties (page 15)

Qumu Corporation

Qumu Corporation helps businesses deliver digital content directly and securely to their customers, employees and partners. Our software business provides enterprise content distribution software to the rapidly growing enterprise video communications market and is an innovator in the secure mobile delivery of rich content. Our disc publishing business supplies customers in North America, Europe and Asia with industry-leading solutions that label, archive, distribute and protect content on CDs, DVDs and Blu-ray Discs.

We have focused on digital content distribution since our inception. Since 1995, Qumu focused its business on development and sale of its CD recordable (CD-R) publishing systems, and since 2000, its DVD recordable (DVD-R) publishing systems. Blu-ray capabilities were integrated into key products in late 2006 to address the needs of customers desiring the substantial increase in storage capacity provided by this technology. The disc publishing business is mature and has been declining in revenue since 2007 due to technology substitutions. Changes in the information technology landscape have resulted in an evolution of customer needs from physical distribution of content on CDs, DVDs and Blu-ray Discs to online distribution. In addition, enterprises are increasingly having to address the challenge of video and rich content distribution overwhelming their data networks. In response to these changes, in October 2011, we acquired Qumu, Inc., a leader in the fast-growing enterprise video communications market. With the acquisition of Qumu, Inc., we became engaged in the business of providing enterprise content distribution software for the video communications market and the delivery of secure digital content to computer, tablets and mobile devices, which we refer to as our software business. On September 16, 2013, we changed our corporate name from Rimage Corporation to Qumu Corporation to reflect our commitment to the rapidly growing enterprise video communications market.

Qumu Corporation is a Minnesota corporation. Our mailing address is 7725 Washington Ave. S., Minneapolis, MN 55439, and the telephone number at that location is (952) 683-7900. Our principal website is www.qumu.com.

Equus Holdings, Inc. and Redwood Acquisition, Inc.

Equus Holdings, Inc., a Minnesota corporation, is a Minneapolis, Minnesota based privately-held company that has evolved from a custom computer manufacturer to a portfolio of technology companies primarily in the business server and client computing markets. Equus is comprised of several business channels and services, including Equus Computing Solutions, which sells computing solutions through a channel of resellers; Intequus, which provides customized hardware/storage solutions for original equipment manufacturers; Servers Direct, which offers an e-commerce store for build-to-order servers and support; Equus Corporate Services, which provides shared services (finance, marketing, human resources, information, technology, legal) for all Equus businesses as well as other privately owned companies; and RazorSync, which offers mobile workforce management software.

Redwood Acquisition, Inc., is a wholly-owned subsidiary of Equus Holdings. Redwood Acquisition, a Minnesota corporation, was formed on April 18, 2014 solely for the purposes of the Asset Sale Transaction and is engaged in no other business.

The mailing address for Equus Holdings and Redwood Acquisition is 5801 Clearwater Drive, Minnetonka, MN 55343 and the telephone number at that location is 1-800-641-1475. The principal website for Equus Holdings is www.equus-holdings.com.

Asset Purchase Agreement (page 40 and Appendix A)

On April 24, 2014, we entered into an asset purchase agreement with Equus Holdings and Redwood Acquisition, pursuant to which we have agreed, subject to specified terms and conditions, including approval of the Asset Sale Transaction by our shareholders at the special meeting, to sell to Redwood Acquisition all of the assets primarily used in or primarily held for use in connection with our business of manufacturing and distributing disc publishing solutions that label, archive, distribute and protect content on CDs, DVDs and Blu-ray discs, which we refer to as the “disc publishing business.” Redwood Acquisition will assume certain agreements and liabilities of the disc publishing business. Qumu primarily will retain its software business and cash. Redwood Acquisition generally will not assume liabilities associated with operation of the disc publishing business prior to the closing of the Asset Sale Transaction other than certain liabilities related to the disc publishing business to the extent set forth on an estimated or final balance sheet calculated as of the closing date, certain obligations under the executory portion of certain disc publishing business contracts to be acquired by Redwood Acquisition, certain obligations under the executory portion of disc publishing business contracts of subsidiaries acquired by Redwood Acquisition entered into in the ordinary course of business, certain obligations under any foreign benefit plans on or after the closing date, and the obligations and liabilities arising out of the ownership of the disc publishing assets acquired by Redwood Acquisition and the operation of the disc publishing business on and after the closing date of the Asset Sale Transaction.

A copy of the asset purchase agreement is attached as Appendix A to this proxy statement. We encourage you to read the asset purchase agreement in its entirety.

Purchase Price (page 43)

The purchase price for the acquired assets will be $23 million plus an estimated amount of cash held by the acquired subsidiaries (up to $800,000), plus or less the difference in the estimated net book value of the disc publishing business (as defined in the asset purchase agreement) at closing and a net book value target of $5 million, and less the estimated EBITDA of the disc publishing business (as defined in the asset purchase agreement) from June 1, 2014 through the closing date.

At the closing of the asset sale transaction, Redwood Acquisition will pay us the purchase price in cash less a $2.3 million escrow amount that will be placed in an escrow account to support our indemnification obligations under the asset purchase agreement for a fifteen-month escrow period.

Following the closing date, the purchase price will be further adjusted for the actual cash held by certain subsidiaries at the closing date, the actual difference between net book value at the closing date and the target net book value amount, and the actual EBITDA of the disc publishing business from June 1, 2014 through the closing date. Any adjustments will be paid in cash following the closing.

Financing (page 35)

Equus Holdings and Redwood Acquisition estimate that approximately $23.0 million will be required to complete the Asset Sale Transactions. It is anticipated that these amounts will be funded with bank financing in accordance with a commitment letter that has been issued to Equus Holdings by U.S. Bank National Association and cash on hand of Equus Holdings and Redwood Acquisition. The bank commitment letter provides for a senior secured revolving credit facility of up to $7 million, term loan of $18 million and up to $4 million in available letters of credit. Equus Holdings is obligated to use its reasonable best efforts to obtain the financing on the terms and conditions described in the bank commitment letter and is required to use its reasonable best efforts to arrange for alternate financing in certain circumstances. The asset purchase agreement provides that Equus Holdings and

Redwood Acquisition will not be obligated to complete the Asset Sale Transaction if Redwood Acquisition has not obtained the financing in accordance with the bank commitment letter. Equus Holdings has agreed to pay us a seller termination fee of $300,000 if the asset purchase agreement is terminated by us because Redwood Acquisition and Equus Holdings are unable to obtain financing on or before all of the other closing conditions have been satisfied or waived.

Use of Proceeds (page 38)

Our company, and not our shareholders, will receive the net proceeds from the Asset Sale Transaction. We anticipate using the net proceeds in connection with the development and operation of our software business and for general working capital purposes.

Reasons for the Asset Sale Transaction (page 26)

After taking into account all of the material factors relating to the asset purchase agreement and the Asset Sale Transaction, our board of directors concluded that the benefits of the asset purchase agreement and the Asset Sale Transaction outweigh the risks and that the asset purchase agreement and that the Asset Sale Transaction are advisable and in the best interests of our company and our shareholders. Our board of directors did not assign relative weights to the material factors it considered. In addition, our board of directors did not reach any specific conclusion on each of the material factors considered, but conducted an overall analysis of all of the material factors. Individual members of our board of directors may have given different weights to different factors.

Recommendation of Our Board of Directors (page 26)

After careful consideration, our board of directors unanimously recommends that you vote:

“FOR” the Asset Sale Proposal; and
“FOR” the Proposal to Adjourn or Postpone the Special Meeting.

Opinion of Our Financial Advisor (page 28 and Appendix B)

We retained Mooreland Partners LLC (“Mooreland Partners”) as our financial advisor in connection with the Asset Sale Transaction. At a joint meeting of our board of directors and the transaction committee held on April 23, 2014, Mooreland Partners rendered to our board of directors its oral opinion, subsequently confirmed in writing, that, as of that date and based upon and subject to the assumptions, factors, and limitations set forth in the written opinion and described below, the aggregate consideration to be received by Qumu in the proposed Asset Sale Transaction was fair, from a financial point of view, to Qumu.

The opinion of Mooreland Partners was directed to, and for the use of, our board of directors in connection with its consideration of the Asset Sale Transaction, does not address the underlying business decision to proceed with or effect the Asset Sale Transaction or the relative merits of the Asset Sale Transaction as compared to any strategic alternatives that may be available to our company and does not constitute a recommendation as to how any of our shareholders should vote with respect to the Asset Sale Transaction.

The full text of the opinion of Mooreland Partners dated as of April 23, 2014, which sets forth the assumptions made, matters considered and limits on the scope of the review undertaken in connection with the opinion, is attached as Appendix B to this proxy statement. We encourage you to read the opinion of Mooreland Partners in its entirety.

Special Meeting (page 8)

Date, Time and Place. The special meeting will be held on Friday, June 27, 2014 at 9:30 a.m. (Minneapolis, Minnesota time), at 4200 IDS Center, 80 South Eighth Street, Minneapolis, Minnesota 55402.

Record Date and Voting Power. You are entitled to vote at the special meeting if you owned shares of our common stock at the close of business on May 9, 2014, the record date for the special meeting. You will have one vote at the special meeting for each share of our common stock you held at the close of business on the record date. There are 8,684,848 shares of our common stock entitled to be voted at the special meeting.

Required Vote. You may vote “FOR,” “AGAINST” or “ABSTAIN” on the Asset Sale Proposal and the Proposal to Adjourn or Postpone the Special Meeting.

The approval of the Asset Sale Proposal requires the affirmative vote of holders of at least a majority of our issued and outstanding shares of common stock that are entitled to vote at the special meeting. If you attend the special meeting but abstain from voting, either in person or by proxy, or you hold your shares through a broker or other nominee and you do not instruct your broker or other nominee how to vote your shares, the resulting abstention or broker non-vote will have the same effect as a vote “AGAINST” the approval of the Asset Sale Proposal.

If a quorum is present at the special meeting, the Proposal to Adjourn or Postpone the Special Meeting will be approved if the number of shares voted in favor of that proposal is greater than the number of shares voted against that proposal. Abstentions and broker non-votes will have no effect on the outcome of the vote on the Proposal to Adjourn or Postpone the Special Meeting if it is submitted for shareholder approval when a quorum is present at the meeting. If a quorum is not present at the special meeting, the Proposal to Adjourn or Postpone the Special Meeting will be approved by the affirmative vote of the holders of a majority of the voting power of our common stock present in person or by proxy at the special meeting and no other business will be transacted thereat. Abstentions would have the same effect as a vote “AGAINST” this proposal and broker non-votes would have no effect on the outcome of the vote on this proposal if it is submitted for approval when no quorum is present at the special meeting.

Proxy Solicitation. We have engaged Proxy Advisory Group to solicit proxies in connection with the matters to be voted on at the Special Meeting. The terms of the engagement authorize Proxy Advisory Group to contact our largest institutional shareholders and our other 100 largest non-objecting beneficial owner and to request their vote in favor of the proposals. Qumu will be solely responsible for the costs of the solicitation, which is anticipated to be less than $15,000. Certain of Qumu’s directors, officers and regular employees may also, without additional compensation, solicit proxies personally or by telephone or e-mail. In addition to solicitation by mail, our directors, officers and employees may solicit proxies from shareholders by telephone, letter, facsimile or in person. These directors, officers and employees will not be paid additional remuneration for their efforts but may be reimbursed for out-of-pocket expenses incurred in connection therewith. Following the original mailing, we will request brokers, custodians, nominees and other record holders to forward their own notice and, upon request, to forward copies of the proxy statement and related soliciting materials to persons for whom they hold shares of our common stock and to request authority for the exercise of proxies. In such cases, upon the request of the record holders, we will reimburse such holders for their reasonable out-of-pocket expenses.

Interests of Certain Persons in the Asset Sale Transaction (page 37)

None of our directors or executive officers is entitled to receive payments in connection with the Asset Sale Transaction. The Asset Sale Transaction does not constitute a “change in control” for the purposes of any agreement with or equity award granted to our directors or executive officers.

Conditions to Closing (page 43)

The obligation of Equus Holdings and Redwood Acquisition to complete the Asset Sale Transaction is subject to the satisfaction or, to the extent permissible under applicable law or pursuant to the asset purchase agreement, waiver of certain conditions on or prior to the closing. Such conditions include, among others and in addition to customary closing conditions:

•	approval by Qumu’s shareholders of the Asset Sale Proposal;

•	Redwood Acquisition will have obtained the financing for the Asset Sale Transaction in accordance with its bank commitment letter or alternate financing;

•	delivery of evidence transferring all of the outstanding ownership interests in the acquired subsidiaries to Redwood Acquisition;

•	the specified third party consents and approvals will have been obtained;

•	a deed transferring our current headquarters at 7725 Washington Avenue South to Redwood Acquisition;

•	execution and delivery of the mutual transition services agreement between Redwood Acquisition and us; and

•	execution and delivery of lease agreement between us and Redwood Acquisition by which we will lease a portion of our current headquarters post-closing.

The obligation of Qumu to complete the Asset Sale Transaction is subject to the satisfaction or, to the extent permissible under applicable law or pursuant to the asset purchase agreement, waiver of certain conditions on or prior to the closing. Such conditions include, among others and in addition to customary closing conditions:

•	approval by Qumu’s shareholders of the Asset Sale Proposal; and

•	Redwood Acquisition will have executed and delivered mutual transition services agreement and lease agreement.

Solicitation of Transactions (page 49)

The asset purchase agreement prohibits us from soliciting, encouraging or facilitating any offers or proposals for the acquisition of the disc publishing business and certain other acquisition proposals by a buyer other than Equus Holdings and Redwood Acquisition. However, the asset purchase agreement does not prohibit us from considering and pursuing certain unsolicited acquisition offers from a buyer other than Equus Holdings and Redwood Acquisition that our board of directors determines in good faith constitutes or is reasonably likely to constitute a superior proposal, subject to certain requirements and conditions.

Change of Qumu Board Recommendation (page 50)

Our board of directors unanimously recommends that you vote for the Asset Sale Proposal.

Our board of directors may withdraw or change its recommendation for approval of the Asset Sale Proposal at any time prior to obtaining the required shareholder vote, if our board of directors or any committee of the board determines in good faith, after consultation with its financial advisors and outside counsel, that the failure to do so would be inconsistent with its fiduciary duties under applicable law, which would include, without limitation, the pursuit of an unsolicited acquisition proposal that constitutes or is reasonably likely to constitute a superior proposal. Our board will not be entitled to exercise its right to make a change in its recommendation unless we and our representatives have complied with the non-solicitation, notice and information, negotiation and other provisions of the asset purchase agreement.

Redwood Acquisition and Equus Holdings (at any time prior to Qumu obtaining the required shareholder vote) may terminate the asset purchase agreement if our board of directors approves, endorses or recommends any superior proposal. We may also terminate the asset purchase agreement, at any time prior to obtaining the required shareholder vote, in order to enter into a definitive agreement to effect a transaction contemplated by a superior proposal, subject to certain conditions.

Termination (page 55)

Subject to certain exceptions, the asset purchase agreement may be terminated prior to the closing in certain circumstances, including:

•	by us or Redwood Acquisition and Equus Holdings if the closing does not occur on or before July 31, 2014;

•

by Redwood Acquisition and Equus Holdings or by us if a meeting of our shareholders to approve the asset purchase agreement shall have been held and completed and the asset purchase agreement shall not have been adopted at such meeting by the required shareholder vote;

•

by Redwood Acquisition and Equus Holdings, at any time prior to the adoption of the asset purchase agreement by the required shareholder vote, if our board shall have failed to recommend that our shareholders vote to approve the asset purchase agreement, there shall have occurred a change in the recommendation of our board of directors, our board shall have approved, endorsed or recommended any acquisition proposal, we shall have failed to include in the proxy statement the recommendation by our board of directors that shareholders vote in favor of the Asset Sale Proposal, or our board fails to publicly reaffirm its recommendation that shareholders vote in favor of the Asset Sale Proposal within seven business days after our receipt of a written request by Redwood Acquisition and Equus Holdings following the date of any acquisition proposal;

•

by us, prior to obtaining the required shareholder vote, in order to enter into a definitive agreement to effect a transaction contemplated by a superior proposal immediately following a change in the recommendation of our board of directors in response to such superior proposal, but we must enter into such definitive agreement contemporaneous with our termination of the asset purchase agreement; or

•	by us if Redwood Acquisition and Equus Holdings are unable to obtain financing on or before all of the other closing conditions have been satisfied or waived.

The termination of the asset purchase agreement generally relieves the parties from their obligations, except that certain obligations will survive any termination including, among others, obligations relating to confidentiality and termination fees.

We have agreed to pay Redwood Acquisition (or its designee) a buyer termination fee of $500,000 if the asset purchase agreement is terminated under certain circumstances described above, including if our shareholders do not approve the Asset Sale Proposal, if our board shall have approved, endorsed or recommended any acquisition proposal, or if we terminate the asset purchase agreement in order to enter into a definitive agreement to effect a transaction contemplated by a superior proposal.

Equus Holdings has agreed to pay us a seller termination fee of $300,000 if the asset purchase agreement is terminated by us because Redwood Acquisition and Equus Holdings are unable to obtain financing on or before all of the other closing conditions have been satisfied or waived.

When the Asset Sale Transaction is Expected to be Completed (page 36)

We expect to complete the Asset Sale Transaction promptly after satisfaction or waiver of all of the closing conditions in the asset purchase agreement, including approval of the Asset Sale Proposal by our shareholders and Redwood Acquisition obtaining the financing for the Asset Sale Transaction under its bank commitment letter or alternate financing. Subject to the satisfaction or waiver of these conditions, we expect the Asset Sale Transaction to close by July 31, 2014. However, there can be no assurance that the Asset Sale Transaction will be completed at all or, if completed, when it will be completed.

Effects on Our Company if the Asset Sale Transaction is Completed (page 36)

If the Asset Sale Transaction is completed, we will no longer conduct the disc publishing business. Instead, we will focus on the software business. We intend to grow and operate our software business and we expect to generate revenues and related cash flows through the sale of software licenses, software on a server appliance, software-enabled devices and a cloud-based Software-as-a-Service (SaaS) platform, as well as software maintenance contracts and professional services sold with these solutions.

The Asset Sale Transaction will not alter the rights, privileges or nature of the issued and outstanding shares of our common stock. A shareholder who owns shares of our common stock immediately prior to the closing of the Asset Sale Transaction will continue to hold the same number of shares immediately following the closing.

Our SEC reporting obligations as a public company will not be affected as a result of completing the Asset Sale Transaction. We believe that immediately after the Asset Sale Transaction we will continue to qualify for listing on the NASDAQ Global Market.

Effects on Our Company if the Asset Sale Transaction is Not Completed (page 37)

If the Asset Sale Transaction is not completed, we will continue our focus on growing our software business and we also will continue to operate the disc publishing business, and we may consider and evaluate other strategic opportunities. In such a circumstance, there can be no assurances that our continued operation of the disc publishing business or any alternative strategic opportunities will result in the same or greater value to our shareholders as the proposed Asset Sale Transaction.

The asset purchase agreement may be terminated under certain circumstances as set forth in the asset purchase agreement and summarized in this proxy statement. We have agreed to pay Redwood Acquisition (or its designee) a buyer termination fee of $500,000 if the asset purchase agreement is terminated under certain circumstances. Equus Holdings has agreed to pay us a seller termination fee of $300,000 if the asset purchase agreement is terminated by us if Redwood Acquisition and Equus Holdings are unable to obtain financing on or before all of the other closing conditions have been satisfied or waived.

No Appraisal or Dissenters’ Rights (page 37)

No appraisal or dissenters’ rights are available to our shareholders under Minnesota law or our articles of incorporation or bylaws in connection with the Asset Sale Proposal or the Proposal to Adjourn or Postpone the Special Meeting.

Anticipated Accounting Treatment (page 38)

Under generally accepted accounting principles in the United States of America, commencing with the quarter during which our shareholders approve the Asset Sale Proposal, we expect to reflect the results of operations of the disc publishing business as discontinued operations. The related anticipated gain on the sale, net of any applicable taxes, will also be reported within discontinued operations upon completion of the Asset Sale Transaction. For further information, see “UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS” attached to this proxy statement as Appendix C.

Material U.S. Federal Income Tax Consequences of the Asset Sale Transaction (page 38)

The Asset Sale Transaction will be treated for U.S. federal and state income tax purposes as a taxable transaction upon which we will recognize gain or loss. The amount of taxable gain or loss we recognize with respect to the sale of a particular asset will be measured by the difference between the amount realized by us on the sale of that asset and our tax basis in that asset. The determination of whether we will recognize gain or loss will be made with respect to each of the assets to be sold. Accordingly, we may recognize gain on the sale of certain assets and loss on the sale of certain others, depending on the amount of consideration allocated to an asset as compared with the basis of that asset. Further, the sale of certain assets may result in ordinary income or loss, depending on the nature of the asset. To the extent the Asset Sale Transaction results in us recognizing a net gain for U.S. federal income tax purposes, we expect that our available net operating loss carryforwards will offset all or a substantial part of such gain. The Asset Sale Transaction will not be a taxable event for U.S. federal income tax purposes to our shareholders.

Risk Factors (page 61)

In evaluating the Asset Sale Proposal, in addition to the other information contained in this proxy statement, you should carefully consider the special risks relating to the Asset Sale Transaction under “RISK FACTORS” beginning on page 61, as well as the risk factors about our company incorporated by reference. See also “WHERE YOU CAN FIND ADDITIONAL INFORMATION” on page 65.

QUESTIONS AND ANSWERS ABOUT THE SPECIAL MEETING

Q: Why am I receiving this proxy statement?

A: Our board of directors is furnishing this proxy statement in connection with the solicitation of proxies to be voted at the special meeting of shareholders, or at any adjournments or postponements of the special meeting.

Q: When and where will the special meeting be held?

A: The special meeting will be held on Friday, June 27, 2014, at 9:30 a.m. (Minneapolis, Minnesota time), at 4200 IDS Center, 80 South Eighth Street, Minneapolis, Minnesota 55402.

Q: What matters will the shareholders vote on at the special meeting?

A: The shareholders will vote on the following two proposals:

•	To approve the Asset Sale Proposal; and

•	To approve the Proposal to Adjourn or Postpone the Special Meeting.

Q: What is the Asset Sale Proposal?

A: The Asset Sale Proposal is a proposal to approve the sale of assets of the disc publishing business, which constitutes substantially all of the assets of Qumu under the Minnesota Business Corporation Act, pursuant to an asset purchase agreement dated as of April 24, 2014 between Equus Holdings, Inc. as Parent, Redwood Acquisition, Inc. as Buyer and Qumu Corporation as Seller.

Q: What will happen if the Asset Sale Proposal is approved by our shareholders?

A: Under the terms of the asset purchase agreement, if the Asset Sale Proposal is approved by our shareholders and the other closing conditions under the asset purchase agreement have been satisfied or waived, we will sell all of the assets primarily used in or primarily held for use in connection with the disc publishing business to Redwood Acquisition and we will discontinue operation of the disc publishing business.

Q: What is the Proposal to Adjourn or Postpone the Special Meeting?

A: The Proposal to Adjourn or Postpone the Special Meeting is a proposal to permit us to adjourn or postpone the special meeting for the purpose of soliciting additional proxies in the event that, at the special meeting, the affirmative votes in favor of the Asset Sale Proposal are less than required to approve the Asset Sale Proposal.

Q: What will happen if the Proposal to Adjourn or Postpone the Special Meeting is approved by our shareholders?

A: If there are insufficient votes at the time of the special meeting to approve the Asset Sale Proposal, and the Proposal to Adjourn or Postpone the Special Meeting is approved at the special meeting, we will be able to adjourn or postpone the special meeting for purposes of soliciting additional proxies to approve the Asset Sale Proposal. If you have previously submitted a proxy on the proposals discussed in this proxy statement and wish to revoke it upon adjournment or postponement of the special meeting, you may do so.

Q: Am I entitled to appraisal or dissenters’ rights in connection with the Asset Sale Proposal or the Proposal to Adjourn or Postpone the Special Meeting?

A: Shareholders are not entitled to appraisal or dissenters’ rights under Minnesota law or under our articles of incorporation or bylaws in connection with the Asset Sale Proposal or the Proposal to Adjourn or Postpone the Special Meeting.

Q: Who is entitled to vote at the special meeting?

A: Holders of our common stock at the close of business on May 9, 2014, the record date for the special meeting established by our board of directors, are entitled to receive notice of, and to vote their shares at, the special meeting and any related adjournments or postponements. As of the close of business on the record date, there were 8,684,848 shares of our common stock outstanding and entitled to vote. Holders of our common stock are entitled to one vote per share.

Q: What are the quorum requirements for the special meeting?

A: The presence in person or by proxy of the holders of a majority of our outstanding shares of common stock that are entitled to vote at the special meeting constitutes a quorum. You are counted as present at the special meeting for quorum purposes if you are present and vote in person at the special meeting or if you properly submit a proxy by returning the proxy card accompanying this proxy statement in the postage-paid envelope provided or by the Internet or telephone voting procedures described below under “Q: How do I vote?” A validly submitted proxy will result in your shares counting towards a quorum even if no voting instructions are provided. Broker non-votes will be counted for the purposes of determining whether a quorum is present at the special meeting.

Q: What vote is required to approve each of the proposals?

A: You may vote “FOR,” “AGAINST” or “ABSTAIN” on the Asset Sale Proposal and the Proposal to Adjourn or Postpone the Special Meeting.

The approval of the Asset Sale Proposal requires the affirmative vote of holders of at least a majority of our issued and outstanding shares of common stock entitled to vote at the special meeting. If you fail to vote, either in person or by proxy, or you attend the meeting or deliver a proxy but abstain from voting, or you do not instruct your broker or other nominee how to vote your shares, the resulting non-attendance, abstention or broker non-vote will have the same effect as a vote “AGAINST” the approval of such proposal.

If a quorum is present at the special meeting, the Proposal to Adjourn or Postpone the Special Meeting will be approved if the number of shares voted in favor of that proposal is greater than the number of shares voted against that proposal. Non-attendance, abstentions and broker non-votes will have no effect on the outcome of the vote on the Proposal to Adjourn or Postpone the Special Meeting if it is submitted for shareholder approval when a quorum is present at the meeting. If a quorum is not present at the special meeting, the Proposal to Adjourn or Postpone the Special Meeting will be approved by the affirmative vote of the holders of a majority of the shares of our common stock present in person or by proxy at the special meeting and no other business will be transacted thereat. Abstentions would have the same effect as a vote “AGAINST” this proposal and non-attendance and broker non-votes would have no effect on the outcome of the vote on this proposal if it is submitted for approval when no quorum is present at the special meeting.

Q: How do I vote?

A: You may vote by proxy or in person at the special meeting.

Voting in Person. If you hold shares as a shareholder of record and plan to attend the special meeting and wish to vote in person, you will be given a ballot at the special meeting. Alternatively, you may provide us with a signed proxy card before voting is closed. If you would like to vote in person, please bring proof of identification with you to the special meeting. Even if you plan to attend the special meeting, we strongly encourage you to submit a proxy for your shares in advance as described below, so your vote will be counted if you are not able to attend. If your shares are held in street name, you must bring to the special meeting a proxy from the record holder of the shares (your broker, bank or nominee) authorizing you to vote at the special meeting. To do this, you should contact your broker, bank or nominee as soon as possible.

Voting By Proxy. If you hold your shares as shareholder of record, you may submit a proxy for your shares by mail, by telephone or on the Internet by following the instructions on the proxy card accompanying this proxy statement. If you submit a proxy, by telephone or on the Internet, you should not return by mail the proxy card accompanying this proxy statement.

If you hold your shares in street name, then you received this proxy statement from your broker, bank or nominee, along with a voting instruction card from your broker, bank or nominee. You will need to instruct your broker, bank or other nominee on how to vote your shares of common stock using the voting instructions provided. All shares represented by properly executed proxies received in time for the special meeting will be voted in the manner specified by the shareholders giving those proxies.

Q: What happens if I abstain?

A: If you neither attend the special meeting nor deliver a proxy, the resulting non-attendance will have the same effect as a vote “AGAINST” the approval of the Asset Sale Proposal, but will have no effect on the outcome of the vote for the Proposal to Adjourn or Postpone the Special Meeting. If you attend the special meeting but abstain from voting, either in person or by proxy, the resulting abstention will have the same effect as a vote “AGAINST” the approval of the Asset Sale Proposal. Abstentions will not have any effect on the outcome of the vote on the Proposal to Adjourn or Postpone the Special Meeting if the proposal is submitted for shareholder action when a quorum is present at the special meeting. If the Proposal to Adjourn or Postpone the Special Meeting is submitted for shareholder action when a quorum is not present at the special meeting, abstentions will have the same effect as a vote “AGAINST” the proposal.

Q: If I hold my shares in street name through my broker, will my broker vote these shares for me?

A: If you hold your shares in street name, you must provide your broker, bank or other nominee with instructions in order to vote those shares. To do so, you should follow the voting instructions provided to you by your bank, broker or other nominee. If your bank, broker or nominee holds your shares in its name and you do not instruct it how to vote, it will not have discretion to vote on any of the proposals at the special meeting.

Q: What happens if I hold my shares in street name through my broker and I do not instruct my broker how to vote my shares?

A: Brokers, banks or other nominees who hold shares in street name for their customers have the authority to vote on “routine” proposals when they have not received instructions from the beneficial owners of such shares. However, brokers, banks or other nominees do not have the authority to vote shares they hold for their customers on non-routine proposals when they have not received instructions from the beneficial owners of such shares. The Asset Sale Proposal and the Proposal to Adjourn or Postpone the Special Meeting are non-routine proposals. As a result, absent instructions from the beneficial owner of such shares, brokers, banks and other nominees will not vote those shares. This is referred to as a “broker non-vote.” Broker non-votes are counted for purposes of determining whether there is a quorum. Broker non-votes will have the same effect as a vote “AGAINST” the approval of the Asset Sale Proposal. Broker non-votes will not have any effect on the outcome of the vote on the Proposal to Adjourn or Postpone the Special Meeting.

Q: Can I change my vote?

A: Yes. If you are a shareholder of record, you may change your vote or revoke your proxy at any time before the vote at the special meeting by:

•	delivering to Wells Fargo Shareowner Services a written notice, bearing a date later than your proxy, stating that you revoke the proxy;

•	submitting a later-dated proxy (either by mail, by telephone or on the Internet) relating to the same shares prior to the vote at the special meeting; or

•	attending the special meeting and voting in person (although attendance at the special meeting will not, by itself, revoke a proxy).

If your shares are held in street name, you must contact your broker, bank or nominee to revoke your proxy.

Q: What if I do not specify a voting choice for a proposal when returning a proxy?

A: If you hold your shares of record, proxies that are signed and returned without voting instructions will be voted in accordance with the recommendations of our board of directors. Our board of directors unanimously recommends that shareholders vote “FOR” the Asset Sale Proposal and “FOR” the Proposal to Adjourn or Postpone the Special meeting. If your shares are held in street name, failure to give voting instructions to your broker, bank or other nominee will result in a broker non-vote.

Q: What is the difference between a shareholder of record and a shareholder who holds stock in street name?

A: If your shares are registered in your name, you are a shareholder of record. If your shares are held in an account with a broker, bank or another holder of record, these shares are considered to be held in street name.

Q: What does it mean if I get more than one proxy card?

A: If your shares are registered differently and are in more than one account, you may receive more than one proxy card. Please complete, sign, date, and return all of the proxy cards you receive regarding the special meeting to ensure that all of your shares are voted.

Q: How are proxies solicited and what is the cost?

A: We will bear all expenses incurred in connection with the solicitation of proxies and printing, filing and mailing this proxy statement. We have engaged Proxy Advisory Group to solicit proxies in connection with the matters to be voted on at the special meeting. The terms of the engagement authorize Proxy Advisory Group to contact our largest institutional shareholders and our other 100 largest non-objecting beneficial owner and to request their vote in favor of the proposals. Qumu will be solely responsible for the costs of the solicitation, which is anticipated to be less than $15,000.

Certain of Qumu’s directors, officers and regular employees may also, without additional compensation, solicit proxies personally or by telephone or email. In addition to solicitation by mail, our directors, officers and employees may solicit proxies from shareholders by telephone, letter, facsimile or in person. These directors, officers and employees will not be paid additional remuneration for their efforts but may be reimbursed for out-of-pocket expenses incurred in connection therewith. Following the original mailing, we will request brokers, custodians, nominees and other record holders to forward their own notice and, upon request, to forward copies of the proxy statement and related soliciting materials to persons for whom they hold shares of our common stock and to request authority for the exercise of proxies. In such cases, upon the request of the record holders, we will reimburse such holders for their reasonable out-of-pocket expenses.

Q: What should I do if I have questions regarding the special meeting?

A: If you have any questions about how to cast your vote for the special meeting or would like copies of any of the documents referred to or incorporated by reference in this proxy statement, you should call our Secretary at (952) 683-7900.

CAUTION CONCERNING FORWARD-LOOKING STATEMENTS

This proxy statement contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on management’s current expectations and assumptions about future events, which are inherently subject to uncertainties, risks and changes in circumstances that are difficult to predict. The use of words such as “anticipates,” “estimates,” “expects,” “projects,” “intends,” “plans” and “believes,” among others, generally identifies forward-looking statements.

Actual results could differ materially from those contained in the forward-looking statements. Factors currently known to management that could cause actual results to differ materially from those in forward-looking statements include those set forth under “RISK FACTORS” beginning on page 61, as well as the risk factors about our company included as part of our Annual Report on Form 10-K for the year ended December 31, 2013. See “WHERE YOU CAN FIND ADDITIONAL INFORMATION” on page 65.

Other unknown or unpredictable factors that could also adversely affect the Asset Sale Transaction and our business, financial condition and results of operations may arise from time to time. In light of these risks and uncertainties, the forward-looking statements discussed in this proxy statement may not prove to be accurate. Accordingly, you should not place undue reliance on these forward-looking statements, which only reflect the views of Qumu management as of the date of this proxy statement. Except as required by applicable law, we undertake no obligation to update or revise forward-looking statements to reflect changed assumptions, the occurrence of unanticipated events or changes to future operating results or expectations.

OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth, as of May 9, 2014, certain information with respect to the beneficial ownership of Qumu’s common stock by (i) each shareholder known by Qumu to be the beneficial owner of more than 5% of Qumu’s common stock, (ii) each director of Qumu, (iii) each of the named executive officers of Qumu (which are our executive officers identified as named executive officers in our proxy statement for our 2014 Annual Meeting of Shareholders), and (iv) all directors and executive officers of Qumu as a group.

Name and Address of Beneficial Owner	Number of Shares Beneficially Owned (1)	Percent of Outstanding

Invicta Capital Management, LLC (2) 60 East 42nd Street New York, NY 10165	820,938	9.5%

Ariel Investments, LLC (3) 200 E. Randolph Dr., Suite 2900 Chicago, IL 60601	793,814	9.1%

Dolphin Limited Partnership III, L.P. (4) c/o 96 Cummings Point Road Stamford, CT 06902	560,500	6.5%

Renaissance Technologies LLC (5) 800 Third Avenue New York, NY 10022	500,959	5.8%

Thomson Horstmann & Bryant, Inc. (6) 501 Merritt 7 Norwalk, CT 06851	471,116	5.4%

Sherman L. Black (7)(8)(9)	378,075	4.2%

James L. Reissner (7)	117,229	1.3%

Lawrence M. Benveniste (7)	80,306	*

Daniel R. Fishback (7)	7,500	*

Thomas F. Madison (7)	78,500	*

Kimberly K. Nelson (7)	13,500	*

Robert F. Olson (7)	13,500	*

Justin A. Orlando (7)	5,000	*

Steven M. Quist (7)(10)	72,587	*

James R. Stewart (8)	84,306	*

All current executive officers and directors as a group (11 persons)	910,503	9.8%

*	Less than one percent

(1)

Includes the following number of shares that could be acquired within 60 days of May 9, 2014 upon the exercise of stock options: Mr. Black, 278,875 shares; Mr. Reissner, 57,000 shares; Mr. Benveniste, 49,500 shares; Mr. Fishback, no shares; Mr. Madison, 49,500 shares; Ms. Nelson, no shares; Mr. Olson, no shares; Mr. Orlando, no shares; Mr. Quist, 49,500 shares; Mr. Stewart, 59,250 shares; and all current directors and executive officers as a group, 581,125 shares. Also includes the following number of shares that could be acquired within 60 days of May 9, 2014 upon settlement of restricted stock units previously granted to non-employee directors: Mr. Reissner, 5,000 shares; Mr. Benveniste, 5,000 shares; Mr. Fishback, no shares; Mr.

Madison, 5,000 shares; Mr. Quist, no shares; Mr. Olson, no shares; Mr. Orlando, 5,000 shares; Ms. Nelson, 5,000 shares; and all non-employee directors as a group, 25,000 shares.

(2)

Based on an Amendment No. 1 to Schedule 13G filed on February 14, 2014 in which Invicta Capital Management, LLC and Gregory A. Weaver, the controlling member of Invicta Capital Management, LLC, report shared voting and dispositive power over 820,938 shares as of December 31, 2013.

(3)	Based on a Schedule 13G filed on February 14, 2014 in which the reporting person reports sole voting power over 498,939 shares and sole dispositive power over 793,814 shares as of December 31, 2013.

(4)

Based on an Amendment No. 1 to Schedule 13D filed on October 28, 2013 by Dolphin Limited Partnership III, L.P. (“Dolphin III”), Dolphin Associates III, LLC, Dolphin Holdings Corp. III (“Dolphin Holdings III”), Donald T. Netter, Justin A. Orlando, and Daniel J. Englander in which the reporting persons report that Dolphin III holds the shares indicated above. Dolphin III is controlled by Dolphin Associates III, LLC, which is in turn controlled by Dolphin Holdings III. Mr. Netter serves as Senior Managing Director of Dolphin Holdings III. In the Schedule 13D, each reporting person specifically disclaims beneficial ownership of the shares reported therein that he or it does not directly own, except to the extent of his or its pecuniary interest therein. Qumu Corporation is a party to an agreement dated March 18, 2013, as amended on October 23, 2013, with Dolphin III, Dolphin Associates III, LLC and Dolphin Holdings III that governs certain governance and voting matters. Dolphin III, Dolphin Associates III, LLC and Dolphin Holdings III are entitled to vote in their discretion at the special meeting on the Asset Sale Proposal and the Proposal to Adjourn or Postpone the Special Meeting.

(5)

Based on a Schedule 13G filed on February 13, 2014 in which Renaissance Technologies LLC reports sole voting power over 484,800 shares, sole dispositive power over 500,800 shares and shared dispositive power over 159 shares as of February 28, 2013. Renaissance Technologies Holdings Corporation is the majority owner of Renaissance Technologies LLC.

(6)	Based on a Schedule 13G filed on February 6, 2014 in which the reporting person reports shared voting power over 221,734 shares and sole voting power over 471,116 shares.

(7)	Currently serves as our director.

(8)	Named executive officer.

(9)	Includes 74,100 shares held by the Cara L. Black Revocable Trust, of which Mr. Black’s spouse is the beneficiary and Mr. Black and his spouse are trustees.

(10)	Includes 9,087 shares held by the Steven M. Quist and Nancy L. Quist Revocable Living Trust, of which Mr. Quist and his spouse are trustees.

PROPOSAL #1
ASSET SALE PROPOSAL

Parties to the Asset Purchase Agreement

          Qumu Corporation

Qumu Corporation helps businesses deliver digital content directly and securely to their customers, employees and partners. Our software business provides enterprise content distribution software to the rapidly growing enterprise video communications market and is an innovator in the secure mobile delivery of rich content. Our disc publishing business supplies customers in North America, Europe and Asia with industry-leading solutions that label, archive, distribute and protect content on CDs, DVDs and Blu-ray Discs.

We have focused on digital content distribution since our inception. Since 1995, Qumu focused its business on development and sale of its CD recordable (CD-R) publishing systems, and since 2000, its DVD recordable (DVD-R) publishing systems. Blu-ray capabilities were integrated into key products in late 2006 to address the needs of customers desiring the substantial increase in storage capacity provided by this technology. The disc publishing business is mature and has been declining in revenue since 2007 due to technology substitutions. Changes in the information technology landscape have resulted in an evolution of customer needs from physical distribution of content on CDs, DVDs and Blu-ray Discs to online distribution. In addition, enterprises are increasingly having to address the challenge of video and rich content distribution overwhelming their data networks. In response to these changes, in October 2011, we acquired Qumu, Inc., a leader in the fast-growing enterprise video communications market. With the acquisition of Qumu, Inc., we became engaged in the business of providing enterprise content distribution software for the video communications market and the delivery of secure digital content to computer, tablets and mobile devices, which we refer to as our “software business.” On September 16, 2013, we changed our corporate name from Rimage Corporation to Qumu Corporation to reflect our commitment to the rapidly growing enterprise video communications market.

Qumu’s headquarters and mailing address is 7725 Washington Ave. S., Minneapolis, MN 55439, and the telephone number at that location is (952) 683-7900. Our principal website is www.qumu.com.

          Equus Holdings, Inc. and Redwood Acquisition, Inc.

Equus Holdings, Inc., a Minnesota corporation, is a Minneapolis, Minnesota based privately-held company that has evolved from a custom computer manufacturer to a portfolio of technology companies primarily in the business server and client computing markets. Equus is comprised of several business channels and services, including Equus Computing Solutions, which sells computing solutions through a channel of resellers; Intequus, which provides customized hardware/storage solutions for original equipment manufacturers; Servers Direct, which offers an e-commerce store for build-to-order servers and support; Equus Corporate Services, which provides shared services (finance, marketing, human resources, information, technology, legal) for all Equus businesses as well as other privately owned companies; and RazorSync, which offers mobile workforce management software.

Redwood Acquisition, Inc., is a wholly-owned subsidiary of Equus Holdings. Redwood Acquisition, a Minnesota corporation, was formed on April 18, 2014 solely for the purposes of the Asset Sale Transaction and is engaged in no other business.

The mailing address for Equus Holdings and Redwood Acquisition is 5801 Clearwater Drive, Minnetonka, MN 55343 and the telephone number at that location is 1-800-641-1475. The principal website for Equus Holdings is www.equus-holdings.com.

Background of the Asset Sale Transaction

The disc publishing business is mature and has been declining in revenue since 2007 due to technology substitution resulting from the adoption of online file sharing and mobile solutions. Revenue from the disc publishing business was $108.9 million in 2007 and has declined to $64.7 million in 2013. In 2010, we began a multi-year process aimed at transforming our company into a higher-performing business. As part of that strategic process, we considered various alternatives designed to allow us to generate new revenue streams and diversify our business. In 2010 and 2011, we developed a secure online content delivery solution, which was launched in the second quarter of 2012 as our Signal product. In October 2011, we acquired Qumu, Inc., a leader in the fast-growing enterprise video communications market. In contrast to the declines in the disc publishing business, our software business has grown since our acquisition. Software revenues for 2013 grew to $17.7 million, an increase of 80% as compared to 2012. Disc publishing revenues for 2013 were $64.7 million, a decline of 7% as compared to 2012 disc publishing revenues, which declined 15% from 2011 disc publishing revenues.

Our management and our board of directors have regularly considered various strategic alternatives relating to our entire company, including the disc publishing business, including as part of our regular annual budgeting and planning process and the board’s review of our annual operating plan. At the December 18, 2012 board meeting, our management presented to our board of directors the annual operating plan for 2013 and discussed with the board possible business strategies relating to both the disc publishing business and software business. Following this meeting and in preparation for the February 21, 2013 board meeting, our Chief Executive Officer, Sherman L. Black, and our Chief Financial Officer, James R. Stewart, solicited input on strategic alternatives from the financial advisor we used in connection with the acquisition of Qumu, Inc. and with whom our management had been having ongoing discussions. At our management’s request, the financial advisor prepared discussion material to be shared at the February 21, 2013 board meeting. The financial advisor did not offer any conclusions or recommendations on these strategic alternatives, which included the divestiture of the disc publishing business.

On February 21, 2013, at the meeting of the board of directors, attended by Mr. Stewart and a representative of Lindquist & Vennum LLP, legal counsel to the company (Lindquist), Messrs. Black and Stewart presented the financial advisor’s discussion material to the board along with its analysis of the strategic alternatives. The board discussed the information presented, including management’s projections for financial performance of the disc publishing and software businesses, the likely continuing decline in disc publishing financial performance, the challenges in accurately forecasting the rate of decline and the possibility of various competitive factors accelerating that decline, the likelihood that divestiture of the disc publishing business sooner would allow us to capture the highest value from a declining business, the wind down or exit costs we would be forced to bear if we ceased operating the disc publishing business as to certain geographies or certain industries, and our ability to use the proceeds from the divestiture of the disc publishing business to fund the growth of our software business. The board also discussed the risks of a potential sale of the disc publishing business, including the diversion of management time and attention, the professional costs involved, the cash needs of our software business that were currently funded by the disc publishing business cash flow, the challenges in separating the two businesses, and the public company related expenses that would be borne exclusively by the smaller software business following a sale of the disc publishing business. After further discussion, the board determined that a sale of the disc publishing appeared likely to offer the best alternative to maximize the value of the disc publishing business for our company and our shareholders. The board requested that management begin considering financial advisors to represent us in a competitive sale process and that management provide additional analyses relating to the sale of the disc publishing business as a strategic alternative.

The disc publishing business financial performance during the quarter ended March 31, 2013 reflected greater declines in revenue than we had previously anticipated. Disc publishing revenues in the first quarter were down 16% from the first quarter of 2012, primarily due to the impact of technology substitution and a shift to alternative technologies across industry segments. In response to the first quarter 2013 revenue performance of the disc publishing business and our expectation that the market for disc publishing products would continue to be negatively impacted by technology substitution, we took actions to reduce the cost structure of the disc publishing business to anticipated revenue levels, including reducing headcount.

On April 23, 2013, the board of directors held a meeting, attended by Messrs. Black and Stewart, Mr. Englander, the Dolphin board observer (the board observer) and a representative of Lindquist. As part of the meeting, Mr. Black discussed a rebranding initiative around the Qumu name. Messrs. Black and Stewart also reviewed their discussions with various financial advisors, including Mooreland Partners LLC (Mooreland Partners). Mr. Black noted that the financial advisor used in connection with the acquisition of Qumu, Inc. had declined to submit a proposal for the engagement. The board discussed management’s recommendation that Mooreland Partners be engaged as a financial advisor to assist us in exploring the sale of the disc publishing business, as well as the input received from the other financial advisors. Management’s recommendation was based upon an assessment of the abilities and experience of Mooreland Partners, as well as references from previous clients of the firm. The board then invited three representatives of Mooreland Partners to join the meeting. The representatives of Mooreland Partners presented information regarding the firm’s credentials and experience to allow the board of directors to evaluate Mooreland Partners. The directors asked questions of Mooreland Partners on matters bearing upon its abilities and experience. The representatives of Mooreland Partners next presented a preliminary assessment of the disc publishing business, its strengths and weaknesses, and possible approaches to maximize the value of the disc publishing business. The board discussed various alternatives with Mooreland Partners with respect to the disc publishing business, including continuing to operate the disc publishing business as part of Qumu. After representatives of Mooreland Partners left the meeting, the board of directors authorized management to proceed with negotiations to engage Mooreland Partners with respect to the sale of the disc publishing business.

From April 26, 2013 to May 7, 2013, Messrs. Black and Stewart, with assistance from Lindquist, negotiated preliminary terms of a proposed engagement letter with Mooreland Partners.

On May 7, 2013, at a meeting of the board of directors, attended by Mr. Stewart and a representative of Lindquist, the board discussed the formation of a transaction committee to oversee the process for evaluating strategic alternatives related to the disc publishing business, including the engagement of Mooreland Partners to assist us in that process. The board discussed generally the authority and responsibilities of the committee and the possible members of the committee. Following this discussion, the board approved the formation of a transaction committee consisting of Messrs. Madison, Olson, Orlando and Reissner, each of whom is an independent director. The transaction committee was authorized (a) to oversee the process related to the possible divestiture of the disc publishing business; (b) to evaluate and negotiate any indications of interest or offers to acquire the disc publishing business; (c) to engage an investment banker to assist us in identifying and analyzing possible third parties interest in the disc publishing business and related strategic alternatives; (d) to consider and evaluate other strategic alternatives related to the disc publishing business (which included continuing to operate the disc publishing business as part of Qumu) and (e) to recommend for final board of director approval any definitive transaction documents related to a possible disc publishing transaction.

From May 7, 2013 to May 21, 2013, Messrs. Black and Stewart, with assistance from the transaction committee members and Lindquist, negotiated the final terms of a proposed engagement letter with Mooreland Partners.

On May 21, 2013, the transaction committee held a meeting, also attended by another board member, and Messrs. Black and Stewart and a representative of Lindquist. The transaction committee reviewed the proposed engagement letter with Mooreland Partners, with the representative of Lindquist discussing certain terms. The transaction committee recommended that the board of directors review and discuss the value to Qumu of the disc publishing business over the next three to five years, the cash needs of Qumu and the software business, the future cash flows from the disc publishing business, and the potential risks and benefits associated with selling and retaining the disc publishing business. The transaction committee then recommended that the board of directors approve engaging Mooreland Partners if it determined to proceed with the sale of the disc publishing business after considering the matters noted above.

Later in the day on May 21, 2013, the board of directors held a meeting, also attended by Mr. Stewart, the board observer and a representative of Lindquist. At that meeting, management presented a five year plan for the disc publishing business, including its prospects and trends, the allocation of expenses between the disc publishing business and the software business, projections of future cash flows from the disc publishing business and cash needs of Qumu over that period. Management and the board then discussed the various risks related to the continued operation of the disc publishing business, as well as the process with Mooreland Partners and the possible strategic alternatives relating to disc publishing, including the sale of disc publishing. After further discussion, the board unanimously approved the engagement of Mooreland Partners under the terms of the engagement letter reviewed and recommended by the transaction committee.

On May 22, 2013, we engaged Mooreland Partners to act as our exclusive financial advisor, to assist us in exploring the strategic alternatives relating to the disc publishing business, and to develop a confidential, competitive process to allow us to more fully consider the strategic alternative of the sale of the disc publishing business.

On June 5, 2013, Messrs. Black and Stewart met with representatives of Mooreland Partners to discuss the structure of the competitive sale process. Our management and Mooreland Partners determined to structure the process in two phases. The first phase was to be focused on exploring the interest of potential strategic buyers in purchasing the disc publishing business, referred to as the “strategic buyer alternative.” The second phase was to be focused on exploring the interest of potential financial buyers in purchasing the disc publishing business, referred to as the “financial buyer alternative.”

In early to mid June 2013, management and Mooreland Partners, with the advice and counsel of Lindquist, prepared to solicit offers for the purchase of the disc publishing business by developing an executive summary of the disc publishing business and establishing a confidential and password protected data room for due diligence purposes. During this period and as part of its preparation, Mooreland Partners and our management determined the identities of certain potential strategic buyers to be approached based on what they viewed as the likely positive synergies between the disc publishing business and the existing business of the potential strategic buyers. Lindquist also prepared a form of confidentiality agreement to be executed by parties interested in participating in the process that included, among other things, a standstill provision that restricted the parties from taking certain actions outside the process.

On June 10, 2013, the transaction committee held a meeting, also attended by Messrs. Black and Stewart and a representative of Lindquist. At that meeting, Mr. Black reviewed the activities of management, Mooreland Partners and Lindquist in identifying strategic buyers and preparing to solicit offers for the purchase of the disc publishing business.

On June 11, 2013, the board of directors held a meeting, also attended by Mr. Stewart and a representative of Lindquist, at which the transaction committee summarized its meeting of June 10, 2013 and Mr. Black reviewed the list of potential strategic buyers and the messaging to these contacts.

On June 17, 2013, we announced that we intended to change our corporate name to Qumu Corporation as part of a rebranding initiative reflecting our commitment to the enterprise video content management software market.

On June 24, 2013, the transaction committee held a meeting, also attended by Messrs. Black and Stewart and a representative of Lindquist at which Mr. Black provided an update on the potential strategic buyers, noting one additional strategic buyer had been identified, and potential financial buyers, as well as how these potential buyers initially would be contacted in the process.

Between June 20 and August 20, 2013, Mooreland confidentially contacted three potential strategic buyers to qualify their interest in the opportunity and to offer to schedule a meeting with the disc publishing business’ management team. Of the three parties contacted, two elected to enter into a confidentiality agreement to learn the identity of Qumu as the potential seller. Mr. Black also spoke with one potential strategic buyer in August 2013 to better qualify and understand its strategic priorities. By the end of August 2013, all three potential strategic buyers had indicated they were not interested in the purchase of the disc publishing business, which concluded the strategic buyer alternative portion of the process.

On July 23, 2013, at a regular meeting of our board of directors, also attended by Mr. Stewart, the board observer, a representative of Lindquist, and a representative of Mooreland Partners, the representative of Mooreland Partners provided an update to the board on the pursuit of the strategic buyer alternative and briefed the board on the next steps to pursue the financial buyer alternative. At the meeting, Mooreland Partners presented an illustration to the board of a third possible transaction structure, which was the sale of the disc publishing business to a newly formed company controlled by an employee stock ownership plan (ESOP) to be established for the benefit of disc publishing employees. The board authorized Mooreland Partners to explore this alternative, which was referred to as the “ESOP alternative,” in parallel with the remaining financial buyer alternative. The illustration presented to the board of the ESOP alternative explained a typical leveraged purchase transaction structure, with the purchase price funded by debt financing obtained from one or more banks secured by the assets to be sold. Some ESOP company purchases are also funded either by a note from the ESOP company to the seller or an earnout or both.

In August 2013, Mooreland Partners confidentially contacted eighteen parties identified as potential financial buyers. During late August to early September 2013, twelve potential financial buyers executed confidentiality agreements and Messrs. Black and Stewart had conference calls with these potential financial buyers. Following the execution of confidentiality agreements, each of these potential financial buyers, to varying degrees, began to conduct due diligence. On September 13, 2013, the twelve potential financial buyers were provided with a letter describing the bidding process, which invited the submission of non-binding indications of interest by September 18, 2013. Seven of the potential financial buyers submitted non-binding indications of interest by September 18, 2013.

During this same time frame, we and Mooreland Partners were also pursing the ESOP alternative. In August 2013, we entered into confidentiality agreements with a potential ESOP trustee (the ESOP Trustee) and a potential financial advisor to that ESOP trustee (the ESOP Advisor). By late August 2013, Mooreland Partners had confidentially contacted thirteen banks with ESOP lending experience and in September 2013, Messrs. Black and Stewart provided management presentations to seven banks with ESOP lending experience, including Bank A and Bank B.

On September 11, 2013, the board of directors held a special meeting and portions of the meeting were also attended by Mr. Stewart, the board observer, a representative of Lindquist, a representative of Mooreland Partners, a representative of the ESOP Advisor and a representative of the ESOP Trustee. During a portion of the meeting, the representative of Mooreland Partners provided an update on the disc publishing strategic alternatives process. During the meeting, a representative of the ESOP Advisor reviewed a preliminary feasibility analysis prepared by it for an ESOP transaction, including methodologies for determining a range of values for the disc publishing business. The board recommended that management proceed with requesting indications of interest from the potential financial buyers and an analysis with respect to a potential ESOP transaction. On September 13, 2013, Mooreland Partners sent indication of interest process letters to potential financial buyers with the indications of interest due September 18, 2013.

On September 16, 2013, we changed our corporate name to Qumu Corporation and also launched a new corporate website as part of our rebranding initiative and commitment to the rapidly growing enterprise video content management software market.

By September 18, 2013, seven potential financial buyers had submitted indications of interest.

On September 23, 2013, the board of directors and transaction committee held a joint special meeting, also attended by Mr. Stewart, the board observer, a representative of Lindquist and a representative of Mooreland Partners. The representative of Mooreland Partners provided a progress report relating to both the financial buyer alternative and ESOP alternative, noting that the strategic buyer alternative portion of the process had been fully explored. The representative of Mooreland Partners then reviewed in detail the indications of interest submitted by the seven potential financial buyers, including the valuation ranges proposed, the status of due diligence and the proposed structures of the transactions. From this meeting, the representative of Mooreland Partners identified to the board the three most competitive potential financial buyers. The board selected these three potential financial buyers, Party A, Party B and Party C, to proceed to the next phase of the process.

On October 2, 2013, we provided Party A, Party B and Party C with access to the confidential and password protected data room. On October 15, 16, and 17, 2013, Messrs. Black and Stewart and Christopher Heim, the general manager of the disc publishing business, met in Minneapolis with representatives of Party C, Party A, and Party B, respectively, to provide presentations about the disc publishing business and make themselves available for questions.

On October 22, 2013, the board of directors held a regular meeting, also attended by Mr. Stewart, the board observer and a representative of Lindquist. During the meeting, a representative of Mooreland Partners joined the meeting to provide an update, including recent management meetings and the continued work regarding the ESOP alternative. After discussion with the representative of Mooreland Partners regarding the progress of the financial buyer alternative and the ESOP alternative, the board authorized management to proceed to explore a mortgage on the real estate to support the ESOP alternative and gauge the market value of the real property, and to engage the ESOP Advisor to perform its preliminary work as the financial advisor to the ESOP Trustee.

Over the next several days, Mooreland Partners contacted certain banks, including Bank A and Bank B, to request term sheets for financing of the ESOP transaction.

On October 23, 2013, Mooreland Partners sent a formal bid process letter to Party A, Party B and Party C requesting that these parties submit letters of intent on or before October 31, 2013, along with the party’s proposed revisions to a form of asset purchase agreement provided to them with the bid process letter.

On October 24, 2013, Party C informed Mooreland Partners that it would not be submitting a letter of intent or participating further in the process.

On October 31, 2013, Mooreland Partners had separate conversations with each of Party A and Party B in which Party A and Party B requested additional time to submit letters of intent along with their proposed revisions to the form of asset purchase agreement. After conferring with our management, Mooreland Partners informed each of Party A and Party B that the deadline would be extended to November 5, 2013.

On October 31, 2013, Messrs. Black, Stewart and Heim gave an in-depth presentation on the disc publishing business and conducted a Q&A session for representatives of the ESOP Trustee, the ESOP Advisor and Bank A.

On November 4 and 5, 2013, respectively, Party A and Party B submitted letters of intent and revisions to the form of asset purchase agreement. Also on November 4, 2013, Bank A and Bank B submitted term sheets, each for a portion of the debt financing of the ESOP alternative.

On the morning of November 7, 2013, the board of directors and transaction committee received information prepared by Mooreland Partners in preparation for a joint board and transaction committee meeting later that afternoon to analyze the letters of intent received from Party A (as revised on November 6 for the addition of an earnout) and Party B, and the term sheets received from Bank A and Bank B for the debt financing for the ESOP transaction. As part of this information, Mooreland Partners provided a comparison of the two letters of intent and the two term sheets from a financial point of view, as well as marked copies of the proposed draft asset purchase agreement with comments and requested changes from each of Party A and Party B.

In the afternoon of November 7, 2013, the board of directors and transaction committee held a joint special meeting, also attended by Mr. Stewart, the board observer, a representative of Lindquist and a representative of Mooreland Partners. During the meeting, the representative of Mooreland Partners provided an overview of the three alternatives (the strategic buyer alternative, the financial buyer alternative and the ESOP alternative) and the current status of each alternative. The representative of Mooreland Partners then reviewed in detail the letters of intent received from Party A and Party B, as well as compared the respective letters of intent to the indications of interest received earlier. The letter of intent from Party A (as revised on November 6) stated a total purchase price of up to $22.5 million, including $16 million to be delivered at closing, $2 million to be delivered following release from an 18 month escrow that would be used to satisfy certain breaches of representations and warranties, and $4.5 million to be delivered upon achievement of an earnout. The letter of intent from Party B stated a total purchase price of up to $24 million, including $13.5 million to be delivered at closing, $1.5 million to be delivered following release from escrow and $9 million to be delivered upon achievement of an earnout. The representative of Mooreland and management discussed with the board and transaction committee the terms of the earnouts and the likelihood of achievement of the earnouts. The representative of Mooreland also reviewed the other aspects of the letters of intent including purchase price adjustments, funding of the transaction by the potential financial buyer, exclusivity, termination fees, and closing timeline and considerations. The representative of Mooreland Partners and the representative of Lindquist reviewed the changes and comments reflected in the marked copies of the proposed draft asset purchase agreement. The representative of Mooreland Partners next reviewed the total purchase price proposed in the ESOP transaction, which was $22 million consisting of $17 million to be delivered in cash at closing and $5 million to be delivered through a seller note. The representative of Mooreland Partners then reviewed term sheets received from Bank A and Bank B for the debt financing for the ESOP alternative. In its term sheet, Bank A’s proposed financing consisted of a $10 million term loan plus a $7 million revolving loan of which $5 million would be funded at closing. The proposed collateral for Bank A’s loan to the ESOP company was all assets of the ESOP company except the building and real estate. In its term sheet, Bank B’s proposed financing consisted of an approximately $12 million term loan plus a $1 million revolving loan. The proposed collateral for Bank B’s loan to the ESOP company was all assets of the ESOP company, including the building and real estate. The representative of Mooreland Partners also reviewed the other proposed loan terms reflected in the term sheets, including interest rate, repayment terms and covenants. The representative of Lindquist discussed the approval process and the board’s fiduciary duties. At this time, the representative of Mooreland retired from the meeting. The board discussed the risks of a transaction under the financial buyer alternative, as well as those under the ESOP alternative. The board discussed at length the terms being offered by Party A and Party B and the price that could be obtained through the ESOP alterative. The board also discussed the alternative of continuing to operate the disc publishing business and the risks associated with that alternative. In connection with this discussion, the board reviewed and discussed information provided by management relating to the projected future financial performance of the disc publishing business. After further discussion, the board directed management and Mooreland Partners to proceed with further discussions with Party A and Party B in the financial buyer alterative with the goal of increasing their respective offers, to proceed with both Bank A and Bank B in the ESOP alternative in order to increase the financing proposals reflected in the term sheets, and to develop additional details around the terms of the proposed ESOP financing and the transaction structure.

On November 8, 2013, Messrs. Black, Stewart and Heim, as well as representatives of Mooreland Partners, participated in a conference call with additional members of the credit committee of Bank A.

On November 8, 2013, representatives of Mooreland Partners contacted Bank B regarding a revised proposal for a mortgage loan to supplement Bank A’s proposed term loan and revolver.

On November 18, 2013, the board of directors and transaction committee held a joint special meeting, also attended by Mr. Stewart, the board observer, a representative of Lindquist and a representative of Mooreland Partners. After providing a summary of recent activities, the representative of Mooreland Partners described the additional revisions to the financing term sheet from Bank A and Bank B and an increase in the proposed purchase price for the disc publishing assets. The representative of Mooreland Partners also described an improvement in timing of payment of the earnout proposed by Party A, which represented its best and final offer. The representative of Mooreland Partners reported that Party B did not change any of the terms of its offer from the letter of intent, so it could also be considered Party B’s best and final offer.

The directors and transaction committee discussed at length the proposed offers from Party A and Party B, both the financial and non-financial terms. The representative of Mooreland Partners and the representative of Lindquist each provided some observations on the strategic process under the financial buyer alternative and the ESOP alternative. After discussing at length the two alternatives, the board and transaction committee directed management and Mooreland Partners to proceed with the ESOP alternative, which the board believed presented at the time a higher likelihood of closing and receiving the full amount of the purchase price than the financial buyer alternative, without any obligation of exclusivity. The board also approved the retention of the ESOP Trustee and the payment of fees for the ESOP Trustee’s engagement and for the engagement of the ESOP Advisor by the ESOP Trustee.

On November 22, 2013, we engaged the ESOP Trustee. On that date, Messrs. Black, Stewart and Heim, and representatives of Lindquist met with representatives of the ESOP Trustee and the ESOP Advisor.

On November 27, 2013, Bank A engaged an audit, tax and advisory firm for the purposes of providing a quality of earnings report to Bank A as part of its consideration of a commitment letter for the debt financing. The primary objective of a quality of earnings report was to assess the sustainability and accuracy of historical earnings of the disc publishing business as well as the achievability of future projections, particularly future earnings before interest, taxes, depreciation and amortization, or EBITDA. We reimbursed Bank A for the expense of the quality of earnings report.

On December 4, 2013, Lindquist presented to the ESOP Trustee, the ESOP Advisor and the ESOP trustee’s legal counsel (the ESOP Counsel) drafts of certain transaction documents, including the asset purchase agreement.

On December 6, 2013, the ESOP Advisor was engaged as the financial advisor to render an opinion to the ESOP Trustee as trustee on the fairness of the proposed transaction to the ESOP. Also on December 6, 2013, we selected Bank B as the bank to provide a mortgage loan to supplement the debt financing from Bank A for the transaction.

During December 2013, we provided Bank A and Bank B with financial and non-financial information relating to the disc publishing business to enable each to consider our request for a commitment letter to provide financing for the ESOP alternative.

During December and through January 14, 2014, we, assisted by Mooreland Partners and Lindquist, negotiated with the ESOP Advisor and the ESOP Counsel relating to the terms of the asset purchase agreement and other transaction documents.

On December 10, 2013, the board of directors and transaction committee held a joint meeting, also attended by Mr. Stewart, the board observer, a representative of Lindquist and a representative of Mooreland Partners, at which Mr. Black and the representative of Mooreland Partners reviewed the progress made on the ESOP alternative since the last update. The representative of Mooreland Partners also provided an updated on the status of the financing from Bank A and Bank B. A representative of Lindquist presented to the board a detailed transaction summary. Management, the board of directors and transaction committee discussed the various factors supporting a potential sale of the disc publishing business as well as the benefits of this particular transaction when compared to other alternative sale transactions and as compared to continuing to operate the disc publishing business as part of Qumu.

In late December 2013, our management and Mooreland Partners reviewed a preliminary analysis of the future EBITDA of the disc publishing business that was being developed for the quality of earnings report. This preliminary analysis suggested that the future EBITDA of the disc publishing business may be higher than we previously expected. Based upon this information, our management and Mooreland Partners determined that they would reopen negotiations with the ESOP Advisor on the purchase price of the disc publishing business.

On January 3, 2014, the board of directors and transaction committee held a joint special meeting, also attended by Mr. Stewart, a representative of Lindquist and a representative of Mooreland Partners. During the meeting, Mr. Stewart reviewed the preliminary analyses of the quality of earnings report, which was showing potentially higher future EBITDA for the disc publishing business. Mr. Stewart also reviewed the updated financial projections for the disc publishing business if it remained part of Qumu and assumptions relating to the financial projections relating to, among other matters, expenses associated with the future restructuring of operations and additional expense associated with employee retention and incentives. The representative of Mooreland Partners also noted that the real estate appraisal was indicating a higher value than previously estimated. After further discussion, the board of directors directed Mooreland Partners to pursue a possible purchase price increase through negotiations with the ESOP Advisor.

From January 3, 2014 to January 13, 2014, representatives of Mooreland Partners and representatives of the ESOP Advisor had numerous discussions on the valuation of the disc publishing business, the valuation of the real estate, the preliminary analysis of the quality of earnings report, and other financial matters.

On January 9, 2014, Bank B delivered to our management a term sheet relating to the mortgage note that was subject to the results of an appraisal of the property.

On January 10, 2014, the board of directors, transaction committee and compensation committee held a joint meeting, also attended by Mr. Stewart, a representative of Lindquist and a representative of Mooreland Partners. The representative of Mooreland Partners reported to the board of directors and transaction committee on the status of negotiations with the ESOP Advisor, its then current position on various transaction terms, and the information that argued for an increase in the purchase price. The representative of Mooreland Partners reviewed the financial projections of the disc publishing business. The representative of Mooreland Partners and management compared the then current terms of the ESOP transaction to the terms proposed by Party A and Party B as part of the financial buyer alternative. The representative of Lindquist reviewed the board’s fiduciary duties and noted that the draft asset purchase agreement would not prohibit Qumu from pursuing superior proposals. The representative of Lindquist also reviewed the required transaction documents, the status of negotiations and the open business items to complete the documents for review by the transaction committee and consideration by the board. During this meeting, management reviewed aspects of the projected future financial performance and operations of the disc publishing business. The board discussed the strategic alternative of continuing to operate the disc publishing business as part of Qumu.

In the compensation committee portion of the meeting on January 10, 2014, Mr. Stewart reviewed the impact of the potential sale of the disc publishing business on the stock options and restricted stock held by disc publishing employees, noting that the employment of these optionees with Qumu would be terminated in connection with the closing and that these optionees would then have 90 days following termination to exercise any vested options. Mr. Stewart reviewed in particular the stock options that were granted to disc publishing employees on September 19,

2013 as part of a stock option exchange program, which options would first vest on September 19, 2014, a date expected to be after the closing of the transaction. Mr. Stewart reviewed a proposal to accelerate vesting of a portion of the stock options received in the stock option exchange program that would first vest on September 19, 2014 held by disc publishing employees, noting that these stock options would otherwise terminate without being vested or exercisable given the expected closing date of the transaction and noting the additional expense to Qumu as a result of such acceleration. Mr. Stewart stated that approximately 22,350 option shares would first vest on September 19, 2014. After discussion, the compensation committee recommended approval of the acceleration of vesting at the closing of the transaction of the portion of the options received in the stock option exchange program that would first vest on September 19, 2014 held by disc publishing employees on such closing date. The board of directors reconvened its meeting and after further discussion, approved the acceleration of vesting as recommended by the compensation committee.

From January 8, 2014 to January 14, 2014, our management, Mooreland Partners and Lindquist, on the one hand, and the ESOP Trustee, the ESOP Counsel and the ESOP Advisor, on the other hand, negotiated substantially all of the remaining terms of the asset purchase agreement, form of note and note agreement, and other transaction documents, including to reflect the terms agreed to in principle on January 13, 2014.

On January 13, 2014, representatives of Mooreland Partners and representatives of the ESOP Advisor reached an agreement in principle on the final financial terms of the sale of the disc publishing business to the ESOP company, which were as follows: a purchase price of up to $27.6 million consisting of approximately $17.6 million to be delivered in cash at closing, $7.0 million to be delivered through a seller note with a maturity date 12 years from closing, and $3.0 million to be delivered upon achievement of an EBITDA earnout over 5.5 years.

On January 13, 2014, Bank A indicated to Mooreland Partners that it had completed the necessary steps to present the debt financing to its credit committee and that it expected the credit committee to meet on January 16, 2014 to consider the debt financing commitment letter.

On January 16, 2014, Bank A informed Mr. Black that its credit committee did not approve a commitment letter for the ESOP transaction financing and that it would not be able to offer financing for the proposed ESOP transaction. The stated reasons provided by Bank A were the declines in revenue of the disc publishing business, primarily due to technology substitution, the uncertainty regarding the rate of decline and the possibility of various factors unexpectedly accelerating the decline.

On January 17, 2014, the board of directors and transaction committee held a joint special meeting, also attended by Mr. Stewart, a representative of Lindquist and a representative of Mooreland Partners. During this meeting, Mr. Black reviewed Bank A’s decision with the board of directors. The board of directors and transaction committee expressed support for continuing to explore alternatives for the sale of the disc publishing business, including additional negotiations with Bank A to obtain a commitment for financing, pursing alternative ESOP financing options, and re-engaging with financial buyers, Party A and Party B, to determine if either were still interested.

On January 23, 2014, the board of directors and transaction committee held a joint meeting, also attended by Mr. Stewart, a representative of Lindquist and a representative of Mooreland Partners. During the meeting, Mr. Black and the representative of Mooreland Partners reviewed the status of financing options for the ESOP transaction. The board and transaction committee directed management to continue to explore all financing alternatives.

During the remainder of January 2014 and into the first week of February 2014, we pursued ESOP financing options with Bank A and Bank B, as well as alternative ESOP financing options. These efforts did not lead to viable options for funding an ESOP transaction.

During the remainder of January 2014, Mooreland Partners approached Party A and Party B to determine the extent of their respective interest in the disc publishing business and if possible, re-engage these financial buyers in the process and obtain informal offers for the disc publishing business. By February 4, 2014, both Party A and Party B had re-engaged in the process and had provided Mooreland Partners with verbal offers for the disc publishing business. On February 5, 2014, Mr. Black provided to the board a summary of these verbal offers that was prepared by Mooreland Partners.

During the remainder of January 2014, we also provided updates to the ESOP Trustee and the ESOP Advisor on the status of the proposed ESOP transaction. During these discussions, the ESOP Advisor indicated that an ESOP company for whom it provides financial advisory services, Equus Holdings, Inc. (Equus), may be interested in the disc publishing business.

On February 4, 2014, we entered into a confidentiality agreement with Equus Holdings.

On February 10, 2014, Messrs. Stewart and Heim met with representatives of Equus Holdings to discuss the disc publishing business and Equus Holdings’ interest in the disc publishing business. Based upon Equus Holdings’ interest in the disc publishing business, we view Equus Holdings as a financial buyer.

On February 14, 2014, the board of directors and transaction committee held a joint special meeting, also attended by Mr. Stewart, a representative of Lindquist and a representative of Mooreland Partners. During this meeting, the representative of Mooreland Partners provided an update on the expressed interest of Equus Holdings. The representative of Mooreland Partners reviewed the summary of the verbal offers from Party A and Party B previously provided to the board. The board also reviewed a comparison of these verbal offers to the best and final offers received from Party A and Party B in November 2013. Neither verbal offer reflected any meaningful improvement in the aggregate from the best and final offers delivered in November 2013. The board and transaction committee then discussed the various alternatives with respect to the disc publishing business strategic process, including the strategic alternative of continuing to operate the disc publishing business within Qumu, and directed management to proceed with discussions with Equus Holdings.

On February 20, 2014, the board of directors held a regular meeting, also attended by Mr. Stewart and a representative of Lindquist. During this meeting, Mr. Black provided an update on discussions since the prior meeting.

On March 2, 2014, the ESOP Advisors delivered to Mooreland Partners a letter of intent from Equus Holdings for the purchase of the disc publishing business for a purchase price of $22 million, subject to certain adjustments, and an escrow of a portion of the purchase price.

On March 3, 2014, the board of directors and transaction committee held a joint special meeting, also attended by Mr. Stewart, a representative of Lindquist and a representative of Mooreland Partners. At the meeting, the representative of Mooreland Partners reviewed the letter of intent and provided the board with background with respect to Equus Holdings. The board and transaction committee discussed at length a possible transaction with Equus Holdings and authorized management and Mooreland Partners to move forward to continue to negotiate a possible transaction.

Following this meeting, our management, in consultation with Mooreland Partners and Lindquist, determined not to enter into the proposed letter of intent, but instead to continue discussions with Equus Holdings and present Equus Holdings with a form of asset purchase agreement.

On March 6, 2014, Lindquist provided a form of asset purchase agreement for review by Equus Holdings and its legal counsel, Faegre Baker Daniels LLP (FaegreBD).

On March 10, 2014, the board of directors held a meeting, also attended by Mr. Stewart and representatives of Lindquist. During the meeting, Mr. Black provided an update on discussions with Equus Holdings since the prior meeting, the status of due diligence and next steps in the process with Equus.

On March 10, 2014, Messrs. Stewart and Heim had a lengthy meeting with representatives of Equus Holdings relating to the disc publishing business and a potential transaction between the parties. During the meeting, the parties agreed to attempt to negotiate an agreement in principle on the financial terms of the transaction over the next week.

Over the next two weeks, our management and Mooreland Partners engaged in numerous negotiating sessions with Equus Holdings and the ESOP Advisor. Negotiations were focused on the purchase price and certain possible adjustments relating to the purchase price, including possible adjustments relating to anticipated collection of certain customer payments, the net book value which would be delivered to Equus Holdings and the EBITDA generated by the disc publishing business between the signing of the asset purchase agreement and the closing of the Asset Sale Transaction.

On March 21, 2014, the board of directors held a meeting, also attended by Mr. Stewart, a representative of Lindquist and a representative of Mooreland Partners. During the meeting, the representative of Mooreland Partners reviewed negotiations between the parties, particularly relating to the purchase price. At that time, the parties tentatively had agreed to a purchase price of $23 million, subject to certain adjustments, and an escrow of a portion of the purchase price, which Mooreland Partners and our management considered to be Equus Holdings’ best offer.

On March 25, 2014, FaegreBD returned comments and proposed revisions on the asset purchase agreement to Lindquist. On March 26, 2014, we provided certain FaegreBD attorneys with access to the data room and began responding to additional due diligence requests.

From March 26, 2014 to April 18, 2014, our management, Mooreland Partners and Lindquist, on the one hand, and Equus’ management, the ESOP Advisor and FaegreBD, on the other hand, negotiated substantially all of the remaining terms of the transaction. During the course of these negotiations, Lindquist and FaegreBD exchanged numerous drafts of the asset purchase agreement and other transaction documents. Members of our management and Mooreland Partners also engaged in numerous discussions with representatives of Equus Holdings and the ESOP Advisor regarding certain of the material terms of Equus Holdings’ offer, including the adjustments to the purchase price, escrow, the financing of the transaction, the scope of acquired assets and retained liabilities, termination provisions and termination fees, post-closing covenants, mutual transition services, and other material terms of the asset purchase agreement and other transaction documents. During this period, we provided additional information and draft disclosure schedules to the asset purchase agreement in order to facilitate Equus Holdings’ consideration of revisions to the asset purchase agreement and related transaction documents. Equus Holdings also provided certain information relating to its business and financial condition, including providing on April 14, 2014 a draft of its commitment letter from U.S. Bank.

On April 18, 2014, a representative of Lindquist delivered to each of our directors and transaction committee members a draft asset purchase agreement, a summary of the asset purchase agreement and related transaction documents, and proposed resolutions. From April 18, 2014 to April 23, 2014, Lindquist and FaegreBD finalized the remaining terms of the asset purchase agreement and also finalized the disclosure schedules to the asset purchase agreement. On April 22, 2014, each member of the board and transaction committee also received a draft of Mooreland Partners’ fairness opinion and a related presentation prepared by Mooreland Partners.

On April 23, 2014, the board of directors and transaction committee held a joint special meeting, also attended by Mr. Stewart, representatives of Lindquist and representatives of Mooreland Partners. A representative of Mooreland Partners provided an overview of the process, including reviewing the strategic buyer alternative, the financial buyer alternative and the ESOP alternative. The representative of Mooreland Partners then reviewed and analyzed for the board of directors, among other matters, the financial aspects of the Asset Sale Transaction. The representative of Mooreland Partners reviewed with the board of directors its financial analysis of the consideration payable in the Asset Sale Transaction and rendered to the board an oral opinion (which opinion was subsequently confirmed by delivery of a written opinion dated April 23, 2014) to the effect that, as of that date and based upon and subject to the assumptions, factors, and limitations set forth in the written opinion and described below, the aggregate consideration to be received by Qumu in the proposed Asset Sale Transaction was fair, from a financial point of view, to Qumu. Management and representatives of Lindquist and Mooreland Partners responded to numerous questions from the board of directors and transaction committee.

After conducting the presentation, the representative of Mooreland Partners left the meeting and our board and transaction committee continued to discuss the proposed Asset Sale Transaction. The board of directors and transaction committee discussed, among other matters, the risks and benefits of selling the disc publishing business and reviewed the proposed Asset Sale Transaction, as to both quantitative and qualitative terms, taking into account the information and analyses provided to the directors. Our board and transaction committee also reviewed alternatives to the proposed Asset Sale Transaction, including continued operation of the disc publishing business, and the possible effects of the proposed Asset Sale Transaction on the disc publishing business and software business. Representatives of Lindquist reviewed for the board of directors and transaction committee their fiduciary and other legal duties and also reviewed with the board of directors and transaction committee in detail the terms of the asset purchase agreement and related transaction agreements. After further deliberation, the transaction committee recommended and the board of directors unanimously approved the sale of the disc publishing business to Equus Holdings and Redwood Acquisition pursuant to the asset purchase agreement. Additionally, the board unanimously recommended that our shareholders approve the Asset Sale Transaction.

The compensation committee and our board of directors reviewed the January 10, 2014 recommendation and approval relating to acceleration to the certain stock options held by disc publishing employees that were received on September 19, 2013 in our stock option exchange program. After review and discussion, the compensation committee then recommended and our board of directors approved the acceleration of vesting of the portion of the options received in the stock option exchange that would first vest on September 19, 2014 that are held by employees of the disc publishing business who are hired by Redwood Acquisition, with the acceleration of vesting contingent upon closing and effective upon the termination of employment with Qumu on the closing date or if termination occurs at the end of any employee transition period, as of the last day of the employee transition period.

Following the board meeting on April 23, 2014, Equus Holdings and Redwood Acquisition delivered a fully executed copy of the commitment letter issued to Equus Holdings and one of its subsidiaries by U.S. Bank. The parties then confirmed they were prepared to move forward to execution of the asset purchase agreement. On the morning of April 24, 2014, the parties delivered the executed asset purchase agreement.

Past Contacts, Transactions or Negotiations

Other than as described under “Background of the Asset Sale Transaction” above, we and Equus Holdings and Redwood Acquisition have not had any negotiations, transactions or material contacts during the past two years, and other than as described therein and in the asset purchase agreement there are no present or proposed material agreements, arrangements, understandings or relationships between our executive officers or directors and either Redwood Acquisition or Equus Holdings, or their respective executive officers or directors.

Reasons for the Asset Sale Transaction and Recommendation of Our Board of Directors

In reaching its decision to approve the Asset Sale Transaction, and to recommend that our shareholders vote to approve the Asset Sale Transaction, our board of directors consulted with management, legal counsel and a financial advisor. Our board considered all of the material factors relating to the Asset Sale Transaction, many of which the Board believed supported its decision, including the following:

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the declining demand for disc publishing products, declining revenue for the disc publishing business, and limited growth prospects in the disc publishing business attributable to, among other factors, technology substitution;

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the alternatives available if we did not sell the disc publishing business, including independent operation of the declining disc publishing business, all of which alternatives involve meaningful risks, employee retention challenges, financial commitments, and uncertainties, none of which, in the view of the board, were as favorable to us and our shareholders as, nor more favorable to us and our shareholders than, the Asset Sale Transaction;

•

the amount and form of consideration to be received in the Asset Sale Transaction, the likelihood of completing the Asset Sale Transaction and the likelihood of receiving the full amount of the consideration in the Asset Sale Transaction;

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the consideration offered by the Asset Sale Transaction was greater than the value that our board of directors expected to receive from continuing to operate the disc publishing business as part of our current operations with our software business, discounted to present value;

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the relative uncertainty of the value that we may receive from the continued operation of the disc publishing business as part of Qumu in light of the meaningful risks involved in that alternative as compared to the certainty of the consideration we would receive in the Asset Sale Transaction;

•	upon completion of the asset purchase agreement, the ability to focus all of our efforts on the development and operation of our software business;

•	the consideration we receive in the Asset Sale Transaction would provide us with substantial cash at closing, which we intend to use to develop and operate the software business;

•

structuring the transaction as a sale of assets is expected, subject to final analysis, to allow us to use the net operating loss carryforwards for U.S. federal income tax purposes to offset a substantial part of the gain recognized in the transaction;

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the process conducted with respect to sale of the disc publishing business involved discussions with numerous parties to determine their potential interest in purchasing the disc publishing assets and this process did not lead to any proposals we believed were more favorable than the Asset Sale Transaction;

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our ability to respond to unsolicited acquisition proposals and the ability of our board of directors to approve, endorse and recommended a superior proposal, as defined in the asset purchase agreement;

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the fact that Equus Holdings has agreed to pay us the $300,000 seller termination fee if the asset purchase agreement is terminated by us if Redwood Acquisition and Equus Holdings are unable to obtain financing on or before all of the other closing conditions have been satisfied or waived;

•	sufficient operating flexibility for us to conduct the disc publishing business in the ordinary course between signing and closing;

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the opinion of Mooreland Partners, that, as of the date of the opinion and based upon and subject to the factors and assumptions set forth in such opinion, the aggregate consideration to be paid to us at the closing of the Asset Sale Transaction, plus the assumption of certain liabilities, was fair to us, from a financial point of view;

•	the Asset Sale Transaction will be subject to the approval of the holders of a majority of our outstanding shares of common stock;

•	our shareholders will continue to own stock in Qumu and participate in our potential future earnings and growth generated by the software business; and

•	the terms and conditions of the asset purchase agreement and related agreements, including the mutual transition services agreement, were believed by the board to be fair to Qumu and its shareholders.

Our board of directors also considered and balanced against the potential benefits of the Asset Sale Transaction a number of potentially adverse factors and risks concerning the Asset Sale Transaction, including the following:

•

the uncertainties created by various conditions to Redwood Acquisition’s obligations to complete the proposed Asset Sale Transaction, including obtaining shareholder approval and Equus Holdings’ obtaining financing for the Asset Sale Transaction pursuant to a bank commitment letter or alternate financing, which neither we nor Redwood Acquisition or Equus Holdings control, such that while the Asset Sale Transaction is expected to be completed, there can be no assurance that all conditions to the parties’ obligations to complete the Asset Sale Transaction will be satisfied, and as a result, it is possible that the Asset Sale Transaction may not be completed even if approved by our shareholders;

•

the resulting effect on our company if the Asset Sale Transaction does not close, including potential negative impact on our sales, operating results and stock price, and our ability to attract and retain key management, sales and marketing and other personnel, both for the disc publishing business and the software business;

•

the conditions under which termination of the asset purchase agreement would require us to pay the $500,000 buyer termination fee, which the board of directors believes is reasonable under the circumstances and would not, in and of itself, unduly deter a third party from making, or inhibit our board of directors from evaluating, negotiating and, if appropriate, approving, an acquisition proposal;

•

the uncertainty regarding the revenue, profitability and cash flow that will be produced by the software business as compared with the disc publishing business, and the amount of public company expense in relationship to the revenue of our software business, including the ability of the software business to absorb certain expenses currently allocated to the disc publishing business;

•

our dependence upon Redwood Acquisition for certain transition services following the closing of the Asset Sale Transaction and our obligation to provide Redwood Acquisition with certain transition services, as well as the cost and expense associated with the transition services and the lease we will enter into with Redwood Acquisition at the closing of the Asset Sale Transaction;

•

the risk of disruption to our software business as a result of the public announcement of the Asset Sale Transaction and the resulting distraction of the attention of management and employees involved in our software business;

•

the risk of disruption to our software business in connection with the separation of the disc publishing business from our software business following the closing and the challenges in managing that transition;

•	the five year non-competition and non-solicitation covenants;

•	the significant costs and expenses involved in the Asset Sale Transaction, including legal, accounting and other costs; and

•	the other risks set forth under “RISK FACTORS” below.

After taking into account all of the material factors relating to the asset purchase agreement and the Asset Sale Transaction, including those factors set forth above, our board of directors unanimously concluded that the benefits of the asset purchase agreement and the Asset Sale Transaction outweigh the risks and that the asset purchase agreement and the Asset Sale Transaction are advisable and in the best interests of Qumu and our shareholders. Our board of directors did not assign relative weights to the material factors it considered. In addition, our board of directors did not reach any specific conclusion on each of the material factors considered, but conducted an overall analysis of all of the material factors. Individual members of our board of directors may have given different weights to different factors.

For the reasons set forth above, our board of directors has unanimously determined that the asset purchase agreement and the Asset Sale Transaction are advisable and in the best interests of our company and our shareholders, and unanimously recommends that shareholders vote “FOR” the Asset Sale Proposal.

Opinion of Our Financial Advisor

We retained Mooreland Partners as our financial advisor in connection with the Asset Sale Transaction. At the meeting of our board of directors on April 23, 2014, Mooreland Partners rendered to our board of directors its oral opinion, subsequently confirmed in writing, that, as of that date and based upon and subject to the assumptions, factors, and limitations set forth in the written opinion and described below, the aggregate consideration to be paid by Redwood Acquisition and Equus Holdings in the proposed Asset Sale Transaction was fair, from a financial point of view, to Qumu.

The full text of Mooreland Partners’ opinion dated April 23, 2014, which sets forth, among other things, the assumptions made, procedures followed, matters considered, and qualifications and limitations on the scope of the review undertaken by Mooreland Partners in rendering its opinion, is attached to this proxy statement as Appendix B and is incorporated in its entirety herein by reference. The holders of Qumu common stock are urged to read the opinion carefully in its entirety. The Mooreland Partners opinion was prepared for the information of our board of directors in its evaluation of the purchase consideration. The Mooreland Partners opinion was approved by a fairness opinion committee of Mooreland Partners. The Mooreland Partners opinion does not address any other term or aspect of the asset purchase agreement or Asset Sale Transaction, including, but not limited to, the fairness of the Asset Sale Transaction to the holders of Qumu common stock, the fairness of the amount or nature of, or any other aspect relating to, any compensation or other benefit to any of Qumu’s employees or any class of employees, including without limitation, in relation to the purchase consideration. The Mooreland Partners opinion also does not address the underlying business decision by Qumu to enter into the Asset Sale Transaction, or the relative merits of the Asset Sale Transaction as compared to any strategic alternatives that may be available to Qumu, and it does not constitute a recommendation to Qumu, its board of directors or any committee thereof, its shareholders, or any other person as to any specific action that should be taken in connection with the Asset Sale Transaction. Mooreland Partners was not asked to, and did not, offer any opinion as to the material terms of the asset purchase agreement or the structure of the Asset Sale Transaction. The following is a summary of the Mooreland Partners opinion, including the procedures followed, the assumptions made, the matters considered and the limitations on review undertaken by Mooreland Partners in rendering its opinion, and is qualified by reference to the full text of the opinion attached as Appendix B, which you are encouraged to read in its entirety.

In arriving at its opinion, Mooreland Partners, among other things:

•	Reviewed certain publicly available financial statements and other business and financial information of Qumu and the disc publishing business;

•	Reviewed certain internal financial statements and other financial and operating data concerning Qumu and the disc publishing business;

•	Reviewed certain financial projections for the disc publishing business supplied by our management to Mooreland Partners;

•	Discussed the past and current operations and financial condition and the prospects of the disc publishing business with our senior executives;

•

Assessed the value of the disc publishing business to us using a discounted cash flow analysis of projected future cash flows under the assumption that the disc publishing business were to remain part of Qumu;

•	Visited the headquarters and met with the management of the disc publishing business;

•	Reviewed the reported prices and trading activity for our common stock;

•

Compared the financial performance of the disc publishing business with that of certain other publicly-traded companies that Mooreland Partners deemed relevant, including consensus analyst estimates for the other publicly-traded companies;

•	Reviewed the financial terms, to the extent publicly available, of certain acquisition transactions that Mooreland Partners deemed relevant;

•	Held discussions with our management regarding indications of interest received by us for the disc publishing business from several third parties;

•	Participated in discussions and negotiations among our representatives and Equus Holdings and Redwood Acquisition and their respective financial and legal advisors;

•	Reviewed the financial terms and conditions of the Asset Sale Transaction as set forth in a draft of the asset purchase agreement dated April 22, 2014; and

•	Performed such other analyses and considered such other factors as Mooreland Partners have deemed appropriate.

In preparing its opinion, Mooreland Partners assumed and relied upon, without independent verification, the accuracy and completeness of the information reviewed by it. Mooreland Partners did not undertake any independent investigation of any legal, accounting or tax matters affecting us or the Asset Sale Transaction, and

Mooreland Partners has assumed the correctness of all legal, accounting and tax advice given to us and our board of directors. Mooreland Partners did not undertake any formal valuation or appraisal of any of our assets, liabilities or securities or any of our affiliates. Mooreland Partners also has not evaluated our business plan for periods following the closing of the Asset Sale Transaction and has not performed any valuation or analysis with respect to the assets or liabilities that we may retain following the Asset Sale Transaction, or any related tax consequences.

With respect to the financial projections relating to the disc publishing business prepared by our management, Mooreland Partners assumed that they were reasonably prepared on bases reflecting the best currently available estimates and judgments of our management. Mooreland Partners further assumed that the Asset Sale Transaction would be consummated in accordance with the terms set forth in the asset purchase agreement the date last reviewed by it.

The opinion of Mooreland Partners is necessarily based upon financial, economic, market and other conditions as in effect on the date of, and the information made available to Mooreland Partners as of the date of, its opinion. Mooreland Partners has assumed no responsibility to update or revise its opinion based upon events or circumstances occurring or becoming known to it after the date of the opinion.

Valuation Analyses of Mooreland Partners

On April 23, 2014, in connection with preparing its opinion for our board of directors, Mooreland Partners made a presentation of its valuation analyses of the Asset Sale Transaction to our board of directors.

The following is a summary of the material analyses contained in the presentation that was delivered to our board of directors on April 23, 2014. The fact that any specific analysis has been referred to in the summary below and in this proxy statement does not mean that such analysis was given more weight than any other analysis. In arriving at its opinion, Mooreland Partners made qualitative judgments as to the significance and relevance of each analysis and factor that it considered. In reaching its conclusions, Mooreland Partners arrived at its ultimate opinion based on the results of all analyses undertaken by it and assessed as a whole and believes the totality of the factors considered and analyses performed by Mooreland Partners in connection with its opinion operated collectively to support its determination as to the fairness of the aggregate consideration from a financial point of view to us. Mooreland Partners did not draw, in isolation, conclusions from or with regard to any one factor or method of analysis.

In arriving at its opinion, Mooreland Partners made its determination as to the fairness of the purchase consideration from a financial point of view to us as of the date of its opinion on the basis of its financial and comparative analyses. The following summary is not a complete description of all of the analyses performed and factors considered by Mooreland Partners in connection with its opinion, but rather is a summary of the material financial analyses performed and factors considered by Mooreland Partners. The preparation of a fairness opinion is a complex process involving subjective judgments and is not necessarily susceptible to partial analysis. Mooreland Partners believes that its analysis must be considered as a whole and that selecting portions of its analysis, without considering all analyses and factors, could create a misleading or incomplete view of the processes underlying its analysis and opinion. With respect to the analysis of publicly-traded companies and the analyses of transactions summarized below, such analyses reflect selected companies and transactions, and not necessarily all companies or transactions, that may be considered relevant in evaluating the disc publishing business or the Asset Sale Transaction. In addition, no company or transaction used as a comparison is either identical or directly comparable to the disc publishing business or the Asset Sale Transaction. These analyses involve complex considerations and judgments concerning financial and operating characteristics and other factors that could affect the public trading or acquisition values of the companies concerned. Although other valuation techniques may exist, Mooreland Partners believes that the analyses described below, when taken as a whole, provide the most appropriate analyses for Mooreland Partners to arrive at its opinion.

The projections of the future performance of the disc publishing business provided by our management and reviewed by Mooreland Partners are not necessarily indicative of future results or values, which may be significantly more or less favorable than those projections. Accordingly, the projections used in, and the results derived from, Mooreland Partners’ analysis are inherently subject to substantial uncertainty. In performing its analyses, Mooreland Partners considered industry performance, general business and economic conditions, and other matters, many of which are beyond our control. Estimates of the financial value of companies do not purport to be appraisals or reflect the prices at which companies may actually be sold.

Although the purchase consideration was determined through negotiation between Qumu and Redwood Acquisition and Equus Holdings in which Mooreland Partners participated, the decision to enter into the asset purchase agreement was solely the decision of Qumu and our board of directors. The opinion of Mooreland Partners was only one of many factors considered by our board of directors in its evaluation of the Asset Sale Transaction and should not be viewed as determinative of the views of our board of directors or our management with respect to the Asset Sale Transaction or the purchase consideration. Mooreland Partners did not recommend any specific purchase consideration to our board of directors or state that any specific purchase consideration constituted the only appropriate purchase consideration for the Asset Sale Transaction.

Net Present Value of the Proposed Aggregate Consideration. Based on the purchase price set forth in the asset purchase agreement, Mooreland Partners calculated the net cash flow that we are expected to receive from the aggregate consideration in the Asset Sale Transaction. Mooreland Partners then applied its judgment and discounted the future cash flow expected from the escrow agreement to a present value using a discount rate of 4%. Based on the information provided by our management, Mooreland Partners calculated the estimated net present value of the proposed aggregate consideration to be $20.6 million.

Discounted Cash Flow Analysis. Using projections provided by our management, Mooreland Partners performed a discounted cash flow analysis for the disc publishing business. Based on the projections provided by our management and the resulting calculation of the financial contribution of the disc publishing to Qumu, as set forth below under “Projected Financial Results,” Mooreland Partners calculated the unlevered free cash flows that the disc publishing business is expected to generate from the third quarter of 2014 through the end of 2017 as follows (in millions):

	Six Months Ended December 31, 2014

		Years ended December 31,
		2015	2016	2017
Disc Publishing Business Contribution to Qumu	$3.8	$6.6	$4.4	$3.5
Plus: (Increase) Decrease in Operating Working Capital	$(0.0)	$0.8	$1.2	$0.1
Less: (Increase) Decrease in Operating Working Capital	$(0.3)	$(0.5)	$(0.5)	$(0.5)
Unlevered Free Cash Flow	$3.5	$6.9	$5.1	$3.1

Mooreland Partners also calculated a range of terminal values for the disc publishing business by applying perpetual unlevered free cash flow growth rates ranging from -8% to -16%. Mooreland Partners then discounted the unlevered free cash flows and the range of terminal values to present values (using a time horizon of three and one-half years) using a range of discount rates from 16% to 22%, which were chosen by Mooreland Partners based upon an analysis of the weighted average cost of capital of the disc publishing business as a part of Qumu which factored in estimates provided by the capital-asset pricing model methodology. Mooreland Partners then added to the range of discounted cash flows the appraised value of the real estate (net of estimated selling expenses) which currently houses the disc publishing business in Minneapolis and is part of the acquired assets to be sold in the Asset Sale Transaction.

Based on the information provided by our management and estimates consistent with market practice, Mooreland Partners calculated a range of aggregate values for the disc publishing business of $16.6 million to $19.7 million. Mooreland Partners noted that the estimated net present value of the proposed aggregate consideration was above the range of aggregate values indicated by the discounted cash flow analysis.

The discounted cash flow methodology relies on a number of assumptions, including perpetuity growth rates and discount rates. The valuations derived from the discounted cash flow analyses are not necessarily indicative of the present or future value or results of the disc publishing business.

Comparable Companies Analysis. Using publicly available information and estimates of future financial results published by equity research analysts, Mooreland Partners compared financial and operating information and ratios for the disc publishing business of Qumu with the corresponding financial and operating information and ratios for the publicly-traded companies identified below. The comparable companies used by Mooreland Partners in this analysis were selected based on certain business and market criteria that Mooreland Partners determined to be similar to characteristics of Qumu’s disc publishing business.

Comparable Companies:

Imation Corp.
RadiSys Corporation
Novatel Wireless, Inc.
Planar Systems, Inc.
Blonder Tongue Laboratories, Inc.
Evans & Sutherland Computer Corporation
Trans-Lux Corporation

Mooreland Partners calculated implied aggregate value ranges for the disc publishing business using the enterprise value (“EV”) of each of the comparable companies identified above (the “comparable companies”) and revenue and EBITDA (defined as earnings before interest, taxes, depreciation and amortization) of the comparable companies, which were based on trailing twelve month revenue (“LTM Revenue”) and trailing twelve month EBITDA (“LTM EBITDA”) and estimated 2014 revenue (“2014E Revenue”) (as derived from public filings, press releases and publicly available equity research analyst reports and estimates).

As shown below, the LTM Revenue multiple range was 0.1x to 0.5x for the comparable companies; the 2014E Revenue multiple range was 0.2x to 0.6x for the comparable companies; and the LTM EBITDA multiple range was 2.7x to 4.5x for the comparable companies:

Enterprise Value (EV) to:

	LTM Revenue	LTM EBITDA	2014E Revenue
Imation Corp.	0.1x	NM	0.2x
RadiSys Corporation	0.5x	NM	0.6x
Novatel Wireless, Inc.	0.2x	NM	0.2x
Planar Systems, Inc.	0.3x	NM	0.3x
Blonder Tongue Laboratories, Inc.	0.4x	NM	NA
Evans & Sutherland Computer Corporation	0.2x	2.7x	NA
Trans-Lux Corporation	0.3x	4.5x	NA
(1) “NA” indicates value not available. “NM” indicates value not meaningful due to EBITDA margins less than 4%.

Mooreland Partners then applied its judgment and derived from such range of LTM Revenue, 2014E Revenue and LTM EBITDA multiples for the comparable companies a selected range of LTM Revenue, 2014E Revenue and LTM EBITDA multiples that it viewed as most appropriate for purposes of calculating the implied reference aggregate value ranges for the disc publishing business. The ranges selected by Mooreland Partners were as follows:

Comparable Companies:

Benchmark	10% Discount to Median	Median	10% Premium to Median
EV to LTM Revenue	0.2x	0.3x	0.3x
EV to 2014E Revenue	0.2x	0.2x	0.3x
EV to LTM EBITDA	3.2x	3.6x	3.9x

Based on the selected LTM Revenue multiple range for the comparable companies, Mooreland Partners calculated an implied aggregate value range for the disc publishing business of $15.4 million to $18.9 million. Based on the selected 2014E Revenue multiple range, Mooreland Partners calculated an implied aggregate value range for the disc publishing business of $12.3 million to $15.0 million. Based on the selected LTM EBITDA multiple range for the comparable companies, Mooreland Partners calculated an implied aggregate value range for the disc publishing business of $31.8 million to $38.9 million. Mooreland Partners noted that the estimated net present value of the proposed aggregate consideration to Qumu in the Asset Sale Transaction was above the ranges indicated by the selected LTM Revenue and 2014E Revenue multiples and below the range indicated by the selected LTM EBITDA multiples for the comparable companies.

Precedent Transactions Analysis. Mooreland Partners compared the Asset Sale Transaction to the acquisitions of private and public companies in the table below (the “comparable acquisitions”). The comparable acquisitions used by Mooreland Partners in this analysis were selected based on certain transaction characteristics, including business model, that Mooreland Partners determined to be similar to the contemplated sale of the disc publishing business:

Date Announced	Acquiror	Target

June 25, 2012	Najafi Companies	Cinram International Income Fund

May 23, 2012	Seagate Technology Public Limited Company	LaCie S.A. (65% equity stake)

June 30, 2009	Adveo Group International SA	Adimpo SA

April 19, 2007	Imation Corp.	TDK Corporation (recording media business)

In connection with this analysis, Mooreland Partners compared the enterprise value (“EV”) of the target company in the comparable acquisition to the target company’s trailing twelve month revenue (“LTM Revenue”) and trailing twelve month EBITDA (“LTM EBITDA”) to derive ranges of multiples. LTM Revenue and LTM EBITDA for the target companies of the comparable acquisitions were derived from publicly available sources, including public filings, press releases and equity research analysts’ estimates. The LTM Revenue multiple range was 0.1x to 0.3x for the comparable acquisitions and the LTM EBITDA multiple range was 2.4x to 3.4x for the comparable acquisitions.

Mooreland Partners then applied its judgment and derived from such ranges of LTM Revenue and LTM EBITDA multiples a selected range of LTM Revenue and LTM EBITDA multiples that it viewed as most appropriate for purposes of calculating the implied reference aggregate value ranges for the disc publishing business. The ranges selected by Mooreland Partners were as follows:

Comparable Acquisitions:

Benchmark	10% Discount to Median	Median	10% Premium to Median
EV to LTM Revenue	0.2x	0.2x	0.2x
EV to LTM EBITDA	2.6x	2.9x	3.2x

Based on the selected LTM Revenue multiple range for the comparable acquisitions, Mooreland Partners calculated an implied aggregate value range for the disc publishing business of $11.7 million to $14.4 million. Based on the selected LTM EBITDA multiple range for the comparable acquisitions, Mooreland Partners calculated an implied aggregate value range for the disc publishing business of $26.2 million to $32.0 million. Mooreland Partners noted that the estimated net present value of the proposed aggregate consideration to Qumu in the Asset Sale Transaction was above the aggregate value range indicated by the selected LTM Revenue multiple range and lower than the aggregate value range indicated by the selected LTM EBITDA multiple range for the comparable acquisitions.

Miscellaneous. Pursuant to an engagement letter between us and Mooreland Partners dated May 22, 2013, Mooreland Partners acted as the exclusive financial advisor to our board of directors in connection with the Asset Sale Transaction. Under the terms of our engagement, we have agreed to pay Mooreland Partners an estimated fee of approximately $840,000, all of which, except for the fairness opinion fee and retainer fees discussed below, is contingent upon the consummation of the Asset Sale Transaction. Upon delivery of its written fairness opinion, Mooreland Partners became entitled to receive a non-refundable fairness opinion fee of $250,000 from Qumu. Mooreland Partners’ fairness opinion fee was not contingent upon the consummation of the Asset Sale Transaction or the conclusions reached in Mooreland Partners’ opinion, and half of the fairness opinion fee will be credited against the approximately $840,000 fee for financial advisory services described above. Mooreland Partners also has received quarterly retainers of $25,000 since May 2013, which will also be credited against the approximately $840,000 fee for financial advisory services described above. We have agreed also to reimburse Mooreland Partners for expenses reasonably incurred in performing its services, and to indemnify Mooreland Partners for certain liabilities related to or arising out of its engagement. With the exception of the engagement described above, no material relationship existed during the past two years or is mutually understood to be contemplated between Mooreland Partners or its affiliates and us or our affiliates.

Mooreland Partners and its affiliates may provide financial advisory and/or financing services to Qumu, Equus Holdings or Redwood Acquisition in the future. Mooreland Partners was selected by our board of directors based on Mooreland Partners’ qualifications, expertise and reputation. Mooreland Partners and its affiliates are engaged in investment banking and financial advisory services and other financial and non-financial activities and services for various persons and entities.

Projected Financial Results

Each year our management provides our board of directors certain estimates of projected financial results as part of our budget and planning processes. Our management also provided certain projected financial results to parties that participated in the competitive sale process relating to the disc publishing business, including Equus Holdings and its financial advisor. The projected results set forth below are included in this proxy statement only because this information was presented to and discussed with our board of directors as part of its consideration of the Asset Sale Transaction and also was provided to Mooreland Partners, the board’s financial advisor, as part of the information that informed its analyses.

The projected results described below were prepared by management of Qumu and were not prepared with a view towards public disclosure. These projections do not purport to present the results of operations in accordance with generally accepted accounting principles. Our independent auditors have not examined or compiled the projections and accordingly, assume no responsibility for them. Qumu’s internal financial projections are, in general, prepared solely for internal use and budgeting and other management decisions and are subjective in many respects and thus susceptible to interpretations and periodic revision based on actual experience and business developments. The projections also reflect numerous assumptions made by our management with respect to the financial performance of the disc publishing business as part of Qumu Corporation, the continuing effects of competition, industry performance, general business, economic, market and financial conditions and other matters, all of which are difficult to predict and many of which are beyond Qumu’s control. Accordingly, there can be no assurance that the projected financial results will prove accurate or would prove accurate if Qumu retained the disc publishing business.

In addition, except with respect to $0.3 million in transaction expense for the six months ended June 30, 2014 period shown on the following page, the projections do not consider the effect of any future sale of the disc publishing business to Equus Holdings and Redwood Acquisition or any other party or the effect of the Asset Sale Transaction, nor do they reflect the projected financial performance of the disc publishing business following the Assets Sale Transaction, which may be materially different than the projected financial performance of the disc publishing business as part of Qumu Corporation as shown below. The projected $0.3 million in transaction expense for the six months ended June 30, 2014 compares to $0.2 million in transaction expense actually incurred during the three months ended March 31, 2014.

Set forth below are projected financial results of certain income statement measures for the disc publishing business for the periods noted.

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	Summary of Projected Income Statement Results for Disc Publishing Business (in millions)
	Six Months Ended		Years ended December 31,

	June 30, 2014	December 31, 2014	2015	2016	2017
Revenue	$29.2	$28.4	$51.0	$44.7	$41.0
Cost of Goods Sold	$15.4	$16.4	$29.3	$26.3	$24.4
Gross Profit	$13.8	$12.0	$21.8	$18.4	$16.6
Gross Margin (%)	47.2%	42.3%	42.6%	41.1%	40.5%
Operating Expenses:
Research & Development	$1.4	$1.5	$2.9	$2.8	$2.5
Sales & Marketing	$3.2	$3.6	$6.4	$5.7	$5.5
General & Administrative	$4.4	$4.3	$8.1	$7.4	$7.0
Total Operating Expense	$9.0	$9.4	$17.4	$15.9	$15.0
Operating Income	$4.7	$2.6	$4.3	$2.4	$1.7
Depreciation & Amortization	$0.8	$0.5	$1.0	$0.7	$0.6
EBITDA (Consolidated)(1)	$5.5	$3.1	$5.3	$3.1	$2.2
Add: Qumu overhead otherwise absorbed by disc publishing business that will remain following divestiture	―	$0.7	$1.3	$1.3	$1.3

Disc Publishing Business Contribution to Qumu	―	$3.8	$6.6	$4.4	$3.5
(1) EBITDA means earnings before interest, taxes, depreciation and amortization. Six months ended June 30, 2014 includes $0.3 million of transaction related expense actually incurred and not contingent on the Asset Sale Transaction.

The projected results described above were not prepared with a view to public disclosure or compliance with published guidelines of the Securities and Exchange Commission or the guidelines established by the American Institute of Certified Public Accountants regarding forecasts or projections. These projections are forward-looking statements and are based on expectations and assumptions at the time they were prepared by management. The projections above involve risks and uncertainties that could cause actual outcomes and results to differ materially from such expectations, including risks and uncertainties described under “CAUTION CONCERNING FORWARD-LOOKING STATEMENTS” and “RISK FACTORS.” There can be no assurance that the assumptions and adjustments made in preparing the projected financials results above will prove accurate, or that the projected financial results will be realized. There will be differences between actual and projected results, and actual results may be materially greater or less than those contained in the projected results above. The inclusion of these projections should not be regarded as an indication that Qumu, Equus Holdings, or Redwood Acquisition or their respective affiliates or representatives, considered or consider the projections to be a reliable prediction of future events, and the projections should not be relied upon assuch. None of Qumu, Equus Holdings or any of their respective affiliates or representatives has made or makes any representations to any person regarding the ultimate performance of Qumu or the disc publishing business compared to the information contained in the projected financial results, and none of them intends to provide any update or revision thereof.

Financing

Equus Holdings and Redwood Acquisition estimate that approximately $23.0 million will be required to complete the Asset Sale Transactions. It is anticipated that these amounts will be funded with bank financing in accordance with a commitment letter dated April 23, 2014 that has been issued to Equus Holdings by U.S. Bank National Association and cash on hand of Equus Holdings and Redwood Acquisition.

Pursuant to the bank commitment letter, U.S. Bank will provide senior secured credit facilities consisting of a senior secured revolving credit facility, a term loan and letters of credit. The borrower under the credit facilities will be Equus Computer Systems, Inc., a subsidiary of Equus Holdings. Amounts under the credit facilities will be guaranteed by Equus Holdings and its direct and indirect wholly-owned material subsidiaries, including Redwood Acquisition. Amounts under the credit facilities will be secured by collateral consisting of all assets of the borrower and each guarantor, subject to certain limited exclusions. The proceeds from the credit facility will be used to capitalize Redwood Acquisition to pay the purchase price in the Asset Sale Transaction and related transaction fees and expenses and for working capital, capital expenditures and other lawful corporate purposes. The revolving loans will allow for borrowing of up to $7 million, subject to a borrowing base, and will be due 18 months from closing, but not later than January 31, 2016. The term loan is a facility of up to $18 million, subject to a defined borrowing base, with a final maturity date of five years from the closing. The borrower also may request letters of credit in total amounts not to exceed $4 million. Interest rates applicable to the credit facility will be daily floating LIBOR for each business day based on one-month interest periods plus 1.75% per annum for the revolving loans and plus 2.67% per annum for the term loan, subject to final adjustment at closing. The loans will be secured by all assets of the borrower and each guarantor, including Redwood Acquisition.

The bank commitment letter is subject to standard closing conditions, including the absence of a material adverse change in the borrower; U.S. Bank not becoming aware of any information or other matter affecting the borrower or the financing which is inconsistent in a material and adverse manner with any information or matter previously disclosed to U.S. Bank; the negotiation, execution and delivery on or before August 1, 2014 of loan documentation consistent with a term sheet and otherwise satisfactory to U.S. Bank and its counsel; and certain other conditions, including initial funding of the facility no later than August 1, 2014 or other mutually agreed upon date; closing of the Asset Sale Transaction; and evidence of certain financial results for the disc publishing business.

Equus Holdings is obligated to use its reasonable best efforts to obtain the financing on the terms and conditions described in the bank commitment letter and is required to use its reasonable best efforts to arrange for alternate financing in certain circumstances. The asset purchase agreement provides that Equus Holdings and Redwood Acquisition will not be obligated to complete the Asset Sale Transaction if Redwood Acquisition has not obtained the financing in accordance with the bank commitment letter.

When the Asset Sale Transaction is Expected to be Completed

We expect to complete the Asset Sale Transaction promptly after all of the closing conditions in the asset purchase agreement, including approval of the Asset Sale Proposal by our shareholders and Redwood Acquisition obtaining the financing for the Asset Sale Transaction pursuant to its bank commitment letter or alternate financing, have been satisfied or waived. Subject to the uncertainty concerning the satisfaction or waiver of these conditions, we expect the Asset Sale Transaction to close by July 31, 2014. However, there can be no assurance that the Asset Sale Transaction will be completed at all or, if completed, when it will be completed.

Effects on Our Company if the Asset Sale Transaction is Completed and the Nature of Our Business Following the Transaction

If the Asset Sale Transaction is completed, we will no longer conduct the disc publishing business, and will be prevented by the asset purchase agreement from competing with the disc publishing business for a period of five years. We intend to grow and operate our software business and we expect to generate revenues and related cash flows, if any, through the sale of software licenses, software on a server appliance, software-enabled devices and a cloud-based Software-as-a-Service (SaaS) platform, as well as software maintenance contracts and professional services sold with these solutions. The assets of the disc publishing business to be sold in the Asset Sale Transaction are not needed to conduct the software business.

The Asset Sale Transaction will not alter the rights, privileges or nature of the issued and outstanding shares of our common stock. A shareholder who owns shares of our common stock immediately prior to the closing of the Asset Sale Transaction will continue to hold the same number of shares immediately following the closing.

Our SEC reporting obligations as a public company will not be affected as a result of completing the Asset Sale Transaction. We believe that immediately after the Asset Sale Transaction we will continue to qualify for listing on the NASDAQ Global Market.

Effects on Our Company if the Asset Sale Transaction is Not Completed

If the Asset Sale Transaction is not completed, we will continue our focus on growing our software business and we also will continue to operate the disc publishing business, and we may consider and evaluate other strategic opportunities. In such a circumstance, there can be no assurances that our continued operation of the disc publishing business or any alternative strategic opportunities will result in the same or greater value to our shareholders as the Asset Sale Transaction.

The asset purchase agreement may be terminated under certain circumstances as set forth in the asset purchase agreement and summarized in this proxy statement. We have agreed to pay Redwood Acquisition (or its designee) a buyer termination fee of $500,000 if the asset purchase agreement is terminated under certain circumstances. Equus Holdings has agreed to pay us a seller termination fee of $300,000 if the asset purchase agreement is terminated by us if Redwood Acquisition and Equus Holdings are unable to obtain financing on or before all of the other closing conditions have been satisfied or waived. See “ASSET PURCHASE AGREEMENT—Remedies; Termination Fees” below.

No Appraisal or Dissenters’ Rights

No appraisal or dissenters’ rights are available to our shareholders under Minnesota law or our articles of incorporation or bylaws in connection with the Asset Sale Proposal.

Interests of Certain Persons in the Asset Sale Transaction

None of our directors or named executive officers is entitled to receive payments in connection with the Asset Sale Transaction.

Our Amended and Restated 2007 Incentive Stock Plan (the “2007 Plan”) and the Amended and Restated 1992 Stock Option Plan, as amended (the “1992 Plan”) each contain a definition of change in control that states, among other things, that a change in control occurs if we dispose of 75% of our assets, subject to certain limited exceptions. The Asset Sale Transaction is not a change in control for the purposes of the 2007 Plan or the 1992 Plan and accordingly, the Asset Sale Transaction will not affect any outstanding awards under the 2007 Plan or the 1992 Plan.

We have agreements with our executive officers relating to severance and change in control benefits. These benefits are only payable upon termination without cause prior to a change in control or both the occurrence of a change in control and the termination of employment without cause or for good reason. These severance and change in control agreements include a definition of change in control that states, among other things, that a change in control occurs if we dispose of 75% of our assets, subject to certain limited exceptions. Accordingly, the Asset Sale Transaction is not a change in control for the purposes of the severance and change in control agreement with our executive officers.

In February 2013, we entered into long-term incentive bonus agreements with our executive officers as part of a long-term incentive program for executives. The long-term incentive bonus agreements were adopted under the 2007 Plan and incorporate the definition of change in control from the 2007 Plan. Therefore, the Asset Sale Transaction will not be a change in control for the purposes of the long-term incentive bonus agreements and no executive is entitled to any payments under the long-term incentive bonus agreements as a result of the Asset Sale Transaction.

Employment Arrangements

If Redwood Acquisition does not have certain employee benefit plans in place by closing, we will enter into an employee transition agreement with Redwood Acquisition at closing for an employee transition period of up to 45 days after the closing.

Redwood Acquisition will offer employment to identified U.S. disc publishing employees, subject to its standard hiring practices and conditions and upon such terms and conditions as determined by Redwood Acquisition, with such employment to be effective immediately following the end of the employee transition period. Effective as of the end of the employee transition period, all hired employees will cease participation in the Qumu employee benefit plans and all hired employees will begin participation in the employee benefit plans of Redwood Acquisition (other than its employee stock ownership plan). Redwood Acquisition will provide to the hired employees employee benefits which are, in the aggregate, substantially comparable to the employee benefits provided to these employees under our benefit plans or to similarly situated employees of Redwood Acquisition (other than its employee stock ownership plan). Redwood Acquisition will give each hired employee credit for his or her years of service with Qumu for purposes of determining eligibility, vesting, and, level of benefit under certain of Redwood Acquisition’s employee benefit plans, subject to exceptions and conditions.

On April 23, 2014, our compensation committee recommended and our board of directors approved the acceleration of vesting of the portion of the options received in the stock option exchange that would first vest on September 19, 2014 that are held by employees of the disc publishing business who are hired by Redwood Acquisition, with the acceleration of vesting contingent upon closing and effective upon the termination of employment with Qumu on the closing date or if termination occurs at the end of the employee transition period, as of the last day of the employee transition period.

Anticipated Accounting Treatment

Under generally accepted accounting principles in the United States of America, commencing with the quarter during which our shareholders approve the Asset Sale Proposal, we expect to reflect the results of operations of the disc publishing business as discontinued operations. The related anticipated gain on the sale, net of any applicable taxes, will also be reported within discontinued operations upon completion of the Asset Sale Transaction. For further information, see “UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS” attached to this proxy statement as Appendix C.

Use of Proceeds

Our company, and not our shareholders, will receive the net proceeds from the Asset Sale Transaction. We anticipate using the net proceeds in connection with the development and operation of our software business and for general working capital purposes.

Material U.S. Federal Income Tax Consequences of the Asset Sale Transaction

The following is a general discussion of the anticipated material U.S. federal income tax consequences of the Asset Sale Transaction. The discussion addresses only the specific U.S. federal income tax consequences set forth below and does not address any other U.S. federal, state, local or foreign income, estate, gift, transfer, sales, use or other tax consequences that may result from the Asset Sale Transaction or any other transaction.

This discussion does not purport to be a complete analysis of all of the tax considerations applicable to all categories of shareholders, some of which (such as broker-dealers, shareholders who hold the common stock as part of hedging or conversion transactions, shareholders whose functional currency is not the U.S. dollar, and tax-exempt organizations) may be subject to special rules.

This discussion is based on the U.S. Internal Revenue Code of 1986, as amended, or the Code, administrative pronouncements, judicial decisions, final, temporary and proposed Treasury regulations, all as in effect on the date hereof and all of which may be changed, perhaps retroactively, so as to result in U.S. federal income tax consequences different from those described below. No rulings have been requested or received from the Internal Revenue Service, or IRS, as to the tax consequences of the Asset Sale Transaction and there is no intent to seek any such ruling. Accordingly, no assurance can be given that the IRS will not challenge the tax treatment of tax consequences of the Asset Sale Transaction discussed below or, if it does challenge the tax treatment, that it will not be successful.

The Asset Sale Transaction will be treated for U.S. federal and state income tax purposes as a taxable transaction upon which we will recognize gain or loss. The amount of gain or loss we recognize with respect to the sale of a particular asset will be measured by the difference between the amount realized by us on the sale of that asset and our tax basis in that asset. The amount realized by us on the Asset Sale Transaction will include the amount of cash received, the fair market value of any other property received, and total liabilities assumed or taken by Equus Holdings and Redwood Acquisition. For purposes of determining the amount realized by us with respect to specific assets, the total amount realized by us will generally be allocated among the assets according to the rules set forth in Section 1060(a) of the Code. Our basis in our assets is generally equal to their cost, as adjusted for certain items, such as depreciation. The determination of whether we will recognize gain or loss will be made with respect to each of the assets to be sold. Accordingly, we may recognize gain on the sale of certain assets and loss on the sale of certain others, depending on the amount of consideration allocated to an asset as compared with the basis of that asset. Further, the sale of certain assets may result in ordinary income or loss, depending on the nature of the asset. To the extent the Asset Sale Transaction results in us recognizing a net gain for U.S. federal income tax purposes, we expect that our available net operating loss carryforwards will offset all or a substantial part of such gain.

The Asset Sale Transaction will not be a taxable event for U.S. federal income tax purposes to our shareholders.

Each shareholder is encouraged to consult his, her, or its own tax advisor as to the U.S. federal income tax consequences of the Asset Sale Transaction, and as to any state, local, foreign or other tax consequences based on his or her particular facts and circumstances.

Vote Required

The approval of the Asset Sale Proposal requires the affirmative vote of holders of at least a majority of our issued and outstanding shares of common stock that are entitled to vote at the special meeting. Abstention or broker non-vote will have the same effect as a vote “AGAINST” the approval of the Asset Sale Proposal.

OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT OUR SHAREHOLDERS VOTE “FOR” PROPOSAL #1, THE ASSET SALE PROPOSAL.

ASSET PURCHASE AGREEMENT

This section describes the material terms of the asset purchase agreement. Please note that the summary below and elsewhere in this proxy statement regarding the asset purchase agreement may not contain all of the information that is important to you. The summary below and elsewhere in this proxy statement of the asset purchase agreement does not purport to be complete and is subject to, and qualified in its entirety by, reference to the full text of the asset purchase agreement, a copy of which is attached to this proxy statement as Appendix A. We encourage you to read the asset purchase agreement carefully in its entirety for a more complete understanding of the Asset Sale Transaction, the terms of the asset purchase agreement, and other information that may be important to you.

The asset purchase agreement has been included to provide shareholders with information regarding its terms. The asset purchase agreement also references certain of the other transaction documents, including the mutual transition services agreement and the lease agreement. Certain of the other transaction documents are summarized below, but are not binding upon any party until executed and delivered. This proxy statement is not soliciting shareholder approval for any transaction or agreement other than the Asset Sale Transaction as described in the Asset Sale Proposal.

General

On April 24, 2014, we entered into an asset purchase agreement with Equus Holdings and Redwood Acquisition pursuant to which we have agreed, subject to specified terms and conditions, including approval of the Asset Sale Proposal by our shareholders at the special meeting, to sell to Equus Holdings and Redwood Acquisition all of the assets primarily used in or primarily held for use in connection with the “Business,” which is defined as the business of manufacturing and distributing disc publishing solutions that label, archive, distribute and protect content on CDs, DVDs and Blu-ray discs through our “Disc Publishing” business which includes the Acquired Subsidiaries (as defined below). For the purposes of this proxy statement, we refer to the “Business” as the “disc publishing business.”

In general, we are not selling to Equus Holdings or Redwood Acquisition assets relating to the “Retained Business” which is the business of providing enterprise content distribution software for the video communications market and the delivery of secure digital content to computer, tablets and mobile devices. For the purposes of this proxy statement, we refer to the “Retained Business” as the “software business.”

Purchase and Sale of Assets

Subject to certain exceptions described below, we agreed to sell or assign to Redwood Acquisition all of our assets primarily used in or primarily held for use in connection with the disc publishing business, including the following assets:

•	accounts, notes and other receivables relating to the disc publishing business;

•

certain tangible personal property (such as machinery, equipment, inventories of raw materials and supplies, manufactured and purchased parts, goods in process and finished goods, furniture, automobiles, trucks, trailers, tools, jigs and dies) relating to the disc publishing business;

•

certain intellectual property primarily used or held primarily for use in connection with the disc publishing business, including the “Rimage” tradename (but excluding the “Qumu” tradename), the associated goodwill and rights, remedies against infringements and rights to protection of interests in that intellectual property under the laws of all jurisdictions;

•	certain leased real property used by Qumu or an “acquired subsidiary” in the disc publishing business;

•	our real property located at 7725 Washington Avenue South, Minneapolis, Minnesota 55439;

•	contracts, agreements, commitments and other arrangements, excluding the “excluded contracts” (collectively, these are referred to as the “acquired contracts”);

•

the direct and indirect equity interests in the “acquired subsidiaries,” which are Qumu Europe GmbH (“Qumu Europe”), Rimage Information Technology (Shanghai) Co., Ltd. (“Rimage RIT”), Rimage Holdings (Singapore) Pte., Ltd. (“Rimage Singapore”) and Rimage Japan Co., Ltd. (“Rimage Japan”);

•	prepaid expenses, claims, deposits, prepayments, refunds, causes of action, rights of recovery, warranty rights, rights of set-off and rights of recoupment relating to the disc publishing business;

•	franchises, approvals, permits, licenses, orders, registrations, certificates, variances and similar rights obtained from government entities, to the extent transferable;

•

books, records, ledgers, files, documents, correspondence, lists, plats, architectural plans, drawings and specifications, creative materials, advertising and promotional materials, studies, reports and other printed or written materials, whether stored electronically or otherwise, relating to the disc publishing business;

•	software development costs of the disc publishing business that have been capitalized by us;

•

all customer, supplier and service provider lists and similar information related to the disc publishing business, and all other contact information, mailing lists and similar files related to the disc publishing business;

•	all telephone numbers (including cellular telephone numbers), fax numbers, email addresses, postal addresses and postal boxes related to the disc publishing business;

•

all rights with respect to causes of action, rights of recovery, rights of set-off, warranty claims, refunds, credits and other rights in respect of undertakings of third parties, encumbrances and other claims related to the disc publishing business; and

•	goodwill related to the disc publishing business.

The disc publishing assets we have agreed to sell to Redwood Acquisition are sometimes referred to as the “acquired assets.” The acquired assets specifically excludes those assets identified as the “excluded assets,” which are summarized below.

Redwood Acquisition will also assume the following liabilities:

•

the liabilities of the disc publishing business (including any acquired subsidiary) set forth on the estimated closing date balance sheet or the closing date balance sheet, including trade payables, accrued expenses (excluding personal leave and bonuses but including accrued vacation) and other current liabilities and deferred revenue and liabilities of the business (including any acquired subsidiary) incurred in the ordinary course of business since the date of the latest balance sheet, but only to the extent such liabilities are included in the final net book value;

•

obligations under the executory portion (that is, the portion which is to be performed after the closing date) of any acquired contract, but not including any obligation relating to portions performed or to be performed on or before the closing date or as a result of any breach or default thereunder before closing;

•	the obligations and liabilities arising out of any foreign benefit plan on and after the closing date; and

•

the obligations and liabilities arising out of the ownership of the acquired assets and the operation of the disc publishing business (including the Acquired Subsidiaries) on and after the closing date.

Under the asset purchase agreement, we are not selling or assigning to Redwood Acquisition the following “excluded assets”:

•	our cash and cash equivalents (but not, for the avoidance of doubt, certain cash and cash equivalents held by the acquired subsidiaries at closing);

•	any of our employee benefit plans, except those included in the “acquired contracts”;

•	our insurance policies;

•

the corporate charter, qualifications to conduct business, arrangements with registered agents, taxpayer and other identification numbers, seals, minute books and other documents relating to the organization, maintenance, and existence of Qumu Corporation as an entity;

•	any contract or agreement related to the governance of Qumu Corporation;

•	all books, records, ledgers, files, documents, correspondence required for us to comply with the legal requirements of a public company, whether stored electronically or otherwise;

•	certain contracts, agreements, commitments and other arrangements identified as “excluded contracts”;

•

the equity interests and assets of the “retained subsidiaries,” which means BriefCam, Ltd., a newly formed entity to be called Qumu Germany, Qumu, Inc., a newly formed entity to be called Qumu Japan, and Qumu UK Limited;

•	all books or records relating to internal corporate matters, tax returns and associated work papers through the closing date;

•

any of our rights under any “transaction document”, which include the asset purchase agreement, the bill of sale, the intellectual property assignment, lease agreement, mutual transition services agreement and any other document expressly contemplated by the asset purchase agreement;

•

all claims, prepayments, prepaid expenses, refunds, causes of action, choses in action, rights of recovery, rights of set off, and rights of recoupment (i) from any excluded asset or (ii) arising out of any excluded liability (including any taxes for which we are responsible under the asset purchase agreement to the extent such taxes are an excluded liability);

•	all confidential, business records and other business information primarily related to our software business;

•

certain property relating to our employees that are not hired by Redwood Acquisition or leased by Redwood Acquisition following closing, including all telephone numbers, fax numbers, e-mail addresses and all the tangible personal property (such as computers, furniture and other related items);

•

personnel, payroll, benefits, work authorization, and other associated necessary records relating to our employees that are not hired by Redwood Acquisition or leased by Redwood Acquisition following closing that we or an acquired subsidiary is not legally permitted to transfer;

•	intellectual property relating to our Signal product software;

•	the Qumu.com domain name and website, @Qumu Twitter account, Qumu Facebook, Qumu LinkedIn, Qumu Blog and Qumu Google+ and similar social media sites; and

•	all other properties or rights of every kind or nature that are primarily used or held for use in connection with our software business, except as specifically identified.

At the closing, the Acquired Subsidiaries will transfer to us (or such entity as we direct) certain assets and agreements of the acquired subsidiary that will also be deemed excluded assets. However, each of the Acquired Subsidiaries will retain cash and cash equivalents of up to the following amounts: $269,868 in Rimage RIT and

Rimage Singapore, collectively; $325,000 in Qumu Europe; and $75,000 in Rimage Japan. Qumu Europe and Rimage Japan will distribute cash and cash equivalents in excess of these amounts to us immediately prior to closing and these distributed amounts will be excluded assets.

Purchase Price and Escrow Amount

The purchase price for the acquired assets will be $23 million plus an estimated amount of cash held by the Acquired Subsidiaries at closing (up to a maximum of $800,000), less the amount (if any) by which the estimated net book value of the disc publishing business at closing is less than the net book value target of $5 million, plus the amount (if any) by which the estimated net book value of the disc publishing business at closing exceeds the net book value target of $5 million, and less the estimated EBITDA of the disc publishing business from June 1, 2014 through the closing date.

At the closing of the Asset Sale Transaction, Redwood Acquisition will pay us the purchase price in cash less a $2.3 million escrow amount that will be placed in an escrow account to support our indemnification obligations under the asset purchase agreement for a fifteen-month escrow period.

Following the closing date, the purchase price will be recalculated based upon final determinations of the actual cash held by the Acquired Subsidiaries at the closing date, the actual difference between net book value at the closing date and the target net book value amount, and actual EBITDA of the disc publishing business from June 1, 2014 through the closing date. The purchase price then will be adjusted upward or downward for the amount by which the purchase price recalculated using these final amounts is more than or less than the purchase price paid at closing. If the recalculated purchase price is more than purchase price paid at closing, Redwood Acquisition will pay to Qumu such amount within ten days. If the recalculated purchase price is less than purchase price paid at closing, we will pay to Redwood Acquisition such amount within ten days.

Under the asset purchase agreement, net book value means the net book value of the acquired assets (including the net book value of the assets of the Acquired Subsidiaries but excluding for this purpose the cash held by the Acquired Subsidiaries), less the net book value of the assumed liabilities as of the closing date, determined in accordance with the U.S. generally accepted accounting principles, consistently applied, used to prepare our audited consolidated balance sheet as of December 31, 2013 and the methodology specified by the parties. Under the asset purchase agreement, EBITDA means earnings of the disc publishing business before interest, tax, depreciation, amortization and extraordinary and non-recurring charges (including transaction expenses), determined in accordance with the U.S. generally accepted accounting principles, consistently applied, used to prepare our audited consolidated balance sheet as of December 31, 2013 and the methodology specified by the parties for the period beginning on June 1, 2014 and ending on the closing Date, if the closing date occurs after June 1, 2014.

Conditions to Closing

The obligation of Equus Holdings and Redwood Acquisition to complete the Asset Sale Transactions is subject to the satisfaction (or written waiver by Equus Holdings and Redwood Acquisition) of the following conditions:

•

Generally, Qumu’s representations and warranties shall be true and correct in all respects on the date of the asset purchase agreement and the closing date or in the case of representations and warranties made as of a specified date earlier than the closing date, as of such earlier date, subject to exceptions as would not, individually or in the aggregate, have a material adverse effect;

•	Qumu shall have materially performed its covenants and other obligations as specified in the asset purchase agreement;

•

There shall not be any injunction, judgment, order, decree or ruling in effect before any government entity the result of which would prevent or prohibit the consummation of the Asset Sale Transaction or cause the Asset Sale Transaction to be rescinded following consummation;

•	Since the date of the asset purchase agreement, there will not have been any material adverse effect;

•	Qumu shall have delivered to Equus Holdings and Redwood Acquisition a certificate, executed by a duly authorized officer, that the preceding four conditions are satisfied;

•	The specified third party consents and approvals shall have been obtained;

•	Qumu shall have obtained shareholder approval of the Asset Sale Proposal;

•	Redwood Acquisition will have obtained the financing under its bank commitment letter or alternate financing;

•	Qumu shall have executed and delivered a bill of sale, assignment and assumption agreement and an intellectual property assignment;

•	Qumu shall have executed and delivered the escrow agreement;

•

Qumu shall have delivered a certificate of good standing, a certificate of non-foreign status and certified copies of the resolutions or consents of our board and shareholders authorizing and approving the asset purchase agreement and the Asset Sale Transaction;

•

Qumu shall have delivered evidence transferring all of the outstanding ownership interests in Qumu Europe, Rimage RIT, Rimage Singapore and Rimage Japan to Redwood Acquisition or one of its affiliates, provided if the actual transfer of such ownership interests cannot be effected at closing, the parties will enter into customary beneficial ownership and control agreements providing for the operation of such acquired subsidiary for the benefit and burden of Redwood Acquisition until such time as such interests are transferred under applicable legal requirements;

•

Qumu shall have delivered a deed transferring the property located at 7725 Washington Avenue South to Redwood Acquisition and a binding title insurance policy insuring Redwood Acquisition as the fee owner of the property;

•	Qumu shall have executed and delivered the mutual transition services agreement and the lease agreement for the property located at 7725 Washington Avenue South;

•	Qumu shall have delivered evidence that the liens (other than the permitted liens) on the acquired assets have been released; and

•	Qumu shall have delivered reliance letters addressed to Redwood Acquisition relating to certain environmental reports covering the property located at 7725 Washington Avenue South.

The obligation of Qumu to complete the Asset Sale Transaction is subject to the satisfaction (or written waiver by Qumu) of the following conditions:

•

Generally, each of Redwood Acquisition’s and Equus Holdings’ representations and warranties shall be true and correct in all material respects on the date of the asset purchase agreement and the closing date or in the case of representations and warranties made as of a specified date earlier than the closing date, as of such earlier date, subject to exceptions as would not, individually or in the aggregate, have a material adverse effect on Redwood Acquisition’s and Equus Holdings’ ability to consummate the transactions contemplated by the asset purchase agreement;

•	Redwood Acquisition and Equus Holdings shall have materially performed its covenants and other obligations as specified in the asset purchase agreement;

•

There shall not be any injunction, judgment, order, decree or ruling in effect before any government entity the result of which would prevent or prohibit the consummation of the Asset Sale Transaction or cause the Asset Sale Transaction to be rescinded following consummation;

•	Redwood Acquisition and Equus Holdings shall have delivered to Qumu a certificate, executed by a duly authorized officer, that the preceding three conditions are satisfied;

•	Qumu shall have obtained shareholder approval of the Asset Sale Proposal;

•	The specified third party consents and approvals shall have been obtained;

•

Equus Holdings and Redwood Acquisition shall have executed and delivered a bill of sale, assignment and assumption agreement, the escrow agreement, the mutual transition services agreement and the lease; and

•

Equus Holdings and Redwood Acquisition shall have delivered certificates of good standing and certified copies of resolutions or consents of the board of directors Equus Holdings and Redwood Acquisition authorizing and approving the asset purchase agreement and the Asset Sale Transaction.

Representations and Warranties

The asset purchase agreement contains customary representations, warranties and covenants made by Qumu and Equus Holdings and Redwood Acquisition. In reviewing the representations and warranties contained in the asset purchase agreement and described in this summary it is important to bear in mind that the parties negotiated the representations and warranties with the principal purpose of establishing the circumstances in which a party to the asset purchase agreement may have the right to terminate the transaction if the representations and warranties of the other party prove to be untrue due to a change in circumstance or otherwise, and allocating risk between the parties, rather than establishing matters of fact. The assertions embodied in those representations and warranties are subject to qualifications and limitations agreed to by the parties in connection with the negotiated terms of the asset purchase agreement and to a standard of materiality defined by the asset purchase agreement that may differ from what may be viewed as material by our shareholders. Our shareholders are not third party beneficiaries under the asset purchase agreement and should not rely on the representations, warranties and covenants or any descriptions thereof as characterizations of the actual state of facts or conditions of Qumu, the disc publishing business, or of Equus Holdings or Redwood Acquisition.

In the asset purchase agreement, Qumu made representations and warranties to Equus Holdings and Redwood Acquisition concerning the following matters:

•	the corporate organization of Qumu and each acquired subsidiary and the authority of each to enter into, deliver and perform its obligations under the transaction documents;

•	the organizational power of Qumu and each acquired subsidiary to carry on the disc publishing business and the authority of each to conduct the disc publishing business;

•

the binding effect on Qumu of the transaction documents, the absence of certain violations, conflicts, breaches, defaults, or liens on the acquired assets as a result of the execution, delivery and performance by Qumu of the transaction documents and the authorizations, consents or approvals required for the execution, delivery and performance by Qumu of the transaction documents;

•	the equity ownership of the acquired subsidiaries and the solvency of the acquired assets;

•

the completeness and accuracy of financial statements provided to Redwood Acquisition and the preparation of these financial statements in compliance with U.S. generally accepted accounting principles and other applicable accounting requirements, as well as certain financial information of the disc publishing business;

•	the absence of undisclosed liabilities;

•	the absence of certain events and certain changes since December 31, 2013;

•	Qumu’s title to the acquired assets, the sufficiency of those assets for the conduct of the disc publishing business and the condition of the certain acquired assets;

•

Qumu’s and the Acquired Subsidiaries’ compliance with laws applicable to the disc publishing business, including anti-bribery, anti-corruption and anti-boycott laws, foreign export controls and import controls;

•	the filing of tax returns, the payment of required taxes, tax audits, tax agreements, tax liabilities and certain other tax matters relating to Qumu and the Acquired Subsidiaries;

•

Qumu’s and the Acquired Subsidiaries’ compliance with environmental laws and environmental permits or licenses applicable to the disc publishing business, the existence of litigation or claims relating to environmental laws, notices or investigations by government entities arising under environmental laws, and the delivery of copies of environmental studies;

•

the intellectual property relating to the disc publishing business and ownership or license of this intellectual property, the sufficiency of the intellectual property for the conduct of the disc publishing business, infringement or misappropriation claims relating to intellectual property, data security and privacy requirements and breaches, and the computer systems used in the disc publishing business;

•	real estate owned or leased by Qumu for use in the conduct of the disc publishing business;

•

outstanding injunctions, judgments, orders relating to the disc publishing business or proceedings, hearings, claims, or governmental investigations involving the Acquired Subsidiaries or Qumu (with respect to the disc publishing business);

•

the employee benefit plans that Qumu or its affiliates maintain, contribute to or have any liability for the benefit of employees, officers or directors of the disc publishing business, including the maintenance of these employee benefit plans with their terms, claims related to these employee benefit plans, and compliance with legal requirements;

•

certain written or oral acquired contracts identified as material contracts, the validity of these material contracts and the absence of violations, breaches or defaults under these material contracts;

•	brokers, finders or investment bankers who may be entitled to compensation in connection with the Asset Sale Transaction;

•

the validity of governmental licenses, permits, certificates of authority, authorizations, and approvals and the sufficiency of these licenses, permits and approvals to allow for the conduct the disc publishing in material compliance with all legal requirements relating to these licenses, permits and approvals;

•	a listing of insurance policies;

•

the absence of any interests of our directors, managers, officers, or affiliates (other than the Acquired Subsidiaries) in the property used in the disc publishing business and that none of these persons are parties to any acquired contracts;

•	customers and supplier matters, including certain notices from customers or suppliers;

•

matters relating to the disc publishing employees, including the absence of union or collective bargaining agreements or activity, labor practices complaints and work stoppages or strikes, compliance with legal requirements relating to employment, agreements with disc publishing employees, and information relating to disc publishing employees and the terms of their employment,

•	accounts receivable of the disc publishing business;

•	inventory of Qumu that is part of the acquired assets or inventory of any acquired subsidiary;

•	warranties and warranty claims relating to products manufactured, sold, leased or delivered by the disc publishing business;

•	product liabilities claims against the disc publishing business relating to any product manufactured, sold, leased or delivered by the disc publishing business;

•

compliance as to form of all of our disclosure documents to be filed with the SEC or to be distributed or disseminated to shareholders in connection with the Asset Sale Transaction and the accuracy of such documents when filed, distributed or disseminated;

•	the fairness opinion delivered to our board of directors by Mooreland Partners; and

•	a disclaimer of other representations and warranties.

Equus Holdings and Redwood Acquisition made representations and warranties to Qumu concerning the following matters:

•	the corporate organization of Equus Holdings and Redwood Acquisition and the power and authority of each to enter into, deliver and perform its obligations under the transaction documents;

•	the organizational power of Equus Holdings and Redwood Acquisition to carry on the businesses in which it is engaged and the authority of each to conduct business;

•

the binding effect on Equus Holdings and Redwood Acquisition of the transaction documents, the absence of certain violations, conflicts, breaches or defaults as a result of the execution, delivery and performance by Equus Holdings and Redwood Acquisition of the transaction documents and the authorizations, consents or approvals required for the execution, delivery and performance by Equus Holdings and Redwood Acquisition of the transaction documents;

•	brokers, finders or investment bankers who may be entitled to compensation in connection with the Asset Sale Transaction;

•

outstanding injunctions, judgments, orders or proceedings, hearings, claims, or governmental investigations having an adverse effect on Equus Holdings’ or Redwood Acquisition’s ability to consummate the Asset Sale Transaction or the performance of their respective obligations under any transaction document to which it is a party;

•

the sufficiency of the financing pursuant to the U.S. Bank commitment letter received by Equus Holdings, together with cash on hand of Equus Holdings and Redwood Acquisition, to consummate the Asset Sale Transaction, as well as the absence of side letters related to the funding of the financing other than as provided in the bank commitment letter, the absence breaches or defaults under the bank commitment letter and the ability of Equus Holdings and Redwood Acquisition to satisfy any term or condition of closing of the financing;

•	the accuracy of the information supplied by Equus Holdings or Redwood Acquisition for inclusion in Qumu’s disclosure documents to be field with the SEC or any proxy statement; and

•	the independent investigation conducted by Equus Holdings and Redwood Acquisition and their representatives relating to the Asset Sale Transaction.

Covenants

          Conduct of the Disc Publishing Business Prior to Closing

From and after the date of the asset purchase agreement and through immediately prior to the closing, or the earlier termination of the asset purchase agreement, we have agreed to conduct the disc publishing business in the ordinary course of business consistent with past practices and use commercially reasonable efforts to preserve and maintain the goodwill associated with the disc publishing business and relationships with the employees, customers, suppliers, distributors and others with whom the disc publishing business has a business relationship. From and after the date of the asset purchase agreement and through immediately prior to the closing, or the earlier termination of the asset purchase agreement, we have also agreed not to take specified actions relating to the disc publishing business without the consent of Equus Holdings. Our obligations relating to the conduct of the business prior to the closing date are subject to exceptions for actions that are specified by the parties and those otherwise contemplated by the asset purchase agreement, required by applicable legal requirements, or as Equus Holdings and Redwood Acquisition may consent to in writing (which may not be unreasonably withheld).

          Access to Business

We are required to give Equus Holdings and Redwood Acquisition reasonable access to the personnel, premises, properties, assets, books and records, contracts and documents pertaining to the disc publishing business, the acquired assets or the assumed liabilities, subject to certain conditions and limitations.

          Confidentiality

The parties have agreed that an existing confidentiality agreement between us and Equus Holdings protecting our confidential information will terminate effective upon and only upon closing with respect to information relating solely to the disc publishing business or otherwise included in the acquired assets, but any and all other confidential information provided to Equus Holdings or Redwood Acquisition by us will continue to be subject to the terms of the confidentiality agreement after closing.

Following closing, we have agreed not disclose to any third party or use any confidential information relating solely to the disc publishing business or Redwood Holdings or its affiliates obtained by us solely in connection with the transactions contemplated by the asset purchase agreement, subject to certain exceptions.

          Consents, Approvals and Filings

Qumu, Equus Holdings and Redwood Acquisition will cooperate and use commercially reasonable efforts to make or obtain specified filings or registrations with, notifications to, or authorizations, consents or approvals of third parties. In addition, each of the parties will use its commercially reasonable efforts to cooperate fully with each other to comply as promptly as practicable with all governmental requirements applicable to these required consents and to make or obtain as promptly as practicable all required consents. Further, each of the parties agrees to use commercially reasonable efforts to cause the conditions to closing to be satisfied as soon as practicable and to consummate the Asset Sale Transaction as soon as practicable.

          Notice of Developments; Supplement to Schedules

During the period between the date of the asset purchase agreement and the closing, each party will give prompt written notice to the other of any material development affecting the ability of the parties to consummate the transactions contemplated by the asset purchase agreement or any of the transaction documents.

We are required to update the disclosure schedules from time to time if we become aware of any fact or condition that causes or constitutes a breach of any of our representations and warranties as of the date of the asset purchase agreement or later as of the time of occurrence or discovery of such fact or condition if such representation or warranty been made as of the time of occurrence or discovery. We will update the disclosure schedules by delivering a supplement to the disclosure schedule specifying changes and updates. These updates to the disclosure schedules will not have any effect on the indemnification obligations or closing conditions as set forth in the asset purchase agreement.

          Preparation of the Proxy Statement; Shareholder Meeting

The asset purchase agreement requires that we prepare and file a proxy statement to be delivered to our shareholders in connection with a meeting of our shareholders to approve the Asset Sale Transaction as promptly as practicable following the date of the asset purchase agreement. In connection with the preparation of this proxy statement, Equus Holdings and Redwood Acquisition and their advisors were required to and have provided certain information for inclusion in this proxy statement. We have agreed to use our reasonable best efforts to respond as promptly as practicable to any comments of the SEC relating to this proxy statement, taking into consideration any reasonable comments or requests made by Redwood Acquisition with respect to SEC comments, and to cause this proxy statement to be mailed as promptly as practicable after this proxy statement is cleared by the SEC (or following such time that as the SEC may advise that it will not review and/or provide comments with respect to this proxy statement). We will keep Equus Holdings and Redwood Acquisition promptly informed of any comments from the SEC, provide Equus Holdings and Redwood Acquisition with copies of correspondence with the SEC and consider any reasonable comments or requests made by Redwood Acquisition with respect to this correspondence. Upon our request, Equus Holdings and Redwood Acquisition will provide information relating to Equus Holdings and Redwood Acquisition required for inclusion to any response letter to the SEC.

The asset purchase agreement also requires that we duly call, give notice of, convene and hold a meeting of our shareholders for approval by our shareholders of the Asset Sale Transaction as promptly as reasonably practicable following the date on which this proxy statement is cleared by the SEC (or following the date upon which the SEC advises that it will not review and/or provide comments with respect to this proxy statement). Subject to the terms of the asset purchase agreement, our board of directors must recommend that our shareholders vote in favor of the Asset Sale Transaction and we are required to use our reasonable best efforts to solicit from our shareholders proxies in favor of the approval of the Asset Sale Proposal and to take all other action necessary or advisable to secure the required approval of our shareholders.

          Solicitation of Transactions

If, at any time following the date of the asset purchase agreement and prior to Qumu securing the required vote of our shareholders of the Asset Sale Transaction, we receive a bona fide written “acquisition proposal” from a third party that did not result from a breach of the non-solicitation provisions of the asset purchase agreement and our board of directors or any committee of our board determines in good faith, after consultation with its financial advisors and outside counsel, that such acquisition proposal constitutes or is reasonably likely to constitute a “superior proposal,” and we give Redwood Acquisition at least 24 hours’ advance written notice of the identity of such person and of our intention to furnish nonpublic information to, or enter into discussions with, such person, then we may furnish information relating to Qumu to the person making the acquisition proposal and participate in discussions or negotiations with the person making the acquisition proposal regarding the terms of such acquisition proposal. We are required to enter into an acceptable confidentiality agreement prior to disclosing nonpublic information to the person making the acquisition proposal and promptly provide Redwood Acquisition with the material information provided to the person making the acquisition proposal that was not previously provided to Redwood Acquisition or Equus Holdings.

Other than the exception described above, from and after the date of the asset purchase agreement until the closing or, if earlier, the termination of the asset purchase agreement, we and the acquired subsidiaries may not and may not authorize or permit our respective representatives to, directly or indirectly:

•	initiate, solicit or knowingly encourage or facilitate the submission of any acquisition proposal, or any inquiry or proposal that could reasonably be expected to lead to an acquisition proposal;

•

participate in any discussions or negotiations, or furnish to any person any information, or cooperate with any person (whether or not a person making an acquisition proposal), with respect to any acquisition proposal, or any inquiry or proposal that could reasonably be expected to lead to an acquisition proposal;

•	approve, endorse or recommend any acquisition proposal;

•	enter into any letter of intent or similar document or any contract contemplating or otherwise relating to any acquisition proposal; or

•

otherwise cooperate in any way with, assist or participate in, or knowingly encourage or facilitate (including through the furnishing of any nonpublic information regarding Qumu, any acquired subsidiary or the disc publishing business in connection with or in response to an acquisition proposal or an inquiry or indication of interest that could lead to an acquisition proposal or providing access to our or the Acquired Subsidiaries’ properties, books, records or management) any effort or attempt by any person to do or seek any of the foregoing.

We are also required to notify Redwood Acquisition and Equus Holdings in writing if we receive any written acquisition proposal or any inquiry, indication of interest or request for nonpublic information that could reasonably be expected to lead to an acquisition proposal, as well as keep Redwood Acquisition and Equus Holdings reasonably informed with respect to the status and details of any acquisition proposal, inquiry, indication or request, and provide copies of correspondence and written material (including draft agreements) exchanged between us and the person making the acquisition proposal or any inquiry, indication or request.

As used in the asset purchase agreement, “acquisition proposal” means any indication of interest, offer or proposal relating to any transaction involving any:

•

merger, consolidation, share exchange, business combination or other similar transaction involving us that, if consummated, would result in a third party acquiring 20% or more of our outstanding voting power or the surviving entity of such transaction immediately following such transaction,

•

sale, lease or other disposition by us (including by way of merger, consolidation, share exchange, business combination, joint venture, sale of shares of our capital stock or otherwise), of 20% or more of our assets, or assets from which 20% or more of our consolidated revenues or our net income are derived (or of substantially all of the acquired assets as provided in the asset purchase agreement),

•	issuance of shares of our capital stock representing 20% or more of our voting power; or

•	tender offer or exchange offer that, if consummated, would result in any person beneficially owning more than 20% of the shares of our capital stock then outstanding.

As used in the asset purchase agreement, “superior proposal” means any unsolicited, bona fide written acquisition proposal (except that for purposes of the definition, references to 20% in the definition of “acquisition proposal” shall be deemed to be references to 50%) made by a third party that, in the good faith judgment of our board of directors or any committee of our board, after consultation with its financial advisors and outside counsel, taking into account all the terms and conditions of such proposal that our board of directors or any committee of our board deems relevant, is more favorable, from a financial point of view, to us than the Asset Sale Transaction.

          Change in Board Recommendations

Our board of directors unanimously recommends that you vote for the Asset Sale Proposal.

Our board of directors may make a change in its recommendation for approval of the Asset Sale Proposal at any time prior to obtaining the required shareholder vote, if our board of directors or any committee of our board determines in good faith, after consultation with its financial advisors and outside counsel, that the failure to do so would be inconsistent with its fiduciary duties under applicable legal requirements, which would include, without limitation, the pursuit of an unsolicited acquisition proposal that constitutes or is reasonably likely to constitute a superior proposal.

Other than the exception described above, neither our board nor any committee of our board will make a change in the recommendation by our board of directors that our shareholders approve the Asset Sale Proposal.

Our board will not be entitled to exercise its right to make a change in its recommendation unless we and our representatives have complied in all material respects with the provisions of the asset purchase agreement relating to non-solicitation of acquisition proposals and the recommendation of our board. Our board also will not be entitled to exercise its right to make a change in its recommendation until we provide three business days advance written notice advising Redwood Acquisition and Equus Holdings of an intended change in our board’s recommendation and specifying the reasons for the action, including in the case that such action is based on a superior proposal, the material terms and conditions of such superior proposal and all related proposed agreements or other documentation. During this three-business day period we are obligated, to the extent requested by Redwood Acquisition and Equus Holdings, to engage in good faith negotiations with Redwood Acquisition and Equus Holdings regarding potential changes to the terms of the asset purchase agreement and, in making a change in our board’s recommendation after such three-business day period, our board of directors and any committee of our board must take into account any changes to the terms of the asset purchase agreement proposed by Redwood Acquisition in writing.

A change in our board’s recommendation will occur if our board of directors or a committee of our board approves, recommends, or declares advisable or publicly proposes to approve, recommend, or declare advisable any acquisition proposal, or any inquiry or proposal that could reasonably be expected to lead to an acquisition proposal, or the abandonment, termination, delay or failure to consummate the Asset Sale Transaction. A change in our board’s recommendation also will occur if our board of directors or a committee of our board withdraws or modifies, in a manner adverse to Redwood Acquisition or Equus Holdings, or publicly proposes to withdraw or modify, in a manner adverse to Redwood Acquisition or Equus Holdings, the recommendation by our board of directors that our shareholders approve the Asset Sale Proposal.

          Non-Competition and Non-Solicitation Covenants

We have agreed for a period of five years not to, directly or indirectly (whether as principal, agent, independent contractor, partner or otherwise) own, manage, operate, control, participate in, or otherwise carry on, the business of manufacturing and distributing disc publishing solutions that label, archive, distribute and protect content on CDs, DVDs and Blu-ray discs.

We also have agreed for a period of five years not to, directly or indirectly, solicit for employment or hire any disc publishing employee hired by Redwood Acquisition unless we receive a release from Redwood Acquisition of this restriction with respect to such employee.

We have agreed that for a period of five years, neither we nor our affiliates will directly or indirectly, solicit any end-user customer that is an active disc publishing customer. However, if during such five year period an active disc publishing customer is displaced by any product of the software business, we will pay Redwood Acquisition a one-time royalty fee. In addition, we have agreed that for a period of five years, neither we nor our affiliates will, directly or indirectly, solicit certain prospective business matters, which are prospective customers for the targeted use case identified with respect to such customer. However, if either Redwood Acquisition or Qumu is interested in pursuing any prospective business matter with a software business solution, a commercial arrangement will be negotiated with Redwood Acquisition that would provide a release from this restriction with respect to such prospective business matter. Nothing in the asset purchase agreement restricts us or our affiliates from soliciting any customer, whether an active business customer or related to a prospective business matter, for an enterprise video content management solution.

For a period from the closing until the first anniversary of the closing, we will not solicit or enter into any commercial arrangements with certain identified law enforcement partners for such partners to resell, license or OEM our software business products and technology, but we are not precluded from selling our software business products and technology directly to such partners, not for resale, license or OEM to third parties.

Further, neither Qumu and Redwood Acquisition nor any of its respective affiliates will disparage in any manner or by any means, or engage in any conduct which defames, disparages, libels or slanders, the other party in respect to any aspect of the other party’s operation of the disc publishing business or the software business, respectively.

However, these covenants do not restrict (A) us from owning not in excess of 3% in the aggregate of any class of capital stock of any public company, (B) us from selling all or a portion of, or licensing the rights to, the excluded assets, including to a person that, directly or indirectly owns, manages, operates, controls, participates in, performs services for, sells materials to, or otherwise carries on, a business similar to or competitive with the disc publishing business, (C) any subsequent buyer or successor of Qumu (whether through stock or equity) from continuing its business as in effect at the time such buyer or successor became a buyer or successor of Qumu, (D) us from holding an ownership interest in the retained subsidiaries, (E) us from continuing the current and any future business operations of BriefCam, provided that we do not direct BriefCam to engage in any activity that would be prohibited if conducted by us, and (F) us from continuing the operations of the software business.

If we violate any of our obligations under these covenants, Equus Holdings and Redwood Acquisition may bring an action against us for damages or other relief as a court may deem appropriate, including seeking a temporary restraining order, or a preliminary or final injunction.

          Books and Records

Each of the parties have agreed that it will preserve and keep the financial records held by it or its affiliates relating to the disc publishing business for a period of seven years from the closing date of the Asset Sale Transaction. Further each of the parties have agreed that it will make these financial records and personnel available to the other as may be reasonably required by the other party in connection with, among other things, any insurance claims, certain litigation, tax audits, governmental investigations or in order to enable us to comply with our obligations under the asset purchase agreement and other related documents. Each party is entitled to copy the books and records to which it is entitled access at that party’s sole cost and expense.

          Tax Matters

We will prepare and timely file all tax returns with respect to the assets being sold to Redwood Acquisition for all tax periods ending on or prior to the closing date of the Asset Sale Transaction. Equus Holdings and Redwood Acquisition will prepare and timely file all other tax returns required to be filed in respect to the assets being sold to Redwood Acquisition for all tax periods ending after the closing date of the Asset Sale Transaction. Equus Holdings and Redwood Acquisition will provide us with an opportunity to review and approve any tax return that includes taxes for which we have an obligation to indemnify Equus Holdings and Redwood Acquisition.

Without our prior written consent, neither Redwood Acquisition, Equus Holdings nor any of their affiliates may take certain actions relating to or affecting tax years ending on or before the closing date of the Asset Sale Transaction, including modifying tax returns, making retroactive tax elections, filing a ruling request, initiating voluntary disclosure to tax authorities, or any action to extend the applicable statute of limitations.

The parties will each provide the other with assistance and non-privileged information relating to the disc publishing business and the acquired assets as may reasonably be requested in connection with tax returns, tax audits, and proceedings by any taxing authority and also will each retain and provide to the other party all non-privileged records and other information which may be relevant to these tax returns, tax audits, and proceedings.

We will exercise exclusive control over the handling, disposition and settlement of any governmental inquiry, examination or proceeding that could result in a determination with respect to taxes due or payable by us, or for which we may be required to indemnify Equus Holdings and Redwood Acquisition. Equus Holdings and Redwood Acquisition are obligated to cooperate with us, at our request, in any such inquiry, examination or proceeding and may participate at their sole expense.

If either Redwood Acquisition or Equus Holdings, on the one hand, or Qumu, on the other hand, receives a refund for which the other party or parties are wholly or partially responsible, the party receiving the refund will pay to the responsible party the amount of the refund attributable to such party. No party will agree to settle any tax liability or compromise any tax claim relating to the disc publishing business or on behalf of any acquired subsidiary, which settlement or compromise may affect the tax liability or tax benefit of another party, without the consent of the other party.

Equus Holdings and Redwood Acquisition will pay 50% of any transfer, sales, use, recording or similar taxes that may be imposed by reason of the Asset Sale Transaction. Equus Holdings and Redwood Acquisition will timely file all tax returns in connection with these transfer taxes, with the parties obligated to cooperate with each other relating to such transfer taxes. Further, Redwood Acquisition is entitled to make certain tax elections with respect to the Acquired Subsidiaries, provided that Redwood Acquisition must indemnify us, on a grossed up basis, for any increases in our taxes or reduction in our tax attributes arising from any such election.

          Employee and Benefits Matters

Prior to closing, we will enter into an employee transition services agreement with Redwood Acquisition on terms reasonably satisfactory both parties. The employee transition services agreement will have a term called the “employee transition period” of up to 45 days after the closing, subject to extension by written consent of Redwood Acquisition and us. During the employee transition period, we will use all reasonable efforts to retain U.S. disc publishing employees and lease such employees to Redwood Acquisition to conduct the disc publishing business as provided in the employee transition agreement. The employee transition agreement will provide that Redwood Acquisition will reimburse us for all wages, salary, commission, and other employee compensation and benefits of these employees incurred during the employee transition period and for all other liabilities associated with such employees during the employee transition period of the type for which Redwood Acquisition would be responsible had Redwood Acquisition hired these U.S. disc publishing employees as of the closing. Prior to the closing, the parties also agree to make such changes as may be required to the transition services agreement to account for the employee transition agreement during the employee transition period.

Prior to the end of the employee transition period, we will provide Redwood Acquisition with an updated list of U.S. disc publishing employees and Redwood Acquisition will offer employment to these employees, subject to its standard hiring practices and conditions and upon such terms and conditions as determined by Redwood Acquisition, with such employment to be effective immediately following the end of the employee transition period.

The disc publishing employees who are offered and accept employment with Redwood Acquisition and who complete all necessary paperwork and commence employment with Redwood Acquisition immediately following the end of the employee transition period, as well as all non-U.S. disc publishing employees of any acquired subsidiary, are referred to as the “hired employees.” Qumu will use its reasonable best efforts to assist Equus Holdings and Redwood Acquisition with the transition of all hired employees to Redwood Acquisition. All hired employees will become employees of Redwood Acquisition immediately following the end of the employee transition period and will cease employment with Qumu at such time.

Effective as of the end of the employee transition period, all hired employees will cease participation in the Qumu employee benefit plans and all hired employees will begin participation in the employee benefit plans of Redwood Acquisition (other than its employee stock ownership plan). Redwood Acquisition will provide to the hired employees employee benefits which are, in the aggregate, substantially comparable to the employee benefits provided to these employees under our benefit plans or to similarly situated employees of Redwood Acquisition (other than its employee stock ownership plan).

Redwood Acquisition will give each hired employee credit for his or her years of service with Qumu for purposes of determining eligibility, vesting, and, for any paid time off program, for level of benefit under Redwood Acquisition’s employee benefit plans in which such hired employee becomes eligible to participate after the end of the employee transition period, to the extent such service would have been counted as service under Redwood Acquisition’s employee plan had such service been performed for Redwood Acquisition. The asset purchase agreement also requires Redwood Acquisition to provide certain benefits under its health, welfare or fringe benefit plans, including waiver all limitations as to preexisting conditions, exclusions and waiting periods and credit for any deductibles and maximum out-of-pocket requirements.

Except as included in the assumed liabilities, we will be responsible for all liabilities and obligations for the employment with us, remuneration by us, or cessation of employment with us of any disc publishing employee (excluding any disc publishing employee of an acquired subsidiary) for all periods prior to and including the closing date. We are obligated to pay each disc publishing employee, including for all hired employees (other than disc publishing employees employed by an acquired subsidiary) in accordance with legal requirements and our past practices, all employee compensation and employment benefits for all periods through the closing, excluding all amounts owed to the U.S. disc publishing employees for accrued and unused vacation or other paid leave (which amounts will be assumed by Redwood Acquisition, but only to the extent such amounts are included in the final net book value). We will continue to be responsible for the medical, life insurance, disability and other welfare plan expenses and benefits for the hired employees with respect to claims incurred by such employees or their covered dependents prior to the closing of the Asset Sale Transaction. We will also be responsible for all legally mandated continuation of health care coverage for all employees and any of their covered dependents who experience a qualifying event on or prior to the date of the closing.

The employee transition agreement will provide for the continuation of employee benefits by Redwood Acquisition for the U.S. disc publishing employees in the ordinary course of business during the employee transition period consistent with the asset purchase agreement provisions, and the assumption by buyer (without purchase price adjustment) of any accrued and unused vacation or other paid leave relating to the employee transition period.

Prior to the end of the employee transition period, Redwood Acquisition will deliver to us true and correct copies of the fully executed severance agreements with certain disc publishing employees.

          Non-Assignable Assets

If the assignment of any acquired asset requires the consent of any person and such consent is not obtained at or prior to the closing, Qumu and Redwood Acquisition will use their reasonable best efforts for a period not to exceed 90 days following the closing to obtain the written consent of such other person to the assignment and the asset purchase agreement will not constitute an agreement to assign such acquired asset until such consent is obtained. Further, at Redwood Acquisition’s election, for a period not to exceed 90 days following the closing, we will continue to maintain and/or perform any such acquired asset at the direction and for the risk and benefit of Redwood Acquisition.

          Qumu Name; Rimage Name

Promptly after the closing, Redwood Acquisition will take such action as is required to change the name of Qumu Europe to a name that does not include the word “Qumu” or any derivative thereof. Further, promptly after the closing, we and any Retained Subsidiaries will cease to use the “Rimage” name or any derivative thereof for any purpose.

We expect that following the closing of the Asset Sale Transaction, Redwood Acquisition will change its corporate name to include the word “Rimage” or some derivative thereof.

          Financing

One of the conditions to the obligation of Equus Holdings and Redwood Acquisition to close the Asset Sale Transaction is that Redwood Acquisition will have obtained financing pursuant to a commitment letter from U.S. Bank National Association (or alternate financing under certain circumstances).

Under the asset purchase agreement, Equus Holdings will use its reasonable best efforts to do all things necessary, proper or advisable to arrange and obtain the financing on the terms and conditions described in the bank commitment letter. Equus Holdings must give us prompt notice upon becoming aware of any breach of the bank commitment letter that would reasonably be expected to prevent Equus Holdings from obtaining the financing or would reasonably be expected to lead to termination of the bank commitment letter. Equus Holdings also must keep us informed promptly and in reasonable detail of the status of its efforts to arrange the financing and may not permit any material amendment or modification to be made to, or any waiver of any material provision or remedy under, the bank commitment letter if such amendment, modification or waiver can reasonably be expected to delay the consummation of the transactions contemplated hereby.

If all conditions in the bank commitment letter have been satisfied or, upon funding, will be satisfied, Equus Holdings will use its reasonable best efforts to cause U.S. Bank to fund on the closing date the financing required to consummate the Asset Sale Transaction.

Equus Holdings and Redwood Acquisition may amend the bank commitment letter if the amendment would not impose new, additional or expanded conditions for the receipt of the financing, reasonably be expected to prevent, or materially delay or impair, the availability of the financing or reasonably be expected to adversely impact the ability of Equus Holdings and/or Redwood Acquisition to timely consummate the Asset Sale Transaction.

If at any time prior to closing Equus Holdings no longer believes in good faith that it will be able to obtain the financing, Equus Holdings must promptly notify us and must use its reasonable best efforts to arrange all of any such portion of the contemplated financing (excluding any amounts that are contemplated to be replaced by Equus Holdings’ cash on hand) from alternative sources. This financing from an alternative source, or alternate financing, must provide for funds not less than the amount required for consummation of Asset Sale Transaction and sufficient to satisfy all of Equus Holdings’ obligations under the asset sale agreement, and must provide specified terms and conditions (other than with respect to amount) not less beneficial in the aggregate to Equus Holdings and its affiliates. As used in the asset purchase agreement and this proxy statement as the context may require, “financing” is also be deemed to include any alternate financing.

Prior to the closing, we must use our reasonable best efforts to cooperate in connection with the financing, including to the extent requested by Equus Holdings or U.S. Bank, and subject to certain conditions, permitting agents and lenders to inspect disc publishing business records and premises and consult with disc publishing business officers, employees, counsel and agents with respect to the disc publishing business.

                Reorganization

In the asset purchase agreement, Equus Holdings and Redwood Acquisition have consented to certain actions prior to the closing, including our formation of Qumu Germany and Qumu Japan, the transfer of our equity interest in Qumu Europe to Qumu Germany, the transfer of any excluded assets owned by Qumu Europe to Qumu Germany and by Rimage Japan to Qumu Japan, and the additional contribution of capital to the Acquired Subsidiaries in connection with these reorganization actions. Redwood Acquisition will be provided a reasonable opportunity to review the agreements related to these reorganization actions and the form of any transfer agreements must be in a form reasonably acceptable to Redwood Acquisition.

If the assignment of any excluded asset to Qumu Germany or Qumu Japan requires the consent of any person that is not obtained at or prior to the closing, the parties will use their reasonable best efforts for a period not to exceed 90 days following the closing to obtain the written consent of such other person, and at our election, for a period not to exceed 90 days following the closing, the entity transferring the excluded asset will continue to maintain and/or perform any such excluded asset at the direction and for the risk and benefit of that transferring entity.

Prior to closing, we may continue to use intercompany accounts in the ordinary course of business and, subject to the reasonable approval of Equus Holdings and Redwood Acquisition, determine the resolution for the treatment and termination of the intercompany accounts, but there must be no balances in all intercompany accounts immediately before the effective time of closing.

                Permits

If Redwood Acquisition has not obtained certain specified permits before or on the closing date, the parties will use their reasonable best efforts to obtain each such permit, and we will enter into arrangements that are reasonably satisfactory to us and Redwood Acquisition so that we will continue to conduct the disc publishing business until Redwood Acquisition obtains such permit, at the direction and for the risk and benefit of Redwood Acquisition.

Termination

The asset purchase agreement may be terminated prior to the closing in certain circumstances summarized as follows:

•	by mutual written consent of the parties;

•	by us or Redwood Acquisition and Equus Holdings if the closing does not occur on or before July 31, 2014;

•

by Redwood Acquisition and Equus Holdings or by us if a court of competent jurisdiction or other government entity shall have issued a final and nonappealable order, or shall have taken any other action, having the effect of permanently restraining, enjoining or otherwise prohibiting the Asset Sale Transaction, or a legal requirement or order shall be in effect that makes consummation of the Asset Sale Transaction illegal or otherwise prohibits or prevents the consummation of the Asset Sale Transaction;

•

by Redwood Acquisition and Equus Holdings or by us if a meeting of our shareholders to approve the asset purchase agreement shall have been held and completed and the asset purchase agreement shall not have been adopted at such meeting by the required shareholder vote;

•

by Redwood Acquisition and Equus Holdings, at any time prior to the adoption of the asset purchase agreement by the required shareholder vote, if our board shall have failed to recommend that our shareholders vote to approve the asset purchase agreement, there shall have occurred a change in the recommendation of our board of directors, our board shall have approved, endorsed or recommended any acquisition proposal, we shall have failed to include the recommendation by our board of directors that shareholders vote in favor of the Asset Sale Proposal, or our board fails to publicly reaffirm its recommendation that shareholders vote in favor of the Asset Sale Proposal within seven business days after our receipt of a written request by Redwood Acquisition and Equus Holdings following the date of any acquisition proposal;

•

by us, prior to obtaining the required shareholder vote, in order to enter into a definitive agreement to effect a transaction contemplated by a superior proposal immediately following a change in the recommendation of our board of directors in response to such superior proposal, but we must enter into such definitive agreement contemporaneous with our termination of the asset purchase agreement;

•

by Redwood Acquisition and Equus Holdings if any of our representations and warranties become inaccurate in any material respect as of a date subsequent to the date of the asset purchase agreement, such that a specified condition to closing would not be satisfied if the condition were then being tested, and such inaccuracy, if capable of cure, cannot, in Redwood Acquisition’s reasonable judgment, be cured by July 31, 2014;

•

by Redwood Acquisition and Equus Holdings if any of our covenants contained in the asset purchase agreement shall have been breached in any material respect, such that a specified condition to closing would not be satisfied, and such breach, if capable of cure, cannot, in Redwood Acquisition’s reasonable judgment, be cured by July 31, 2014;

•

by us if any of Redwood Acquisition’s or Equus Holdings’ representations and warranties shall have become inaccurate in any material respect as of a date subsequent to the date of the asset purchase agreement (as if made on such subsequent date), such that a specified condition to closing would not be satisfied if the condition were then being tested, and such inaccuracy, if capable of cure, cannot, in our reasonable judgment, be cured by July 31, 2014;

•

by us if any of Redwood Acquisition’s or Equus Holdings’ covenants contained in the asset purchase agreement shall have been breached in any material respect such that a specified condition to closing would not be satisfied, and such breach, if capable of cure, cannot, in our reasonable judgment, be cured by July 31, 2014; or

•	by us if Redwood Acquisition and Equus Holdings are unable to obtain financing on or before all of the other closing conditions have been satisfied or waived.

The termination of the asset purchase agreement generally relieves the parties from their obligations, except that certain obligations will survive any termination including obligations relating to confidentiality, remedies, and termination fees, and the termination of the asset purchase agreement will not relieve any party from any liability for fraud.

Remedies; Termination Fees

Any party terminating the asset purchase agreement will have the right to seek recovery of damages as a result of any willful breach by the other party of any representation, warranty, covenant or agreement contained in the asset purchase agreement or fraudulent or willful misrepresentation.

We have agreed to pay Redwood Acquisition (or its designee) a buyer termination fee of $500,000 if the asset purchase agreement is terminated as follows:

•

by Redwood Acquisition and Equus Holdings or by us if a meeting of our shareholders to approve the asset purchase agreement shall have been held and completed and the asset purchase agreement shall not have been adopted at such meeting by the required shareholder vote;

•

by Redwood Acquisition and Equus Holdings, at any time prior to the adoption of the asset purchase agreement by the required shareholder vote, if our board shall have failed to recommend that our shareholders vote to approve the asset purchase agreement, there shall have occurred a change in the recommendation of our board of directors, our board shall have approved, endorsed or recommended any acquisition proposal, we shall have failed to include the recommendation by our board of directors that shareholders vote in favor of the Asset Sale Proposal, or our board fails to publicly reaffirm its recommendation that shareholders vote in favor of the Asset Sale Proposal within seven business days after our receipt of a written request by Redwood Acquisition and Equus Holdings following the date of any acquisition proposal;

•	by us, on the one hand, or by Redwood Acquisition and Equus Holdings, on the other hand, if the closing does not occur on or before July 31, 2014:

	o	so long as before the date of such termination, an acquisition proposal has been communicated to our shareholders or has been publicly announced or otherwise become publicly known;

o

so long as before the date of such termination, an acquisition proposal has been communicated to our board of directors or our shareholders or has been publicly announced or otherwise become publicly known and, within 12 months after the date of termination, we (i) enter into a definitive agreement for any acquisition proposal or any such acquisition proposal is consummated or (ii) a tender or exchange offer or other acquisition proposal is first publicly announced within 12 months after such termination and is subsequently consummated; or

o

if we are then in material breach of our covenants or agreements, so long as, in any such case, before the date of such breach, an acquisition proposal shall have been communicated to our board of directors or shareholders or shall have been publicly announced or otherwise become publicly known;

(For the purpose of each of the foregoing three conditions, all references to “20%” in the definition of acquisition proposal will be deemed to be references to “50%.”)

•

by Redwood Acquisition and Equus Holdings if any of our covenants contained in the asset purchase agreement shall have been breached in any material respect, such that a specified condition to closing would not be satisfied, and such breach, if capable of cure, cannot, in Redwood Acquisition’s reasonable judgment, be cured by July 31, 2014 if we are then in material breach of our covenants or agreements so long as before the date of such breach, an acquisition proposal shall have been communicated to our board of directors or shareholders or shall have been publicly announced or otherwise become publicly known (for the purposes of this condition, all references to “20%” in the definition of acquisition proposal will be deemed to be references to “50%”);

•

by Redwood Acquisition and Equus Holdings if any of our representations and warranties become inaccurate in any material respect as of a date subsequent to the date of the asset purchase agreement, such that a specified condition to closing would not be satisfied if the condition were then being tested, and such inaccuracy, if capable of cure, cannot, in Redwood Acquisition’s reasonable judgment, be cured by July 31, 2014 if we are then in material breach of our covenants or agreements so long as before the date of such breach, an acquisition proposal shall have been communicated to our board of directors or shareholders or shall have been publicly announced or otherwise become publicly known (for the purposes of this condition, all references to “20%” in the definition of acquisition proposal will be deemed to be references to “50%”); or

•

by us, prior to obtaining the required shareholder vote, in order to enter into a definitive agreement to effect a transaction contemplated by a superior proposal immediately following a change in the recommendation of our board of directors in response to such superior proposal, but we must enter into such definitive agreement contemporaneous with our termination of the asset purchase agreement.

Equus Holdings has agreed to pay us a seller termination fee of $300,000 if Redwood Acquisition and Equus Holdings are unable to obtain bank financing pursuant to the commitment letter or alternate financing on or before all of the other closing conditions have been satisfied or waived and the asset purchase agreement is terminated by us.

Any termination fees required to be paid are generally required to be paid either within two business days or contemporaneous with the termination of the asset purchase agreement.

Indemnification

All of the representations and warranties contained in this Agreement will survive the Closing and continue in full force and effect for a period of 18 months thereafter, except that that a specified representation and warranty relating to intellectual property will survive the Closing and continue in full force and effect for a period of 12 months thereafter and the representations and warranties identified as fundamental representations will survive indefinitely.

Subject to the limitations described below, we will indemnify Redwood Acquisition and Equus Holdings and each of their other indemnified persons from and against any loss that Redwood Acquisition and Equus Holdings incur as a result of or arising out of, the breach of our representations, warranties, covenants or agreements, any excluded liability, any excluded asset, the failure of any party (including Redwood Acquisition) to comply with any legal requirements or tax laws relating to bulk sales or bulk transfers in connection with the Asset Sale Transaction, certain taxes for pre-closing tax periods, and any transaction expenses that are not paid at the closing date and not otherwise reflected in an adjustment to the purchase price.

Subject to the limitations described below, Redwood Acquisition and Equus Holdings will, jointly and severally, indemnify us and our other indemnified person from and against any loss that we or such other indemnified person incur as a result of or arising out of the breach of any representations, warranties, covenants or agreements made by Redwood Acquisition or Equus Holdings, any assumed liability, certain taxes for post-closing tax periods, and any increase in our taxes or reduction in our tax attributes resulting from certain tax elections with respect to the Acquired Subsidiaries.

We will have no obligation to indemnify Redwood Acquisition, Equus Holdings and their other indemnified persons with respect to breaches of representations and warranties unless and until Redwood Acquisition and Equus Holdings suffer an aggregate amount of losses by reason of such matters in excess of a deductible amount of $175,000 and Redwood Acquisition and Equus Holdings will be entitled to recover only those losses that exceed such amount. This deductible amount does not apply to the representations and warranties identified as fundamental representations.

Each party’s maximum aggregate obligation to indemnify the other party and their respective other indemnified persons with respect to breaches of representations and warranties will not exceed a cap amount of $2.3 million. This cap amount does not apply to the representations and warranties identified as fundamental representations. Further, a party’s liability for any losses claimed by the other party and their respective other indemnified persons under the asset purchase agreement may not exceed the purchase price.

Except with respect to certain taxes, Redwood Acquisition’s primary means of collecting on any loss that is subject to indemnification by us will through the escrow account, and Redwood Acquisition has no right of collection directly from us for any claims for losses that are less than the amount in the escrow account unless and until the escrow account has been exhausted. Thereafter, and with respect to claims in excess of the escrow account, Redwood Acquisition and Equus Holdings may seek collection directly from us for losses otherwise subject to indemnification.

Amendment

No amendment, modification or waiver of the asset purchase agreement will be effective unless specifically made in writing and duly signed by the party to be bound by the amendment, modification or waiver.

Post-Closing Agreements

At the closing of the Asset Sale Transaction, we will enter into an escrow agreement with Redwood Acquisition and Wells Fargo Bank, N.A., as escrow agent relating to the $2.3 million escrow amount that will be held in an escrow account to support our indemnification obligations under the asset purchase agreement. At the end of the 15 month escrow period, the funds remaining in the escrow account not subject to outstanding claims will be released to us and any amounts subject to outstanding claims will be released to either us or Redwood Acquisition in accordance with the escrow agreement upon final resolution of the claims.

At the closing of the Asset Sale Transaction, we will also enter into agreements with Redwood Acquisition relating to the post-closing operation of our software business and relating to Redwood Acquisition’s operation of the disc publishing business following closing.

At the closing, we and Redwood Acquisition will enter into a mutual transition services agreement by which the parties will provide or receive services to enable each to operate their businesses immediately following the closing date. Under the transition services agreement, we will provide Redwood Acquisition transition services in areas such as finance, marketing, general management and operations support. Redwood Acquisition will provide us with transition services in areas such as information technology and information systems, finance, human resources, and supply chain management. Each party receiving services will pay the party providing services monthly for the direct expenses of the service plus a specified allocation amount depending on service type. Each party has the right upon 30 days’ prior notice to terminate any transition service it receives. The transition services agreement will terminate fifteen months from the closing date of the Asset Purchase Agreement unless all of the transition services have been earlier terminated by the parties or unless the transition services agreement is terminated earlier due to non-payment. The transition services agreement also contains confidentiality provisions that prohibit each party from using or disclosing the confidential information of the other received pursuant to or in connection with the transition services agreement.

At the closing of the Asset Sale Transaction, we will transfer to Redwood Acquisition ownership of the real property located at 7725 Washington Avenue South that currently serves as our headquarters and enter into a lease with Redwood Acquisition pursuant to which we will have the non-exclusive shared right to use the building and ancillary land located at 7725 Washington Avenue South, including the right to use all common areas and the phone, computer and other IT cabling and infrastructure equipment and facilities. The lease will have a six month term, but we may extend the lease, at our sole option, for additional one month periods through the twelfth month following closing. We also have the option to terminate the lease at any time during the term, with or without cause, and without penalty, upon 120 days’ prior written notice to Redwood Acquisition. Under the lease, we will pay Redwood Acquisition in advance monthly rent of $19,292, which amount includes the use of the premises, all insurance and utilities.

If Redwood Acquisition does not have certain employee benefit plans in place by closing, we and Redwood Acquisition will enter into an employee transition agreement at closing to provide for the lease of U.S. disc publishing employees to Redwood Acquisition for a transition period of up to 45 days after the closing, subject to extension by mutual written consent.

The employee transition agreement will provide that Redwood Acquisition will reimburse us for all wages, salary, commission, and other employee compensation and benefits of the leased U.S. disc publishing employees incurred during the transition period and for all other liabilities associated with such these employees during the transition period of the type for which Redwood Acquisition would be responsible had Redwood Acquisition hired these employees as of the closing. The employee transition agreement will also provide that during the transition period we will use commercially reasonable efforts to maintain the relationships with these employees and not take certain actions with respect to the compensation, benefits or agreements with these employees.

PROPOSAL #2
PROPOSAL TO ADJOURN OR POSTPONE THE SPECIAL MEETING

At the special meeting, we are also submitting for shareholder consideration Proposal #2, which is a proposal to permit us to adjourn or postpone the special meeting for the purpose of soliciting additional proxies in the event that, at the special meeting, there are insufficient votes to approve the Asset Sale Proposal. This Proposal #2 is referred to in this proxy statement as the Proposal to Adjourn or Postpone the Special Meeting.

In this Proposal to Adjourn or Postpone the Special Meeting, we are asking you to authorize the holder of any proxy solicited by our board of directors to vote in favor of adjourning the special meeting, and any later adjournments, to another time and place. If our shareholders approve the Proposal to Adjourn or Postpone the Special Meeting, we could adjourn the special meeting, and any adjourned session of the special meeting, to a later date and use the additional time to solicit additional proxies in favor of the Asset Sale Proposal, including the solicitation of proxies from holders of our common stock that have previously voted against the Asset Sale Proposal. Among other things, approval of the Proposal to Adjourn or Postpone the Special Meeting could mean that, even if we had received proxies representing a majority of votes against the Asset Sale Proposal, we could adjourn the special meeting without a vote on the Asset Sale Proposal and seek to convince the holders of those shares to change their votes to votes in favor of the Asset Sale Proposal. If you have previously submitted a proxy on either the Asset Sale Proposal or the Proposal to Adjourn or Postpone the Special Meeting and wish to revoke it upon adjournment or postponement of the special meeting, you may do so.

Our board of directors believes that if the number of shares of our common stock present or represented at the special meeting is insufficient to approve the Asset Sale Proposal, it is in the best interests of our shareholders to enable us, for a limited period of time, to continue to seek to obtain a sufficient number of additional votes to approve the Asset Sale Proposal.

Vote Required

If a quorum is present at the special meeting, the Proposal to Adjourn or Postpone the Special Meeting will be approved if the number of shares voted in favor of the Proposal to Adjourn or Postpone the Special Meeting are greater than those voted against this proposal.

Failure to attend the special meeting in person or by proxy, abstentions and broker non-votes will have no effect on the outcome of the vote on the Proposal to Adjourn or Postpone the Special Meeting if it is submitted for shareholder approval when a quorum is present at the meeting. If a quorum is not present at the special meeting, the Proposal to Adjourn or Postpone the Special Meeting will be approved by the affirmative vote of the holders of a majority of the voting power of our common stock present in person or by proxy at the special meeting. Abstentions would have the same effect as a vote “AGAINST” this proposal and broker non-votes would have no effect on the outcome of the vote on this proposal if it is submitted for approval when no quorum is present at the special meeting.

OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT OUR SHAREHOLDERS VOTE “FOR” PROPOSAL #2, THE PROPOSAL TO ADJOURN OR POSTPONE THE SPECIAL MEETING.

RISK FACTORS

You should carefully consider the special risks described below relating to the Asset Sale Transaction and those risk factors generally associated with our business contained in our Annual Report on Form 10-K for the fiscal year ended December 31, 2013 and our subsequent SEC filings, along with other information provided to you in this proxy statement, in deciding how to vote on the Asset Sale Proposal. See “WHERE YOU CAN FIND ADDITIONAL INFORMATION” on page 65. The special risks described below are not the only ones facing us. Additional risks not presently known to us or that we currently believe are immaterial may also impair our business operations. If any of the following special risks actually occurs, our business, financial condition or results of operations could be materially adversely affected, the market price of our common stock may decline, and you may lose all or part of your investment.

The Asset Sale Transaction may not be completed even if the shareholders approve the Asset Sale Proposal.

Redwood Acquisition’s and Equus Holdings’ obligation to close the Asset Sale Transaction is subject to a number of conditions, including approval by our shareholders, and Redwood Acquisition obtaining financing for the Asset Sale Transaction, as well as other closing conditions set forth in the asset purchase agreement. We cannot control some of these conditions and we cannot assure you that they will be satisfied or that Equus Holdings and Redwood Acquisition will waive any that are not satisfied.

There can be no certainty, nor can we provide any assurance to shareholders, that, even if the shareholders approve the Asset Sale Proposal, these conditions will be satisfied or, if satisfied, when they will be satisfied. If the Asset Sale Transaction is not completed by July 31, 2014, either we or Redwood Acquisition and Equus Holdings may terminate the asset purchase agreement.

The failure to complete the Asset Sale Transaction may result in a decrease in the market value of our common stock and limit our ability to grow and implement our software business strategies.

If the Asset Sale Transaction is not completed, we may be subject to a number of risks, including the following:

•	there may not be another party interested in and able to purchase the disc publishing business;

•	if an alternate purchaser and transaction is identified, such alternate transaction may not result in an equivalent price to what is proposed in the Asset Sale Transaction;

•	the trading price of our common stock may decline to the extent that the current market price reflects a market assumption that the Asset Sale Transaction will be completed;

•	our financial position will be negatively impacted by the expenses we have incurred with respect to the Asset Sale Transaction, even if we receive the $300,000 seller termination fee;

•	we may be required to pay the $500,000 buyer termination fee if the asset purchase agreement is terminated under certain circumstances;

•	our ability to grow our software business may suffer because of the diversion of management attention to continuing the disc publishing business; and

•	our relationships with our customers, suppliers and employees may be damaged and our business may be harmed.

The occurrence of any of these events individually or in combination could have a material adverse effect on our business, financial condition and results of operations and the market value of our common stock may decline.

While the Asset Sale Transaction is pending, it creates uncertainty about our future which could have a material adverse effect on our business, financial condition and results of operations.

While the Asset Sale Transaction is pending, it creates uncertainty about our future. As a result of this uncertainty, our current or potential customers of either the disc publishing or software businesses may decide to delay, defer or cancel orders with us pending completion or termination of the Asset Sale Transaction. In addition, while the Asset Sale Transaction is pending, we are subject to a number of risks, including:

•	the diversion of management and employee attention from our day-to-day business;

•	the potential disruption to business partners and other service providers;

•	the loss of employees who may depart due to concerns regarding uncertainty relating to their jobs following the closing of the Asset Sale Transaction; and

•	we may be unable to respond effectively to competitive pressures, industry developments and future opportunities.

The occurrence of any of these events individually or in combination could have a material adverse effect on our business, financial condition and results of operations. Additionally, we have incurred substantial transaction costs and diversion of management resources in connection with the Asset Sale Transaction, and we will continue to do so until the closing.

The disc publishing business has historically generated a substantial portion of our revenue and in order to succeed after the Asset Sale Transaction, we will need to achieve higher revenue, generate positive cash flows and achieve profitability with our software business.

In the Asset Sale Transaction, we are selling our entire disc publishing business which has historically been the source of a substantial portion of our revenue. For the fiscal year ended December 31, 2013, the disc publishing business accounted for $64.7 million, or 78%, of our total revenues of $82.4 million, while our software business accounted for $17.7 million, or 22%, of our total revenues. For the three months ended March 31, 2014, the disc publishing business accounted for $14.9 million, or 79.2%, of our total revenues of $18.8 million while our software business accounted for $3.9 million, or 20.7%, of our total revenues. We intend to use the net proceeds from the Asset Sale Transaction to grow our software business and for general working capital purposes. There is no guarantee that we will be able to achieve sustained growth in our software business, achieve profitability in our software business, or generate positive cash flows from our software business, or in new products or business opportunities we may pursue.

In addition, given the fact that following the closing of the Asset Sale Transaction the sole focus of our business will be our software business, our management may face even greater expectations from investors and analysts to more quickly produce improved quarterly financial results for our software business as compared to the periods prior to the Asset Sale Transaction. This might cause distractions for our management and our board of directors and might at times conflict with our desire to build long-term shareholder value.

Following the Asset Sale Transaction, our business could be harmed if we do not effectively manage the transition services we receive from Redwood Acquisition and timely develop our own capabilities or if we do not cost effectively provide transition services to Redwood Acquisition.

Pursuant to the terms of the transition services agreement, Qumu and Redwood Acquisition have each agreed to provide the other with certain transition services for a term expiring fifteen months from the closing date of the Asset Sale Transaction, but either party may terminate any of the transition services it receives at any time during the term of the transition services agreement upon 30 days’ prior written notice. The delivery of transition services by us and the monitoring of transition services received by us will divert management and employee attention, and may involve substantial amounts of employee time and resources. Our inability to effectively manage our delivery of services to Redwood Acquisition and our receipt of services from Redwood Acquisition under the transition services agreement could materially and adversely affect our business, financial condition and results of operations following the Asset Sale Transaction.

Further, we will remain substantially dependent on Redwood Acquisition to provide these transition services until we develop our own capabilities through hiring or engage alternative third party service providers. If Redwood Acquisition is unable to provide these services in accordance with the transition services agreement, or if there are delays in developing our own capabilities, our business could be adversely affected.

Following the Asset Sale Transaction, the continuing costs and burdens associated with being a public company will constitute a much larger percentage of our annual revenue.

If the Asset Sale Transaction is completed, we will remain a public company and will continue to be subject to NASDAQ listing standards and SEC rules and regulations, including the Dodd-Frank Wall Street Reform and Consumer Protection Act and the Sarbanes-Oxley Act of 2002. While all public companies face the costs and burdens associated with being public companies, the costs and burden of being a public company will be a significant portion of our annual revenues, which will be significantly reduced if the disc publishing business is sold in the Asset Sale Transaction.

We expect to incur substantial expenses related to the Asset Sale Transaction and related to the divesture of the disc publishing business following closing.

We expect to incur approximately $1.4 million in transaction expenses relating to the Asset Sale Transaction. Following the closing of the Asset Sale Transaction, we will incur additional expenses relating to the transition services we will purchase from Redwood Acquisition under the transition services agreement and rental expense under the lease agreement for our current headquarters at 7725 Washington Avenue South. There are many factors beyond our control that could affect the total amount or the timing of the transaction and divestiture expenses. Moreover, many of the expenses that will be incurred are, by their nature, difficult to estimate accurately. Our future operating results and financial condition may be materially adversely affected by transaction and divestiture expenses and transition expense.

Our future results following the Asset Sale Transaction may differ materially from the unaudited pro forma financial statements attached as Appendix C to this proxy statement.

The unaudited pro forma condensed consolidated financial statements attached to this proxy statement as Appendix C presents our historical consolidated financial statements as adjusted to give effect to the contemplated Asset Sale Transaction. The unaudited pro forma condensed consolidated financial statements reflect the sale of certain assets and assignment of certain liabilities of the disc publishing business, as well as the allocation of certain expenses to the disc publishing business. The unaudited pro forma condensed consolidated financial statements are not necessarily indicative of the financial condition or results of operations of our software business, which will be our remaining business, following the Asset Sale Transaction. In addition, the assumptions used in preparing the pro forma financial information may not prove to be accurate, and other factors may affect our financial condition and results of operations following the Asset Sale Transaction. Any change in our financial condition or results of operations may cause significant variations in the price of our common stock. See “UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS” at Appendix C for more information.

Following the Asset Sale Transaction, our profitability and growth will depend on the success of our remaining business, the software business, which is subject to a variety of business risks and uncertainties.

Our software business provides enterprise content distribution software to the rapidly growing enterprise video communications market and is an innovator in the secure mobile delivery of rich content. Any evaluation of our software business and our prospects following the Asset Sale Transaction must be considered in light of the risks and uncertainties stated above, as well as the following:

•	We may not be successful at implementing our growth strategy;

•	We may not be successful in developing new products that further our growth strategy;

•	We have been investing in initiatives that we believe further our strategy and if the return on these investments is lower or develops more slowly than we expect, our operating results may be harmed;

•	We face intense competition in all areas of our business and such competition may result in price reductions, lower gross profits and loss of market share;

•

Technology in our industry evolves rapidly, potentially causing our products to become obsolete, and we must continue to enhance existing products and develop new products to sustain and grow our business;

•	Adverse economic conditions, particularly those affecting our customers, resellers and distributors, have harmed and may continue to harm our business;

•	Our sales will decline, and our business will be materially harmed, if our sales and marketing efforts are not effective;

•	Competition for highly skilled personnel is intense and if we fail to attract and retain talented employees, we may fail to compete effectively;

•	We sell a significant portion of our products internationally, which exposes us to risks associated with international operations;

•

If our domestic or international intellectual property rights are not adequately protected, others may offer products similar to ours or independently develop the same or similar technologies or otherwise obtain access to our technology and trade secrets which could depress our product selling prices and gross profit or result in loss of market share;

•	We may experience significant quarterly and annual fluctuations in our results of operations due to a number of factors;

•	If enterprise video as a communication medium develops more slowly than we expect it to, our future revenue and profitability will be harmed;

•

Our software products must be successfully integrated into our customers’ information technology environments and workflows and changes to these environments, workflows or unforeseen combinations of technologies may harm our customers’ experience in using our software products;

•	The growth and functionality of our software products depend upon the solution’s effective operation with mobile operating systems and computer networks;

•	If we lose access to third-party licenses, our software product development and production may be delayed or we may incur additional expense to modify our products or products in development;

•

If the limited amount of open source software that is incorporated into our software products were to become unavailable or if we violate the terms of open source licenses, it could adversely affect sales of our products, which could disrupt our business and harm our financial results;

•	We encounter long sales cycles with software business, which could adversely affect our operating results in a given period;

•

Any failure of major elements of the operations of our software business could lead to significant disruptions in the ability to serve customers, which could damage our reputation, reduce our revenues or otherwise harm our business;

•

Changes in laws and regulations related to the Internet or changes in the Internet infrastructure itself may diminish the demand for our software products, and could have a negative impact on our business; and

•	Expanding laws, regulations and customer requirements relating to data security and privacy may adversely affect sales of our software products and result in increased compliance costs.

If we are unable to address these risks, our business, results of operations and prospects following the closing of the Asset Sale Transaction could suffer.

HOUSEHOLDING OF MATERIALS

Some banks, brokers and other nominee record holders may be participating in the practice of “householding.” This means that only one copy of this proxy statement may have been sent to multiple shareholders in a household. We will promptly deliver, upon oral or written request, a separate copy of the proxy statement to any shareholder residing at an address to which only one copy was mailed. Requests for additional copies should be directed in writing to a shareholder’s broker, bank or other nominee holding shares of our common stock for such shareholder or to us at Qumu Corporation, 7725 Washington Ave. S., Minneapolis, MN 55439, Attention: Secretary, or call our Secretary at (952) 683-7900. Shareholders wishing to receive separate copies of our proxy statements in the future, and shareholders sharing an address that wish to receive a single copy of our proxy statements if they are receiving multiple copies of our proxy statements, should contact their bank, broker or other nominee record holder, or may contact the Secretary at the above address.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy these reports, statements or other information we file at the SEC’s Public Reference Room at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. Our SEC filings are also available to the public from commercial document retrieval services and at the website maintained by the SEC at www.sec.gov. The reports and other information that we file with the SEC are also available in the “Investors” section of our corporate website at www.qumu.com, which is located at www.qumu.com/about/investor-relations. Our website address is provided as an inactive textual reference only. The information provided on our website is not part of this proxy statement, and therefore is not incorporated herein by reference.

The SEC allows us to “incorporate by reference” into this proxy statement, which means that we can disclose important information to you by referring you to other documents filed separately with the SEC. The information incorporated by reference is deemed to be part of this proxy statement, except for any information superseded by information in this proxy statement or incorporated by reference subsequent to the date of this proxy statement. This proxy statement incorporates by reference the documents set forth below that we have previously filed with the SEC. These documents contain important information about us and our financial condition and are incorporated by reference into this proxy statement.

The following Qumu Corporation (formerly known as Rimage Corporation) filings with the SEC are incorporated by reference:

•	Annual Report on Form 10-K for the fiscal year ended December 31, 2013;

•	Definitive Proxy Statement for the 2014 Annual Meeting of Shareholders filed on April 15, 2014;

•	Quarterly Reports on Form 10-Q for the quarters ended March 31, 2013 and March 31, 2014;

•	Current Report on Form 8-K dated April 24, 2014 filed on April 24, 2014; and

•	Current Report on Form 8-K dated April 25, 2014 filed on April 25, 2014.

We also incorporate by reference into this proxy statement additional documents that we may file with the SEC between the date of this proxy statement and the earlier of the date of the special meeting of shareholders or the termination of the asset purchase agreement. These documents include periodic reports, such as Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q, as well as Current Reports on Form 8-K and proxy soliciting materials.

Any person, including any beneficial owner, to whom this proxy statement is delivered may request a copy of this proxy statement and any of the documents incorporated by reference in this proxy statement, without charge, by written request directed to the attention of our Secretary at Qumu Corporation, 7725 Washington Ave. S., Minneapolis, MN 55439, or by calling our Secretary at (952) 683-7900, or from the SEC through the SEC’s website at the address provided above.

SHAREHOLDER PROPOSALS 2015 ANNUAL MEETING

The proxy rules of the Securities and Exchange Commission permit our shareholders, after timely notice to us, to present proposals for shareholder action in our proxy statement where such proposals are consistent with applicable law, pertain to matters appropriate for shareholder action and are not properly omitted by our action in accordance with the proxy rules. In order for a shareholder proposal to be considered for inclusion in the proxy statement for the 2015 Annual Meeting of Shareholders, the proposal must be received by the Secretary of Qumu Corporation in writing at our corporate offices, 7725 Washington Avenue South, Edina, Minnesota 55439, no later than December 16, 2014.

Pursuant to our bylaws, in order for any other proposal to be properly brought before the next annual meeting by a shareholder, including a nominee for director to be considered at such annual meeting, the shareholder must give written notice of such shareholder’s intent to bring a matter before the annual meeting, or nominate the director, no later than December 16, 2014. Each such notice must set forth certain information with respect to the shareholder who intends to bring such matter before the meeting and the business desired to be conducted, as set forth in greater detail in our bylaws. If we receive notice of a shareholder proposal after December 16, 2014, such proposal also will be considered untimely pursuant to Rules 14a-4 and 14a-5(e) and the persons named in proxies solicited by the Board of Directors for our 2014 Annual Meeting of Shareholders may exercise discretionary voting power with respect to such proposal.

OTHER MATTERS

As of the date of this proxy statement, our board of directors does not know of any business to be presented at the special meeting other than as set forth in the notice accompanying this proxy statement. If any other matters should properly come before the special meeting, or any adjournment or postponement of the special meeting, it is intended that the shares represented by proxies will be voted with respect to such matters in accordance with the judgment of the persons voting the proxies.

Your vote is very important. Whether or not you plan to attend the special meeting of shareholders, please vote by proxy over the Internet, by telephone or by mailing the enclosed proxy card.

By Order of the Board of Directors,

Sherman L. Black
Chief Executive Officer
Minneapolis, Minnesota
May 27, 2014

APPENDIX A

ASSET PURCHASE AGREEMENT

by and among

EQUUS HOLDINGS, INC.,
as Parent

REDWOOD ACQUISITION, INC.,
as Buyer,

and

QUMU CORPORATION
as Seller

April 24, 2014

A-i

ARTICLE 5 REPRESENTATIONS AND WARRANTIES OF BUYER		38
5.1	Organization, Power and Authorization	38
5.2	Binding Effect and Noncontravention	38
5.3	Brokerage	38
5.4	Litigation	39
5.5	Availability of Funds	39
5.6	Information Supplied	39
5.7	Independent Investigation	40

ARTICLE 6 COVENANTS		40
6.1	Conduct of the Business	40
6.2	Access to Business	41
6.3	Confidentiality	41
6.4	Consents, Approvals and Filings	41
6.5	Notice of Developments	42
6.6	Preparation of the Proxy Statement; Shareholder Meeting	42
6.7	No Solicitation of Transactions	43
6.8	Covenant Not to Compete	46
6.9	Preservation of and Access to Books and Records	48
6.10	Tax Matters	48
6.11	Employment Matters	50
6.12	Non-assignable Assets	53
6.13	Qumu Name	53
6.14	Financing	53
6.15	Reorganization	55
6.16	Permits	55

ARTICLE 7 SURVIVAL AND INDEMNIFICATION		56
7.1	Survival of Representations and Warranties	56
7.2	Indemnification Obligations of Seller	56
7.3	Indemnification Obligations of Buyer and Parent	57
7.4	Limitations on Indemnification	57
7.5	Indemnification Procedures	58
7.6	Exclusive Remedy	59
7.7	Specific Performance	60
7.8	Indemnification Adjusts Purchase Price	60

ARTICLE 8 CLOSING		60
8.1	Closing Date	60
8.2	Conditions of Buyer’s and Parent’s Obligation	60
8.3	Conditions of Seller’s Obligation	62

ARTICLE 9 TERMINATION		63
9.1	Termination	63
9.2	Effect of Termination	65
9.3	Remedies; Termination Fee	65

A-ii

ARTICLE 10 MISCELLANEOUS		67
10.1	Transaction Expenses	67
10.2	Amendments	67
10.3	Successors and Assigns	67
10.4	Governing Law	67
10.5	Notices	67
10.6	Schedules and Exhibits	68
10.7	Counterparts	68
10.8	No Third Party Beneficiaries	69
10.9	Headings	69
10.10	Entire Agreement	69
10.11	Severability	69
10.12	Construction	69
10.13	Public Announcements	69
10.14	Bulk Transfer Laws	69
10.15	Jurisdiction	69
10.16	Waiver of Jury Trial	70
10.17	Interpretation	70

A-iii

EXHIBITS AND SCHEDULES

Exhibit A	Net Book Value Methodology
Exhibit B	Bill of Sale
Exhibit C	Escrow Agreement
Exhibit D	Intellectual Property Assignment
Exhibit E	Mutual Transition Services Agreement
Exhibit F	Lease (Minnesota)
Exhibit G	EBITDA Methodology

Disclosure Schedule
Schedule 1.1	Severance Agreements
Schedule 2.1	Other Acquired Assets
Schedule 2.1(b)	Tangible Personal Property
Schedule 2.1(c)	Intellectual Property
Schedule 2.1(d)	Leases
Schedule 2.1(f)	Acquired Contracts
Schedule 2.1(m)	Telephone Numbers, Etc.
Schedule 2.2(g)	Excluded Contracts
Schedule 2.2(s)	Other Excluded Assets
Schedule 2.2(t)	Excluded Acquired Subsidiary Assets
Schedule 2.3(e)	Other Assumed Liabilities
Schedule 2.4	Other Excluded Liabilities
Schedule 3.3	Allocation
Schedule 6.4	Required Consents
Schedule 6.8(c)	Prospective Business Customers
Schedule 6.8(d)	Law Enforcement Partners
Schedule 6.14(d)	Alternate Financing Terms

A-iv

ASSET PURCHASE AGREEMENT

          THIS ASSET PURCHASE AGREEMENT (this “Agreement”) is made as of April 24, 2014 (the “Effective Date”), by and among Equus Holdings, Inc., a Minnesota corporation (“Parent”), Redwood Acquisition, Inc., a Minnesota corporation (“Buyer”), and Qumu Corporation, a Minnesota corporation (“Seller”). Parent, Buyer and Seller are each referred to in this Agreement as a “Party.”

RECITALS

          WHEREAS, Seller is engaged in the business of manufacturing and distributing disc publishing solutions that label, archive, distribute and protect content on CDs, DVDs and Blu-ray discs through its “Disc Publishing” business which includes the Acquired Subsidiaries (the “Business”).

          WHEREAS, Seller is also engaged in the business of providing enterprise content distribution software for the video communications market and the delivery of secure digital content to computer, tablets and mobile devices (the “Retained Business”).

          WHEREAS, Seller wishes to sell and assign to Buyer, and Buyer wishes to purchase and assume from Seller, certain of the assets of Seller used in the Business and certain liabilities of the Business, subject to the terms and conditions set forth herein.

          WHEREAS, Parent is the sole shareholder of Buyer and, as such Parent will substantially benefit from the transactions contemplated herein.

          NOW, THEREFORE, the Parties agree as follows:

ARTICLE 1
DEFINITIONS

          For purposes of this Agreement, the following terms have the meanings set forth below:

          “Acceptable Confidentiality Agreement” means a confidentiality agreement that contains confidentiality provisions of the relevant third party that has made an Acquisition Proposal that are no less favorable in any substantive respect to Seller than those contained in the Confidentiality Agreement.

          “Acceptance Notice” has the meaning set forth in Section 3.2(b).

          “Acquired Assets” has the meaning set forth in Section 2.1.

          “Acquired Contracts” has the meaning set forth in Section 2.1(f).

          “Acquired Subsidiaries” means Qumu Europe, Rimage RIT, Rimage Singapore and Rimage Japan.

          “Acquisition Proposal” means any indication of interest, offer or proposal (other than an indication of interest, offer or proposal made or submitted by Buyer, Parent or any Affiliate thereof) contemplating or otherwise relating to any transaction or series of transactions involving any: (a) merger, consolidation, share exchange, business combination or other similar transaction involving Seller that, if consummated, would result in a third party acquiring 20% or more of the outstanding voting power of Seller or the surviving entity of such transaction immediately following such transaction, (b) sale, lease or other disposition by Seller (including by way of merger, consolidation, share exchange, business combination, joint venture, sale of shares of capital stock of Seller or otherwise), of assets of Seller representing 20% or more of the assets of Seller, or from which 20% or more of the consolidated revenues or net income of Seller are derived (or of substantially all of the Acquired Assets as provided herein), (c) issuance of shares of capital stock of Seller representing 20% or more of the voting power of Seller or (d) tender offer or exchange offer that, if consummated, would result in any Person beneficially owning more than 20% of the shares of capital stock of Seller then outstanding.

          “Active Business Customer” has the meaning set forth in Section 6.8(c).

          “Affiliate” of any particular Person means any other Person controlling, controlled by or under common control with such particular Person. For the purposes of this definition, “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person whether through the ownership of voting securities, contract or otherwise.

          “Agreement” has the meaning set forth in the preamble.

          “Agreement Period” has the meaning set forth in Section 3.2(c).

          “Alternate Financing” has the meaning set forth in Section 6.14(d).

          “Anti-Bribery Laws” has the meaning set forth in Section 4.7(b).

          “Anti-Boycott Laws” means (a) the 1977 amendments to the U.S. Export Administration Act (50 U.S.C. App. §§ 2401-2420) and the regulations and guidelines issued pursuant thereto, including the Export Administration Regulations (15 C.F.R. Parts 730-774) administered by the Bureau of Industry and Security of the U.S. Department of Commerce; and (b) the Ribicoff Amendment to the 1976 Tax Reform Act (Section 999 of the Code).

          “Assumed Liabilities” has the meaning set forth in Section 2.3.

          “Bank” has the meaning set forth in Section 5.5.

          “Bank Commitment Letter” has the meaning set forth in Section 5.5.

          “Benefit Plan” means any (i) “employee benefit plan” (as such term is defined in Section 3(3) of ERISA) that Seller or an ERISA Affiliate currently maintains or contributes to, or has any liability, for the benefit of any current or former employee, officer or director (or their beneficiaries), and (ii) any other employee benefit plan, program or arrangement involving compensation, deferred compensation, supplemental retirement, bonus, equity based awards, incentive, insurance coverage, severance, retention, medical, dental, vision, transportation, disability, paid time off, or fringe benefits that Seller or an ERISA Affiliate currently maintains or contributes to, or has any liability, for the benefit of any current or former employee, officer, or director (or their beneficiaries) of the Business.

          “Bill of Sale” has the meaning set forth in Section 8.2(h)(i).

          “BriefCam” means BriefCam, Ltd., an entity formed under the laws of Israel.

          “Business” has the meaning set forth in the recitals.

          “Business Day” means any day (other than a Saturday, Sunday or legal holiday in Minnesota) on which federally-insured financial institutions are open in Minnesota.

          “Business Intellectual Property” means the Intellectual Property primarily used or held primarily for use in connection with the Business.

          “Business Registered Intellectual Property” has the meaning set forth in Section 4.10(a).

          “Buyer” has the meaning set forth in the preamble.

          “Buyer Termination Fee” has the meaning set forth in Section 9.3(b).

          “Cap” has the meaning set forth in Section 7.4(c).

          “Change of Seller Board Recommendation” has the meaning set forth in Section 6.7(d).

          “Closing” has the meaning set forth in Section 8.1.

          “Closing Balance Sheet” has the meaning set forth in Section 3.2(a).

          “Closing Calculation” has the meaning set forth in Section 3.2(a).

          “Closing Date” has the meaning set forth in Section 8.1.

          “Closing Income Statement” has the meaning set forth in Section 3.2(a).

          “COBRA” has the meaning set forth in Section 4.13(e).

          “Code” means the Internal Revenue Code of 1986, as amended.

          “Computer Systems” has the meaning set forth in Section 4.10(g).

          “Confidentiality Agreement” means the Confidentiality Agreement dated February 4, 2014 between Seller and Parent.

          “Conflict of Interest” has the meaning set forth in Section 7.5(a).

          “Deductible” has the meaning set forth in Section 7.4(a).

          “Disclosure Schedule” means the disclosure schedule prepared by Seller attached to this Agreement which sets forth the exceptions to the representations and warranties contained in Article 4, and certain other information called for by the Agreement.

          “EBITDA” means earnings of the Business before interest, tax, depreciation, amortization and extraordinary and non-recurring charges (including Transaction Expenses), as determined in accordance with GAAP used to prepare the Latest Income Statement, consistently applied, and the principles set forth on Exhibit G for the period beginning on June 1, 2014 and ending on the Closing Date, if the Closing Date occurs after June 1, 2014.

          “Effective Date” has the meaning set forth in the preamble.

          “Employee List” has the meaning set forth in Section 4.20(l).

          “Employees” means the employees of Seller and each of the Acquired Subsidiaries who are engaged primarily in the Business immediately prior to the Closing, including the individuals whose names are set forth on Section 4.20(l) of the Disclosure Schedule. For avoidance of doubt, Employees shall exclude the employees of Seller and the Acquired Subsidiaries whose names are set forth on Section 4.20(1) of the Disclosure Schedule and designated as an “Excluded Employee.”

          “Employee Transition Agreement” has the meaning set forth in Section 6.11(a).

          “Employee Transition Period” has the meaning set forth in Section 6.11(a).

          “Environmental Laws” means all Legal Requirements concerning public health and safety, occupational safety and health hazards, pollution or protection of the environment (including, without limitation, ambient air, surface water, ground water, land surface or subsurface strata), including without limitation all those relating to the presence, use, production, generation, handling, transportation, treatment, storage, disposal, distribution, labeling, testing, processing, discharge, release, threatened release, control, or cleanup of any hazardous materials, substances or wastes, chemical substances or mixtures, pesticides, pollutants, contaminants, toxic chemicals, petroleum products or byproducts, asbestos, polychlorinated biphenyls, noise, or radiation.

          “ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

          “ERISA Affiliate” means any entity which, together with Seller, is a member of (a) a controlled group of corporations (as defined in Section 414(b) of the Code), (b) a group of trades or businesses under common control (as defined in Section 414(c) of the Code), or (c) an affiliated service group (as defined under Section 414(m) or the Code or the regulations under Section 414(o) of the Code).

          “Escrow Account” means the escrow account with the Escrow Agent, to be governed by the terms of the Escrow Agreement.

          “Escrow Agent” means Wells Fargo Bank, N.A.

          “Escrow Agreement” means the Escrow Agreement between Seller, Buyer and the Escrow Agent, substantially in the form attached as Exhibit C.

          “Escrow Amount” means $2.3 million.

          “Estimated Closing Balance Sheet” has the meaning set forth in Section 3.1(b).

          “Estimated EBITDA” means EBITDA estimated in good faith by Seller pursuant to Section 3.1(b).

          “Estimated Net Book Value” means the Net Book Value estimated in good faith by Seller pursuant to Section 3.1(b).

          “Estimated Rimage Sub Cash” means the Rimage Sub Cash estimated in good faith by Seller pursuant to Section 3.1(b).

          “Exchange Act” means the Securities Exchange Act of 1934, as amended.

          “Excluded Assets” has the meaning set forth in Section 2.2.

          “Excluded Contracts” has the meaning set forth in Section 2.2(e).

          “Excluded Liabilities” has the meaning set forth in Section 2.4.

          “Export Controls” has the meaning set forth in Section 4.7(c).

          “FCPA” means the U.S. Foreign Corrupt Practices Act.

          “Final EBITDA” means EBITDA as finally determined pursuant to Section 3.2.

          “Final Net Book Value” means the Net Book Value as finally determined pursuant to Section 3.2.

          “Final Rimage Sub Cash” means the Rimage Sub Cash as finally determined pursuant to Section 3.2.

          “Financial Statements” has the meaning set forth in Section 4.4.

          “Financing” has the meaning set forth in Section 5.5.

          “Foreign Benefit Plan” has the meaning set forth in Section 4.13(a).

          “Fundamental Representations” means (i) with respect to Seller, the representations and warranties of Seller in Section 4.1, Section 4.2, Section 4.3, Section 4.6(a), Section 4.8 and Section 4.15 and (ii) with respect to Parent and Buyer, the representations and warranties of Parent and Buyer in Section 5.1, Section 5.2 and Section 5.3.

          “GAAP” means United States generally accepted accounting principles as in effect from time to time, consistently applied.

          “Government Entity” means any (a) nation, principality, state, commonwealth, province, territory, county, municipality, district or other jurisdiction of any nature, (b) federal, provincial, state, local, municipal, foreign or other government, (c) governmental or quasi governmental authority of any nature, (d) multi-national organization or body, or (e) Person exercising, or entitled to exercise, any executive, legislative, judicial, arbitrational, administrative, regulatory, police, military or taxing authority or power of any nature.

          “Government Official” has the meaning set forth in Section 4.7(b).

          “Hazardous Substances” means pollutants, contaminants, hazardous substances, hazardous wastes, petroleum and fractions thereof, and all other chemicals, wastes, substances and materials listed in or regulated by or identified in any Environmental Law.

          “Hired Employees” has the meaning set forth in Section 6.11(b).

          “Import Laws” has the meaning set forth in Section 4.7(c).

          “Inactive U.S. Employees” has the meaning set forth in Section 6.11(b).

          “Indemnification Claim Notice” has the meaning set forth in Section 7.5(a)(i).

          “Indemnified Party” means a Party who is seeking indemnification under Section 7.2 or 7.3.

          “Indemnifying Party” means a Party from whom indemnification is being sought under Section 7.2 or 7.3.

          “Independent Auditors” has the meaning set forth in Section 3.2(c).

          “Insurance Policies” has the meaning set forth in Section 4.17.

          “Intellectual Property” means all of the following: (a) patents, patent applications and patent disclosures, (b) trademarks, service marks, corporate names, trade names, slogans, brand names, logos and Internet domain names, (c) copyrights and copyrightable works, (d) registrations and applications for any of the foregoing, (e) trade secrets, confidential information, know how, processes and inventions, and (f) computer software (including all source code and related documentation).

          “Intellectual Property Assignment” has the meaning set forth in Section 8.2(h)(ii).

          “Knowledge” means, with respect to a Person, the actual knowledge of such Person and the knowledge such Person would reasonably be expected to have based on such Person’s title and duties. Seller’s Knowledge means the Knowledge of Sherman L. Black, the Seller’s Chief Executive Officer, James R. Stewart, the Seller’s Chief Financial Officer, and Chris Heim, the Seller’s Senior Vice President of Sales and Marketing for Rimage Disc Publishing. Buyer’s Knowledge means the Knowledge of Andy Juang, Parent’s President & CEO, and Howard Gilles, Parent’s Chief Financial Officer.

          “Latest Balance Sheet” means the audited consolidated balance sheet of Seller as of December 31, 2013.

          “Latest Income Statement” means the audited consolidated income statement for the twelve month period ending December 31, 2013.

          “Lease” means the Lease Agreement between Seller and Buyer, substantially in the form attached as Exhibit F.

          “Leased Real Property” means all leasehold or subleasehold estates and other rights to use or occupy any land, buildings, structures, improvements, fixtures, or other interest in real property held by Seller or an Acquired Subsidiary and used by Seller or an Acquired Subsidiary in the Business, but does not include any leasehold or subleasehold estates and other rights to use or occupy any land, buildings, structures, improvements, fixtures, or other interest in real property of a Retained Subsidiary.

          “Legal Requirement” means any law (including common law), statute, legislation, constitution, ordinance, code, judgment, order, decree, treaty, rule, regulation, ruling, direction or other restriction of an arbitrator or Government Entity, as currently in effect, or, as applicable, as in effect as of any date on which a representation or warranty is made under this Agreement.

          “Licenses” has the meaning set forth in Section 4.7(c).

          “Lien” means any mortgage, pledge, lien, encumbrance, charge, deed of trust, hypothecation, lease, sublease, license, claim, transfer restriction or other security interest.

          “Loss” means, with respect to any Person, any liability, cost, damage, penalty, fine, Lien, fee, or other out-of-pocket loss or expense, including court costs and reasonable attorneys’ fees and expenses, whether or not arising out of a Third Party Claim, against or affecting such Person, but will not include any punitive damages, or any damages that are not reasonably foreseeable (except to the extent such damages arise out of a Third Party Claim), nor shall Losses include damages measured by or based on a multiple of earnings (or other similar multiplier).

          “Material Adverse Effect” means any effect, or series of related effects that, individually or in the aggregate, has not had and would not reasonably be expected to have a material and adverse effect on (a) the business, operations, properties or financial condition of the Business, taken as a whole, or (b) the ability of Seller to consummate the transactions contemplated hereby; provided, however, that any effect arising from or relating to any of the following will be excluded from clause (a) of the definition of “Material Adverse Effect” and from the determination of whether such a Material Adverse Effect under clause (a) has occurred: (i) any action taken by Seller or any Acquired Subsidiary pursuant to the express terms hereof, (ii) general business or economic conditions, (iii) any failure by the Business to meet Seller’s internal financial projections (provided that the underlying cause or causes of such failure to meet such projections may be taken into account in determining whether a Material Adverse Effect has occurred), (iv) political or social conditions, including the engagement by the United States or any other country or group in hostilities, (v) changes in GAAP, (vi) fluctuations or volatility in the financial, banking or securities markets (including any disruption thereof and any decline in the price of any security or any market index), (vii) changes in any Legal Requirement, (viii) any “act of God,” including, but not limited to, weather, natural disasters and earthquakes, and (ix) changes resulting from the announcement or pendency of this Agreement or the transactions contemplated hereunder; except to the extent any changes arising from or relating to clauses (ii), (iv), (v), (vi), (vii) and (viii) have a disproportionate effect on the Business relative to other participants in the Business’s industry.

          “Material Contracts” has the meaning set forth in Section 4.14(a).

          “Maximum Rimage Sub Cash” has the meaning set forth in Section 3.1(a).

          “Mutual Transition Services Agreement” has the meaning set forth in Section 8.2(h)(ix).

          “Net Book Value” means the net book value of the Acquired Assets (including the net book value of the assets of the Acquired Subsidiaries but excluding for this purpose the Rimage Sub Cash), less the net book value of the Assumed Liabilities as of the Closing Date, determined in accordance with GAAP consistently applied by Seller and in accordance with the methodologies set forth on Exhibit A and in each case as of 12:01 a.m. on the Closing Date.

          “Non-U.S. Employees” means Employees engaged or employed by any of the Acquired Subsidiaries wholly or primarily outside the United States, including those individuals identified on Section 4.20(l) of the Disclosure Schedule as having a primary residence outside the United States.

          “Objection Notice” has the meaning set forth in Section 3.2(b).

          “Ordinary Course of Business” means the ordinary course of the Business, consistent with Seller’s and the Acquired Subsidiaries’ past custom and practice.

          “Other Indemnified Person” means, for any Person, such Person’s Affiliates and each of such Person’s and each of such Affiliate’s stockholders, officers, directors, partners, members, governors, managers, employees, agents, representatives and permitted successors and assigns.

          “Owned Real Property” means the real property located at 7725 Washington Avenue South, Minneapolis, Minnesota 55439.

          “Parent” has the meaning set forth in the preamble.

          “Party” has the meaning set forth in the preamble.

          “Permits” has the meaning set forth in Section 4.16.

          “Permitted Liens” means (a) liens for Taxes or assessments and similar charges, which are not yet due or delinquent, (b) mechanics’, materialmen’s or contractors’ liens or encumbrances or any similar statutory Lien or restriction for amounts not yet due and payable or which are being contested in good faith, (c) zoning, entitlement, building and other land use regulations which do not materially impair, prohibit or restrict the occupancy or current use of the real property which they encumber, (d) covenants, conditions, restrictions, easements and other similar matters of record affecting title to the real property which do not materially impair, prohibit or restrict the occupancy or current use of the real property which they encumber, (e) any deposit made in the Ordinary Course of Business in compliance with workers’ compensation, unemployment insurance or other social security laws or other statutory obligations of Seller or any Acquired Subsidiary, (f) any cash deposit or right of set-off to secure the performance of contracts, leases, statutory obligations and other obligations of a similar nature, in each case imposed in the Ordinary Course of Business, (g) statutory liens of landlords, and (h) any Lien created by or at the direction of Buyer.

          “Person” means an individual, a partnership, a corporation, an association, a limited liability company, a joint stock company, a trust, a joint venture, an unincorporated organization, an estate, a labor union, or a Government Entity.

          “Post-Closing Tax Period” means (a) any Tax period beginning after the Closing Date and (b) with respect to a Straddle Period, any portion thereof beginning after the Closing Date.

          “Pre-Closing Tax Period” means (a) any Tax period ending on or before the Closing Date and (b) with respect to a Straddle Period, any portion thereof ending on, and including, the Closing Date.

          “Prospective Business Matter” has the meaning set forth in Section 6.8(c).

          “Proxy Statement” has the meaning set forth in Section 6.6(a).

          “Purchase Price” has the meaning set forth in Section 3.1(a).

          “Purchase Price Allocation” has the meaning set forth in Section 3.3.

          “Qualifying SEC Report” means (a) Seller’s Annual Report on Form 10-K for the fiscal year ended December 31, 2013 and (b) any Seller SEC Report filed or furnished on or after the date of filing such Form 10-K that is filed with or furnished to the SEC on the SEC’s EDGAR system at least five Business Days prior to the date of this Agreement.

          “Qumu Europe” means Qumu Europe GmbH, an entity formed under the laws of Germany.

          “Qumu Germany” means an entity to be formed under the laws of Germany.

          “Qumu, Inc.” means Qumu, Inc., a California corporation.

          “Qumu Japan” means an entity to be formed under the laws of Japan.

          “Qumu UK” means Qumu UK Limited, an entity formed under the laws of England.

          “Real Property” means the Owned Real Property and the Leased Real Property.

          “Real Property Lease” or “Real Property Leases” has the meaning set forth in Section 4.11(b).

          “Representatives” means, with respect to a particular Person, any director, officer, manager, employee, agent, consultant, advisor, accountant, financial advisor, legal counsel or other representative of that Person.

          “Required Consents” has the meaning set forth in Section 6.4.

          “Required Shareholder Vote” means the vote required by the Minnesota Business Corporation Act or the organizational documents of Seller, for the adoption of this Agreement and the transactions contemplated herein by the majority of the issued and outstanding common stock of Seller.

          “Restricted Party” means any Person: (a) named on the Specially Designated Nationals List maintained by the Office of Foreign Assets Control of the U.S. Department of Treasury; (b) named on the Entity List, the Unverified List or the Denied Persons List maintained by the Bureau of Industry and Security of the U.S. Department of Commerce; (c) named in any Executive Order or any Annex to any Executive Order issued by the President of the United States, as a party with whom transactions by U.S. persons are prohibited; (d) that is otherwise identified in writing by the United States government as a Person with whom or with which conducting business would constitute a violation of U.S. Legal Requirements; (e) included on any similar lists maintained by any other applicable non-U.S. Government Entity; or (f) whose property has been blocked, or is subject to seizure, forfeiture or confiscation, by any Government Entity, U.S. or foreign.

          “Retained Business” has the meaning set forth in the recitals.

          “Retained Subsidiaries” means BriefCam, Qumu Germany, Qumu, Inc., Qumu Japan and Qumu UK.

          “Rimage Japan” means Rimage Japan Co., Ltd., an entity formed under the law of Japan.

          “Rimage RIT” means Rimage Information Technology (Shanghai) Co., Ltd., an entity formed under the laws of the People’s Republic of China.

          “Rimage Singapore” means Rimage Holdings (Singapore) Pte., Ltd., an entity formed under the laws of Singapore.

          “Rimage Sub Cash” means cash and cash equivalents held by the Acquired Subsidiaries at Closing.

          “SEC” means the United States Securities and Exchange Commission.

          “Seller” has the meaning set forth in the preamble.

          “Seller Board Recommendation” has the meaning set forth in Section 6.6(c).

          “Seller Disclosure Documents” has the meaning set forth in Section 4.25.

          “Seller SEC Reports” means all registration statements, reports, schedules and other documents filed or furnished by Seller to the SEC.

          “Seller Shareholder Meeting” has the meaning set forth in Section 6.6(a).

          “Seller Termination Fee” has the meaning set forth in Section 9.3(c).

          “Severance Agreements” means each of the severance agreements in the form set forth on Schedule 1.1 between Buyer and each of the individuals whose names are set forth on Schedule 1.1.

          “Signal Intellectual Property” means the Intellectual Property related to the Signal software, including, without limitation, the following U.S. patent applications: 13/840107 (content watermarking), 13/279016 (content distribution and aggregation); 13/279009 (secure content distribution); and 13/862343 (adaptive and configurable content delivery and routing).

          “Straddle Period” means any complete Tax period of any Acquired Subsidiary relating to any Tax that includes but does not end on the Closing Date.

          “Superior Proposal” means any unsolicited, bona fide written Acquisition Proposal (provided, that for purposes of this definition, references to 20% in the definition of “Acquisition Proposal” shall be deemed to be references to 50%) made by a third party that, in the good faith judgment of Seller’s Board of Directors or any committee thereof, after consultation with its financial advisors and outside counsel, taking into account all the terms and conditions of such proposal that Seller’s Board of Directors or any committee thereof deems relevant (including the legal, financial, regulatory, timing and other aspects of the proposal and any changes to the terms of this Agreement proposed by Buyer in response to such proposal or otherwise), is more favorable, from a financial point of view, to Seller than the transactions contemplated hereby.

          “Target Net Book Value” means $5.0 million.

          “Tax” or “Taxes” means federal, state, or local income, gross receipts, capital stock, franchise, profits, payroll, employment, withholding, social security, social welfare, unemployment, disability, real property, ad valorem, personal property, stamp, excise, license, occupation, sales, use, transfer, registration, value added, alternative minimum, estimated or other tax, including any interest, penalty or addition thereto.

          “Tax Return” means any return, report, information return or other document relating to Taxes.

          “Third Party Claim” has the meaning set forth in Section 7.5(a)(i).

          “Transaction Documents” means this Agreement, the Bill of Sale, the Intellectual Property Assignment, the Escrow Agreement, Mutual Transition Services Agreement, the Employee Transition Agreement, the Lease and any other document expressly contemplated by this Agreement.

          “Transaction Expenses” means attorney, accountant, investment banker and other professional fees and expenses and other costs of Seller or any Acquired Subsidiary in connection with the transactions contemplated hereby and any bonus, change in control or other similar employee benefit obligation arising as a result of the consummation of the transactions contemplated hereby.

          “U.S. Employees” means all Employees engaged or employed by Seller wholly or primarily in the United States, including those individuals identified on Section 4.20(l) of the Disclosure Schedule as having a primary residence in the United States.

ARTICLE 2
PURCHASE AND SALE OF ASSETS

          2.1     Purchase and Sale. At the Closing, subject to the terms and conditions set forth in this Agreement, Buyer will purchase from Seller, and Seller will sell, convey, assign, transfer, and deliver to Buyer, free and clear of any Liens (other than Permitted Liens), all of the right, title and interest of Seller in and to all of the assets of Seller primarily used or primarily held for use in connection with the Business, including the assets set forth on Schedule 2.1 and the following assets (collectively, the “Acquired Assets”):

                    (a)          accounts, notes and other receivables relating to the Business;

                    (b)          the tangible personal property (such as machinery, equipment, inventories of raw materials and supplies, manufactured and purchased parts, goods in process and finished goods, furniture, automobiles, trucks, trailers, tools, jigs and dies) relating to the Business, including but not limited to those items listed on Schedule 2.1(b);

                    (c)          the Business Intellectual Property, including the Intellectual Property listed on Schedule 2.1(c), the “Rimage” tradename (but excluding the “Qumu” tradename), the goodwill associated therewith, and rights thereunder, remedies against infringements thereof and rights to protection of interests therein under the laws of all jurisdictions;

                    (d)          the Leased Real Property listed on Schedule 2.1(d) and all leasehold improvements relating thereto;

                    (e)          the Owned Real Property;

                    (f)          contracts, agreements, commitments and other arrangements, whether written or oral, relating to the Business, including unfilled service and maintenance contracts and commitments, purchase orders for raw materials and supplies, other unfilled customer orders, leases, subleases and licenses, including those listed on Schedule 2.1(f) but excluding the Excluded Contracts (collectively, the “Acquired Contracts”);

                    (g)          the direct and indirect equity interests in the Acquired Subsidiaries;

                    (h)          prepaid expenses, claims, deposits, prepayments, refunds, causes of action, rights of recovery, warranty rights, rights of set-off and rights of recoupment relating to the Business;

                    (i)          franchises, approvals, permits, licenses, orders, registrations, certificates, variances and similar rights obtained from Government Entities, to the extent transferable;

                    (j)          books, records, ledgers, files, documents, correspondence, lists, plats, architectural plans, drawings and specifications, creative materials, advertising and promotional materials, studies, reports and other printed or written materials, whether stored electronically or otherwise, relating to the Business;

                    (k)         software development costs of the Business that have been capitalized by Seller;

                    (l)          all customer, supplier and service provider lists and similar information related to the Business, and all other contact information, mailing lists and similar files related to the Business;

                    (m)        all telephone numbers (including cellular telephone numbers), fax numbers, e-mail addresses, postal addresses and postal boxes related to the Business, including those listed on Schedule 2.1(m);

                    (n)          except as otherwise expressly stated herein, all rights with respect to causes of action, rights of recovery, rights of set-off, warranty claims, refunds, credits and other rights in respect of undertakings of third parties, Encumbrances and other claims related to the Business; and

                    (o)          goodwill related to the Business;

provided, however, that the Acquired Assets do not include the Excluded Assets.

          2.2     Excluded Assets. Notwithstanding the provisions of Section 2.1, the Acquired Assets do not include any of Seller’s right, title and interest in and to the following (the “Excluded Assets”):

                    (a)          cash and cash equivalents of Seller (but not, for the avoidance of doubt, the Rimage Sub Cash) and any bank accounts of Seller;

                    (b)          the Benefit Plans of Seller, except for those included in the Acquired Contracts;

                    (c)          the Insurance Policies;

                    (d)          the corporate charter, qualifications to conduct business, arrangements with registered agents, taxpayer and other identification numbers, seals, minute books and other documents relating to the organization, maintenance, and existence of Seller as an entity;

                    (e)          any contract or agreement related to the governance of the Seller;

                    (f)          all books, records, ledgers, files, documents, correspondence required for Seller to comply with the Legal Requirements of a public company, whether stored electronically or otherwise;

                    (g)          the contracts, agreements, commitments and other arrangements set forth on Schedule 2.2(g) (the “Excluded Contracts”);

                    (h)          the equity interests and assets of the Retained Subsidiaries;

                    (i)          all books or records relating to internal corporate matters, Tax Returns and associated work papers of Seller through the Closing Date;

                    (j)          any of the rights of Seller under any Transaction Document;

                    (k)         all claims, prepayments, prepaid expenses, refunds, causes of action, choses in action, rights of recovery, rights of set off, and rights of recoupment (i) from any Excluded Asset or (ii) arising out of any Excluded Liability (including any Taxes for which Seller is responsible under this Agreement to the extent such Taxes are an Excluded Liability);

                    (l)          all confidential, business records and other business information primarily related to the Retained Business;

                    (m)        all telephone numbers (including cellular telephone numbers), fax numbers, e-mail addresses assigned to employees of Seller that are not Hired Employees or leased employees under Section 6.11, as applicable;

                    (n)          the tangible personal property (such as computers, furniture and other related items) assigned by Seller to be used by employees of Seller that are not Hired Employees or leased employees under Section 6.11, as applicable;

                    (o)          all personnel, payroll, benefits, work authorization, and other associated necessary records related to any Hired Employee that Seller or a Retained Subsidiary is not legally permitted to transfer to Buyer;

                    (p)          the Signal Intellectual Property;

                    (q)          the Qumu.com domain name and website, @Qumu twitter account, Qumu facebook, Qumu LinkedIn, Qumu Blog and Qumu Google+ and similar social media sites;

                    (r)          except for the assets set forth on Schedule 2.1, any assets, properties or rights of every kind or nature that are primarily used or held for use in connection with the Retained Business; and

                    (s)          the assets listed on Schedule 2.2(s).

                    At Closing, the Acquired Subsidiaries will transfer to Seller, or such entity as directed by Seller, the assets and agreements of the Acquired Subsidiaries set forth on Schedule 2.2(t) and such assets and agreements will be deemed Excluded Assets for purposes of this Agreement. For avoidance of doubt, cash and cash equivalents held by Rimage RIT and Rimage Singapore in an amount up to $269,868 will remain in Rimage RIT and Rimage Singapore, collectively, an amount of $325,000 will remain in Qumu Europe and an amount of $75,000 will remain in Rimage Japan, provided, however, that immediately prior to Closing, each of Qumu Europe and Rimage Japan shall distribute cash and cash equivalents held by such entity in excess of the respective amounts set forth above to Seller and such cash and cash equivalents so distributed will be deemed Excluded Assets (and not Rimage Sub Cash) for purposes of this Agreement.

          2.3     Assumed Liabilities. On the terms and subject to the conditions of this Agreement, Buyer agrees to assume on the Closing Date only the following agreements and liabilities of the Business (the “Assumed Liabilities”):

                    (a)          the liabilities of the Business (including any Acquired Subsidiary) set forth on the Estimated Closing Date Balance Sheet or the Closing Date Balance Sheet, including trade payables, accrued expenses (excluding personal leave and bonuses but including accrued vacation) and other current liabilities and deferred revenue and liabilities of the Business (including any Acquired Subsidiary) incurred in the Ordinary Course of Business since the date of the Latest Balance Sheet, but only to the extent such liabilities are included in the Final Net Book Value;

                    (b)          obligations under the executory portion (that is, the portion which is to be performed after the Closing Date) of any Acquired Contract, but not including any obligation relating to portions performed or to be performed on or before the Closing Date or as a result of any breach or default thereunder before Closing;

                    (c)          obligations under the executory portion (that is, the portion which is to be performed after the Closing Date) of any contract, agreement or other arrangement of the Acquired Subsidiaries entered into in the Ordinary Course of Business, but not including any obligation relating to portions performed or to be performed on or before the Closing Date or as a result of any breach or default thereunder before Closing;

                    (d)          the obligations and liabilities arising out of any Foreign Benefit Plan on and after the Closing Date, but not including any obligation relating to portions performed or to be performed on or before the Closing Date or as a result of any breach or default thereunder before Closing; and

                    (e)          the obligations and liabilities arising out of the ownership of the Acquired Assets and the operation of the Business (including the Acquired Subsidiaries) on and after the Closing Date.

          2.4     Excluded Liabilities. Buyer will have no responsibility for (a) any liabilities or obligations of Seller of any nature whatsoever which are not specifically included in the Assumed Liabilities, whether similar or dissimilar to the Assumed Liabilities, (b) Taxes of Seller, (c) indebtedness for borrowed money of Seller, (d) the Benefit Plans, except for those included in the Acquired Contracts, (e) except as included in the Assumed Liabilities, any liabilities of Seller arising out of the conduct of the Business prior to the Closing Date, or arising out of the ownership or operation of the Owned Real Property by Seller prior to the Closing Date, including without limitation any violations (or alleged violations) of any Environmental Laws by Seller or any liability associated with the treatment, storage, disposal (or arranging for or permitting of any disposal), or release of any substance, either on or under the Owned Real Property or at any offsite location in connection with the operation of the Business by Seller prior to the Closing Date, or (f) liabilities set forth on Schedule 2.4 (the “Excluded Liabilities”). For the avoidance of doubt, other than the Assumed Liabilities, the obligations and liabilities of the Acquired Subsidiaries arising out of the ownership of their respective assets or their operation of the Business before the Closing Date will be deemed Excluded Liabilities for purposes of this Agreement, including Section 7.2(c).

ARTICLE 3
PURCHASE PRICE

          3.1     Purchase Price.

                    (a)          The aggregate consideration for the Acquired Assets (as it may be adjusted in accordance with this Agreement, the “Purchase Price”) will be, subject to any adjustments under Section 3.2, the sum of the following (without duplication):

(i) $23.0 million,

(ii) plus, the amount of the Estimated Rimage Sub Cash, in an amount of up to $800,000 (the “Maximum Rimage Sub Cash”),

(iii) less, the amount (if any) by which the Estimated Net Book Value is less than the Target Net Book Value,

(iv) plus, the amount (if any) by which the Estimated Net Book Value exceeds the Target Net Book Value, and

(v) less, the amount of Estimated EBITDA.

                    (b)          Seller will prepare and deliver to Buyer at least three Business Days prior to the Closing Date an estimated unaudited balance sheet of the Business as of 12:01 a.m. on the Closing Date (the “Estimated Closing Balance Sheet”) and a calculation of (i) the Estimated Rimage Sub Cash (ii) the Estimated Net Book Value, and (iii) Estimated EBITDA, in each case determined from the Estimated Closing Balance Sheet. The Estimated Closing Balance Sheet, the Estimated Net Book Value, Estimated Rimage Sub Cash and Estimated EBITDA will be computed in accordance with Exhibit A and GAAP used to prepare the Latest Balance Sheet. Seller will make the books, records, and financial staff of Seller available to Buyer and its accountants and other Representatives at reasonable times prior to the Closing Date so that Buyer may review the Estimated Closing Balance Sheet, the Estimated Net Book Value, the Estimated Rimage Sub Cash and Estimated EBITDA. Seller shall consider any suggested changes to the Estimated Closing Balance Sheet, the Estimated Net Book Value, the Estimated Rimage Sub Cash and Estimated EBITDA made by Buyer in delivering a revised Estimated Closing Balance Sheet, Estimated Net Book Value, Estimated Rimage Sub Cash and Estimated EBITDA prior to the Closing Date.

                    (c)          At the Closing and subject to the conditions set forth in this Agreement, Buyer will deliver:

(i) the Purchase Price less the Escrow Amount to Seller, by wire transfer or delivery of other immediately available funds to an account designated by Seller; and

(ii) the Escrow Amount to the Escrow Agent to be held in the Escrow Account pursuant to the terms of the Escrow Agreement.

          3.2     Purchase Price Adjustment. Following the Closing Date, the Purchase Price will be adjusted as set forth below:

                    (a)          Closing Balance Sheet Preparation. Buyer will prepare and deliver to Seller within 60 days after the Closing Date an unaudited balance sheet of the Business as of 12:01 a.m. on the Closing Date (the “Closing Balance Sheet”), an income statement for the Business for the period from June 1 to (but not including) the Closing Date (the “Closing Income Statement”) and a calculation of Net Book Value, EBITDA and Rimage Sub Cash determined from the Closing Balance Sheet and Closing Income Statement (the “Closing Calculation”). The Closing Balance Sheet, the Closing Income Statement, the Net Book Value, the Rimage Sub Cash and EBITDA will be computed in accordance with Exhibit A or Exhibit G, as applicable, and GAAP used to prepare the Latest Balance Sheet and Latest Income Statement. Buyer will make the work papers and back-up materials used in preparing the Closing Balance Sheet and Closing Income Statement, and the books, records, and financial staff of Buyer, available to Seller and its accountants and other Representatives at reasonable times and upon reasonable notice at any time during (i) the review by Seller of the Closing Balance Sheet, the Closing Income Statement and Closing Calculation, and (ii) the resolution by the Parties of any objections thereto. Seller will make available to Buyer such information about the Retained Business as is necessary to prepare the Closing Income Statement and Buyer’s calculation of EBITDA in accordance with Exhibit G and GAAP used to prepare the Latest Income Statement.

                    (b)          Closing Calculation Review. Within 45 days following Buyer’s delivery of the Closing Balance Sheet and Closing Income Statement to Seller, Seller will give Buyer a written notice stating either (i) Seller’s acceptance, without objection, of the Closing Balance Sheet, the Closing Income Statement and the Closing Calculation (an “Acceptance Notice”) or (ii) Seller’s objections to the Closing Balance Sheet, Closing Income Statement or the Closing Calculation and Seller’s determination of Net Book Value, Rimage Sub Cash or EBITDA (an “Objection Notice”). Seller may give an Objection Notice only if (1) assuming all of Seller’s assertions therein were sustained, the Purchase Price would be higher than if Seller had not given such Objection Notice to Buyer and (2) such Objection Notice states Seller’s determination of Net Book Value, Rimage Sub Cash and EBITDA. If Seller gives Buyer an Acceptance Notice or does not give Buyer an Objection Notice within such 45 day period, then the Closing Balance Sheet, Closing Income Statement and the Closing Calculations will be conclusive and binding upon the Parties and the Closing Calculation will constitute the Final Net Book Value, Final Rimage Sub Cash and Final EBITDA.

                    (c)          Audit Review. In the event that Buyer and Seller fail to resolve all of the issues set forth in the Objection Notice within 30 days after Buyer receives the Objection Notice (the “Agreement Period”), (i) Seller and Buyer will retain a firm of certified public accountants mutually acceptable to Buyer and Seller (the “Independent Auditors”) to make the determination of the Final Net Book Value, Final Rimage Sub Cash and Final EBITDA in accordance with the terms of this Agreement, and (ii) Buyer and Seller each will provide the Independent Auditors with their respective determinations of the Net Book Value, Rimage Sub Cash and EBITDA.

The Independent Auditors will consider only those items and amounts in Buyer’s and Seller’s respective determinations of the Net Book Value, Rimage Sub Cash and EBITDA that are identified as being items and amounts to which Buyer and Seller have been unable to agree. In resolving any such disputed item or amount, the Independent Auditors may not assign a value to any item or amount that is higher than the highest value for such item or amount claimed by either party or lower than the lowest value for such item or amount claimed by either party. The Independent Auditors’ determination of the Net Book Value, Rimage Sub Cash and EBITDA will be based on the definition of “Net Book Value,” “Rimage Sub Cash” and “EBITDA” contained in this Agreement. The determination of the Final Net Book Value, Final Rimage Sub Cash and Final EBITDA by the Independent Auditors will be conclusive and binding upon the Parties. The fees, costs and expenses of the Independent Auditors will be allocated to Buyer and/or Seller based upon the percentage which the portion of the contested amount not awarded bears to the amount actually contested, as determined by the Independent Auditors. By way of illustration, if Buyer claims that the Net Book Value, Rimage Sub Cash and EBITDA as of the Closing Date is $1,000,000, Seller claims that the Net Book Value, Rimage Sub Cash and EBITDA is $1,500,000, and the Independent Auditors determine that the Net Book Value, Rimage Sub Cash and EBITDA is $1,200,000, then the costs and expenses of the Independent Auditors will be allocated 60% (i.e., 300,000 ÷ 500,000) to Seller and 40% (i.e., 200,000 ÷ 500,000) to Buyer.

                          (d)          Adjustment Payment.

                              (i)          Upon the determination of the Final Net Book Value, Final Rimage Sub Cash and Final EBITDA in accordance with this Section 3.2, the Purchase Price will be recalculated using the Final Net Book Value, the Final Rimage Sub Cash and Final EBITDA in lieu of the Estimated Net Book Value, Estimated Rimage Sub Cash and Estimated EBITDA used in the calculation of the Purchase Price payable at Closing. For the avoidance of doubt, for purposes of determining the Final Rimage Sub Cash, it shall not exceed the Maximum Rimage Sub Cash.

                              (ii)         If the Purchase Price as recalculated under Section 3.2(d)(i) exceeds the Purchase Price paid at Closing, then Buyer will pay to Seller the amount by which the recalculated Purchase Price exceeds the Purchase Price paid at Closing by wire transfer or delivery of other immediately available funds to the accounts designated by Seller in writing to Buyer within ten days after the determination of the Final Net Book Value, Final Rimage Sub Cash and Final EBITDA.

                              (iii)        If the Purchase Price as recalculated under Section 3.2(d)(i) is less than the Purchase Price paid at Closing, then Seller will pay to Buyer the amount by which the recalculated Purchase Price is less than the Purchase Price paid at Closing after the determination of the Final Net Book Value, Final Rimage Sub Cash and Final EBITDA. Such payment shall be made by wire transfer or delivery of other immediately available funds to the accounts designated by Buyer in writing to Seller within ten days after the determination of the Final Net Book Value, Final Rimage Sub Cash and Final EBITDA.

          3.3          Allocation. The Purchase Price will be allocated among the Acquired Assets as set forth on Schedule 3.3 (the “Purchase Price Allocation”). After Closing, the Parties will, and will cause their respective Affiliates to, make consistent use of such allocation, as adjusted to reflect any, if any, adjustments needed to remain consistent with Final Net Book Value, Final Rimage Sub Cash and Final EBITDA and the resulting adjustment to the Purchase Price. The Parties will prepare and file all Tax Returns consistent with the Purchase Price Allocation and no Party will take a position on a Tax Return or otherwise inconsistent with the Purchase Price Allocation unless otherwise required by applicable Legal Requirements.

ARTICLE 4
REPRESENTATIONS AND WARRANTIES
OF SELLER

          Except as otherwise set forth on the Disclosure Schedule or a Qualifying SEC Report (other than (i) any information that is contained in the “Risk Factors” section of such reports, except to the extent such information consists of factual historical statements; and (ii) any forward-looking statements, or other statements that are similarly predictive or forward-looking in nature, contained in such reports) if the relevance of such disclosure as an exception to one or more of the following representations and warranties is reasonably apparent, Seller represents and warrants to Buyer and Parent that as of the date hereof and as of the Closing Date:

          4.1          Organization, Power and Authorization.

                         (a)          Seller and each Acquired Subsidiary, as applicable, (i) is duly incorporated or organized, as applicable, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization and (ii) has the requisite power and authority necessary to enter into, deliver and perform its obligations pursuant to each of the Transaction Documents to which it is a party. Seller’s execution, delivery and performance of this Agreement and each Transaction Document to which it is a party has been duly authorized by Seller, except for the Required Shareholder Vote.

                         (b)          Seller and each Acquired Subsidiary has the organizational power to carry on the Business and to own and use the properties owned and used by it in the Business. Seller and each Acquired Subsidiary is duly authorized to conduct the Business and is in good standing under the laws of each jurisdiction where such qualification is required except where the lack of such qualification would not have a Material Adverse Effect.

          4.2          Binding Effect; Noncontravention; Consents.

                         (a)          This Agreement has been duly executed and delivered by Seller and constitutes, and each other Transaction Document to which Seller is a party when executed and delivered will constitute, a valid and binding obligation of Seller, enforceable against Seller in accordance with its terms except as such enforceability may be limited by (i) applicable insolvency, bankruptcy, reorganization, moratorium or other similar laws affecting creditors’ rights generally, and (ii) applicable equitable principles (whether considered in a proceeding at law or in equity).

                         (b)          The execution, delivery and performance by Seller of the Transaction Documents to which it is a party do not (i) except for the Required Shareholder Vote, violate any applicable Legal Requirement to which Seller is subject or any provision of its articles of incorporation or bylaws, (ii) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any Material Contract, (iii) result in the creation of any Lien on the Acquired Assets, or (iv) require any authorization, consent, approval or notice by or to any Government Entity.

                         (c)          Except as listed in Section 4.2(c) of the Disclosure Schedule, no material consent or approval by, notification to or filing with any Person is required in connection with Seller’s execution, delivery or performance of this Agreement or any Transaction Document or Seller’s consummation of the transactions contemplated herein or therein.

          4.3          Acquired Subsidiaries.

                         (a)          Section 4.3(a) of the Disclosure Schedule sets forth, with respect to each Acquired Subsidiary, the number of equity interests thereof issued and outstanding, the names of all owners of such equity interests, and the amount of equity owned by each such equity owner.

                         (b)          The outstanding equity interests of each Acquired Subsidiary are validly issued, fully paid, and non-assessable, and all such equity interests are owned by Seller or the applicable Acquired Subsidiary as set forth on Section 4.3(a) of the Disclosure Schedule, free and clear of any Liens, other than Permitted Liens. There are no existing options, warrants, calls, rights, or contracts or arrangements of any nature requiring, and there are no securities of any Acquired Subsidiary outstanding that upon conversion or exchange would require, the issuance of any equity interests of any Acquired Subsidiary or other securities convertible into, exchangeable for, or evidencing the right to subscribe for or purchase any equity interests in any Acquired Subsidiary. Neither Seller, any Acquired Subsidiary nor, to Seller’s Knowledge, any other Person is a party to any voting trust or other contract with respect to the voting, redemption, sale, transfer, or other disposition of the ownership interests of any Acquired Subsidiary. All of the equity interests of the Acquired Subsidiaries have been issued in compliance with all Legal Requirements. The Acquired Subsidiaries are not insolvent or over-indebted, and there are no pending insolvency proceedings or petitions for insolvency proceedings regarding any of the Acquired Subsidiaries.

          4.4          Financial Statements; Undisclosed Liabilities.

                         (a)          Financial Statements. Seller has provided to Buyer true and correct copies of the audited consolidated balance sheet, statement of income and statement of cash flow of Seller as of December 31, 2012 and 2013 and for the years then ended (the “Financial Statements”). All of the Financial Statements (i) have been prepared from the books and records of Seller, (ii) have been prepared in accordance with GAAP, and (iii) fairly present, in all material respects, the financial condition of Seller and the Business as of their respective dates and the results of its operations for the periods covered thereby. The revenue of the Business, as derived from the Financial Statements, for the twelve month periods ending December 31, 2012 and December 31, 2013 is $69,607,396 and $64,736,000, respectively. The unaudited revenue and gross margin of the Business, as derived from the books and records of Seller, for the three-month period ending March 31, 2014 is approximately $14,863,000 and $7,171,000, respectively. The financial records of the Business are true, correct and complete and represent actual, bona fide transactions and have been maintained in accordance with sound business practices.

                         (b)          Undisclosed Liabilities. Seller (in respect to the Business) and the Acquired Subsidiaries do not have any material liability or obligation required to be set forth in a financial statement prepared in accordance with GAAP, except for any liability or obligation (i) set forth on the face of the Latest Balance Sheet, (ii) listed in Section 4.4(b) of the Disclosure Schedule, (iii) that has arisen in the Ordinary Course of Business since the date of the Latest Balance Sheet (which does not arise out of, relate to or result from and which is not in the nature of and was not caused by any breach of contract, breach of warranty, tort, infringement or other violation of a Legal Requirement), (iv) under this Agreement or any Transaction Document or otherwise in connection with the transactions contemplated herein or therein or (v) under any Acquired Contract or any contract of an Acquired Subsidiary (none of which results from a breach thereof).

          4.5          Events Subsequent to the Latest Balance Sheet. Except as otherwise expressly contemplated by this Agreement, since the date of the Latest Balance Sheet, Seller and the Acquired Subsidiaries have not suffered a Material Adverse Effect in respect to the Business, have conducted the Business in the Ordinary Course of Business, and have not, with respect to the Business:

                         (a)          (i) sold, assigned, transferred, leased or licensed any Acquired Assets outside the Ordinary Course of Business with a value of more than $25,000; (ii) acquired any material Acquired Assets; or (iii) failed to preserve and maintain the Real Property and the Acquired Assets in the Ordinary Course of Business;

                         (b)          entered into any agreement, contract, lease, or license involving more than $50,000, except for purchase orders and sales orders entered into in the Ordinary Course of Business;

                         (c)          accelerated, terminated, modified, or cancelled any Acquired Contract involving more than $25,000 (or had any other party thereto take such action);

                         (d)          imposed or granted any Lien, other than Permitted Liens, on any of the Acquired Assets;

                         (e)          made any capital expenditures or commitments therefor involving more than $25,000 (in the aggregate);

                         (f)          cancelled, compromised, waived, or released any right or claim involving more than $25,000 (individually or in the aggregate);

                         (g)          experienced any material damage, destruction or loss to any of the Acquired Assets (whether or not covered by insurance);

                         (h)          received any written notice from any customer with respect to any warranty claims, termination of contracts or work orders, or disputes as to amounts billed in excess of $25,000;

                         (i)          delayed or postponed the payment of accounts payable and other liabilities, or accelerated the collection of accounts receivable or other receivables, outside the Ordinary Course of Business;

                         (j)          (i) adopted or changed any accounting method or principle used by Seller, except as required under GAAP or any rule or regulation of the SEC, or (ii) changed any annual accounting period;

                         (k)          except as required by an applicable Legal Requirement or consistent with past practices and in the Ordinary Course of Business, (i) adopted, entered into, amended or terminated any bonus, profit-sharing, compensation, severance, termination, pension, retirement, deferred compensation, trust, fund or other arrangement or other Benefit Plan for the benefit or welfare of any individual, (ii) entered into or amended any employment arrangement or relationship with any new or existing Employee that had or will have the legal effect of any relationship other than at-will employment or employment subject to termination upon not more than 30 days’ notice without any post-termination obligation, (iii) increased any compensation or fringe benefit of any director, officer or management level Employee or paid any benefit to any director, officer or management level Employee, other than pursuant to a then-existing Plan and in amounts consistent with past practice, (iv) granted any award to any director, officer or management level Employee under any bonus, incentive, performance or other compensation Benefit Plan (including the removal of any existing restriction in any Benefit Plan or award made thereunder), (v) entered into or amended any collective bargaining agreement or (vi) except as required by a Legal Requirement or Acquired Contract that existed during such period, took any action to segregate any asset for, or in any other way secure, the payment of any compensation or benefit to any Employee; or

                         (l)          agreed to do any of the foregoing.

          4.6          Title to Assets; Sufficiency.

                         (a)          Seller has good and marketable title to, or a valid leasehold interest in, the Acquired Assets, free and clear of all Liens (except Permitted Liens).

                         (b)          The Acquired Assets, together with the services to be provided under the Mutual Transition Services Agreement, comprise all of the assets that are necessary for Buyer to conduct the Business after the Closing Date substantially in the manner conducted by Seller prior to the Closing.

                         (c)          The Acquired Assets that are material tangible assets (other than any inventory), in the aggregate and taken as a whole, are in good operating condition and repair (except normal wear and tear).

          4.7          Compliance With Laws.

                         (a)          Seller and the Acquired Subsidiaries are, and have been since January 1, 2009, in compliance in all material respects with all Legal Requirements applicable to the Business.

                         (b)          Since January 1, 2008, neither Seller (with respect to the Business) nor any Acquired Subsidiary, nor any member, manager, officer, director, or employee of Seller (with respect to the Business) or any Acquired Subsidiary, nor any agent or representative of Seller (with respect to the Business) or any Acquired Subsidiary, acting in such capacity, has directly or indirectly violated or taken any act in furtherance of violating any provision of the FCPA, the U.K. Bribery Act 2010 or any other anti-bribery or anti-corruption Laws of any jurisdiction applicable to Seller (with respect to the Business) or the Acquired Subsidiaries (collectively, the “Anti-Bribery Laws”), such as by making, offering or promising, directly or indirectly, any contribution, gift, bribe, rebate, loan, payoff, influence payment, kickback or other payment, or promise of payment, of anything of value, to any Government Official for the purpose of inducing such Government Official to do any act or make any decision in his or her or its official capacity (including a decision to fail to perform his or her or its official function) or use his or her or its influence with a Governmental Entity to affect any act or decision of such Government Entity for the purpose of assisting any Person to obtain or retain any business, or to facilitate the business of Seller (with respect to the Business) or any Acquired Subsidiary or for any other improper purpose in connection with Seller (with respect to the Business) or any Acquired Subsidiary (e.g., to obtain a tax rate lower than allowed by applicable Legal Requirement). The term “Government Official” means any: (i) officer or employee of a Government Entity (including any state-owned or state-controlled enterprise) or of a public international organization; (ii) holder of public office, candidate for public office, political party, official of a political party or member of a royal family; or (iii) Person acting for or on behalf of any Government Entity. Neither Seller (with respect to the Business) nor any of its Acquired Subsidiaries: (1) has conducted business with any restricted party identified in writing by the U.S. government as a Person with whom or with which conducting business would constitute a violation of a U.S. Legal Requirement; or (2) has been the subject of any bribery, money laundering or anti-kick-back investigation by any Government Entity.

                         (c)          Seller and the Acquired Subsidiaries, and to the Knowledge of Seller, each of their respective officers, directors, employees and other Persons acting on the behalf of Seller and the Acquired Subsidiaries, has, with respect to the Business:

(i) At all times since January 1, 2009 complied in all material respects with all Anti-Boycott Laws;

(ii) At all times since January 1, 2009 complied in all material respects with all U.S. and applicable foreign Legal Requirements relating to export controls,

including but not limited to the following: (A) the Export Administration Act of 1979 (50 U.S.C. App. §§ 2401-2420); (B) the Export Administration Regulations (15 C.F.R. Parts 730-774); (C) the International Emergency Economic Powers Act (50 U.S.C. §§ 1701-1707); (D) the Trading with the Enemy Act (50 U.S.C. App. 1 et seq.); and (E) the embargo and sanctions programs administered by the U.S. Treasury Department’s Office of Foreign Assets Control (31 C.F.R. Parts 501-598) (all of the foregoing collectively defined as “Export Controls”);

                              (iii)          Obtained all material licenses, registrations, approvals and agreements required by applicable Export Controls (“Licenses”) and complied in all material respects with the terms and conditions of the Licenses in all material respects, and kept all records required by Export Controls;

                              (iv)          At all times since January 1, 2009 complied in all material respects with all applicable Legal Requirements, U.S. and foreign, related to the importation of goods, including but not limited to the Tariff Act of 1930 (19 U.S.C. § 1202 et seq.) and U.S. Customs and Border Protection regulations (19 C.F.R. Parts 0-192) (all of the foregoing collectively defined as “Import Laws”), and to the extent required by applicable Legal Requirements used reasonable care when importing goods into each jurisdiction, including (A) properly classifying the goods; (B) accurately reporting the value of the goods; (C) completely and accurately filing all entry forms; (D) obtaining all material Permits required by applicable Government Entities for importation of the goods, (E) maintaining appropriate records of each transaction in material compliance with applicable Import Laws; (F) properly marking and documenting the country of origin of the goods; and (G) remitting all applicable duties, including anti-dumping and countervailing duties (such as those established by 19 U.S.C. §§ 1671-1677n), without improperly seeking to circumvent the payment of such duties; and

                              (v)          At no time since January 1, 2009 conducted or facilitated business on behalf of Seller or the Acquired Subsidiaries with any Restricted Party without a license from the Government Entity responsible for administering the controls on the Restricted Party that would result in a failure to materially comply with applicable Legal Requirements.

          4.8          Tax Matters.

                         (a)          All Tax Returns that were required to be filed by, on behalf of or with respect to the Business and the Acquired Assets, and by any Acquired Subsidiary, were timely filed on or before the applicable due date (taking into account any extension of such due date) and were correct and complete in all material respects. All Taxes owed by or with respect to the Business, the Acquired Assets, any Acquired Subsidiary with respect to any Pre-Closing Tax Period were paid when due, or, in the case of Taxes not yet due have been properly accrued for.

                         (b)          No claim has ever been made in writing by an authority in a jurisdiction where an Acquired Subsidiary does not file any Tax Return that such Acquired Subsidiary is or may be subject to Taxation by such jurisdiction.

                         (c)          All material Taxes that Seller is or was required to withhold or collect with respect to the Business and the Acquired Assets, and all material Taxes that any Acquired Subsidiary is or was required to withhold or collect, in each case in connection with any amount paid or owing to any employee, independent contractor, shareholder, nonresident, creditor or other third party have been duly withheld or collected and have been paid, to the extent required, to the proper Government Entity or other Person. All Tax information reporting requirements of or with respect to the Business, the Acquired Assets and each Acquired Subsidiary have been complied with in all material respects.

                         (d)          No Tax audit or other tax proceeding is pending or being conducted or is, to Seller’s Knowledge, threatened, with respect to the Business, the Acquired Assets or against any Acquired Subsidiary. Seller has delivered or made available to Buyer a true, correct and complete copy of each income Tax Return with respect to each Acquired Subsidiary for any taxable period ending on or after December 31, 2010.

                         (e)          No Acquired Subsidiary has in effect any waiver of any statute of limitations regarding any Tax, agreed to any extension of time regarding the assessment of any Tax deficiency or granted any power of attorney that is currently in force with respect to any matter relating to any Tax.

                         (f)          No Acquired Subsidiary will be required to include any item of income in, or exclude any item of deduction from, Taxable income for any Taxable period (or portion thereof) ending after the Closing Date as a result of any: (i) change in method of accounting for a Taxable period ending on or before the Closing Date; (ii) ”closing agreement” as described in section 7121 of the Code or other agreement with a Government Entity (or any similar provision of any applicable law) executed on or before the Closing Date; (iii) installment sale or open transaction disposition made on or before the Closing Date; or (iv) prepaid amount received on or before the Closing Date.

                         (g)          No Acquired Subsidiary or any predecessor thereof has been a member of a group (including an affiliated group) with which it has filed or been included in a combined, consolidated or unitary Tax Return, other than the group in which it is currently a member. No Acquired Subsidiary has been a party to or bound by any Tax indemnity agreement, Tax sharing agreement, Tax allocation agreement or similar contract that includes any Person other than an Acquired Subsidiary (other than any commercial contracts entered into in the ordinary course of business and not primarily related to Taxes or any income Tax gross-up provision in a commercial loan agreement, net lease agreement or similar agreement not primarily related to Taxes). No Acquired Subsidiary or any predecessor thereof is liable for any Tax of any Taxpayer other than an Acquired Subsidiary under Treasury Regulations section 1.1502-6 (or any similar provision of any applicable law), as a transferee or successor, or by contract (other than any commercial contracts entered into in the ordinary course of business and not primarily related to Taxes or any income Tax gross-up provision in a commercial loan agreement, net lease agreement or similar agreement not primarily related to Taxes), for any Taxable period beginning before the Closing Date. After the Closing Date, no Acquired Subsidiary nor any of their Affiliates nor any predecessor of any of them will be bound by or have any liability under any Tax indemnity agreement, Tax sharing agreement, Tax allocation agreement or similar

Contract relating to the sharing of Taxes between related parties, including for any amount due with respect to any period ending on or before the Closing Date.

                         (h)          There is no unsatisfied liability for any Tax with respect to any notice of deficiency or similar document received by any Acquired Subsidiary with respect to any Tax, other than any liability for any Tax asserted under any such notice of deficiency or similar document which is being contested in good faith and with respect to which adequate reserves for payment have been established. There is no Lien for any Tax upon any Acquired Asset or any asset of any Acquired Subsidiary, except any Lien for any Tax not yet due.

                         (i)          There is no agreement, plan, arrangement or other contract covering any current or former employee or independent contractor of Seller as it relates to the Business or any Acquired Subsidiary that, considered individually or considered collectively with any other such Contract, will, or could reasonably be expected to, give rise directly or indirectly to the payment of any amount that would not be deductible pursuant to section 280G of the Code as a result of the transaction contemplated herein. No Acquired Subsidiary is a party to any Contract, nor does it have any liability, to compensate any individual for excise Taxes paid pursuant to section 4999 of the Code.

                         (j)          Since December 31, 2010, no closing agreement pursuant to section 7121 of the Code (or any predecessor provision or any similar provision of any applicable law) has been entered into by or with respect to any Acquired Subsidiary.

          4.9          Environmental Matters. Seller and the Acquired Subsidiaries are in compliance in all material respects with all Environmental Laws applicable to the Business. Seller and the Acquired Subsidiaries have obtained and are in compliance in all material respects with all permits, licenses and other authorizations that are required pursuant to Environmental Laws for the occupation of the Real Property and the operation of the Business as it is currently conducted. A list of all such permits, licenses and authorizations is set forth in Section 4.9 of the Disclosure Schedule. Since January 1, 2007, neither Seller nor any of the Acquired Subsidiaries have received any written notice or request for information from any Government Entity or other Person related to any actual or alleged violations or liabilities of the Business, including, without limitation, any investigatory, remedial or corrective obligations, arising under Environmental Laws. There is no litigation nor any demand, claim, or hearing, pending or, to the Knowledge of the Seller, threatened against the Seller or any of the Acquired Subsidiaries, relating in any way to Environmental Laws as it relates to the Business or the Real Property. In connection with the operation of the Business, Seller has not installed, used, generated, treated, disposed of or arranged for the disposal of any Hazardous Substance in any manner so as to create any liability under any Environmental Law. True, correct and complete copies of all environmental studies in the possession or control of the Seller or any Acquired Subsidiary, or to which the Seller or any Acquired Subsidiary has access, relating to any Real Property or the Business have been made available to Buyer.

          4.10        Intellectual Property.

                         (a)          Section 4.10(a) of the Disclosure Schedule lists Business Intellectual Property that constitutes: (i) all patents owned by Seller and related to the Business and all applications for patents that have been filed by or for Seller relating to the Business and all patents and applications for patents that have that have been filed or prepared for filing by or for any Acquired Subsidiary; (ii) all registered copyrights owned by Seller and related to the Business and all applications for registered copyrights that have been filed by or for Seller relating to the Business and all registered copyrights and applications for registered copyrights that have that have been filed or prepared for filing by or for any Acquired Subsidiary; and (iii) all registered trademarks, and registered Internet domain names that are owned by Seller and related to the Business or that are owned by any Acquired Subsidiary, and all applications for trademark registration that have been filed or prepared for filing by or for Seller relating to the Business or that have been filed or prepared for filing by or for any Acquired Subsidiary (the “Business Registered Intellectual Property”). Seller has taken all reasonable actions necessary to maintain the Business Registered Intellectual Property, including compliance with any statutes regarding payments to inventors. All registration, maintenance and renewal fees, payments and other similar actions required to maintain the foregoing applications and registrations in effect have been paid in full. Each such registration was properly registered and is in good standing.

                         (b)          To Seller’s Knowledge, Seller and the Acquired Subsidiaries do not require any Intellectual Property that they do not already own or license in order to conduct the Business as currently conducted or currently proposed to be conducted. Seller and the Acquired Subsidiaries have the right to bring actions for infringement, misappropriation, misuse, or other violation of any Business Intellectual Property, including the right to sue for past damages. Except as set forth on Section 4.10(b) of the Disclosure Schedule, no actions for annulment or cancellation are pending or, to Seller’s Knowledge, threatened with respect to the Business Registered Intellectual Property and no actions for recovery have been made or, to Seller’s Knowledge, threatened. All Business Registered Intellectual Property is valid and enforceable.

                         (c)          Except as set forth on Section 4.10(c) of the Disclosure Schedule, to Seller’s Knowledge, no Person is infringing upon any rights of Seller or any Acquired Subsidiary with respect to any Business Intellectual Property. Since January 1, 2008, neither Seller nor any Acquired Subsidiary has received any written communication relating to the Business that requests or offers a license or grant of immunity from any Person with respect to any Intellectual Property as a result of a claim by such Person of infringement on such Intellectual Property by Seller or any Acquired Subsidiary. Except as set forth on Section 4.10(c) of the Disclosure Schedule, neither Seller nor any Acquired Subsidiary with respect to the Business has been since January 1, 2008, or is a party to, or is the subject of any, pending or, to Seller’s Knowledge, threatened suit, action, investigation or proceeding by or before any Governmental Entity that involves any claim (i) against Seller or any Acquired Subsidiary of infringement, unauthorized use, misappropriation or violation of any Intellectual Property of any Person with respect to the Business, or challenging the ownership, use, validity or enforceability of any Business Intellectual Property or (ii) contesting the right of Seller or any Acquired Subsidiary to use, sell, exercise, license, transfer or dispose of any products or services of the Business. Except as set forth on Section 4.10(c) of the Disclosure Schedule, there is no order or judgment from any Government Entity restricting the use, transfer or licensing by Seller or any Acquired Subsidiary of, or affecting the validity of, any Business Intellectual Property, or that restricts the operation of the Business as currently conducted.

                         (d)          Neither Seller nor any Acquired Subsidiary is infringing on any Intellectual Property rights of any Person with respect to the conduct of the Business.

                         (e)          No director, manager, officer, or employee of Seller or any Acquired Subsidiary owns, directly or indirectly, in whole or in part, any Intellectual Property rights which Seller or any Acquired Subsidiary uses or has used in the conduct of the Business.

                         (f)          No government funding, facilities or resources of a university, college, other educational institution or research center or funding from third parties was used in the development of any Business Intellectual Property or any products or services, and no Government Entity, university, college, other educational institution or research center has any claim or right in or to any Business Intellectual Property or any products services.

                         (g)          Seller (with respect to the Business) and each Acquired Subsidiary is in material compliance with all Legal Requirements, contractual requirements, privacy policies or statements, and all other applicable policies concerning data security requirements, privacy policy notice requirements, data security breach requirements, and requirements regarding the use, storage, disclosure or transfer of personally identifiable information. Neither Seller nor any Acquired Subsidiary is the subject of any investigation, claim or lawsuit relating to the information privacy or data security practices (including collection, transfer, or use) of Seller (with respect to the Business) or any Acquired Subsidiary. There has been no data security breach of any computer systems or networks, or unauthorized use of any personally identifiable information that is owned, used, stored, received, or controlled by or on behalf of Seller (with respect to the Business) or any Acquired Subsidiary. The consummation of the transactions contemplated by this Agreement will not breach or otherwise cause any violation of any Legal Requirement relating to privacy or any privacy policies or procedures of Seller or any Acquired Subsidiary.

                         (h)          Seller and the Acquired Subsidiaries own, lease or license software, hardware, databases, computer equipment and other information technology (collectively, “Computer Systems”) that are useful for the operations of the Business. Seller and the Acquired Subsidiaries have taken commercially reasonable steps to preserve the availability, security and integrity of the Computer Systems used in the Business and the data and information stored on such Computer Systems. With respect to such Computer Systems: (i) to Seller’s Knowledge, there have been no material unauthorized intrusions or breaches of the security thereof; and (ii) there have been no material malfunctions thereof that have not been remedied or replaced in all material respects, or any material unplanned downtime or service interruption thereof. Seller and the Acquired Subsidiaries have purchased a sufficient number of licenses for all software used by Seller in the conduct of the Business and by the Acquired Subsidiaries.

          4.11        Real Estate.

                         (a)          The Owned Real Property is the only owned real property used exclusively in the conduct of the Business. Set forth on Section 4.11(a) of the Disclosure Schedule is a list of all Leased Real Property.

                         (b)          Set forth on Schedule 2.1(d) is each lease pursuant to which Seller or any Acquired Subsidiary leases any Leased Real Property used in the conduct of the Business (each, a “Real Property Lease” and, collectively, the “Real Property Leases”). Seller has provided to Buyer a true, correct and complete copy of each such lease. Each Real Property Lease is a valid and binding obligation of Seller or the respective Acquired Subsidiary, enforceable against Seller or the respective Acquired Subsidiary in accordance with its terms except as such enforceability may be limited by (i) applicable insolvency, bankruptcy, reorganization, moratorium or other similar laws affecting creditors’ rights generally, and (ii) applicable equitable principles (whether considered in a proceeding at law or in equity). Neither Seller nor any Acquired Subsidiary is in material violation or breach of or default under any Real Property Lease. To Seller’s Knowledge, the other parties to each Real Property Lease are not in material violation or breach of or default thereunder. Neither Seller nor any Acquired Subsidiary has subleased or otherwise granted to any Person the right to use or occupy any Leased Real Property or any portion thereof. Seller has not given any mortgagee or other Person any estoppel certificate or similar instrument that would preclude assertion of any claim under any Real Property Lease, affect any right or obligation under any Real Property Lease or otherwise be binding upon any successor to the Seller’s or applicable Acquired Subsidiary’s position under any Real Property Lease, and Seller has not contested, and is not currently contesting, any operating cost, real estate Tax or assessment or other charge payable by the tenant under any Real Property Lease.

                         (c)          To Seller’s Knowledge, there are no pending or threatened condemnation proceedings against all or any portion of the Real Property. To the Seller’s Knowledge, there are no (i) public improvements which have been commenced or completed and for which an assessment may be levied against the Real Property, or (ii) planned improvements which may result in any assessment against the Real Property, in each case for which there is no current assessment.

                         (d)           Seller has not received written or, to Seller’s Knowledge, oral notice from any insurance company that such insurance company will require any alteration to the Owned Real Property for continuance of a policy insuring the Owned Real Property or for the maintenance of any rate with respect thereto (other than any notice of alteration that has been completed). There is no development agreement or other contract that limits the ability to protest any real property Tax, fix any minimum real estate Tax or require any continued business operation with respect to the Owned Real Property or (to Seller’s Knowledge) the Leased Real Property. The use and occupancy of the Owned Real Property are in compliance in all material respects with all Legal Requirements and all applicable insurance requirements, including those pertaining to zoning matters and accessibility. To Seller’s Knowledge, there is no material defect in any structural component of any improvement on the Owned Real Property or any of its electrical, plumbing, HVAC, life safety or other building systems.

          4.12        Litigation. Seller is not, and has not been since January 1, 2011, with respect to the Business, and each Acquired Subsidiary is not, and has not been since January 1, 2011, (a) subject to any material outstanding injunction, judgment, order or decree, or (b) party to or, to Seller’s Knowledge, threatened to be made a party to, any material proceeding, hearing, claim, legal action, suit, arbitration, governmental investigation or other legal or administrative proceeding brought, conducted or heard by or before, or otherwise involving, any Government

Entity. Neither Seller nor any of the Acquired Subsidiaries is in default or other violation with respect to any outstanding injunction, judgment order or decree relating to the Business.

          4.13        Employee Benefits.

                         (a)          The Disclosure Schedule lists each Benefit Plan. Each Benefit Plan has been maintained in compliance in all material respects with its terms and with applicable Legal Requirements. With respect to each Benefit Plan for which an Acquired Subsidiary has any obligation or liability (a “Foreign Benefit Plan”) except for Benefit Plans required by any Government Entity, Seller has provided to Buyer a complete and accurate copy of (i) the plan document and all amendments, or if not in writing, a written summary of the terms, (ii) any insurance contract or other funding vehicle, and (iii) any summaries of benefits provided to Non-U.S. Employees.

                         (b)          Each Benefit Plan which is intended to be qualified under Section 401(a) of the Code has a favorable advisory, opinion or determination letter from the Internal Revenue Service or the prototype plan sponsor has received such a letter from the Internal Revenue Service to the effect that such Benefit Plan is qualified as to form with respect to all applicable requirements of the Code other than those for which the remedial amendment period under Section 401(b) of the Code has not expired and, to Seller’s Knowledge, nothing has occurred since the date of such advisory, opinion or determination letter that could reasonably be expected to adversely affect the qualification of such Benefit Plan.

                         (c)          Except for Foreign Benefit Plans, no Benefit Plan constitutes a “defined benefit plan” (as defined in Section (3)(35) of ERISA). Except for Foreign Benefit Plans, Buyer will have no liability for (i) any pension plan subject to Title IV of ERISA; (ii) any “multiemployer plan” (as defined in Section 4001(a)(3) of ERISA); (iii) any “multiple employer plan” (as defined in Section 4063 of ERISA); (iv) any “multiple employer welfare arrangement” (as defined in Section 3(40) of ERISA); or (v) any defined benefit or superannuation plan or scheme subject to the laws of a foreign country, in each case, that Seller or any of its ERISA Affiliates has maintained, contributed to, or been obligated to contribute to in the six (6) years prior to Closing.

                         (d)          There are no pending or, to Seller’s Knowledge, threatened material claims related to any Benefit Plan by or on behalf of any Benefit Plan, any Employee, former employee of the Business or beneficiary covered under any Benefit Plan, or any Government Entity (other than routine claims for benefits).

                         (e)          Seller has complied in all material respects with the continuation coverage provisions of the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended and any applicable state laws mandating welfare benefit continuation coverage for employees (“COBRA”).

                         (f)          To Seller’s Knowledge, there are no nonexempt prohibited transactions within the meaning of Section 4975 of the Code or Section 406 of ERISA with respect to any Benefit Plan.

                         (g)          Each Benefit Plan that is a “nonqualified deferred compensation plan” (as defined for purposes of Section 409A(d)(1) of the Code) that is subject to Section 409A of the Code has (i) been operated in compliance with Section 409A since January 1, 2005 (or such later date as Section 409A of the Code first applied to such Benefit Plan) and (ii) complied with Section 409A in form since January 1, 2009 (or such later date as Section 409A of the Code first applied to such Benefit Plan).

          4.14        Contracts.

                         (a)          Section 4.14 of the Disclosure Schedule contains a list of the following written or oral contracts that are Acquired Contracts or to which an Acquired Subsidiary is party (the “Material Contracts”) (and each Material Contract is listed under a heading in such Section that corresponds with the applicable clause among the following to which such Material Contract relates):

                         (i)          contract that involves the performance of services or delivery of goods or materials by the Business that is reasonably expected to result in revenue after the date hereof in excess of $100,000 in any twelve month period (other than open purchase orders made in the Ordinary Course of Business);

                         (ii)         contract that involves the performance of services for, or delivery of goods or materials to, the Business that is reasonably expected to result in expenditures after the date hereof in excess of $50,000 in any twelve month period (other than open sales orders made in the Ordinary Course of Business);

                         (iii)        contract for the employment of Person by the Business on a full-time, part-time, consulting or other basis, including any such contract that (A) provides annual cash or other compensation in excess of $100,000, (B) provides for the payment of any cash or other compensation or benefits upon the consummation of the transactions contemplated by this Agreement, or (C) provides for any severance payments;

                         (iv)        contract that restricts the ability of Seller or any of its Affiliates to engage in any business, including the Business, or compete with any Person with respect to the Business or any other business;

                         (v)         lease of any tangible personal property to or from any other Person and used in the Business with aggregate annual rental payments exceeding $50,000 in the most recently completed calendar year;

                         (vi)        contract to pay or receive any royalty or license fee or to license (either as licensor or licensee) any Intellectual Property (other than any non-exclusive license for the use of any commercially available off-the-shelf software which was entered into in the Ordinary Course of Business of Seller);

                         (vii)        each mortgage agreement, deed of trust, security agreement, purchase money agreement, conditional sales contract, capital lease or other similar contract created or assumed by, or permitted to be created by written document made or accepted by, Seller or any Acquired Subsidiary or any sale-leaseback arrangement pertaining to any real property or to equipment included in the Acquired Assets;

                         (viii)       each contract requiring Seller or any Acquired Subsidiary to reimburse any maker of a letter of credit or banker’s acceptance;

                         (ix)         each partnership, joint venture or similar contract relating to the Business;

                         (x)          each contract with any distributor or broker of any product or service offered by the Business; and

                         (xi)         each contract containing any form of most-favored pricing provision in favor of any supplier or customer of the Business.

                         (b)          Each Material Contract is a valid and binding obligation of Seller or the relevant Acquired Subsidiary, enforceable against Seller or the relevant Acquired Subsidiary in accordance with its terms except as such enforceability may be limited by (i) applicable insolvency, bankruptcy, reorganization, moratorium or other similar laws affecting creditors’ rights generally, and (ii) applicable equitable principles (whether considered in a proceeding at law or in equity). Seller or the relevant Acquired Subsidiary is not in material violation or breach of or default under any Material Contract. To Seller’s Knowledge, the other parties to each Material Contract are not in material violation or breach of or default thereunder. No event has occurred that (with or without the passage of time or giving of notice) would constitute a material breach or default of, or permit termination, modification, acceleration or cancellation of, such Material Contract or of any material right or liability thereunder. Neither Seller nor the relevant Acquired Subsidiary has waived any material right under such Material Contract. No party to such Material Contract has terminated, modified, accelerated or canceled such Material Contract or any material right or liability thereunder or communicated in writing such party’s desire or intent to do so. Seller or the relevant Acquired Subsidiary has provided to Buyer a true, correct and complete copy of each written Material Contract or, to the extent a Material Contract is oral, an accurate description of the material terms thereof.

          4.15          Brokerage. Except for Mooreland Partners, neither Seller nor any Acquired Subsidiary has retained any broker, finder, investment banker or financial advisor in connection with the transactions contemplated by this Agreement. Neither Buyer nor Parent will have any obligation to pay any broker’s, finder’s, investment banker’s, financial advisor’s or similar fee in connection with this Agreement or the transactions contemplated by this Agreement by reason of any action taken by or on behalf of Seller or any Acquired Subsidiary.

          4.16          Permits and Licenses. Section 4.16 of the Disclosure Schedule contains a true and complete list of all licenses, permits, certificates of authority, authorizations, approvals, registrations and similar consents granted or issued by any Government Entity to the Seller or any Acquired Subsidiary and that are material to the Business (the “Permits”). All of the Permits are currently effective and valid and are sufficient to enable Seller and the Acquired Subsidiaries to conduct the Business in material compliance with all Legal Requirements relating to the Permits.

          4.17        Insurance. Section 4.17 of the Disclosure Schedule lists each material insurance policy, bond or other form of insurance maintained by Seller or the Acquired Subsidiaries as of the date hereof with respect to the Business (the “Insurance Policies”) and the material terms thereof.

          4.18        Affiliate Transactions. Except for compensation for services rendered in the Ordinary Course of Business, none of Seller’s or the Acquired Subsidiaries’ directors, managers, officers, or Affiliates (other than the Acquired Subsidiaries), directly or indirectly, (a) has any interest in any property (whether real, personal or mixed and whether tangible or intangible) used in or pertaining to the Business, or (b) is a party to any Acquired Contract.

          4.19        Customer and Suppliers. Section 4.19 of the Disclosure Schedule sets forth a complete and correct list of the names of (a) the 10 largest customers of the Business, taken as a whole, and (b) the 10 largest suppliers of the Business, taken as a whole, showing total revenue received by the Business with respect to each customer, and the total payments made with respect to each supplier, as applicable, during the twelve-month period ended December 31, 2013. As of the date of this Agreement, no such customer or supplier of the Business has delivered written notice to Seller, and to the Knowledge of Seller no such customer or supplier has provided oral notice, that it intends to cease doing business with Seller or any of the Acquired Subsidiaries or substantially decrease the amount of business it does with Seller or any of any Acquired Subsidiaries as it relates to the Business.

          4.20        Employee Matters.

                         (a)          Except as set forth on Section 4.20(a) of the Disclosure Schedule, since January 1, 2011, none of the Employees has been or is represented by any union or subject to any collective bargaining agreement or other union or works council agreement with any union or labor organization or employee group, and, to Seller’s Knowledge, no Employees are engaged in any union, labor organization or employee group to organize any Employees.

                         (b)          Except as set forth on Section 4.20(b) of the Disclosure Schedule, to Seller’s Knowledge there has been no complaint, grievance, or unfair labor practice charge filed with any union, labor organization, employee group, Government Entity or other body against Seller or any Acquired Subsidiary alleging unfair labor practices, human rights violations, employment discrimination charges, or similar matters relating to the Business or any Employee.

                         (c)          Since January 1, 2011, neither Seller nor any Acquired Subsidiary (with respect to the Business) has experienced any work stoppages, slowdowns, walkouts or strikes.

                         (d)          Except as set forth on Section 4.20(d) of the Disclosure Schedule, Seller and each Acquired Subsidiary (with respect to the Business) has complied in all material respects with all Legal Requirements relating to the employment of the Employees, including all Legal

Requirements relating to wages, hours, working time, equal opportunity, occupational health and safety, workers’ compensation, collective bargaining, equal pay or treatment, discrimination on the grounds of any class protected by Legal Requirements, information and consultation, maternity, paternity and parental leave and pay, immigration control, information and data privacy and security, and the withholding and payment of social security and other Taxes, and continuation coverage with respect to Benefit Plans.

                         (e)          The qualifications of each Employee for employment under Legal Requirements have been reviewed by Seller or the applicable Acquired Subsidiary that employs such Employee and a properly completed Form I-9 is on file with respect to each U.S. Employee for whom such Form I-9 is required under Legal Requirements. Seller has complied in all material respects with the U.S. Immigration and Nationality Act, as amended from time to time, and the rules and regulations promulgated thereunder, with respect to each U.S. Employee.

                         (f)          To Seller’s Knowledge, neither Seller nor any Acquired Subsidiary (with respect to the Business) has classified or treated any common law employee as an independent contractor.

                         (g)          To Seller’s Knowledge, no management-level or higher U.S. Employee has any plans to terminate employment with Seller or not accept employment with Buyer following the Closing, and no management-level or higher Non-U.S. Employee has any plans to terminate employment with any Acquired Subsidiary.

                         (h)          To Seller’s Knowledge, no Employee is subject to any secrecy or noncompetition agreement or any other agreement or restriction of any kind that would impede in any way the ability of such Employee to carry out fully all activities of such Employee in furtherance of the Business, in each case either before or after the Closing.

                         (i)          To Seller’s Knowledge, no variation in any contract of employment has been agreed to for the future in respect of any Employee other than in the Ordinary Course of Business.

                         (j)          Except as set forth on Section 4.20(j) of the Disclosure Schedule and except for normal pay raises in the Ordinary Course of Business consistent with past practices, neither Seller nor any Acquired Subsidiary has altered the terms and conditions of employment of any management-level or higher Non-U.S. Employee in the 12 months immediately prior to Closing.

                         (k)          No material liability has been incurred by Seller or any Acquired Subsidiary for breach of any contract of employment with any Non-U.S. Employee, including in respect of redundancy payments, protection awards, compensation for wrongful dismissal, unfair dismissal, sex, race or disability discrimination or failure to comply with any order for the reinstatement or re-engagement in relation to or for or on behalf of any of any Non-U.S. Employee.

                          (l)          Section 4.20(l) of the Disclosure Schedule (the “Employee List”) contains a complete and accurate list identifying all Employees as of the date hereof and specifying with respect to each such Employee, as of March 31, 2014, the Employee’s:

(i) date of hire or initial service;

(ii) job title;

                              (iii)       status as full-time or part-time (with “full-time” being defined as at least 40 hours per week or such number of hours per week as allowed by Legal Requirements to be classified as full-time), or on disability or other leave of absence;

(iv) for each U.S. Employee, classification as exempt or non-exempt under the Fair Labor Standards Act;

(v) current annual salary, draw, or hourly-rate of compensation (as applicable);

(vi) primary work location, including city and country, and whether such Employee primarily performs services from a home office; and

(vii) all other information required to be provided to Buyer by Seller or any Acquired Subsidiary under Legal Requirements in connection with the transfer of any Non-U.S. Employees (as applicable).

          4.21        Accounts Receivable. All accounts receivable (including any notes receivable or other receivables) of the Business that are reflected on the accounting records of the Business as of Closing will represent at Closing valid obligations arising from sales actually made or services actually performed in its Ordinary Course of Business. There is no contest, claim or right of set-off, other than returns in the Ordinary Course of Business, under any Material Contract with any obligor of any such accounts receivable regarding the amount or validity of such accounts receivable.

          4.22        Inventory. With respect to the inventory of Seller that is a part of the Acquired Assets or the inventory of any Acquired Subsidiary (including all raw materials, supplies, manufactured parts, purchased parts, work-in-process and finished goods), (a) except to the extent of applicable reserves reflected on the Closing Balance Sheet, all of such inventory will consist of a quality and quantity usable and salable in its Ordinary Course of Business and (b) except as set forth on Section 4.22 of the Disclosure Schedule, none of the inventory is on consignment.

          4.23        Product Warranties. Subject to the reserve for product warranty claims reflected on the Latest Balance Sheet, (a) each product manufactured, sold, leased or delivered by the Business is and was since January 1, 2009 in material conformance with all applicable contractual obligations, including all applicable express and implied warranties and (b) neither Seller nor any Acquired Subsidiary has any liability or obligation for replacement or repair thereof or other damages in connection therewith. Section 4.23 of the Disclosure Schedule contains copies of the standard terms and conditions of sale and lease for the Business (including applicable guarantee, warranty and indemnity provisions). No product manufactured, sold, leased or delivered by the Business is subject to any guarantee, warranty or other indemnity beyond the applicable standard terms and conditions of sale and lease shown in Section 4.23 of the Disclosure Schedule.

          4.24        Product Liability. There is no product liability claim pending, or to Seller’s Knowledge threatened, against the Business arising out of, relating to or resulting from any injury to any individual or property as a result of the ownership, possession or use of any product manufactured, sold, leased or distributed by the Business. Since January 1, 2009, neither Seller nor any Acquired Subsidiary has received written notice as to any claim for personal injury or death, any claim for property, economic, punitive or exemplary damages, any claim for contribution or indemnification or any claim for injunctive relief, in each case in connection with any product manufactured, sold, leased or distributed by the Business. There has not been any material product recall (voluntary, involuntary or otherwise) by the Business.

          4.25        Disclosure Documents. Each document required to be filed by Seller with the SEC or required to be distributed or otherwise disseminated to Seller’s shareholders in connection with the transactions contemplated hereby (the “Seller Disclosure Documents”), including the Proxy Statement, to be filed with the SEC in connection with the transactions contemplated hereby, and any amendments or supplements thereto, when filed, distributed or disseminated, as applicable, will comply as to form in all material respects with the applicable requirements of the Securities Exchange Act of 1934, as amended, and will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Notwithstanding the foregoing, Seller makes no representation or warranty with respect to any information supplied by Parent or Buyer or any of their Representatives which is contained or incorporated by reference in the Proxy Statement or in any other Seller Disclosure Documents.

          4.26        Fairness Opinion. The board of directors of Seller has received from Mooreland Partners an opinion to the effect that, as of the date of such opinion, and based upon and subject to the factors and assumptions set forth therein, the consideration to be received by Seller pursuant to the transactions contemplated hereby, is fair, from a financial point of view, to Seller. Within three days after the date of this Agreement, Seller will deliver a true, correct and complete copy of such opinion to Parent.

          4.27        Disclaimer of Other Representations and Warranties. Except as expressly set forth in this Article 4, Seller will sell the Acquired Assets to Buyer “AS IS,” and Seller makes no representation or warranty, express or implied, at law or in equity, in respect of Seller, the Business, the Acquired Assets or the Assumed Liabilities, including with respect to merchantability or fitness for any particular purpose, and any such other representations or warranties are expressly disclaimed.

ARTICLE 5
REPRESENTATIONS AND WARRANTIES OF BUYER

          Buyer and Parent, jointly and severally, represent and warrant to Seller that:

          5.1     Organization, Power and Authorization. Each of Parent and Buyer (a) is duly incorporated or organized (as the case may be), validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization (as the case may be) and (b) has the requisite power and authority necessary to enter into, deliver and perform its obligations pursuant to each of the Transaction Documents to which it is a party. Each of Parent’s and Buyer’s execution, delivery and performance of each Transaction Document to which it is a party has been duly authorized by Parent or Buyer, as applicable. Each of Parent and Buyer has the organizational power to carry on the businesses in which it is engaged and to own and use the properties owned and used by it. Each of Parent and Buyer is duly authorized to conduct business and is in good standing under the laws of each jurisdiction where such qualification is required.

          5.2     Binding Effect and Noncontravention.

                    (a)          This Agreement has been duly executed and delivered by Parent and Buyer and constitutes, and each other Transaction Document to which Parent or Buyer is a party when executed and delivered will constitute, a valid and binding obligation of Buyer or Parent, as applicable, enforceable against Parent or Buyer, as applicable in accordance with its terms except as such enforceability may be limited by (i) applicable insolvency, bankruptcy, reorganization, moratorium or other similar laws affecting creditors’ rights generally, and (ii) applicable equitable principles (whether considered in a proceeding at law or in equity).

                    (b)          The execution, delivery and performance by Buyer and Parent of the Transaction Documents to which it is a party do not (i) violate any material Legal Requirement to which Buyer is subject or its charter or bylaws or equivalent organizational documents, (ii) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any material agreement, contract, lease, license, instrument, or other material arrangement to which Buyer or Parent is a party or by which Buyer or Parent is bound or to which Buyer’s or Parent’s assets are subject, or (iii) require any authorization, consent, approval or notice by or to any Government Entity.

                    (c)          No consent or approval by, notification to or filing with any Person is required in connection with Buyer’s or Parent’s execution, delivery or performance of this Agreement or any Transaction Document or Buyer’s or Parent’s consummation of the transactions contemplated herein or therein.

          5.3     Brokerage. Neither Parent nor Buyer has retained any broker, finder, investment banker or financial advisor in connection with the transactions contemplated by this Agreement. Seller will not have any obligation to pay any broker’s, finder’s, investment banker’s, financial advisor’s or similar fee in connection with this Agreement or the transactions contemplated by this Agreement by reason of any action taken by or on behalf of Parent or Buyer.

          5.4     Litigation. Neither Parent nor Buyer is (a) subject to any outstanding injunction, judgment, order or decree, or (b) party to or, to Parent’s or Buyer’s Knowledge, threatened to be made a party to, any proceeding, hearing, claim, legal action, suit, arbitration, governmental investigation or other legal or administrative proceeding, which would reasonably be expected to have an adverse effect on Parent’s or Buyer’s ability to consummate the transactions contemplated by this Agreement or otherwise perform its obligations under any Transaction Document to which it is a party.

          5.5     Availability of Funds.

                    (a)          A true, complete and correct copy of the executed commitment letter from U.S. Bank N.A. (the “Bank”), dated as of April 23, 2014 (the “Bank Commitment Letter”), has been provided by Buyer to Seller. Pursuant to the Bank Commitment Letter and subject to the terms and conditions contained therein, the Bank has committed to provide financing sufficient for Buyer (the “Financing”), together with the cash on hand of Parent and Buyer, to consummate the transactions contemplated herein. The obligations to fund the commitments under the Bank Commitment Letter are not subject to any condition other than as set forth in the Bank Commitment Letter. There are no side letters or other agreements or arrangements related to the funding of the Financing other than as provided in the Bank Commitment Letter. The Bank Commitment Letter has been duly authorized, executed and delivered by Parent and a wholly owned subsidiary of Parent and, as of the date hereof, the Bank Commitment Letter is in full force and effect and is a legal, valid and binding obligation of Parent and such subsidiary and, to Buyer’s Knowledge, the other parties thereto. No event has occurred that would constitute a breach or default (or with notice or lapse of time or both would constitute a default) by Parent or its wholly owned subsidiary under the Bank Commitment Letter, or, to the Knowledge of Parent and Buyer, any other parties to the Bank Commitment Letter. All commitment and other fees required to be paid on or prior to the date hereof under the Bank Commitment Letter have been paid and, assuming the satisfaction of the conditions precedent to Parent’s, Buyer’s and Seller’s obligations hereunder (other than the Financing condition in Section 8.2(e)), neither Parent nor Buyer has any reason to believe that it will not be able to satisfy any term or condition of closing of the Financing that is required to be satisfied as a condition to the Financing or that the Financing will not be made available to Parent or Buyer on the Closing Date. As of the date hereof, the Bank Commitment Letter has not been amended or modified in any respect nor is any amendment or modification contemplated.

                    (b)          Assuming the Financing is funded in accordance with the Bank Commitment Letter, the net proceeds of the Financing, together with the cash on hand of Parent and Buyer, will in the aggregate be sufficient for Parent and Buyer to (i) pay the Purchase Price, and (ii) pay any and all fees and expenses required to be paid by Parent and Buyer in connection with the transactions contemplated by this Agreement and the Financing.

          5.6     Information Supplied. None of the information supplied or to be supplied by Parent or Buyer specifically for inclusion or incorporation by reference in the Seller Disclosure Documents or any other Proxy Statement will, on the date such documents are first published, sent or given to Seller’s shareholders, or at any time at or prior to the date of Seller’s shareholder meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances in which they shall be made, not misleading.

          5.7     Independent Investigation. Parent, Buyer and/or their Representatives have inspected and conducted such reasonable independent review, investigation and analysis (financial and otherwise) of Seller, the Acquired Subsidiaries and the Business as desired by Parent and Buyer. The purchase of the Acquired Assets and the assumption of the Assumed Liabilities by Buyer and the consummation of the transactions contemplated hereby by Parent and Buyer are not done in reliance upon any representation or warranty by, or information from, Seller or any of its Affiliates, Employees or Representatives, whether oral or written, express or implied, including any implied warranty of merchantability or of fitness for a particular purpose, except for the representations and warranties specifically and expressly set forth in Article 4 (in each case, as modified by the Disclosure Schedule), and each of Parent and Buyer acknowledges that Seller expressly disclaims any other representations and warranties.

ARTICLE 6
COVENANTS

          6.1     Conduct of the Business. From and after the Effective Date and through immediately prior to the Closing, or the earlier termination of this Agreement in accordance with Article 9, except (i) as set forth on Section 6.1 of the Disclosure Schedule, (ii) as otherwise contemplated by this Agreement, (iii) as Buyer or Parent may otherwise consent to in writing (which shall not be unreasonably withheld) or (iv) as required by applicable Legal Requirements, Seller will, and will cause each Acquired Subsidiary to (a) operate the Business in the Ordinary Course of Business and use commercially reasonable efforts to preserve and maintain the goodwill associated with the Business and relationships with the Employees, customers, suppliers, distributors and others with whom the Business has a business relationship and (b) not, without the consent of Parent, take any actions (i) that if taken between the date of the Latest Balance Sheet and the date hereof would be required to be disclosed on Section 4.5 of the Disclosure Schedule (ignoring the phrase “management level” in Section 4.5(k) for purposes of this Section 6.1); (ii) that would cause a Material Contract to be accelerated, terminated, modified, or cancelled by Seller or any Acquired Subsidiary, or that would cause the entry into any Material Contract by Seller or any Acquired Subsidiary (other than any purchase orders or sales or services agreements on the Business’s standard forms) that is outside the Ordinary Course of Business or that involves the payment or receipt by Seller or the Acquired Subsidiaries of more than $50,000; (iii) that would cause any Acquired Subsidiary to issue or otherwise allow to become outstanding or redeem or otherwise acquire any equity interest of such Acquired Subsidiary or right to any such equity interest; (iv) other than the current intercompany loans between Seller and the Retained Subsidiaries and the Acquired Subsidiaries, that would cause any Acquired Subsidiary to incur any indebtedness for borrowed money or to guaranty any obligations of any Person; or (v) that would be an amendment to any organizational documents of any Acquired Subsidiary.

          6.2     Access to Business. Except as may be prohibited by applicable Legal Requirements, prior to the Closing, Seller shall, upon reasonable notice, permit Representatives of Buyer to have reasonable access during normal business hours and under reasonable circumstances to personnel, premises, properties, assets, books and records, contracts and documents pertaining to the Business, the Acquired Assets or the Assumed Liabilities; provided that (a) access to such personnel, premises, properties, assets, books and records, contracts and documents is reasonably required by Buyer to timely consummate the transactions contemplated by this Agreement, (b) Buyer and its Representatives shall not unreasonably interfere with the business and operations of Seller, and (c) Buyer may not conduct or cause to be conducted any environmental or other testing at any of the Real Property sites, unless and until prior written authorization for such testing is obtained from Seller.

          6.3     Confidentiality.

                    (a)          Buyer and Parent each acknowledge that the information provided to it in connection with this Agreement and the transactions contemplated hereby is subject to the terms of the Confidentiality Agreement, the terms of which are incorporated herein by reference. Effective upon, and only upon, the Closing, the Confidentiality Agreement shall terminate with respect to information relating solely to the Business or otherwise included in the Acquired Assets; provided, however, that Buyer acknowledges that any and all other confidential information provided to it by Seller or its Representatives concerning Seller shall remain subject to the terms and conditions of the Confidentiality Agreement after the Closing.

                    (b)          Seller shall not, and shall cause its Affiliates and Representatives not to, after the Closing Date, directly or indirectly, without the prior written consent of Buyer, disclose to any third party or use any confidential or proprietary information related solely to the Business or Buyer and its Affiliates obtained by Seller solely in connection with the transactions contemplated in this Agreement; provided that the foregoing restriction shall not (i) apply to any information (A) generally available to, or known by, the public (other than as a result of disclosure in violation of this Section 6.3(b) or any other Transaction Document to which Seller is party) or (B) independently developed by Seller or any of its Affiliates without reference to or use of the applicable confidential or proprietary information, or (ii) prohibit any disclosure (x) required by Legal Requirement so long as, to the extent legally permissible and feasible, Seller provides Buyer with reasonable prior written notice of such disclosure and a reasonable opportunity to contest such disclosure or (y) made in connection with the enforcement of any right or remedy relating to this Agreement or the transactions contemplated hereby.

          6.4     Consents, Approvals and Filings. Seller, Buyer and Parent will cooperate and use commercially reasonable efforts to make or obtain all filings or registrations with, notifications to, or authorizations, consents or approvals of, any third party, including those set forth in Schedule 6.4 (the “Required Consents”). In addition, each of Buyer, Parent and Seller will use its commercially reasonable efforts, to cooperate fully with each other (i) to comply as promptly as practicable with all governmental requirements applicable to the Required Consents and (ii) to make or obtain as promptly as practicable all Required Consents. Seller will respond as promptly as practicable to any inquiries or requests received from any Government Entity for additional information or documentation related to any Required Consent. Further the Parties agree to use commercially reasonably efforts to cause the conditions set forth in Section 8.2 and Section 8.3, to be satisfied as soon as practicable and in good faith to consummate the transactions contemplated hereby as soon as practicable.

          6.5     Notice of Developments. During the period between the Effective Date and the Closing, each Party will give prompt written notice to the other of any material development affecting the ability of the Parties to consummate the transactions contemplated by this Agreement or any of the Transaction Documents. During the period between the date of this Agreement and the Closing, Seller shall update the Disclosure Schedule from time to time if (i) Seller becomes aware of any fact or condition that causes or constitutes a breach of any of Seller’s representations and warranties as of the date of this Agreement or (ii) Seller becomes aware of the occurrence or existence of any fact or condition occurring after the date of this Agreement that would (except as expressly contemplated by this Agreement) cause or constitute a breach of any such representation or warranty had such representation or warranty been made as of the time of occurrence or discovery of such fact or condition. In order to so update the Disclosure Schedule, Seller shall be entitled to deliver to Buyer and Parent a supplement to the Disclosure Schedule specifying such changes and updates to the Disclosure Schedule. Any such update of the Disclosure Schedule shall not have any effect on the indemnification obligations of any Party under Article 7 or the closing conditions set forth in Article 8.

          6.6     Preparation of the Proxy Statement; Shareholder Meeting.

                    (a)          Seller shall prepare and file with the SEC a proxy statement (as amended or supplemented from time to time, the “Proxy Statement”) to be sent to the shareholders of Seller in connection with the meeting of the shareholders of Seller to approve and adopt this Agreement and the transactions contemplated hereby (the “Seller Shareholder Meeting”) as promptly as practicable following the Effective Date. Seller shall provide a draft of the Proxy Statement to Buyer and a reasonable period of time for Buyer to review such draft, and shall consider any comments to the Proxy Statement suggested by Buyer or its counsel. In furtherance of the foregoing, Buyer and Parent shall reasonably cooperate with Seller in connection with the preparation of the Proxy Statement and shall provide to Seller any information regarding Buyer and Parent required for inclusion in the Proxy Statement as Seller may reasonably request. Seller shall thereafter use commercially reasonable efforts to respond as promptly as practicable to any comments of the SEC with respect to the Proxy Statement, taking into consideration any reasonable comments or requests made by Buyer with respect to such SEC comments, and to cause the Proxy Statement to be mailed as promptly as practicable after the Proxy Statement is cleared by the SEC (or following such time as the SEC may advise that it will not review and/or provide comments with respect to the Proxy Statement). Seller shall keep Buyer and Parent promptly informed of any comments from the SEC or its staff or any request from the SEC or its staff for amendments or supplements to the Proxy Statement, shall promptly provide Buyer and Parent with copies of all correspondence between Seller and its Representatives, on the one hand, and the SEC and its staff, on the other hand, relating to the Proxy Statement or the transactions contemplated by this Agreement and shall consider any reasonable comments or requests made by Buyer with respect to such correspondence. In the event that Seller receives any comments from the SEC or its staff or any request from the SEC or its staff for amendments or supplements to the Proxy Statement, Buyer and Parent shall provide to Seller upon a reasonable request made by Seller, any information regarding Buyer and Parent that is required for inclusion in the response of Seller to such comments or such request.

                    (b)          If, at any time prior to the Closing, any information relating to Seller, Buyer or Parent, or any of their respective Affiliates, officers or directors, is discovered by Seller, Buyer or Parent that should be set forth in an amendment or supplement to the Proxy Statement so that such document would not include any misstatement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they are made, not misleading, the party that discovers such information shall as promptly as practicable notify the other Party and Seller shall file an appropriate amendment or supplement describing such information with the SEC as promptly as practicable after each Party has had a reasonable opportunity to review and comment thereon and, to the extent required by applicable Legal Requirements, disseminated to the shareholders of Seller as promptly as practicable thereafter.

                    (c)          Seller shall, as promptly as reasonably practicable following the date of this Agreement, establish a record date for the Seller Shareholder Meeting. Seller shall, as promptly as reasonably practicable after the Proxy Statement is cleared by the SEC for mailing to Seller’s shareholders in accordance with Section 6.6(a), duly call, give notice of, convene and hold the Seller Shareholder Meeting. Subject to Section 6.7, Seller’s Board of Directors shall recommend that Seller’s shareholders approve this Agreement and the transactions contemplated hereby (the “Seller Board Recommendation”), and Seller shall, unless there has been a Change of Seller Board Recommendation, use its reasonable best efforts to solicit from its shareholders proxies in favor of the approval of this Agreement and the transactions contemplated hereby, and to take all other action necessary or advisable to secure the Required Shareholder Vote. Seller may, and shall at the request of Buyer and Parent, postpone or adjourn the Seller Shareholder Meeting if on a date for which the Seller Shareholder Meeting is scheduled, Seller has not received proxies representing a sufficient number of shares to obtain the Required Shareholder Vote, provided that the Seller Shareholder Meeting shall not be postponed or adjourned to a date (i) that is more than 15 days after the date for which the Seller Shareholder Meeting was originally scheduled or (ii) which would require a new record date under Minnesota Legal Requirements.

          6.7     No Solicitation of Transactions.

                    (a)          Subject to Section 6.7(b), from and after the date hereof until the Closing or, if earlier, the termination of this Agreement in accordance with Article 9, Seller and the Acquired Subsidiaries shall not, and shall not authorize or permit their respective Representatives to, directly or indirectly, (i) initiate, solicit or knowingly encourage or facilitate the submission of any Acquisition Proposal, or any inquiry or proposal that could reasonably be expected to lead to an Acquisition Proposal; (ii) participate in any discussions or negotiations, or furnish to any Person any information, or cooperate with any Person (whether or not a Person making an Acquisition Proposal), with respect to any Acquisition Proposal, or any inquiry or proposal that could reasonably be expected to lead to an Acquisition Proposal; (iii) approve, endorse or recommend any Acquisition Proposal; (iv) enter into any letter of intent or similar document or any contract contemplating or otherwise relating to any Acquisition Proposal; or

(v) otherwise cooperate in any way with, assist or participate in, or knowingly encourage or facilitate (including through the furnishing of any nonpublic information regarding Seller, any Acquired Subsidiary or the Business in connection with or in response to an Acquisition Proposal or an inquiry or indication of interest that could lead to an Acquisition Proposal or providing access to the properties, books, records or management of Seller or any of the Acquired Subsidiaries) any effort or attempt by any Person to do or seek any of the foregoing. Seller and the Acquired Subsidiaries shall and shall direct their Representatives to, immediately cease and cause to be terminated any discussion or negotiation with any Persons conducted prior to the date hereof by Seller, any Acquired Subsidiary or any of their Representatives with respect to any Acquisition Proposal or any inquiry or indication of interest that could lead to an Acquisition Proposal or any request for nonpublic information relating to Seller or any of the Acquired Subsidiaries with respect to any Acquisition Proposal or any inquiry or indication of interest that could lead to an Acquisition Proposal. Seller shall also immediately terminate all physical and electronic dataroom access previously granted to any such Person or its Representatives. Seller agrees, except in the case that Seller’s Board of Directors determines in good faith, after consultation with outside legal counsel, that the failure to do so would be inconsistent with its fiduciary duties under applicable Legal Requirements, to not release or permit the release during the period before the Closing Date of any Person from, or to waive or permit the waiver of any provision of, any confidentiality, “standstill” or similar agreement to which Seller or any of the Acquired Subsidiaries is a party.

               (b)          Notwithstanding anything to the contrary contained in Section 6.7(a), if, at any time following the date hereof and prior to Seller securing the Required Shareholder Vote, (i) Seller has received a bona fide written Acquisition Proposal from a third party that did not result from a breach of this Section 6.7 by Seller, any Acquisition Subsidiary or any of their respective Representatives, (ii) Seller’s Board of Directors or any committee thereof determines in good faith, after consultation with its financial advisors and outside counsel, that such Acquisition Proposal constitutes or is reasonably likely to constitute a Superior Proposal, and (iii) at least 24 hours prior to furnishing any such nonpublic information to, or entering into discussions with, such Person, Seller gives Buyer written notice of the identity of such Person and of Seller’s intention to furnish nonpublic information to, or enter into discussions with, such Person, then Seller may, subject to compliance with Section 6.7(c), (A) furnish information with respect to Seller to the Person making such Acquisition Proposal and its Representatives and (B) participate in discussions or negotiations with the Person making such Acquisition Proposal and its Representatives regarding the terms of such Acquisition Proposal; provided, however, that Seller (x) shall not, and shall not allow its Representatives to, disclose any non-public information to such Person without first entering into an Acceptable Confidentiality Agreement with such Person and (y) shall as promptly as practicable (and in any event within 48 hours) provide to Buyer any material information concerning Seller provided or made available to such other Person (or its Representatives) which was not previously provided or made available to Buyer or Parent. Without limiting the foregoing, it is agreed that any violation of the restrictions set forth in the immediately preceding sentence by any Representative of Seller or any of the Acquired Subsidiaries with the authorization or direction of Seller or the Acquired Subsidiaries, directly or indirectly, shall be a breach of this Section 6.7 by Seller.

                    (c)          Seller shall as promptly as practicable (and in any event within 48 hours) notify Buyer and Parent in writing if Seller receives any written Acquisition Proposal, any inquiry or indication of interest that could reasonably be expected to lead to an Acquisition Proposal or any request for nonpublic information relating to Seller or any of the Acquired Subsidiaries that could reasonably be expected to lead to an Acquisition Proposal, including a copy of such Acquisition Proposal, inquiry, indication of interest or request and the identity of the Person making such Acquisition Proposal, inquiry, indication of interest or request. Seller shall keep Buyer and Parent reasonably informed with respect to the status and details of any such Acquisition Proposal, inquiry, indication of interest or request (including any material modification or proposed modification thereto) and any discussions or negotiations concerning the terms and conditions thereof and provide to Buyer and Parent promptly (and in no event later than 48 hours after receipt or delivery thereof) copies of all correspondence and other written material (including draft agreements) relating to such Acquisition Proposal, inquiry, indication of interest or request exchanged between Seller, any Acquired Subsidiary or their Representatives, on the one hand, and the Person making such Acquisition Proposal, inquiry, indication of interest or request (or its Representatives), on the other hand.

                    (d)          Except as set forth in this Section 6.7, neither Seller’s Board of Directors nor any committee thereof shall (i) approve, recommend, or declare advisable or publicly propose to approve, recommend, or declare advisable any Acquisition Proposal, or any inquiry or proposal that could reasonably be expected to lead to an Acquisition Proposal, or the abandonment, termination, delay or failure to consummate the transactions contemplated by this Agreement, or (ii) withdraw or modify, in a manner adverse to Buyer or Parent, or publicly propose to withdraw or modify, in a manner adverse to Buyer or Parent, the Seller Board Recommendation (any action set forth in the foregoing clauses (i) or (ii), a “Change of Seller Board Recommendation”). Neither Seller’s Board of Directors nor any committee thereof shall allow Seller to, and Seller shall not, (A) enter into any letter of intent, memorandum of understanding, agreement in principle, merger agreement, acquisition agreement, option agreement, joint venture agreement, partnership agreement or other similar agreement relating to any Acquisition Proposal (which, for the avoidance of doubt, would not include an Acceptable Confidentiality Agreement) or requiring Seller to abandon, terminate, delay or fail to consummate the transactions contemplated by this Agreement, or (B) take any other action requiring, causing, or reasonably expected to cause, Seller to abandon, terminate, delay or fail to consummate the transactions contemplated by this Agreement.

                    (e)          Notwithstanding anything to the contrary contained in Section 6.7(d), at any time prior to obtaining the Required Shareholder Vote, Seller’s Board of Directors or any committee thereof may make a Change of Seller Board Recommendation if Seller’s Board of Directors or any committee thereof determines in good faith, after consultation with its financial advisors and outside counsel, that the failure to do so would be inconsistent with its fiduciary duties under applicable Legal Requirements; provided, that (i) Seller’s Board of Directors or committee thereof shall not be entitled to exercise its right to make a Change of Seller Board Recommendation (i) unless Seller and its Representatives have complied in all material respects with the terms of this Section 6.7, and (ii) (A) until after the third Business Day following Buyer’s and Parent’s receipt of written notice from Seller advising Buyer and Parent that Seller intends to take such action and specifying the reasons therefor, including in the case that such action is based on a Superior Proposal, the material terms and conditions of such Superior Proposal and all related proposed agreements or other documentation, it being understood and agreed that any amendment to any material term of such Superior Proposal shall require a new notice and a new three-Business Day period, (B) during such three-Business Day period Seller shall, to the extent requested by Buyer and Parent, engage in good faith negotiations with Buyer and Parent regarding potential changes to the terms of this Agreement, and (C) Seller’s Board of Directors and any committee thereof shall in making a Change of Seller Board Recommendation after such three-Business Day period(s), take into account any changes to the terms of this Agreement proposed by Buyer in writing in response to any proposed Change of Seller Board Recommendation or otherwise.

                    (f)          Nothing contained in this Section 6.7 shall prohibit Seller or Seller’s Board of Directors or any committee thereof from (i) disclosing to the shareholders of Seller a position contemplated by Rule 14e-2(a), Rule 14d-9 or Item 1012(a) of Regulation M-A promulgated under the Exchange Act or (ii) making any disclosure to the shareholders of Seller if Seller’s Board of Directors or any committee thereof determines in good faith, after consultation with outside counsel, that the failure to make such disclosure would be inconsistent with applicable Legal Requirements.

          6.8     Covenant Not to Compete.

                    (a)          Seller covenants and agrees that for a period beginning at Closing and ending on the fifth anniversary of the Closing Date, Seller will not, and will cause its Affiliates not to, directly or indirectly (whether as principal, agent, independent contractor, partner or otherwise) own, manage, operate, control, participate in, or otherwise carry on, the business of manufacturing and distributing disc publishing solutions that label, archive, distribute and protect content on CDs, DVDs and Blu-ray discs.

                    (b)          Seller covenants and agrees that for a period beginning at Closing and ending on the fifth anniversary of the Closing Date, Seller will not, and will cause its Affiliates not to, directly or indirectly, solicit for employment or hire any Hired Employee unless Seller receives a release from Buyer of the restriction set forth in this Section 6.8(b) with respect to such Hired Employee.

                    (c)          Seller covenants and agrees that for a period beginning at Closing and ending on the fifth anniversary of the Closing Date, Seller will not, and will cause its Affiliates not to, directly or indirectly, solicit any end-user customer that has purchased a product or service of the Business in the past 12 months either directly from the Business or indirectly through any partner or reseller of the Business (an “Active Business Customer”); provided that notwithstanding such non-solicitation covenant, if during such five year period an Active Customer is displaced by any product of the Retained Business, Seller shall pay Buyer a one-time royalty fee set forth on Schedule 6.8(c). Seller or Buyer shall notify the other party in writing promptly after learning of such displacement. In addition, Seller covenants and agrees that for a period beginning at Closing and ending on the first anniversary of the Closing Date, Seller will not, and will cause its Affiliates not to, directly or indirectly, solicit any prospective customer identified on Schedule 6.8(c) for the targeted use case identified with respect to such customer on Schedule 6.8(c) (each a “Prospective Business Matter”); provided, however, if either Buyer or Seller is interested in pursuing any Prospective Business Matter with a Retained Business solution, a commercial arrangement will be negotiated with Buyer that would provide a release from this restriction with respect to such Prospective Business Matter. For avoidance of doubt, nothing in this Agreement shall restrict Seller or its Affiliates from soliciting any customer, whether an Active Business Customer or related to a Prospective Business Matter, for an enterprise video content management solution.

                    (d)          For a period from the Closing until the first anniversary of the Closing, Seller will not solicit or enter into any commercial arrangements with the law enforcement partners set forth on Schedule 6.8(d) for such partners to resell, license or OEM Seller’s Retained Business products and technology. For avoidance of doubt, this provision shall not preclude Seller from selling such Seller Retained Business products and technology directly to such partners, not for resale, license or OEM to third parties.

                    (e)          Neither Seller nor its Affiliates will disparage in any manner or by any means (whether written or oral, express or implied), or engage in any conduct which defames, disparages, libels or slanders, Buyer in respect to any aspect of its operation of the Business. Neither Buyer nor its Affiliates will disparage in any manner or by any means (whether written or oral, express or implied), or engage in any conduct which defames, disparages, libels or slanders, Seller in respect to any aspect of its operation of the Retained Business.

                    (f)          Notwithstanding anything herein to the contrary, this Section 6.8 shall not prohibit Seller or its Affiliates from (A) owning not in excess of 3% in the aggregate of any class of capital stock of any corporation if such stock is publicly traded and listed on any national or regional stock exchange or on the NASDAQ national market, (B) selling all or a portion of, or licensing the rights to, the Excluded Assets, including to a Person that, directly or indirectly (whether as principal, agent, independent contractor, partner or otherwise) owns, manages, operates, controls, participates in, performs services for, sells materials to, or otherwise carries on, a business similar to or competitive with the Business, (C) any subsequent buyer or successor of Seller (whether through stock or equity) from continuing its business as in effect at the time such buyer or successor became a buyer or successor of Seller, (D) holding an ownership interest in the Retained Subsidiaries, (E) continuing the current and any future business operations of BriefCam, provided that Seller does not direct that BriefCam engages in any activities that would be prohibited by this Section 6.8 if they were conducted by Seller, and (F) continuing the operations of the Retained Business.

                    (g)          If either Party violates any of its obligations under this Section 6.8, the other Party may proceed against it in law or in equity for such damages or other relief as a court may deem appropriate. Both Parties acknowledge that a violation of this Section 6.8 may cause the other Party irreparable harm which may not be adequately compensated for by money damages. Each Party therefore agrees that in the event of any actual or threatened violation of this Section 6.8, the other Party shall be entitled, in addition to other remedies that it may have, to seek a temporary restraining order and to preliminary and final injunctive relief against the breaching Party to prevent any violations of this Section 6.8. The prevailing party in any action commenced under this Section 6.8 shall also be entitled to receive reasonable attorneys’ fees and court costs. It is the intent and understanding of each party hereto that if, in any action before any court or agency legally empowered to enforce this Section 6.8, any term, restriction, covenant or promise in this Section 6.8 is found to be unreasonable and for that reason unenforceable, then such term, restriction, covenant or promise shall be deemed modified to the extent necessary to make it enforceable by such court or agency.

          6.9     Preservation of and Access to Books and Records.

                    (a)          Each of Buyer and Parent agrees that it shall preserve and keep the financial records held by it or its Affiliates relating to the Business for a period of seven years from the Closing Date and shall make such financial records and personnel available to Seller, at the sole expense of Seller, as may be reasonably required by Seller in connection with, among other things, any insurance claims, the litigation set forth on the Disclosure Schedule, proceedings or Tax audits against or governmental investigations of Seller or any of its Affiliates or in order to enable Seller to comply with its obligations under this Agreement and each other agreement, document or instrument contemplated hereby or thereby. Such availability shall include reasonable access upon reasonable advance notice to Buyer or Parent, subject to restrictions under applicable Legal Requirements, to the books and records transferred to Buyer or Parent to the extent necessary for the preparation of financial statements, regulatory filings or Tax Returns of Seller or its Affiliates in respect of periods ending on or prior to Closing, or in connection with any proceedings during such seven-year period. Seller shall be entitled, at its sole cost and expense, to make copies of the books and records to which it is entitled to access pursuant to this Section 6.9.

                    (b)          Seller agrees that it shall preserve and keep the financial records held by it or its Affiliates relating to the Business for a period of seven years from the Closing Date and shall make such financial records and personnel available to Buyer and Parent, at the sole expense of Buyer and Parent, as may be reasonably required by Buyer and Parent in connection with, among other things, any insurance claims, the litigation set forth on the Disclosure Schedule, proceedings or Tax audits against or governmental investigations of Buyer and Parent or any of their Affiliates or in order to enable Buyer and Parent to comply with their obligations under this Agreement and each other agreement, document or instrument contemplated hereby or thereby. Such availability shall include reasonable access upon reasonable advance notice to Seller, subject to restrictions under applicable Legal Requirements, to the books and records retained by Seller or any Retained Subsidiary to the extent necessary for the preparation of financial statements, regulatory filings or Tax Returns of Buyer, Parent or their respective Affiliates in respect of periods ending on or after Closing, or in connection with any proceedings during such seven-year period. Buyer and Parent shall be entitled, at their sole cost and expense, to make copies of the books and records to which they are entitled to access pursuant to this Section 6.9.

          6.10   Tax Matters.

                    (a)          Seller will prepare and timely file all Tax Returns in respect of the Acquired Assets, and Seller will prepare and timely file all Tax Returns for each Acquired Subsidiary for all Tax periods ending on or prior to the Closing Date. Buyer and Parent will prepare and timely file all other Tax Returns that are required to be filed in respect of the Acquired Subsidiaries for all Tax periods ending on or after the Closing Date. Buyer and Parent shall provide Seller an opportunity to review and approve any Tax Return that includes Taxes for which Seller has an obligation to indemnify Buyer and Parent. Buyer and Parent Buyer and Parent agree to utilize the alternative procedure set forth in Revenue Procedure 2004-53 with respect to wage reporting.

                    (b)          Neither Buyer, Parent nor any of their Affiliates shall (i) amend, refile, revoke, or otherwise modify any Tax Return or Tax election of any Acquired Subsidiary (including filing for a Tax refund) with respect to any taxable period ending on or before the Closing Date; (ii) make any Tax election that has retroactive effect to any such Tax year; (iii) file a ruling request with any taxing authority that relates to the Taxes or Tax Returns of any Acquired Subsidiary for to any taxable period ending on or before the Closing Date; (iv) initiate any voluntary disclosure with any taxing authority regarding any Tax or Tax Return of any Acquired Subsidiary for any taxable period ending on or before the Closing Date, including filing Tax Returns for such period in jurisdictions that such Acquired Subsidiary does not currently file Tax Returns; or (v) take any action to extend the applicable statute of limitations with respect to any such Tax Return of any Acquired Subsidiary, in each such case, without the prior written consent of Seller.

                    (c)          Seller, Parent and Buyer will provide each other with such assistance and non-privileged information relating to the Business and the Acquired Assets as may reasonably be requested in connection with the preparation of any Tax Return or the performance of any audit, examination or any other proceeding by any taxing authority relating to any Tax Return, whether conducted in a judicial or administrative forum, and will each retain and provide to the other Party all non-privileged records and other information which may be relevant to any such Tax Return, audit, examination or any other proceeding.

                    (d)          Seller will exercise exclusive control over the handling, disposition and settlement of any inquiry, examination, or proceeding by a Government Entity (or that portion of any inquiry, examination or proceeding by a Government Entity) (at its sole expense) that could result in a determination with respect to Taxes due or payable by the Seller, or for which the Seller may be required to indemnify the Buyer and Parent. The Buyer or Parent will notify the Seller or its Affiliates in writing promptly upon learning of any such inquiry, examination or proceeding. Buyer, Parent and their Affiliates will cooperate with the Seller, as the Seller may reasonably request, in any such inquiry, examination or proceeding, and Buyer and Parent may participate in any such inquiry, examination or proceeding at their sole expense.

                    (e)          If Buyer or Parent receives a refund with respect to Taxes for which Seller is wholly or partially responsible under Section 2.4, Section 6.10 or Section 7.2(c), Buyer and Parent will pay, within 30 days following the receipt of such Tax refund, the amount of such Tax refund attributable to the Seller. If Seller receives a refund with respect to Taxes for which Buyer or Parent is wholly or partially responsible under Section 2.3 or Section 6.10, Seller will pay, within 30 days following the receipt of such Tax refund, the amount of such Tax refund attributable to Buyer.

                      (f)      Notwithstanding Section 6.10(d), no Party will agree to settle any liability for Taxes or compromise any claim with respect to Taxes relating to the Business or on behalf of an Acquired Subsidiary, which settlement or compromise may affect the liability for Taxes hereunder (or right to Tax benefit) of the other Parties, without the other Parties’ consent, which consent will not be unreasonably withheld or delayed.

                      (g)     Each of Seller and Buyer will pay 50% of all Taxes that are required to be paid in respect of any transfer, sales, use, recording, value-added or similar Taxes that may be imposed by reason of the sale, assignment, transfer and delivery of the Acquired Assets (“Transfer Taxes”). Buyer and Parent will timely file all Tax Returns required to be filed in connection with the payment of such Transfer Taxes. The Parties agree to cooperate in good faith with each other in connection with the preparation and filing of such Tax Returns, in obtaining all available exemptions from such Transfer Taxes and in timely providing each other with resale certificates and any other documents necessary to satisfy any such exemptions.

                      (h)     Buyer may, in its sole discretion, make an election under Section 338(g) of the Code with respect to the acquisition of the Acquired Subsidiaries and any other similar provision under applicable Legal Requirements; provided, however, that Buyer shall indemnify and hold Seller harmless, on a grossed up basis, for any increase in Taxes or reduction in Tax attributes of Seller arising from any such election.

          6.11     Employment Matters.

                      (a)     For a period of up to forty-five (45) days after the Closing, subject to extension by written consent of Buyer and Seller (the “Employee Transition Period”), Seller will use all reasonable efforts to retain the U. S. Employees and lease such employees to Buyer to conduct the Business as provided in an Employee Transition Services Agreement on terms reasonably satisfactory to Buyer and Seller and entered into prior to Closing (the “Employee Transition Agreement”). The Employee Transition Agreement will provide that Buyer will reimburse Seller for all U.S. Employees’ wages, salary, commission, and other employee compensation and benefits (including any vacation taken to the extent of any accrual included in the Final Net Book Value but excluding any severance payments except as provided in Section 6.11(d)) incurred during the Employee Transition Period and for all other liabilities associated with such U.S. Employees during the Employee Transition Period of the type for which Buyer would be responsible had Buyer hired such U.S. Employees as of the Closing. The Employee Transition Agreement will also provide that Seller, during the Employee Transition Period, (i) will use commercially reasonable efforts to maintain the relationships with the U.S. Employees and (ii) not take any actions with respect to the U.S. Employees that if taken between the date hereof and the Closing Date would be prohibited by Section 6.1(b)(i) (but only as it incorporates Section 4.5(k) and Section 4.5(l) as it relates to Section 4.5(k) and only from the date of the Closing and not from the date of the Latest Balance Sheet). The performance by Seller of its obligations to Buyer under the Employee Transition Services Agreement shall not be prohibited by or violate Seller’s obligations under Sections 6.3 and 6.8. Prior to the Closing, Buyer and Seller agree to make such changes as may be required to the Mutual Transition Services Agreement to account for the Employee Transition Agreement during the Employee Transition Period. Notwithstanding the foregoing, Buyer will use all reasonable efforts to put in place the benefit plans required under this Section 6.11 to be in place at the end of the Employee Transition Period prior to the Closing.

                      (b)     Immediately prior to the end of the Employee Transition Period, Seller will terminate the employment of each U.S. Employee. Five Business Days prior to the end of the Employee Transition Period, Seller will deliver to Buyer an updated Employee List setting forth the information required by Section 4.20(l) as of fifteen Business Days prior to the end of the Employee Transition Period, rather than as of March 31, 2014, with respect to each U.S. Employee. At least three Business Days before the end of the Employee Transition Period, Buyer will offer employment to each U.S. Employee identified on the updated Employee List, subject to Buyer’s standard hiring practices and conditions and upon such terms and conditions as determined by Buyer, with such employment to be effective immediately following the end of the Employee Transition Period, and contingent upon the occurrence of the Closing (or, in the case of any such U.S. Employee on long-term disability or other leave of absence (other than vacation leave in the Ordinary Course of Business) as disclosed on the updated Employee List (each, an “Inactive U.S. Employee”), effective upon the date such Inactive Employee is able to return to active employment as determined by Buyer provided that such return occurs within six months following the end of the Employee Transition Period. U.S. Employees who accept offers of employment from Buyer and who complete all necessary documents in order to commence employment with Buyer (as applicable), and commence employment with Buyer immediately following the end of the Employee Transition Period (or, in the case of any Inactive Employee, immediately following the date each such Inactive Employee is able to return to active employment), and all Non-U.S. Employees of any Acquired Subsidiary as of the Closing Date, are referred to as the “Hired Employees.” Neither Seller nor any Acquired Subsidiary will state or represent to any Employees not identified on the Employee List (as updated in accordance with this Section 6.11(a)) that Buyer will offer continued employment to such Employees or will employ such Employees after the end of the Employee Transition Period. Seller will use its reasonable best efforts to assist Buyer with the transition of all Hired Employees to Buyer. Seller will not seek to induce any U.S. Employee to reject any offer of employment from Buyer.

                      (c)     Effective as of the end of the Employee Transition Period, all U.S. Employees will cease participation in the Benefit Plans and all Hired Employees will begin participation in the employee benefit plans of Buyer other than Buyer’s employee stock ownership plan (each a “Buyer Employee Plan”), subject to the terms of the applicable Buyer Employee Plan. Effective as of the end of the Employee Transition Period, the Buyer will provide to the Hired Employees employee benefits which are, in the aggregate, substantially comparable to the employee benefits provided to Employees under the Seller Benefit Plans as of the end of the Employee Transition Period or to similarly situated employees of Buyer as of the end of the Employee Transition Period (other than with respect to the Buyer’s employee stock ownership plan). Buyer will give each Hired Employee credit for his or her years of service with Seller prior to the end of the Employee Transition Period for purposes of determining eligibility, vesting, and, for any paid time off program, for level of benefit under the employee benefit plans of Buyer in which such Hired Employee becomes eligible to participate after the end of the Employee Transition Period, to the extent such service would have been counted as service under the Buyer Employee Plan had such service been performed for Buyer. With respect to each Buyer Employee Plan that is a health, welfare or fringe benefit plan, (i) Buyer shall waive all limitations as to preexisting conditions, exclusions and waiting periods with respect to participation and coverage requirements applicable to the Hired Employees (and their covered dependents), other than any such limitations that are in effect with respect to any Hired Employee (or his or her covered dependents) and that have not been satisfied under the corresponding health, welfare, or fringe benefit plan maintained by Seller immediately prior to the end of the Employee Transition Period; and (ii) Buyer shall provide each Hired Employee with credit for any deductibles and maximum out-of-pocket requirements paid by such Hired Employee for the then current plan year under the corresponding health, welfare or fringe benefit plan immediately prior to the end of the Employee Transition Period, to the extent timely provided such information. Each Hired Employee who receives an “eligible rollover distribution” (within the meaning of Section 402(c)(4) of the Code) from a Seller Benefit Plan will be eligible to rollover such distribution, including any participant loan under a Seller Benefit Plan, into an account in the tax-qualified defined contribution plan which will be maintained by Buyer for the Hired Employees. For avoidance of doubt, there shall be no accrual included on the Closing Balance Sheet in respect to Seller’s 2012 Severance Plan.

                      (d)     Except as included in the Assumed Liabilities, Seller will be responsible for all liabilities and obligations relating to or arising out of the employment, engagement, remuneration, or cessation of employment (including any severance payments due as the result of a termination of employment prior to or on the Closing Date) with Seller of any Employee (excluding any Employee employed by an Acquired Subsidiary) (and the dependents of such individuals) with respect to employment with Seller for all periods prior to and including the Closing Date. The Employee Transition Agreement will describe the liabilities and obligations of the Buyer and Seller with respect to the Employee Transition Period consistent with the terms of this Section 6.11, which will include Seller’s obligation to pay any severance payments due as a result of a termination of employment of a U.S. Employee during the Employee Transition Period unless such termination is at the direction of Buyer.

                      (e)     Seller shall pay each Employee, including for all Hired Employees (other than Employees employed by an Acquired Subsidiary) in accordance with Legal Requirements and Seller’s past practices, all accrued, unpaid wages, salary, commission, bonuses, and other employee compensation and benefits related to employment with Seller for all periods through the Closing, excluding all amounts owed to the U.S. Employees for accrued and unused vacation or other paid leave (which amounts will be assumed by Buyer, but only to the extent such amounts are included in the Final Net Book Value). In addition, for each Employee (and his or her dependents), Seller will pay or provide for all other employee benefits maintained by Seller or any Acquired Subsidiary related to employment with Seller or any Acquired Subsidiary for all periods prior to the Closing Date and that are due and payable, all in accordance with Legal Requirements, and shall be responsible for complying with COBRA with respect to each Hired Employee to the extent required under COBRA. The Employee Transition Agreement will provide for the continuation of employee benefits by Seller for the U.S. Employees in the Ordinary Course of Business during the Employee Transition Period consistent with the terms of this Section 6.11, and the assumption by Buyer (without Purchase Price adjustment) of any accrued and unused vacation or other paid leave relating to the Employee Transition Period.

                      (f)      Nothing expressed or referred to in this Section 6.11 or this Agreement confers any rights or remedies upon any Employee (including any Hired Employee).

                      (g)     Prior to the end of the Employee Transition Period, Buyer shall deliver to Seller true and correct copies of the fully executed Severance Agreements.

          6.12     Non-assignable Assets. If the assignment of any Acquired Asset requires the consent of any Person and such consent is not obtained at or prior to the Closing (a) for a period not to exceed 90 days following the Closing, Seller, Buyer and Parent will use their reasonable best efforts to obtain the written consent of such other Person to the assignment, (b) this Agreement will not constitute an agreement to assign such Acquired Asset until such consent is obtained, and (c) at Buyer’s election, for a period not to exceed 90 days following the Closing, Seller will continue to maintain and/or perform any such Acquired Asset at the direction and for the risk and benefit of Buyer.

          6.13     Qumu Name; Rimage Name. Promptly after the Closing, Buyer will take such action as is required to change the name of Qumu Europe to a name that does not include the word “Qumu” or any derivative thereof. Promptly after the Closing, Seller and any Retained Subsidiaries will cease to use the Rimage name or any derivative thereof for any purpose.

          6.14     Financing.

          (a)       Parent will use its reasonable best efforts to do all things necessary, proper or advisable to arrange and obtain the Financing on the terms and conditions described in the Bank Commitment Letter (including using its reasonable best efforts (i) to satisfy (or obtain the waiver of) all conditions on a timely basis to obtaining the Financing applicable to Parent or its wholly owned subsidiary set forth in the Bank Commitment Letter that are within its control; and (ii) to comply in all material respects with its obligations under the Bank Commitment Letter relating to the Financing (or obtain the waiver thereof)). Parent shall give Seller prompt notice upon becoming aware of any breach of the Bank Commitment Letter that would reasonably be expected to prevent Parent from obtaining the Financing or would reasonably be expected to lead to termination of the Bank Commitment Letter. Parent shall keep Seller informed promptly and in reasonable detail of the status of its efforts to arrange the Financing and shall not permit any material amendment or modification to be made to, or any waiver of any material provision or remedy under, the Bank Commitment Letter if such amendment, modification or waiver can reasonably be expected to delay the consummation of the transactions contemplated hereby. If all conditions in the Bank Commitment Letter have been satisfied or, upon funding, will be satisfied, Parent shall use its reasonable best efforts to cause the Bank to fund on the Closing Date the Financing required to consummate the transactions contemplated hereby.

          (b)       Provided that the representations in Section 5.5(b) shall be true and correct after giving effect to such amendment, Parent and Buyer may amend the Bank Commitment Letter; provided that such amendment would not (i) impose new or additional conditions, or otherwise expand any conditions, to the receipt of the Financing, (ii) reasonably be expected to prevent, or materially delay or impair, the availability of the Financing or (iii) reasonably be expected to adversely impact the ability of Parent and/or Buyer to timely consummate the transactions contemplated by this Agreement.

          (c)     Without limiting the generality of Section 6.14(a) and subject to amendments permitted by Section 6.14(b), Parent and Buyer shall use their reasonable best efforts to (i) maintain in effect the Bank Commitment Letter until the transactions contemplated by this Agreement are consummated, (ii) satisfy all conditions and covenants applicable to Parent, Buyer and the wholly owned subsidiary of Parent in the Bank Commitment Letter at or prior to the Closing and otherwise comply with its obligations thereunder, (iii) enter into definitive agreements with respect thereto on the terms and conditions contemplated by the Bank Commitment Letter and (iv) consummate the Financing at or prior to the Closing. Without limiting the generality of Section 6.14(a), Parent and Buyer shall give the Seller prompt written notice: (i) of any breach or default (or any event or circumstance that, with or without notice, lapse of time or both, would reasonably be expected to give rise to any breach or default) by any party to the Bank Commitment Letter or definitive document related to the Financing of which Parent, Buyer or their respective Affiliates becomes aware; (ii) of the receipt of any written notice or other written communication from any Person with respect to any: (x) actual or potential breach, default, termination or repudiation by any party to the Bank Commitment Letter or any definitive document related to the Financing or any provisions of the Bank Commitment Letter or any definitive document related to the Financing or (y) material dispute or disagreement between or among any parties to the Bank Commitment Letter or any definitive document related to the Financing (but excluding, for the avoidance of doubt, any ordinary course negotiations with respect to the terms of the Financing or any definitive agreement with respect thereto); or (iii) the occurrence of an event or development that Parent or Buyer believes would reasonably be expected to have a material and adverse impact on the ability of Parent or Buyer to obtain all or any portion of the Financing contemplated by the Bank Commitment Letter on the terms, in the manner or from the sources contemplated by the Bank Commitment Letter; provided, that in no event will Parent or Buyer be under any obligation to disclose any information that is subject to attorney-client or similar privilege.

          (d)     If at any time prior to Closing Parent no longer believes in good faith that it will be able to obtain the Financing, Parent shall promptly notify Seller and shall use its reasonable best efforts to arrange all of any such portion of the contemplated Financing (excluding any amounts that are contemplated to be replaced by Parent’s cash on hand) from alternative sources (all or such portion from alternate sources, the “Alternate Financing”) which shall provide for: (i) funds not less than the amount required for consummation of the transactions contemplated hereby and sufficient to satisfy all of Parent’s obligations under this Agreement, and (ii) terms and conditions (other than with respect to amount) not less beneficial in the aggregate to Parent and its Affiliates than those set forth on Schedule 6.14(d). As used in this Agreement as the context may require, “Financing” shall also be deemed to include any Alternate Financing.

          (e)     Prior to the Closing, Seller shall use its reasonable best efforts to cooperate in connection with the Financing, including to the extent requested by Parent or the Bank, permitting agents and lenders under the Bank Commitment Letter and their Representatives, during normal business hours, to inspect Business records and premises and consult with Business officers, Employees, counsel and agents with respect thereto, subject to customary arrangements for confidentiality that are mutually acceptable to such agents, lenders and Seller and provided that such inspections and consultations do not unreasonably interfere with the ongoing operations of the Business.

          6.15     Reorganization. Parent and Buyer consent to the following prior to Closing: (a) Seller’s formation of Qumu Germany, (b) the transfer of Seller’s equity interest in Qumu Europe to Qumu Germany, (c) the transfer of any Excluded Assets owned by Qumu Europe to Qumu Germany and (d) Seller’s formation of Qumu Japan and the transfer of any Excluded Assets owned by Rimage Japan to Qumu Japan. Seller agrees to cause Qumu Germany to transfer Qumu Europe to Buyer upon the Closing of the transaction in this Agreement. Buyer will be provided a reasonable opportunity to review the agreements related to the reorganization set forth in this Section 6.15 and the form of transfer agreements for (b), (c) and (d) in the preceding sentence must be in a form reasonably acceptable to Buyer. Seller agrees to be responsible for all costs and expenses arising out of the formation of Qumu Germany and Qumu Japan and the related transfers under this Section 6.15; provided, however, Seller will have no obligation to reimburse Buyer for any cost or expense arising out of the transfer of Qumu Europe to Buyer. If the assignment of any Excluded Asset to Qumu Germany or Qumu Japan requires the consent of any Person and such consent is not obtained at or prior to the Closing (a) for a period not to exceed 90 days following the Closing, Seller, Buyer and Parent will use their reasonable best efforts to obtain the written consent of such other Person to the assignment, and (b) at Seller’s election, for a period not to exceed 90 days following the Closing, the entity transferring the Excluded Asset will continue to maintain and/or perform any such Excluded Asset at the direction and for the risk and benefit of Qumu Germany or Qumu Japan, as applicable. Seller may continue to use the intercompany accounts in the Ordinary Course of Business and, subject to the reasonable approval of Buyer and Parent, determine the resolution for the treatment and termination of intercompany accounts of Seller and the Retained Subsidiaries and the Acquired Subsidiaries prior to Closing; provided that the balances in all intercompany accounts shall be $0 as of immediately before the effective time of Closing. Buyer and Parent consent to the additional contribution of capital to the Acquired Subsidiaries in connection with the reorganization set forth in this Section 6.15 for intercompany balances owed by an Acquired Subsidiary to Seller or a Retained Subsidiary.

          6.16     Permits. If Buyer has not obtained any of the Permits listed on Section 4.16 of the Disclosure Schedule before or on the Closing Date, (a) Seller, Buyer and Parent will use their reasonable best efforts to obtain each such Permit, and (b) Seller will enter into arrangements that are reasonably satisfactory to Buyer and Seller so that Seller will continue to conduct the Business until Buyer obtains such Permit, at the direction and for the risk and benefit of Buyer.

          6.17     Further Assurances. If after Closing any further action is necessary, proper or desirable to carry out any purpose of this Agreement, then each Party will take such further action (including the execution and delivery of further documents) as any other Party reasonably requests to carry out such purpose. The foregoing will be at the expense of such requesting Party, except to the extent such requesting Party is entitled to indemnification therefor or to the extent this Agreement otherwise allocates such expense to any other Party.

ARTICLE 7
SURVIVAL AND INDEMNIFICATION

          7.1     Survival of Representations and Warranties. All of the representations and warranties contained in this Agreement will survive the Closing and continue in full force and effect for a period of 18 months thereafter; provided, however, that the representation and warranty in Section 4.10(d) shall survive the Closing and continue in full force and effect for a period of 12 months thereafter and the Fundamental Representations will survive indefinitely. Notwithstanding the prior sentence, for each claim for indemnification hereunder regarding a representation or warranty that is made before expiration of such representation or warranty, such claim and associated right to indemnification (including any right to pursue such indemnification, including via any Proceeding) will not terminate before final determination and satisfaction of such claim. Each covenant and agreement herein, and all associated rights to indemnification, will survive Closing and will continue in full force thereafter until all Liability hereunder relating thereto is barred by all applicable statutes of limitation, subject to any applicable limitation stated herein.

          7.2     Indemnification Obligations of Seller. Subject to the provisions of Section 7.4, Seller will indemnify Buyer and Parent and each of their Other Indemnified Persons from and against any Loss that Buyer and Parent incur as a result of or arising out of:

                    (a)     the breach of any representation or warranty made by Seller in this Agreement or any certificate delivered hereunder;

                    (b)     the breach of any covenant or agreement made by Seller in this Agreement;

                    (c)     any Excluded Liability;

                    (d)     any Excluded Asset;

                    (e)     the failure of any Party (including Buyer), in connection with the transactions contemplated herein, to comply with any Legal Requirement relating to bulk sales or bulk transfer or any Tax law, rule or regulation relating to the obligations of a seller or buyer of assets in bulk transfer;

                    (f)     all Taxes with respect to any (i) Acquired Subsidiary with respect to any Pre-Closing Tax Period, (ii) member of an affiliated, consolidated, combined or unitary group of which an Acquired Subsidiary (or any predecessor thereto) is or was a member before Closing including Taxes pursuant to Treasury Regulation 1.1502-6 or any similar applicable law, and (iii) Person (other than an Acquired Subsidiary) imposed on an Acquired Subsidiary for any period as a transferee or successor with respect to a transaction occurring on or before the Closing Date, by applicable Legal Requirement, contract or otherwise; or

                    (g)     any Transaction Expenses that are not paid at the Closing Date and not otherwise reflected in an adjustment to the Purchase Price pursuant to Section 3.1.

          7.3     Indemnification Obligations of Buyer and Parent. Buyer and Parent will, jointly and severally, indemnify Seller and its Other Indemnified Person from and against any Loss that Seller or such Other Indemnified Person incurs as a result of or arising out of:

                    (a)     the breach of any representation or warranty made by Buyer or Parent in this Agreement or any certificate delivered hereunder;

                    (b)     the breach of any covenant or agreement made by Buyer or Parent in this Agreement;

                    (c)     any Assumed Liability;

                    (d)     all Taxes with respect to the Business, the Acquired Assets or any Acquired Subsidiary for a Post-Closing Tax Period; and

                    (e)     any increase in Taxes or reduction in Tax attributes of Seller resulting from an election described in Section 6.10(h), which shall be paid to Seller on a grossed-up basis.

          7.4     Limitations on Indemnification.

                    (a)     Notwithstanding anything in this Agreement to the contrary, (i) Seller will have no obligation to indemnify Buyer, Parent and their Other Indemnified Persons, collectively, under Section 7.2(a) (except with respect to Fundamental Representations, with respect to which this Section 7.4(a) shall not apply) unless and until Buyer and Parent suffer an aggregate amount of Losses by reason of such matters in excess of $175,000 (the “Deductible”), and Buyer and Parent will be entitled to recover only those Losses that exceed such amount.

                    (b)     Notwithstanding anything in this Agreement to the contrary, (i) Buyer will have no obligation to indemnify Seller and its Other Indemnified Persons, collectively, under Section 7.3(a) (except with respect to Fundamental Representations, with respect to which this Section 7.4(b) shall not apply) unless and until Seller suffers an aggregate amount of Losses by reason of such matters in excess of the Deductible, and Seller will be entitled to recover only those Losses that exceed such amount.

                    (c)     Notwithstanding anything in this Agreement to the contrary and except for the Fundamental Representations (with respect to which this Section 7.4(c) shall not apply), the maximum aggregate obligation of Seller to indemnify Buyer, Parent and their Other Indemnified Persons under Section 7.2(a) will not exceed $2.3 million (the “Cap”). Notwithstanding anything in this Agreement, the maximum liability of Seller for any Losses claimed by Buyer, Parent and their respective Other Indemnified Persons, collectively, under this Agreement shall not exceed the Purchase Price received by Seller.

                    (d)     Notwithstanding anything in this Agreement to the contrary and except for the Fundamental Representations (with respect to which this Section 7.4(d) shall not apply), the maximum aggregate obligation of Buyer and Parent to indemnify Seller and its Other

Indemnified Persons under Section 7.3(a) will not exceed the Cap. Notwithstanding anything in this Agreement, the maximum liability of Buyer and Parent for any Losses claimed by Seller and its Other Indemnified Persons, collectively, under this Agreement shall not exceed the Purchase Price.

                    (e)     Notwithstanding anything in this Agreement to the contrary and except with respect to Seller’s failure to pay Taxes as required under Section 6.10(a) or (g), Buyer’s primary means of collecting on any Loss that is subject to indemnification by Seller hereunder shall be by receiving payment out of the Escrow Account (on the terms provided herein and the Escrow Agreement), and Buyer shall have no right of collection directly from Seller for any claims for Losses that aggregate to an amount less than the amount in the Escrow Account unless and until the Escrow Account has been exhausted. Thereafter, and with respect to claims in excess of the Escrow Account, Buyer and Parent may seek collection directly from Seller for Losses otherwise subject to indemnification hereunder.

                    (f)     In calculating the amount of Losses suffered or incurred by a Party for which indemnification is sought under this Article 7 there will be deducted the amount of (i) any insurance proceeds or any other recovery from a third party actually paid to such Party as a result of or related to any such Loss, and (ii) any Tax benefit actually realized in or prior to the Taxable year in which the Loss arises or the indemnification payment is made. Each Party agrees to use commercially reasonable efforts to obtain such proceeds, recoveries or Tax benefits. If any such proceeds, recoveries or Tax benefits are received by the Indemnified Party with respect to any Loss after the Indemnifying Party has made a payment to the Indemnified Party with respect thereto, the Indemnified Party will promptly pay to the Indemnifying Party the amount of such proceeds, recoveries or Tax benefits (up to the amount of the Indemnifying Party’s payment). In addition, with respect to Buyer and Parent, the amount of any Loss for which indemnification is payable under this Article 7 will be net of all reserves provided for in the Final Net Book Value relating to such Loss.

                    (g)     For purposes of this Article 7, the calculation of Losses with respect to any breach of representations and warranties, shall be determined without regard to any “material,” “in all material respects” or “Material Adverse Effect” qualification contained therein.

          7.5     Indemnification Procedures.

                    (a)     Third Party Claims.

                   (i)     Notice. If any third party notifies any Indemnified Party of any matter that may give rise to a claim by such Indemnified Party for indemnification pursuant to Section 7.2 or 7.3 (a “Third Party Claim”), such Indemnified Party must give the Indemnifying Party from whom indemnification is sought written notice of such Indemnified Party’s claim for indemnification (an “Indemnification Claim Notice”) promptly after the Indemnified Party receives written notice of such Third Party Claim. The failure of any Indemnified Party to give timely notice under this Section 7.5(a)(i) will not affect any rights to indemnification hereunder except to the extent that the Indemnifying Party is prejudiced by such failure; provided, however, that any claim for indemnity under Section 7.2(a) or Section 7.3(a) must be made by notice given within the applicable survival period specified in Section 7.1. Such notice must contain a reasonably detailed description of the claim and the nature and amount of such Loss.

                     (ii)     Control of Defense; Settlement. Except with respect to claims under Section 6.10(d) and in the absence of a Conflict of Interest, an Indemnifying Party, at its option, may assume control of the defense of any Third Party Claim within 30 days of receiving a proper Indemnification Claim Notice from the Indemnified Party, and may appoint as lead counsel of such defense legal counsel selected by the Indemnifying Party that is reasonably acceptable to the Indemnified Party. In the event an Indemnifying Party assumes control of the defense of a Third Party Claim, the Indemnified Party (A) may participate in the defense of such claim and employ counsel of its choice for such purpose; provided, that such employment will be at the Indemnified Party’s own expense, and (B) will cooperate with the Indemnifying Party in the defense of such Third Party Claim. The Indemnifying Party will keep the Indemnified Party reasonably informed of all matters material to such defense and Third Party Claim at all stages thereof. “Conflict of Interest” means that the named parties to a Third Party Claim include both the Indemnifying Party and the Indemnified Party and the Indemnified Party has been advised in writing by counsel that there may be one or more legal defenses available to the Indemnified Party that are different from or additional to those available to the Indemnifying Party (other than defenses related solely to successor liability). If the Indemnifying Party fails to assume the defense of such Third Party Claim within 30 days after receipt of notice thereof pursuant to this Section 7.5(a) or there is a Conflict of Interest, the Indemnified Party may assume control of the defense of such Third Party Claim and may appoint as lead counsel of such defense legal counsel selected by the Indemnifying Party that is reasonably acceptable to the Indemnifying Party.

                    (iii)     Neither the Indemnifying Party nor the Indemnified Party may consent to the entry of any judgment or enter into any settlement with respect to any Third Party Claim without the prior written consent of the other Party (such consent not to be withheld unreasonably); except that the Indemnifying Party may enter into a settlement without the consent of the Indemnified Party if the sole relief provided is monetary damages that will be paid in full by the Indemnifying Party.

                    (b)     Other Claims. Any Indemnified Party may make a claim for indemnification pursuant to Section 7.2 or 7.3 by providing an Indemnification Claim Notice to the Indemnifying Party (it being understood that any claim for indemnity related to a breach of a representation or warranty must be made by notice given within the applicable survival period specified in Section 7.1). Such notice must contain a reasonably detailed description of the claim and the nature and amount of such Loss.

          7.6     Exclusive Remedy. Other than any claim for injunctive or other equitable relief, including under Section 7.7 or the Termination Fee under Article 9 and except with respect to claims for fraud, the indemnification obligations of the Parties set forth in this Article 7 are the sole and exclusive remedy of the Parties with respect to this Agreement and the transactions contemplated hereby.

          7.7     Specific Performance. Each Party’s obligation under this Agreement is unique. If any Party should breach its covenants or agreements under this Agreement, the Parties each acknowledge that it would be extremely impracticable to measure the resulting damages; accordingly, any nonbreaching Party, in addition to any other available rights or remedies it may have under the terms of this Agreement, may sue in equity for specific performance and/or to obtain an injunction or injunctions to prevent breaches of this Agreement, and each Party expressly waives the defense that a remedy in damages will be adequate.

          7.8     Indemnification Adjusts Purchase Price. Each Party will, including retroactively, treat indemnification payments under this Agreement as adjustments to the Purchase Price for Tax purposes to the extent permitted under a Legal Requirement.

ARTICLE 8
CLOSING

                    8.1     Closing Date. The consummation of the purchase and sale of the Acquired Assets and the assumption of the Assumed Liabilities provided for in Article 2 hereof (the “Closing”) shall take place at the offices of Lindquist & Vennum LLP located at 4200 IDS Center, 80 South Eighth Street, Minneapolis, Minnesota 55402 (or at such other place as the parties may designate in writing) no later than two Business Days following the satisfaction or waiver of the conditions set forth in Article 8 (other than those that by their terms are to be satisfied on the Closing Date, including, without limitation the condition contained in Section 8.2(e)). The exchange of executed documents and other materials to be delivered at the Closing by facsimile or other electronic copy shall be deemed sufficient. The date on which the Closing occurs is referred to herein as the “Closing Date.” The effective time of the Closing shall be deemed to be 12:01 a.m. on the Closing Date, local time in each jurisdiction in which the Business is conducted.

                    8.2     Conditions of Buyer’s and Parent’s Obligation. Buyer’s and Parent’s obligation to effect the transactions contemplated by this Agreement is subject to the satisfaction or waiver as of the Closing of the following conditions precedent:

                    (a)      Representations and Warranties; Covenants. The representations and warranties of Seller contained in Article 4 shall be true and correct in all respects as of the date hereof and as of the Closing Date, or in case of representations and warranties made as of a specified date earlier than the Closing Date, on and as of such earlier date, subject to such exceptions as would not (individually or in the aggregate) have a Material Adverse Effect (it being understood that, for purposes of determining the effect of such exceptions, all Material Adverse Effect and materiality qualifications shall be disregarded). Seller will have performed and observed in all material respects each covenant or other obligation required to be performed or observed by it pursuant to the Agreement through the Closing.

                    (b)      Proceedings. There will not be any injunction, judgment, order, decree or ruling in effect before any Government Entity the result of which would prevent or prohibit the consummation of the transactions contemplated by this Agreement or cause any such transaction to be rescinded following consummation.

                    (c)     Consents and Approvals. The third party consents and approvals set forth on Schedule 6.4 will have been obtained.

                    (d)     Required Shareholder Vote. Seller will have obtained the Required Shareholder Vote.

                    (e)     Financing. Buyer will have obtained the Financing.

                    (f)      No Material Adverse Effect. Since the date of this Agreement, there will not have been any Material Adverse Effect.

                    (g)     Seller’s Closing Documents. The following documents (duly executed and notarized as appropriate) will have been delivered to Buyer and Parent:

(i) a Bill of Sale, Assignment and Assumption Agreement between Buyer and Seller, in substantially the form attached as Exhibit B (the “Bill of Sale”);

(ii) an Intellectual Property Assignment made by Seller in favor of Buyer, in substantially the form attached as Exhibit D (the “Intellectual Property Assignment”);

(iii) the Escrow Agreement;

(iv) a certificate (dated not more than ten days prior to the Closing) as to the good standing of Seller in its jurisdiction of incorporation;

(v) a certificate of non-foreign status for Seller satisfying the requirements of Treasury Regulation Section 1.1445-2(b);

                    (vi)     evidence, including share purchase agreements if required by applicable Legal Requirements, transferring all of the outstanding ownership interests in Qumu Europe, Rimage RIT, Rimage Singapore and Rimage Japan to Buyer or one of its Affiliates, in form and substance reasonably acceptable to the Buyer; provided if the actual transfer of such ownership interests cannot be effected at Closing, Seller and Buyer shall have entered into customary beneficial ownership and control agreements in the form reasonably acceptable to Buyer and Seller providing for the operation of such Acquired Subsidiary for the benefit and burden of Buyer until such time as such interests are transferred under applicable Legal Requirements;

(vii) a deed transferring the Owned Real Property to Buyer, in form and substance reasonably acceptable to the Buyer;

                    (viii)    a binding owner’s policy of title insurance with respect to the Owned Real Property in form and substance reasonably acceptable to Buyer, insuring Buyer as the fee owner of the Owned Real Property;

(ix) a Mutual Transition Services Agreement between Buyer and Seller, substantially in the form attached as Exhibit E (the “Mutual Transition Services Agreement”);

(x) the Lease;

(xi) a certificate of an officer of Seller, dated as of the Closing Date, as to matters set forth in Section 8.2(a), Section 8.2(b) and Section 8.2(f);

                    (xii)     copies of the resolutions or consents of the board and shareholders, as required of Seller authorizing and approving this Agreement and the transactions contemplated hereby, certified by an officer of Seller;

(xiii) evidence that the Liens (other than the Permitted Liens) on the Acquired Assets have been released; and

                    (xiv)    reliance letters addressed to Buyer from Braun Intertec Corporation with respect to the Phase I Environmental Assessment prepared by Braun dated January 3, 2014 and with respect to the Phase II Environmental Assessment prepared by Braun dated January 27, 2014, in each case covering the Owned Real Property, which reliance letters shall be in form and substance reasonably acceptable to Buyer.

                    8.3     Conditions of Seller’s Obligation. Seller’s obligation to effect the transactions contemplated by this Agreement is subject to the satisfaction or waiver as of the Closing of the following conditions precedent:

                    (a)      Representations and Warranties; Covenants. The representations and warranties of Buyer and Parent contained in Article 5 shall be true and correct in all material respects as of the date hereof and as of the Closing Date, or in case of representations and warranties made as of a specified date earlier than the Closing Date, on and as of such earlier date, subject to such exceptions as would not (individually or in the aggregate) have a material adverse effect on the Buyer’s and Parent’s ability to consummate the transactions contemplated by this Agreement. Buyer and Parent will have performed and observed in all material respects each covenant or other obligation required to be performed or observed by it pursuant to this Agreement through the Closing.

                    (b)      Proceedings. There will not be any injunction, judgment, order, decree or ruling in effect before any Government Entity the result of which would prevent or prohibit the consummation of the transactions contemplated by this Agreement or cause any such transaction to be rescinded following consummation.

                    (c)     Required Shareholder Vote. Seller will have obtained the Required Shareholder Vote.

                    (d)     Consents and Approvals. The third party consents and approvals set forth on Schedule 6.4 will have been obtained.

                    (e)     Buyer’s and Parent’s Closing Documents. The following documents (duly executed as appropriate) will have been delivered to Seller:

(i) the Bill of Sale;

(ii) the Escrow Agreement;

(iii) Mutual Transition Services Agreement;

(iv) the Lease;

(v) certificates (dated not more than ten days prior to the Closing), as to the good standing of Buyer and Parent in their jurisdiction of organization or incorporation;

(vi) a certificate of an officer of Buyer and an officer of Parent, dated as of the Closing Date, as to matters set forth in Section 8.3(a) and Section 8.3(b); and

                    (vii)    copies of the resolutions or consents of the board of directors, as required of Buyer and Parent authorizing and approving this Agreement and the transactions contemplated hereby, certified by an officer of Buyer and an officer of Parent.

ARTICLE 9
TERMINATION

          9.1     Termination.

                    (a)     This Agreement may be terminated at any time prior to the Closing (whether before or after adoption of this Agreement by Seller’s shareholders):

(i) by mutual written consent of Buyer, Parent and Seller;

                    (ii)     by Seller or Buyer and Parent if the Closing does not occur on or before July 31, 2014 (the “End Date”); provided that the right to terminate this Agreement under this clause (ii) shall not be available to any Party whose breach of a representation, warranty, covenant or agreement under this Agreement has been the proximate cause of or resulted in the failure of the Closing to occur on or before such date;

                    (iii)     by Buyer and Parent or Seller if (A) a court of competent jurisdiction or other Government Entity shall have issued a final and nonappealable order, or shall have taken any other action, having the effect of permanently restraining, enjoining or otherwise prohibiting the transactions contemplated hereby, or (B) a Legal Requirement or order shall be in effect that makes consummation of such contemplated transactions illegal or otherwise prohibits or prevents the consummation of such transactions;

                    (iv)     by Buyer and Parent or Seller if (A) the Seller Shareholder Meeting (including any adjournments thereof) shall have been held and completed and (B) this Agreement shall not have been adopted at such meeting by the Required Shareholder Vote; provided, however, that a Party hereto shall not be permitted to terminate this Agreement pursuant to this Section 9.1(a)(iv) if the failure to obtain the Required Shareholder Vote is attributable to a failure on the part of such Party to perform any material obligation required to be performed by such Party;

                    (v)      by Buyer and Parent (at any time prior to the adoption of this Agreement by the Required Shareholder Vote) if (A) Seller’s Board of Directors shall have failed to recommend that Seller’s shareholders vote to approve this Agreement, (B) there shall have occurred a Change of Seller Board Recommendation, (C) Seller’s Board of Directors shall have approved, endorsed or recommended any Acquisition Proposal, (D) Seller shall have failed to include the Seller Board Recommendation in the Proxy Statement, or (E) Seller’s Board of Directors fails to publicly reaffirm the Seller Board Recommendation within seven Business Days after Seller’s receipt of a written request by Buyer and Parent to provide such reaffirmation following the date of any Acquisition Proposal or any modification thereto;

                    (vi)     by Seller, prior to obtaining the Required Shareholder Vote, in order to enter into a definitive agreement to effect a transaction contemplated by a Superior Proposal immediately following a Change of Seller Board Recommendation by the Seller Board of Directors in accordance with Section 6.7(e) in response such Superior Proposal provided Seller enters into such definitive agreement contemporaneous with its termination of this Agreement;

                    (vii)    by Buyer and Parent (i) if (A) any of Seller’s representations and warranties become inaccurate in any material respect as of a date subsequent to the Effective Date, such that the condition set forth in Section 8.2(a) would not be satisfied if the condition were then being tested, and (2) such inaccuracy, if capable of cure, cannot, in Buyer’s reasonable judgment, be cured by the End Date, or (B) if (1) any of Seller’s covenants contained in this Agreement shall have been breached in any material respect, such that the condition set forth in Section 8.2(a) would not be satisfied, and (2) such breach, if capable of cure, cannot, in Buyer’s reasonable judgment, be cured by the End Date;

(viii) by Seller (A) if (1) any of Buyer’s or Parent’s representations and warranties shall have become inaccurate in any material respect as of a date subsequent to the Effective Date (as if made on such subsequent date), such that the condition set forth in Section 8.3(a) would not be satisfied if the condition were then being tested, and (2) such inaccuracy, if capable of cure, cannot, in Seller’s reasonable judgment, be cured by the End Date, or (B) if (1) any of Buyer’s or Parent’s covenants contained in this Agreement shall have been breached in any material respect such that the condition set forth in Section 8.3(a) would not be satisfied, and (2) such breach, if capable of cure, cannot, in Seller’s reasonable judgment, be cured by the End Date; or

(ix) by Seller if Buyer and Parent are unable to obtain Financing on or before all of the other conditions set forth in Article 8 have been satisfied or waived.

                    (b)     The Party desiring to terminate this Agreement pursuant to any of clauses (ii) through (ix) of Section 9.1(a) shall give written notice of such termination to the other party hereto.

                    9.2     Effect of Termination. In the event of termination of this Agreement as provided in Section 9.1, this Agreement shall be of no further force or effect; provided that (a) the provisions of Section 6.3 (Confidentiality), this Section 9.2 (Effect of Termination), Section 9.3 (Remedies; Termination Fee), and Article 10 (Miscellaneous) of this Agreement and certain terms of the Confidentiality Agreement shall remain in full force and effect and survive any termination of this Agreement and (b) the termination of this Agreement shall not relieve any Party hereto from any liability for fraud.

                    9.3     Remedies; Termination Fee.

                    (a)     Any Party terminating this Agreement pursuant to Section 9.1 shall have the right to seek recovery of damages sustained by such party as a result of any willful breach by the other party of any representation, warranty, covenant or agreement contained in this Agreement or fraudulent or willful misrepresentation; provided, however, that the Party seeking such relief is not in breach of any representation, warranty, covenant or agreement contained in this Agreement under circumstances which would have permitted the other Party to terminate the Agreement under Section 9.1.

                    (b)     Seller agrees to pay Buyer (or its designee) an amount equal to $500,000 (the “Buyer Termination Fee”), to provide reasonable compensation to Buyer for its time, expenses and costs, including third-party expenses, incurred in connection with this Agreement and the transactions contemplated hereby, if this Agreement is terminated:

(i) by Buyer, Parent or Seller pursuant to Section 9.1(a)(iv);

(ii) by Buyer or Parent pursuant to Section 9.1(a)(v);

                    (iii)    by either Seller, on the one hand, or Buyer and Parent, on the other hand, pursuant to Section 9.1(a)(ii) so long as, before the date of such termination, an Acquisition Proposal shall have been communicated to the holders of Seller common stock or shall have been publicly announced or otherwise become publicly known, provided, however, that, for purposes of this Section 9.3(b)(iii), all references to “20%” in the definition of “Acquisition Proposal” shall be deemed to be references to “50%”;

                    (iv)     by either Seller, on the one hand, or Buyer and Parent, on the other hand, pursuant to Section 9.1(a)(ii) so long as, in any such case, (A) before the date of such termination, an Acquisition Proposal shall have been communicated to the Seller Board of Directors or the holders of Seller common stock or shall have been publicly announced or otherwise become publicly known; and (B) within twelve months after the date of termination, (x) Seller shall have entered into a definitive agreement for any Acquisition Proposal (regardless of whether made before or after the termination of this Agreement) or any such Acquisition Proposal is consummated or (y) a tender or exchange offer or other Acquisition Proposal is first publicly announced within twelve months after such termination and is subsequently consummated; provided, however, that, for purposes of this Section 9.3(b)(iv), all references to “20%” in the definition of “Acquisition Proposal” shall be deemed to be references to “50%”;

                    (v)      by either Seller, on the one hand, or Buyer and Parent, on the other hand, pursuant to Section 9.1(a)(ii) or by Buyer or Parent pursuant to Section 9.1(a)(vii), in each case if Seller is then in material breach of its covenants or agreements, so long as, in any such case, before the date of such breach, an Acquisition Proposal shall have been communicated to the Seller Board of Directors or the holders of Seller common stock or shall have been publicly announced or otherwise become publicly known; provided, however, that, for purposes of this Section 9.3(b)(v), all references to “20%” in the definition of “Acquisition Proposal” shall be deemed to be references to “50%”; or

(vi) by Seller pursuant to Section 9.1(a)(vi).

                    (c)     Parent agrees to pay Seller an amount equal to $300,000 (the “Seller Termination Fee”) if this Agreement is terminated by Seller pursuant to Section 9.1(a)(ix) to provide reasonable compensation to Seller for its time, expenses and costs, including third-party expenses, incurred in connection with this Agreement and the transactions contemplated hereby.

                    (d)     Any Termination Fee required to be paid pursuant to Section 9.3(b)(i), (ii), (iii) or (v), or Section 9.3(c) shall be paid within two Business Days after termination as provided therein. Any Termination Fee required to be paid pursuant to Section 9.3(b)(vi) shall be paid contemporaneous with the termination of this Agreement pursuant to Section 9.1(a)(vi). Any fee due under Section 9.3(b)(iv) shall be paid to Buyer or Parent by wire transfer of same-day funds within two Business Days after the date on which the last applicable event referenced therein occurs.

                    (e)     The Parties hereto acknowledge that the agreements contained in this Section 9.3 are an integral part of the transactions contemplated by this Agreement and that, without these agreements, the Parties hereto would not enter into this Agreement.

ARTICLE 10
MISCELLANEOUS

          10.1     Transaction Expenses. Buyer, Parent and Seller will each bear its own costs and expenses (including legal fees and expenses) incurred in connection with this Agreement and the transactions contemplated hereby.

          10.2     Amendments. No amendment, modification or waiver of this Agreement will be effective unless specifically made in writing and duly signed by the Party to be bound thereby. No other course of dealing between or among any of the parties or any delay in exercising any rights pursuant to this Agreement will operate as a waiver of any rights of any party.

          10.3     Successors and Assigns. All covenants and agreements set forth in this Agreement will bind and inure to the benefit of the respective successors and permitted assigns of the Parties, except that neither this Agreement nor any of the rights, interests or obligations hereunder may be assigned by any Party without the prior written consent of the other Party; provided that Buyer may assign its rights to acquire any of the Acquired Subsidiaries to any of its Affiliates but not any of its obligations under this Agreement.

          10.4     Governing Law. This Agreement will be governed by and construed in accordance with the laws of the State of Minnesota, without giving effect to any choice of law or conflict provision or rule (whether of such State or any other jurisdiction) that would cause the laws of any other jurisdiction to be applied.

          10.5     Notices. All demands, notices, communications and reports provided for in this Agreement will be in writing and will be sent by facsimile with confirmation to the number specified below, personally delivered or sent by reputable overnight courier service (delivery charges prepaid) to any Party at the address specified below, or at such address, to the attention of such other Person, and with such other copy, as the recipient Party has specified by prior written notice to the sending Party pursuant to the provisions of this Section.

If to Buyer or Parent, addressed to:

Equus Holdings, Inc.
Attention: Howard Gilles
5801 Clearwater Drive
Minnetonka, Minnesota 55343
Facsimile: (612) 617-4326

with a copy to:

Faegre Baker Daniels LLP
Attention: Jonathan Zimmerman
2200 Wells Fargo Center
90 South Seventh Street
Minneapolis, MN 55402
Facsimile: (612) 766-1600

If to Seller, addressed to:

Qumu Corporation
Attention: Sherman Black, Chief Executive Officer
7725 Washington Avenue South
Minneapolis, Minnesota 55439
Facsimile: (952) 946-4564

with a copy to:

Lindquist & Vennum LLP
Attention: Charles P. Moorse
4200 IDS Center
80 South 8th Street
Minneapolis, MN 55402
Facsimile: (612) 371-3207

          Any such demand, notice, communication or report will be deemed to have been given pursuant to this Agreement when delivered personally, when confirmed if by facsimile or on the second day after deposit with a reputable overnight courier service, as the case may be.

          10.6     Schedules and Exhibits. The exhibits and schedules to this Agreement constitute a part of this Agreement and are incorporated into this Agreement for all purposes as if fully set forth herein. The Disclosure Schedule includes references to the particular section of the Agreement that relates to each disclosure. Any disclosure which may be applicable to another section of this Agreement will be deemed to be made with respect to such other section with respect to which such disclosure is reasonably apparent, regardless of whether or not a specific cross reference is made thereto. By listing matters on the Disclosure Schedule, Seller will not be deemed to have established any materiality standard, admitted any liability, concluded that any one or more of such matters are material, or expanded in any way the scope or effect of the representations or warranties pertaining to Seller or the Business contained in this Agreement.

          10.7     Counterparts. The Parties may execute this Agreement in two or more counterparts (no one of which need contain the signatures of all parties), each of which will be an original and all of which together will constitute one and the same instrument. The Parties may deliver an executed copy of this Agreement (and an executed copy of any of the Transaction Documents contemplated by this Agreement) by facsimile or other electronic transmission to the other party, and such delivery will have the same force and effect as any other delivery of a manually signed copy of this Agreement (or such other Transaction Document).

          10.8     No Third Party Beneficiaries. Except as expressly provided in this Agreement, no Person which is not a Party will have any right or obligation pursuant to this Agreement.

          10.9     Headings. The headings used in this Agreement and the Disclosure Schedule are for the purpose of reference only and will not affect the meaning or interpretation of any provision of this Agreement.

          10.10   Entire Agreement. Except as otherwise provided in this Agreement, this Agreement sets forth the entire understanding of the Parties relating to the subject matter hereof, and all prior understandings, whether written or oral, are superseded by this Agreement.

          10.11   Severability. In case any one or more of the provisions contained in this Agreement will be held to be invalid, illegal, or unenforceable in any respect, such invalidity, illegality, or unenforceability will not affect any other provision of this Agreement, but this Agreement will be construed as if such invalid, illegal, or unenforceable provision or provisions had never been contained herein.

          10.12   Construction. The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement will be construed as if drafted jointly by the Parties and no presumption or burden of proof will arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement.

          10.13   Public Announcements. Seller, Buyer and Parent will not make, or permit any agent or Affiliate to make, any public statements, including, without limitation, any press releases, with respect to this Agreement and the transactions contemplated hereby without the prior written consent of Seller, Buyer and Parent, except as may be required by applicable Legal Requirements. Seller, Buyer and Parent will jointly agree on the content and substance of all public announcements concerning the transactions contemplated hereby.

          10.14   Bulk Transfer Laws. Without implying any limitation on any Party’s other obligations hereunder, each Party hereby waives compliance with each Legal Requirement relating to bulk sales or bulk transfer applicable to any Acquired Asset or transaction contemplated hereby.

          10.15   Jurisdiction. Each of the Parties hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of any state court sitting in Hennepin County in the State of Minnesota or federal court in the District of Minnesota in any action or proceeding arising out of or relating to this Agreement or any other Transaction Document or the transactions contemplated hereby or thereby or for recognition or enforcement of any judgment relating thereto. Each of the Parties hereby irrevocably and unconditionally (a) agrees not to commence any such action or proceeding except in such courts, (b) waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any such action or proceeding in any such court and (c) waives, to the fullest extent permitted by Law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court. Each of the Parties agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law. Each Party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 10.15. Nothing in this Agreement will affect the right of any Party to serve process in any other manner permitted by Law.

          10.16   Waiver of Jury Trial. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE IT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT AND ANY OF THE AGREEMENTS DELIVERED IN CONNECTION HEREWITH OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE EITHER OF SUCH WAIVERS, (B) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVERS, (C) IT MAKES SUCH WAIVERS VOLUNTARILY AND (D) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 10.16.

          10.17   Interpretation. The words “hereof”, “herein” and “hereunder” and words of like import used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The captions herein are included for convenience of reference only and shall be ignored in the construction or interpretation hereof. References to Articles, Sections, Exhibits, Annexes and Schedules are to Articles, Sections, Exhibits, Annexes and Schedules of this Agreement unless otherwise specified. All Exhibits, Annexes and Schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein. Any capitalized terms used in any Exhibit, Annex or Schedule but not otherwise defined therein shall have the meaning as defined in this Agreement. Any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular. Unless the context of this Agreement clearly requires otherwise, words importing the masculine gender shall include the feminine and neutral gender and vice versa. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation,” whether or not they are in fact followed by those words or words of like import. References to any Person include the successors and permitted assigns of that Person. References from or through any date mean, unless otherwise specified, from and including or through and including, respectively. References to any statute shall be deemed to refer to such statute as amended from time to time, except as otherwise specified herein, and to any rules or regulations promulgated thereunder. All references to currency herein shall be to, and all payments required hereunder shall be paid in, U.S. Dollars unless a different currency is specifically stated. All accounting terms used herein and not expressly defined herein shall have the meanings given to them under GAAP. References to any other agreement include all exhibits, schedules, annexes, appendices and addenda attached thereto and any and all amendments or modifications thereto.

* * * * *

          IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first written above.

BUYER:		SELLER:

REDWOOD ACQUISITION, INC.		QUMU CORPORATION

By:	Andrew S. Huang	By:	/s/ Sherman L. Black
Its:	Chief Executive Officer	Its:	Chief Executive Officer and President

PARENT:

EQUUS HOLDINGS, INC.

By:	Andrew S. Huang
Its:	Chief Executive Officer

[Signature Page to Asset Purchase Agreement]

APPENDIX B

PRIVILEGED AND CONFIDENTIAL

April 23, 2014

The Board of Directors
Qumu Corporation
7725 Washington Avenue South
Edina, MN 55439

Members of the Board:

          We understand that Qumu Corporation (the “Company”) and Equus Holdings Inc. (the “Acquiror”) propose to enter into an Asset Purchase Agreement (the “Asset Purchase Agreement”) pursuant to which the Acquiror will indirectly acquire, through Redwood Acquisition Inc., a wholly-owned subsidiary of the Acquiror, certain assets, properties, rights and liabilities of the Company (the “Asset Purchase”) of the disc publishing business (the “Business”) for approximately $23.0 million (the “Consideration”) in cash at the closing of the transaction under the Asset Purchase Agreement. The terms and conditions of the Asset Purchase, including potential adjustments to the Consideration, are more fully set forth in the Asset Purchase Agreement to be entered into by and between the Company and the Acquiror.

          You have asked for our opinion as to whether the Consideration to be received by the Company pursuant to the Asset Purchase Agreement is fair, from a financial point of view, to the Company.

          For purposes of the opinion set forth herein, we have, among other things:

          1)          Reviewed certain publicly available financial statements and other business and financial information of the Company and the Business;

          2)          Reviewed certain internal financial statements and other financial and operating data concerning the Company and the Business;

          3)          Reviewed certain financial projections for the Business supplied to us by the management of the Company;

          4)          Discussed the past and current operations and financial condition and the prospects of the Business with senior executives of the Company and the Business;

          5)          Assessed the value of the Business to the Company using a discounted cash flow analysis of projected future cash flows under the assumption that the Business were to remain part of the Company;

          6)          Visited the headquarters and met with the management of the Business;

          7)          Discussed the fair market value of the real estate included in the assets to be sold with the management of the Company, who had engaged a professional appraiser to assist in determining fair market value;

APPENDIX B

          8)          Reviewed the reported prices and trading activity for the Common Stock of the Company;

          9)          Compared the financial performance of the Business with that of certain other publicly-traded companies that we deemed relevant, including consensus analyst estimates for the other publicly-traded companies;

          10)         Reviewed the financial terms, to the extent publicly available, of certain acquisition transactions that we deemed relevant;

          11)         Held discussions with the Company’s management regarding indications of interest received by the Company for the Business from several third parties; and

          12)         Participated in discussions and negotiations among representatives of the Company and the Acquiror and their respective financial and legal advisors;

          13)         Reviewed the financial terms and conditions of the Asset Purchase as set forth in a draft of the Asset Purchase Agreement dated April 22, 2014;

          14)         Performed such other analyses and considered such other factors as we have deemed appropriate.

          We have assumed and relied upon, without independent verification, the accuracy and completeness of the information that was publicly available or supplied or otherwise made available to us by the Company. With respect to the financial projections for the Business, we have assumed that they have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the management of the Company as to the future financial performance of the Business.

          We have not assumed any responsibility for the independent verification of any such information or of such forecasts (or the information, estimates, assumptions or judgments contained in such forecasts) provided to us, and we have further relied upon the representations of the senior management of the Company that they are unaware of any facts that would make the information and forecasts incomplete or misleading. We have relied upon and assumed, with your consent and without independent verification, that there has been no material change in the assets, liabilities, financial condition, results of operations, business or prospects of the Company and the Business since the date of the most recent financial statements provided to us, and that there is no information or facts that would make the information reviewed by us materially incomplete or misleading.

          In addition, we have assumed that the Asset Purchase will be consummated in accordance with the terms set forth in the Asset Purchase Agreement without any waiver, amendment or delay of any terms. We have assumed that in connection with the receipt of all the necessary governmental, regulatory or other approvals and consents required for the proposed Asset Purchase, no delays, limitations, conditions or restrictions will be imposed that would have a material adverse effect on the benefits expected to be derived by the Company from the proposed Asset Purchase. We are not legal, tax, or regulatory advisors. We are financial advisors only and have relied upon, without independent verification, the assessment of the Business and its legal, tax or regulatory advisors with respect to legal, tax or regulatory matters.

          This opinion does not address the fairness of any consideration to be received by the Acquiror pursuant to the Asset Purchase Agreement. We express no opinion with respect to the fairness of the Asset Purchase to holders of the Company’s common stock, or the fairness of the amount or nature of the

APPENDIX B

compensation payable to any of the Company’s officers, directors or employees, or any class of such persons, relative to the Consideration to be received by the Company in the transaction. We have not made any independent valuation or appraisal of the assets or liabilities of the Business. Our opinion is necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof. Events occurring after the date hereof may affect this opinion and the assumptions used in preparing it, and we do not assume any obligation to update, revise or reaffirm this opinion.

          Our opinion does not address the relative merits of the Asset Purchase as compared to any other alternative business transaction, or other alternatives, whether or not such alternatives are available or feasible or the underlying business decision by the Company to enter into the Asset Purchase.

          We have acted as financial advisor to the Board of Directors of the Company in connection with this transaction and will receive a fee for our services which is contingent upon the consummation of the Asset Purchase. We will also receive a fee from the Company for providing this opinion. This opinion fee is not contingent upon consummation of the Asset Purchase. We also will be reimbursed for expenses incurred. The Company has agreed to indemnify us against liabilities arising out of or in connection with the services rendered and to be rendered by us under our engagement.

          Mooreland Partners, its members, affiliates, directors and officers may at any time invest on a principal basis, hold long or short positions, finance positions, and may trade or otherwise structure and effect transactions, for their own account, in debt or equity securities or loans of the Company or any other company, or any currency or commodity, that may be involved in this transaction, subject to state and federal securities laws.

          This opinion has been approved by a fairness committee of Mooreland Partners. This opinion is solely for the information and use of the Board of Directors of the Company and, except as otherwise provided in our engagement letter with the Company, may not be used for any other purpose or referred to by the Company, or quoted or disclosed to any person in any manner, without our prior written consent, except that our opinion may be reproduced in full and included as an exhibit to a proxy statement including a proposal that the Company’s shareholders approve the Asset Purchase to be filed by the Company with the Securities and Exchange Commission and sent to the shareholders of the Company. We also hereby consent to the inclusion of a description or summary of this opinion in a proxy statement and other proxy soliciting materials to be sent to the shareholders of the Company, and to the reference to our firm name therein; provided that any description of, summary of or reference to this opinion or reference to Mooreland Partners in such proxy statement or such proxy materials is approved by Mooreland Partners, which approval will not be unreasonably withheld. Mooreland Partners expresses no opinion or recommendation as to how the shareholders of the Company should vote at any shareholders’ meeting that may be held in connection with the Asset Purchase.

          Based on and subject to the foregoing, we are of the opinion on the date hereof that the Consideration to be received by the Company pursuant to the Asset Purchase Agreement is fair, from a financial point of view, to the Company.

Very truly yours,

MOORELAND PARTNERS LLC

APPENDIX C

QUMU CORPORATION
UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

Introduction to Unaudited Pro Forma Condensed Consolidated Financial Information

Qumu Corporation (“Qumu” or the “Company”) has prepared unaudited pro forma condensed consolidated financial statements to assist readers in understanding the nature and effects of the disc publishing business (at times referred to herein as the “Business to be Sold”) on the Company’s consolidated financial statements of Qumu Corporation. The Unaudited Pro Forma Condensed Consolidated Statements of Operations for the fiscal year ended December 31, 2013 and the three months ended March 31, 2014 have been prepared with the assumption that the sale of the disc publishing business as described in the Proxy Statement for the Special Meeting of Shareholders to be held on June 27, 2014, was completed as of January 1, 2013. The Unaudited Pro Forma Condensed Consolidated Balance Sheet as of March 31, 2014 has been prepared with the assumption that the transaction was completed as of the balance sheet date.

The unaudited pro forma condensed consolidated financial statements do not purport to be indicative of the results of operations or the financial position which would have actually resulted if the sale had been completed on the dates indicated, or which may result in the future.

The unaudited pro forma financial information has been prepared by the Company based upon assumptions deemed appropriate by the Company’s management. Certain of the most significant assumptions are set forth under the Notes to Unaudited Pro Forma Condensed Consolidated Financial Statements.

The unaudited pro forma financial information should be read in conjunction with the Company’s historical Consolidated Financial Statements and Notes thereto contained in the 2013 Annual Report on Form 10-K and the Quarterly Report on Form 10-Q for the quarter ended March 31, 2014, as filed with the Securities and Exchange Commission (“SEC”), incorporated herein by reference.

QUMU CORPORATION
UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
Three Months Ended March 31, 2014
(in thousands, except per share data)

	Qumu Corporation	Business to be Sold (a)	Other Adjustments	Pro Forma
Revenues	$18,792	$(14,863)	$-	$3,929

Cost of revenues	10,230	(7,692)	-	2,538
Gross profit	8,562	(7,171)	-	1,391
Operating expenses:

Research and development	2,708	(684)	-	2,024

Selling, general and administrative	9,863	(3,694)	564 (b)	6,733

Amortization of purchased intangibles	157	-	-	157
Total operating expenses	12,728	(4,378)	564	8,914
Operating loss	(4,166)	(2,793)	(564)	(7,523)
Other income (expense):

Interest, net	13	(13)	-	-

Other expense, net	176	(204)	-	(28)
Total other income (expense), net	189	(217)	-	(28)
Loss before income taxes	(3,977)	(3,010)	(564)	(7,551)
Income tax expense (benefit)	(49)	(1,112)	993 (c)	(168)
Net loss	$(3,928)	$(1,898)	$(1,557)	$(7,383)
Net loss per share, basic and diluted	$(0.45)			$(0.85)
Weighted average shares outstanding, basic and diluted	8,700			8,700

See the accompanying notes which are an integral part of these unaudited pro forma condensed consolidated financial statements.

QUMU CORPORATION
UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
Year Ended December 31, 2013
(in thousands, except per share data)

	Qumu Corporation	Business to be Sold (a)	Other Adjustments	Pro Forma
Revenues	$82,472	$(64,740)	$-	$17,732

Cost of revenues	42,912	(35,578)	-	7,334
Gross profit	39,560	(29,162)	-	10,398
Operating expenses:

Research and development	12,203	(3,458)	-	8,745

Selling, general and administrative	36,414	(18,825)	3,570 (b)	21,159

Amortization of purchased intangibles	628	-	-	628
Total operating expenses	49,245	(22,283)	3,570	30,532
Operating loss	(9,685)	(6,879)	(3,570)	(20,134)
Other income (expense):

Interest, net	28	-	-	28

Other expense, net	(221)	180	-	(41)
Total other income (expense), net	(193)	180	-	(13)
Loss before income taxes	(9,878)	(6,699)	(3,570)	(20,147)
Income tax expense (benefit)	(59)	(2,421)	2,289 (c)	(191)
Net loss	(9,819)	(4,278)	(5,859)	(19,956)

Net loss attributable to the non-controlling interest	125	(125)	-	-
Net loss attributable to Qumu	$(9,694)	$(4,403)	$(5,859)	$(19,956)
Net loss per share, basic and diluted	$(1.12)			$(2.30)
Weighted average shares outstanding, basic and diluted	8,691			8,691

See the accompanying notes which are an integral part of these unaudited pro forma condensed consolidated financial statements.

QUMU CORPORATION
UNAUDITED PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET
As of March 31, 2014
(in thousands)

	Qumu Corporation	Assets and Liabilities of Business to be Sold (d) (h)		Sale Proceeds (i)		Transaction Related Costs		Tax Adjustments (m)	Pro Forma
Assets
Current assets:
Cash and cash equivalents	$28,279	$(670)	(e)	$19,961		$(1,449)	(j)	$-	$46,121
Marketable securities	18,229	-		-		-		-	18,229
Receivables, net of allowance	12,567	(8,325)		-		-		-	4,242
Inventories	4,591	(4,467)		-		-		-	124
Prepaid income taxes	971	-		-		-		-	971
Prepaid expenses and other current assets	4,203	(1,247)		-		-		-	2,956
Deferred income taxes - current	262	-	(f)	-		-		25	287
Total current assets	69,102	(14,709)		19,961		(1,449)		25	72,930
Property and equipment, net	5,337	(3,950)		-		-		-	1,387
Intangible assets, net of amortization	8,225	(296)		-		-		-	7,929
Deferred income taxes - non-current	85	-	(f)	-		-		(85)	-
Other assets - non-current	3,315	(27)		2,300		-		-	5,588
Total assets	$86,064	$(18,982)		$22,261		$(1,449)		$(60)	$87,834

Liabilities and Stockholders’ Equity
Current liabilities:
Trade accounts payable	$5,720	$(3,127)		$-		$-		$-	2,593
Accrued compensation	5,084	(1,131)	(g)	-		843	(k)	-	4,796
Other current liabilities	695	(453)		-		-		-	242
Deferred revenue	11,634	(6,927)		-		-		-	4,707
Total current liabilities	23,133	(11,638)		-		843		-	12,338
Long-term liabilities:
Deferred revenue - non-current	3,062	(2,274)		-		-		-	788
Income taxes payable - non-current	117	-	(f)	-		-		-	117
Other non-current liabilities	547	(59)		-		-		-	488
Total long-term liabilities	3,726	(2,333)		-		-		-	1,393
Total liabilities	26,859	(13,971)		-		843		-	13,731
Stockholders’ equity	59,205	(5,011)	(l)	22,261	(l)	(2,292)	(l) (n)	(60)	74,103
Total liabilities and stockholders’ equity	$86,064	$(18,982)		$22,261		$(1,449)		$(60)	$87,834

See the accompanying notes which are an integral part of these unaudited pro forma condensed consolidated financial statements.

QUMU CORPORATION
NOTES TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

1. PLANNED ASSET SALE TRANSACTION TO EQUUS HOLDINGS, INC.

On April 24, 2014, Qumu entered into an Asset Purchase Agreement (the “Agreement”) to sell all of the assets primarily used in or held in connection with, and certain liabilities of its disc publishing business to Equus Holdings, Inc. (“Equus Holdings”) and Redwood Acquisition, Inc. (the “Buyer”), which is referred to as the “Asset Sale Transaction.” Buyer is a wholly-owned subsidiary of Equus Holdings. The disc publishing business manufactures and distributes disc publishing solutions that label, archive, distribute and protect content on CDs, DVDs and Blu-ray discs and includes Qumu’s U.S.-based disc publishing operations and the operations of the following foreign subsidiaries: Qumu Europe GmbH, Rimage Japan Co., Ltd., Rimage Information Technology (Shanghai) Co., Ltd., and Rimage Holdings (Singapore) Pte., Ltd. (together, the “Disc Publishing Subsidiaries”). The Asset Sale Transaction is subject to closing conditions, including the receipt of approval by Qumu’s shareholders, Buyer financing and other closing conditions. Qumu expects the transaction to be completed by July 31, 2014.

The purchase price for the acquired assets will be $23 million plus an estimated amount of cash held by certain subsidiaries to be acquired by Buyer (up to $800,000), plus or less the difference in the estimated net book value of the disc publishing business (as defined in the Agreement) at closing and a net book value target of $5 million, and less the estimated EBITDA of the disc publishing business (as defined in the Agreement) from June 1, 2014 through the closing date. At the closing of the Asset Sale Transaction, Buyer will pay the Company the purchase price less a $2.3 million escrow amount that will be placed in an escrow account to support the Company’s indemnification obligations under the Agreement for a fifteen month escrow period.

Under the terms of the Agreement, the Buyer will also assume certain liabilities and agreements of Qumu’s disc publishing business, as further specified in the Agreement. More complete descriptions of the purchase price adjustments may be found in the Agreement, attached to this proxy statement as Appendix A. Following the closing, Qumu is expected to continue as a publicly-held company and will focus on its enterprise video content management software business, which provides the tools businesses need to create, manage, secure, distribute and measure the success of their videos and other rich content they create and publish.

2. UNAUDITED PRO FORMA ADJUSTMENTS (in thousands)

The following pro forma adjustments are included in the unaudited pro forma condensed consolidated financial statements for Qumu based upon the terms of the Agreement:

(a)	The amounts being eliminated represent the revenues, cost of revenues, operating and other expenses that are attributable to the sale of the disc publishing business.

(b)

Reflects expenses associated with personnel and other shared costs that were allocated to the disc publishing business but will be retained by Qumu. These costs are primarily related to centralized corporate functions, including corporate executive management, accounting and finance, information technology, human resources and legal.

(c)

Adjusting of income tax related impacts due to the loss position of the continuing Qumu business. The Company anticipates that it will carry a full valuation allowance against its deferred tax assets, with the exception of deferred tax assets associated with its European subsidiary. As a result, there would be minimal federal and state income tax expense or benefit.

(d)	Recording of the disposition of the disc publishing business assets and liabilities, including cash to be retained by Disc Publishing Subsidiaries pursuant to the terms of the Agreement.

(e)	Reflecting the cash held by the Disc Publishing Subsidiaries to be included in the Asset Sale Transaction:

Cash held by the Disc Publishing Subsidiaries	$5,026
Cash to be retained by the Company	(4,356)
Cash to be included in Asset Sale Transaction per the Agreement	$670

(f)	Reflecting the exclusion of the deferred tax assets and income tax liabilities from the assets and liabilities to be sold per the terms of the Agreement.

(g)	Amount of accrued compensation to be assumed by the disc publishing business:

Accrued compensation attributed to the disc publishing business	$1,972
Amount to be retained and paid by the Company	(841)
Accrued compensation assumed by the disc publishing business	$1,131

(h)	Net book value of disc publishing business and assets and liabilities included in Asset Sale Transaction:

Disc publishing non-cash assets to be sold	$18,312
Disc publishing liabilities to be sold	(13,971)
Net book value of disc publishing business	$4,341
Cash held by Disc Publishing Subsidiaries included in Asset Sale Transaction (Note (e))	670
Assets and liabilities included in Asset Sale Transaction	$5,011

(i)	Recording of sale proceeds for the sale of the assets and liabilities of the disc publishing business as follows:

Purchase price	$23,000
Amount to be retained in escrow for fifteen months after closing	(2,300)
Cash held by Disc Publishing Subsidiaries to be included in Asset Sale Transaction (Note (e))	670
Difference between net book value of disc publishing business and target net book value of $5.0 million (Note (h))	(659)
Estimated EBITDA adjustment for disc publishing	(750)
Sale proceeds at closing, net	$19,961

(j)

Reflects payment of estimated transaction costs, consisting primarily of investment banking fees due at closing, as well as legal, accounting, and other transaction fees directly related to the sale of the Company’s disc publishing business.

(k)	Reflects recording of accelerated vesting of cash-based long-term incentive awards payable to disc publishing business employees upon completion of the Asset Sale Transaction.

(l)	The gain on the sale of the disc publishing business to be recorded as adjustments to stockholder’s equity:

Sale proceeds at closing, net (Note (i))	$19,961
Sale proceeds from escrow	2,300
Assets and liabilities included in Asset Sale Transaction (Note (h))	(5,011)
Transaction related costs (Notes (j) and (k))	(2,292)
Gain on sale	$14,958

(m)

The Company anticipates that it will establish a full valuation allowance against all remaining deferred tax assets, with the exception of the deferred tax assets associated with its European subsidiary.

(n)	Stockholders’ equity includes adjustments for accelerated vesting upon the completion of the Asset Sale Transaction of selected stock options held by disc publishing business employees.

Stock compensation expense due to accelerated vesting		$93
Increase to additional paid-in capital		(93)
Net change to stockholders’ equity	$	---

To enable the Buyer to continue the operations of the disc publishing business immediately after closing and to enable the Company to continue its operation of its software business immediately after closing, the Company and Buyer will enter into a mutual transition services agreement at closing by which the parties will provide or receive services such as finance, marketing, general management, operations support, information technology and information systems, human resources, and supply chain management. The Company will also lease space from Buyer to operate its software business under a lease agreement to be executed and delivered at closing. If Buyer does not have certain employee benefit plans in place by closing, the Company and Buyer will enter into an employee transition services agreement at closing for a term of up to 45 days after closing.

The cost for the transition services to the receiving party will be based on an allocation of the expenses actually incurred by the party providing the service. Depending on the nature of the service, charges will be based on 1) an allocation of base salaries and overhead of the respective personnel providing the services, 2) an allocation of expense associated with information technology systems and resources based on relative usage and 3) an allocation of the cost of shared facilities and selected other costs based on relative headcount utilizing the services. Due to the uncertainty of the extent and duration of the transition services to be utilized by Qumu following the closing of the Asset Sale Transaction and the associated net financial impact to Qumu, the pro forma and other adjustments reflected in the Unaudited Pro Forma Condensed Consolidated Statements of Operations do not specifically incorporate estimated expenses associated with this agreement. Management, however, believes that such charges will not differ materially from the allocation of shared costs reflected in the Unaudited Pro Forma Condensed Consolidated Statements of Operations.

APPENDIX D

QUMU CORPORATION
UNAUDITED CONDENSED COMBINED
FINANCIAL STATEMENTS FOR THE BUSINESS TO BE SOLD

Qumu Corporation, its subsidiaries, and prior to July 3, 2013, its majority-owned joint venture (collectively hereinafter referred to as “Qumu” or the “Company”), has prepared the following unaudited financial statements to show the balance sheets, statements of operations and statements of cash flows of Qumu’s disc publishing business (at times referred to herein as the “Business to be Sold”). The unaudited financial statements represent the results of operations and financial position of the Business to be Sold. The assets to be acquired and liabilities to be assumed by Equus Holdings, Inc. (“Equus Holdings”) and Redwood Acquisition, Inc. (“Buyer”) pursuant to the Asset Purchase Agreement dated April 24, 2014 include substantially all of the assets and liabilities of the Business to be Sold as reflected in the unaudited financial statements, exclusive of a significant portion of the cash and cash equivalent balances and certain accrued liabilities. Buyer is a wholly-owned subsidiary of Equus Holdings.

The following unaudited financial statements of the Business to be Sold (together, the “Unaudited Statements”) are presented:

•	Unaudited Condensed Combined Balance Sheets as of March 31, 2014, December 31, 2013 and December 31, 2012;

•	Unaudited Condensed Combined Statements of Operations for the Three Month Periods Ended March 31, 2014 and 2013 and the Years Ended December 31, 2013 and 2012;

•	Unaudited Condensed Combined Statements of Other Comprehensive Income for the Three Month Periods Ended March 31, 2014 and 2013 and the Years Ended December 31, 2013 and 2012;

•	Unaudited Condensed Combined Statements of Cash Flows for the Three Month Periods Ended March 31, 2014 and 2013 and the Years Ended December 31, 2013 and 2012;

•	Unaudited Condensed Combined Statements of Net Parent Investment for the Three Month Period Ended March 31, 2014 and the Years Ended December 31, 2013 and 2012; and

•	Notes to the Unaudited Condensed Combined Financial Statements.

The Unaudited Statements are qualified in their entirety by reference to, and should be read in conjunction with, the historical audited Consolidated Financial Statements and Notes thereto included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2013 and its Quarterly Report on Form 10-Q for the three months ended March 31, 2014, as filed with the Securities and Exchange Commission (“SEC”), incorporated herein by reference.

The Unaudited Statements do not purport to represent, and are not necessarily indicative of, what the actual financial results would have been had the Company operated the disc publishing business as a separate entity.

BUSINESS TO BE SOLD
UNAUDITED CONDENSED COMBINED BALANCE SHEETS
(amounts in thousands)

	March 31, 2014	December 31, 2013	December 31, 2012
Assets
Current assets:
Cash and cash equivalents	$5,026	$5,603	$3,822
Receivables, net of allowance	8,325	8,778	9,636
Inventories	4,467	3,946	5,800
Prepaid expenses and other current assets	1,247	1,308	1,261
Deferred income taxes - current	481	519	488
Total current assets	19,546	20,154	21,005

Property and equipment, net	3,950	4,074	4,440
Intangible assets, net of amortization	296	352	552
Deferred income taxes - non-current	1,629	1,550	2,337
Other assets - non-current	27	28	231
Total assets	$25,448	$26,158	$28,565

Liabilities and Net Parent Investment
Current liabilities:
Trade accounts payable	$3,127	$3,225	$3,640
Accrued compensation	1,972	2,915	2,041
Other current liabilities	453	427	521
Deferred revenue	6,927	5,645	7,530
Total current liabilities	12,479	12,212	13,732

Long-term liabilities:
Deferred revenue - non-current	2,274	2,637	4,110
Income taxes payable - non -current	143	131	102
Other non-current liabilities	59	-	20
Total long-term liabilities	2,476	2,768	4,232
Total liabilities	14,955	14,980	17,964
Net parent investment	10,493	11,178	10,498
Noncontrolling interest	-	-	103
Total liabilities and net parent investment	$25,448	$26,158	$28,565

See the accompanying notes which are an integral part of these unaudited condensed combined financial statements for the Business to be Sold.

BUSINESS TO BE SOLD
UNAUDITED CONDENSED COMBINED STATEMENTS OF OPERATIONS
(amounts in thousands)

	Three Months Ended March 31,		Years Ended December 31,
	2014	2013	2013	2012
Revenues	$14,863	$15,147	$64,740	$69,607
Cost of revenues	7,692	8,495	35,578	36,863
Gross profit	7,171	6,652	29,162	32,744
Operating expenses:
Research and development	684	1,047	3,458	4,165
Selling, general and administrative	3,694	4,936	18,825	22,205
Total operating expenses	4,378	5,983	22,283	26,370
Operating income	2,793	669	6,879	6,374
Other income (expense):
Interest, net	13	11	-	75
Other expense, net	204	(111)	(180)	(122)
Total other income (expense), net	217	(100)	(180)	(47)
Income before income taxes	3,010	569	6,699	6,327
Income tax expense	1,112	206	2,421	2,676
Net income	1,898	363	4,278	3,651
Net loss attributable to the non-controlling interest	-	62	125	259
Net income attributable to Business to be Sold	$1,898	$425	$4,403	$3,910

See the accompanying notes which are an integral part of these unaudited condensed combined financial statements for the Business to be Sold.

BUSINESS TO BE SOLD
UNAUDITED CONDENSED COMBINED STATEMENTS OF OTHER COMPREHENSIVE INCOME
(amounts in thousands)

	Three Months Ended March 31,		Years Ended December 31,
	2014	2013	2013	2012
Net income	$1,898	$363	$4,278	$3,651
Other comprehensive income (loss):
Foreign currency translation adjustments	34	(274)	40	126
Total other comprehensive income (loss)	34	(274)	40	126
Total comprehensive income	1,932	89	4,318	3,777
Net loss attributable to the noncontrolling interest	-	(62)	(125)	(259)

Foreign currency translation adjustments attributable to the noncontrolling interest	-	-	1	2

Comprehensive loss attributable to the noncontrolling interest	-	(62)	(124)	(257)

Comprehensive income attributable to Business to be Sold	$1,932	$27	$4,194	$3,520

See the accompanying notes which are an integral part of these unaudited condensed combined financial statements for the Business to be Sold.

BUSINESS TO BE SOLD
UNAUDITED CONDENSED COMBINED STATEMENTS OF CASH FLOWS
(amounts in thousands)

	Three Months Ended March 31,		Years Ended December 31,
	2014	2013	2013	2012

Cash flows from (used in) operating activities:

Net income	$1,898	$363	$4,278	$3,651
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Depreciation and amortization	234	449	1,242	1,983
Deferred income tax expense	(40)	13	764	128
Loss on disposal of property and equipment	58	-	28	47
Stock-based compensation	174	310	818	1,297
Changes in operating assets and liabilities:
Receivables	463	950	893	2,495
Inventories	(506)	(158)	1,826	267
Prepaid expenses and other assets	65	(917)	128	(26)
Trade accounts payable	(31)	(425)	(398)	(488)
Accrued compensation	(945)	(161)	853	(1,571)
Other accrued expenses and other current liabilities	4	136	(58)	(82)
Deferred revenue	910	(809)	(3,346)	73
Other long-term liabilities	12	-	29	20
Net cash provided by (used in) operating activities	2,296	(249)	7,057	7,794

Cash flows from investing activities:

Purchases of property and equipment	(101)	(104)	(543)	(1,011)
Net cash used in investing activities	(101)	(104)	(543)	(1,011)

Cash flows from financing activities:

Principal payments on capital lease obligations	-	(5)	(20)	(21)
Contributions from (distributions to) parent, net	(2,791)	1,271	(4,581)	(8,191)
Purchase of noncontrolling interest	-	-	(50)	-
Net cash provided by (used in) financing activities	(2,791)	1,266	(4,651)	(8,212)
Effect of exchange rate changes on cash	19	(212)	(82)	(81)
Net increase (decrease) in cash and cash equivalents	(577)	701	1,781	(1,510)
Cash and cash equivalents, beginning of period	5,603	3,822	3,822	5,332
Cash and cash equivalents, end of period	$5,026	$4,523	$5,603	$3,822

See the accompanying notes which are an integral part of these unaudited condensed combined financial statements for the Business to be Sold.

BUSINESS TO BE SOLD
UNAUDITED CONDENSED COMBINED STATEMENTS OF NET PARENT INVESTMENT
(amounts in thousands)

	March 31, 2014	December 31, 2013	December 31, 2012
Net investment in Business to be Sold by Qumu Corporation:
Balance, beginning of the period	$11,178	$10,498	$13,356
Net income attributable to Business to be Sold	1,898	4,403	3,910
Distributions to Parent	(2,617)	(3,763)	(6,894)
Foreign translation adjustments	34	40	126
Balance, end of period	$10,493	$11,178	$10,498

See the accompanying notes which are an integral part of these unaudited condensed combined financial statements for the Business to be Sold.

BUSINESS TO BE SOLD
NOTES TO UNAUDITED CONDENSED COMBINED FINANCIAL STATEMENTS

(1) Business to be Sold

Qumu Corporation, its subsidiaries, and prior to July 3, 2013, its majority-owned joint venture, are collectively hereinafter referred to as “Qumu” or the “Company”. The Business to be Sold consists of substantially all of the assets and liabilities of Qumu’s disc publishing business. The disc publishing business manufactures and distributes disc publishing solutions that label, archive, distribute and protect content on CDs, DVDs and Blu-ray discs and includes Qumu’s U.S.-based disc publishing operations and the operations of the following foreign subsidiaries: Qumu Europe GmbH, Rimage Japan Co., Ltd., Rimage Information Technology (Shanghai) Co., Ltd., and Rimage Holdings (Singapore) Pte., Ltd. (together, the “Disc Publishing Subsidiaries”).

The principal source of revenues for the disc publishing business is the sale of equipment and consumables used to publish digital content on physical media such as CD’s, DVD’s and Blu-ray discs. As part of its product offering, the Company also sells optional services, consisting primarily of separately-priced maintenance contracts and installation services.

(2) Basis of Presentation

The Unaudited Statements include only the assets, liabilities, and operating activity of the disc publishing business. As described in Note 15 herein, the Company entered into an Asset Purchase Agreement with Equus Holdings and Buyer on April 24, 2014 to sell all of the assets primarily used in or held for use in connection with, and certain liabilities of, the disc publishing business to Buyer (the “Asset Sale Transaction”). All intercompany accounts and transactions of the disc publishing business have been eliminated in consolidation. The Unaudited Statements have been prepared pursuant to the SEC requirement that the Company provide unaudited historical financial statements for the Business to be Sold in its proxy statement seeking shareholder approval of the proposed transaction, which constitutes the sale of substantially all of Qumu’s assets under the Minnesota Business Corporation Act.

The disc publishing business operates through Qumu’s U.S.-based operations and the Disc Publishing Subsidiaries. Certain of those legal entities are also engaged in selling and supporting products of the Company’s enterprise video content management software segment. Due to existing functions and facilities shared among Qumu’s two operating segments, certain working capital and property and equipment have been attributed to the disc publishing business and certain operating expenses, including general corporate overhead, have been allocated to the disc publishing business. The Company used underlying activity drivers as a basis of allocation, including management estimates of the proportion of shared employees’ time spent supporting each segment and the corresponding application of such percentages to compensation and other applicable shared costs. Management believes such allocations are reasonable; however, they may not be indicative of the actual results of the disc publishing business had it been operating as an independent company for the periods presented or the amounts that will be incurred in the future. See Note 3 for further information regarding general corporate overhead allocations.

The accompanying Unaudited Statements have been derived from the consolidated financial statements of the Company, and include the revenue, costs of revenue, operating and other expenses associated with the Business to be Sold. The assets and liabilities included in the accompanying balance sheets are the assets and liabilities directly attributable to the disc publishing business regardless of whether or not those assets and liabilities will be sold as part of the Asset Sale Transaction. The value of those assets less the value of those liabilities on each of the balance sheet dates represents the Company’s net investment in the disc publishing business at that balance sheet date.

Operating results for the three month periods ended March 31, 2014 and 2013 and the years ended December 31, 2013 and 2012 are not necessarily indicative of the results that may be expected for any future period. The Unaudited Statements for the three-month period ended March 31, 2014 should be read in conjunction with Qumu’s Annual Report on Form 10-K for the year ended December 31, 2013 and its Quarterly Report on Form 10-Q for the

quarter ended March 31, 2014, as filed with the SEC. In the opinion of management, the Unaudited Statements include all adjustments necessary to present fairly the financial position and operating results of the Business to be Sold for the periods presented. The Asset Sale Transaction is expected to take effect by July 31, 2014 and is subject to Qumu shareholder approval, Buyer financing and other closing conditions.

(3) Related Party Funding and Expense Allocation

Qumu has a centralized corporate cash management function which funds operations for its U.S. based operations as needed. The Disc Publishing Subsidiaries maintain separate bank accounts and fund their operations through cash generated by their respective sales activities. The disc publishing business has historically generated cash from its operating activities and has contributed to the cash flows of the Company.

The disc publishing business was allocated corporate overhead expenses from Qumu for shared corporate-related functions based on the relative proportion of shared employees’ time spent supporting each segment and other factors. Corporate overhead expenses are primarily related to centralized corporate functions, including corporate executive management, accounting and finance, information technology, human resources and legal. The disc publishing business was allocated $1.5 million and $1.7 million for the three month periods ended March 31, 2014 and 2013, respectively, of general corporate expenses incurred by Qumu which are included within selling, general and administrative expenses in the Unaudited Condensed Combined Statements of Operations. During the years ended December 31, 2013 and 2012, the disc publishing business was allocated general corporate expenses of $7.3 million and $8.1 million, respectively.

(4) Summary of Significant Accounting Policies

The disc publishing business has adopted all of the Company’s significant accounting policies -- see Note 1 in the Notes to Consolidated Financial Statements in the Company’s Form 10-K for the year ended December 31, 2013, for additional information. The following is intended to provide further information concerning how certain of the significant accounting policies apply to the disc publishing business as a stand-alone business:

Revenue Recognition
The disc publishing business earns revenues primarily through the sale of equipment and consumables. As part of its product offering, the disc publishing business also sells optional services, consisting primarily of separately-priced maintenance contracts and installation services. Revenue for product sales that do not include any requirement for installation or training is recognized on shipment or delivery, to the extent all other criteria required for revenue recognition have been met.

Revenue for separately-priced maintenance contracts and installation services associated with the disc publishing products is deferred until earned. A standard product sale does not require a commitment to provide installation, setup or training. When such services are requested, value-added resellers generally arrange and perform the service directly with the customer, with no financial interest or obligation on the part of the disc publishing business. In the situations in which the disc publishing business does provide installation or training services for customers, the disc publishing business charges separately for the service based upon its published list prices and recognizes the associated service revenue upon the successful completion of the service.

In an arrangement including disc publishing equipment, separately-priced maintenance and installation services, the amount deferred and recognized as revenue over the contract period for a separately-priced maintenance contract is the stated amount of the contract. The remaining consideration is allocated to the equipment and the installation service using the relative selling price method. The relative selling price is determined based on stand-alone selling prices, or in the absence of stand-alone selling prices, estimated selling price for the equipment and installation service.

A limited number of multiple-element sales arrangements targeted for the law enforcement sector of the disc publishing business include both software-related and non-software elements. For these transactions, arrangement consideration is allocated between the software-related and non-software elements based on relative selling price. As the disc publishing business has not established vendor-specific objective evidence for the software maintenance element of such arrangements, revenue associated with the software-related elements, e.g., software and associated maintenance support, is deferred and recognized over the term of the maintenance agreement. Revenue for the non-

software elements is determined based on estimated selling price and recognized upon delivery, to the extent all other criteria required for revenue recognition have been met.

Product Warranty
Non-consumable hardware products are warranted to the end-user to ensure confidence in design, workmanship and overall quality for a period of 12 months. Warranty covers parts, labor and other associated expenses. The disc publishing business performs the majority of warranty work, while authorized distributors and dealers also perform some warranty work. Warranty expense is accrued during the warranty period based on an analysis of historical claims experience, which includes labor, freight and parts costs, with consideration of the proportion of parts that can be re-used.

The warranty accrual rollforward, including provisions and claims, is as follows (in thousands):

Periods:	Beginning Balance	Warranty Provisions	Warranty Claims	Foreign Exchange Impact	Ending Balance
Year ended December 31, 2013	$239	$237	$(283)	$(4)	$189
Year ended December 31, 2012	296	409	(463)	(3)	239

Long-lived Assets
Long-lived assets at each balance sheet date consisted of property and equipment and software source code owned by the disc publishing business’ subsidiary in China (joint venture prior to July 3, 2013). The disc publishing business reviews the carrying amount of its long-lived assets when events or changes in circumstances such as market value, asset utilization, physical change, legal factors or other matters indicate that the carrying amount of the assets may not be recoverable. When this review indicates the carrying amount of an asset or asset group exceeds the sum of the future undiscounted cash flows expected to be generated by the assets, the disc publishing business recognizes an asset impairment charge against operations for the amount by which the carrying amount of the impaired asset exceeds its fair value. Considerable judgment is required in the evaluation of whether certain events or circumstances lead to an indication of impairment, and in the assumptions used in determining the amount and period over which future revenues are expected to be earned, related costs, terminal values and discount rates.

Income Taxes
For purposes of the stand-alone financial statements of the Business to be Sold, income tax was calculated at statutory rates adjusted for applicable permanent differences, as if the disc publishing business was a separate taxpayer utilizing the “Separate Return Method”, even though it has been included in the consolidated tax return of Qumu Corporation. Deferred tax assets and liabilities for the future tax consequences attributable to differences between financial statement carrying amounts of assets and liabilities and their respective tax bases are recognized and included in the accompanying Unaudited Condensed Combined Balance Sheets for the Business to be Sold. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be realized or settled. The disc publishing business generally believes that it is more likely than not that the future results of its operations will generate sufficient taxable income to realize the tax benefits related to its deferred tax assets. However, the disc publishing business continues to carry a valuation allowance on the tax benefits of loss carryforwards of certain of its international subsidiaries. The valuation allowances were calculated in accordance with the requirement that a valuation allowance be established or maintained when it is “more likely than not” that all or a portion of deferred tax assets will not be realized. Current income taxes payable amounts are treated as an intercompany equity transaction and included as part of the net parent investment in the accompanying Unaudited Condensed Combined Balance Sheets.

The disc publishing business recognizes a tax accrual for estimated exposures associated with uncertain tax positions and adjusts this accrual in light of changing facts and circumstances. However, due to the complexity of some of these uncertainties, the ultimate settlement may result in payments that are significantly different from management’s current estimate of tax liabilities, resulting in the recognition of additional charges or benefits to income tax expense.

(5) Cash and Cash Equivalents

Cash balances in Qumu’s U.S. operations are managed and controlled at the corporate level and, as such, no portion of Qumu’s domestic cash balance at the balance sheet dates is attributed to the disc publishing business. Accordingly, the cash balances as of March 31, 2014, December 31, 2013 and December 31, 2012 on the Unaudited Condensed Combined Balance Sheets herein consist solely of cash held by the Disc Publishing Subsidiaries.

(6) Inventories

Inventories consisted of the following (in thousands):

	March 31, 2014	December 31, 2013	December 31, 2012
Finished goods and demonstration equipment	$1,915	$1,497	$2,492
Purchased parts and subassemblies	2,552	2,449	3,308
Total inventories	$4,467	$3,946	$5,800

(7) Property and Equipment

Property and equipment consisted of the following (in thousands):

	March 31, 2014	December 31, 2013	December 31, 2012
Land and land improvements	$1,054	$1,096	$1,096
Building and building improvements	2,961	2,961	2,955
Manufacturing equipment	5,640	5,643	5,594
Development fixture and equipment	636	693	693
Data equipment and furniture	6,367	6,747	6,321
Leasehold improvements	1,129	1,129	1,123
	17,787	18,269	17,782
Less accumulated depreciation	(13,837)	(14,195)	(13,342)
Total property, plant & equipment, net	$3,950	$4,074	$4,440

Depreciation expense associated with property and equipment was $180,000 and $396,000 for the respective three-month periods ended March 31, 2014 and 2013 and $1,027,000 and $1,773,000 for the respective years ended December 31, 2013 and 2012.

(8) Intangible Assets

Intangible assets consisted of the following (dollars in thousands):

	Useful Life (Years)	March 31, 2014	December 31, 2013	December 31, 2012	Statements of Income Category
Software source code	5	$1,075	$1,084	$1,051	Cost of revenue
Less accumulated amortization		(779)	(732)	(499)
Intangible assets, net		$296	$352	$552

Amortization expense was $54,000 and $53,000 for the respective three-month periods ended March 31, 2014 and 2013 and $215,000 and $210,000 for the respective years ended December 31, 2013 and 2012.

(9) Income Taxes

The components of income (loss) before income taxes consist of the following (in thousands):

	Year Ended December 31,
	2013	2012
Income (loss) before income taxes:
Domestic	$6,652	$7,396
Foreign	47	(1,069)
	$6,699	$6,327

The provision for income tax expense (benefit) consists of the following (in thousands):

	Year Ended December 31,
	2013	2012
Current:
U.S. Federal	$1,605	$2,341
State	168	319
Foreign	7	-
Total current	1,780	2,660
Deferred:
U.S. Federal	841	(1)
State	77	17
Foreign	(277)	-
Total deferred	641	16
	$2,421	$2,676

Total income tax expense differs from the expected income tax expense, computed by applying the federal statutory rate of 34% in 2013 and 2012 to earnings before income taxes as follows (in thousands):

	Year Ended December 31,
	2013	2012
Expected income tax expense	$2,278	$2,151
State income taxes, net of federal tax effect	148	222
Change in tax rate	14	-
Manufacturer’s deduction	(63)	(54)
Federal R&D credit	(157)	-
Foreign tax	111	247
Other, net	90	110
	$2,421	$2,676

Income tax expense of $2.4 million and $2.7 million for the years ended December 31, 2013 and 2012 represented 36.1% and 42.3% of income before taxes in each respective period. Income tax expense amounted to $1.1 million and $0.2 million for the three months ended March 31, 2014 and 2013, respectively, representing 36.9% and 36.2% of income before taxes, respectively.

The tax effects of temporary differences that give rise to significant portions of deferred tax assets are presented below (in thousands):

	December 31,
	2013	2012
Deferred tax assets:
Inventory provisions and uniform capitalization	$211	$297
Accounts receivable allowances	34	34
Fixed assets	408	354
Non-qualified stock option and restricted stock expense	498	578
Deferred maintenance revenue	616	1,255
Unrecognized tax benefits	10	9
Loss carryforward of foreign subsidiary and joint venture	917	1,044
Other accruals and reserves	234	109
Other	58	70
Total deferred tax assets before valuation allowance	2,986	3,750
Less valuation allowance	(917)	(925)
Total deferred tax assets	$2,069	$2,825

The disc publishing business generally believes that it is more likely than not that the future results of its operations will generate sufficient taxable income to realize the tax benefits related to its deferred tax assets. However, the disc publishing business continues to carry a valuation allowance on the tax benefits of loss carryforwards of certain of its international subsidiaries. The cumulative foreign tax loss carryforwards amounted to approximately $2.9 million as of December 31, 2013, and if unutilized, will expire between tax years 2014 and 2020. The valuation allowances were calculated in accordance with the requirement that a valuation allowance be established or maintained when it is “more likely than not” that all or a portion of deferred tax assets will not be realized.

The disc publishing business has not provided deferred taxes on unremitted earnings attributable to its international subsidiaries that are considered to be reinvested indefinitely. Accumulated undistributed foreign earnings relate primarily to ongoing operations of a subsidiary in Germany, and amount to approximately $5.6 million as of December 31, 2013. The amount of cash, cash equivalent and marketable securities held by the Disc Publishing Subsidiaries that are not available to fund domestic operations unless repatriated was $5.6 million as of December 31, 2013. The disc publishing business currently does not intend to repatriate the cash and related balances held by its foreign subsidiaries. However, if circumstances change and these funds are needed to meet cash requirements in the U.S., the disc publishing business would be required to accrue and pay U.S. taxes, net of related foreign tax credits, to repatriate these funds. Based on current tax laws and structures, the disc publishing business does not believe this would have a material impact on its condensed financial statements and cash flows.

A reconciliation of the beginning and ending amounts of gross unrecognized tax benefits for the years ended December 31 is presented in the table below (in thousands):

	Years Ended December 31,
	2013	2012
Gross unrecognized tax benefits at beginning of year	$248	$229
Increases related to:
Prior year income tax positions	-	1
Current year income tax positions	30	18
Decreases related to:
Prior year income tax positions	(165)	-
Gross unrecognized tax benefits at end of year	$113	$248

During the year ended December 31, 2013, the statute of limitations closed for a prior year income tax position, which resulted in the Company reducing its gross unrecognized tax benefits by $162,000. As of March 31, 2014, the liability for gross unrecognized tax benefits attributed to the disc publishing business totaled $123,000, which also represents the amount of potential benefits that if recognized, would affect the effective tax rate. The disc publishing business does not anticipate that the total amount of unrecognized tax benefits will change significantly over the course of the next twelve months.

The disc publishing business recognizes accrued interest and penalties related to unrecognized tax benefits as a component of income tax expense. Total accrued interest and penalties amounted to $19,000, $18,000 and $16,000 on a gross basis at March 31, 2014, December 31, 2013 and December 31, 2012, respectively, and are excluded from the unrecognized tax benefits presented above. Interest and penalties recognized in the Unaudited Condensed Combined Statements of Operations related to uncertain tax positions amounted to $1,000 and $3,000 of expense for the three months ended March 31, 2014 and 2013, respectively, and expense of $3,000 and a net benefit of $1,000 for the years ended December 31, 2013 and 2012, respectively.

The Company files income tax returns in the U.S. federal jurisdiction and various state and foreign jurisdictions. As of December 31, 2013, the Company was no longer subject to income tax examinations for taxable years before 2010 and 2011 in the case of U.S. federal and German taxing authorities, respectively, and taxable years generally before 2009 in the case of state taxing authorities, consisting primarily of Minnesota and California.

(10) Lease Commitments

The disc publishing business leases certain of its facilities and some of its equipment under non-cancelable operating lease arrangements. The rental payments under these leases are charged to expense as incurred. The following is a schedule of future minimum lease payments, excluding property taxes and other operating expenses, required under all non-cancelable operating leases (in thousands):

Years Ending December 31,	Total Operating Leases
2014	$519
2015	256
2016	45
Thereafter	—
Net Minimum Lease Commitments	$820

Rent expense under operating leases amounted to approximately $170,000 and $211,000 for the respective three month periods ended March 31, 2014 and 2013 and $764,000 and $855,000 for the respective years ended December 31, 2013 and 2012.

(11) Stock-Based Compensation

Qumu sponsors a 2007 Stock Incentive Plan, under which it issues stock-based awards to employees. The stock-based compensation expense included in the Unaudited Statements represents the portion of Qumu’s total stock-based compensation expense attributed to employees directly supporting the disc publishing business and also an allocation of indirect expense attributed to shared employees performing corporate functions. Stock-based compensation expense included in the Unaudited Condensed Combined Statements of Operations for the Business to be Sold approximated $174,000 and $310,000 for the respective three-month periods ended March 31, 2014 and 2013 and $818,000 and $1,297,000 for the respective years ended December 31, 2013 and 2012.

See Note 3 under the Notes to Consolidated Financial Statements in the Company’s Form 10-K for the year ended December 31, 2013, incorporated herein by reference, for additional information regarding stock-based compensation.

(12) Profit Sharing and Savings Plan

Qumu has a profit sharing and savings plan under Section 401(k) of the Internal Revenue Code. The plan allows employees to contribute up to 100% of pretax compensation. The Company matches a percentage of employees’

contributions. Matching contributions for employees of the disc publishing business totaled approximately $62,000 and $79,000 for the respective three-month periods ended March 31, 2014 and 2013 and $223,000 and $251,000 for the respective years ended December 31, 2013 and 2012.

(13) Noncontrolling Interest

Effective July 3, 2013, Qumu received approval from the Chinese government to increase its majority interest in Rimage Information Technology (Shanghai) Co., Ltd. (“RIT”) from 51% to 100% by acquiring the remaining common stock from Taiwan Electronic Data Processing for $50,000. The acquisition of the additional shares in RIT was accounted for as an equity transaction in accordance with the accounting standards on noncontrolling interests outlined in ASC 810. As a result of the shares acquired, RIT is a 100% owned subsidiary of Qumu effective July 3, 2013. Qumu continues to consolidate the financial statements of RIT with its consolidated financial statements; however, commencing on July 3, 2013, there is no noncontrolling interest.

The following table sets forth the changes in the noncontrolling interest (in thousands):

	Three Months Ended March 31,		Years Ended December 31,
	2014	2013	2013	2012
Balance at beginning of period	$—	$103	$103	$360
Net loss attributable to noncontrolling interest	—	(62)	(125)	(259)
Foreign currency translation attributable to noncontrolling interest	—	1	1	2
Purchase of noncontrolling interest in consolidated subsidiary	—	—	21	—
Balance at end of period	$—	$42	$—	$103

(14) Contingencies

On September 25, 2012, the disc publishing business entered into a settlement with Innovative Automation, LLC, in which the parties agreed to dismiss all claims and counterclaims associated with a patent infringement matter in exchange for, among other things, an agreement to pay Innovative Automation $375,000 on behalf of itself and the other disc publishing customer defendants. The disc publishing business recognized expense for the full amount of the settlement during the third quarter of 2012, included in selling, general and administrative expenses in the Unaudited Condensed Combined Statements of Operations for the year ended December 31, 2012.

The disc publishing business is exposed to a number of asserted and unasserted claims encountered in the normal course of business. Legal costs related to loss contingencies are expensed as incurred. In the opinion of management, the resolution of these matters will not have a material adverse effect on the financial position or results of operations of the disc publishing business.

(15) Subsequent Event

On April 24, 2014, Qumu entered into a definitive Asset Purchase Agreement (the “Agreement”) to sell all of the assets primarily used in or primarily held for use in connection with its disc publishing business to Equus Holdings and Buyer. Buyer is a wholly-owned subsidiary of Equus Holdings. The Asset Sale Transaction is subject to several closing conditions, including the receipt of approval by Qumu’s shareholders. Qumu expects the transaction to be completed by July 31, 2014.

The purchase price for the acquired assets will be $23 million plus an estimated amount of cash held by certain subsidiaries to be acquired by Buyer (up to $800,000), plus or less the difference in the estimated net book value of the disc publishing business (as defined in the Agreement) at closing and a net book value target of $5 million, and less the estimated EBITDA of the disc publishing business (as defined in the Agreement) from June 1, 2014 through the closing date. At the closing of the asset sale transaction, Buyer will pay the Company the purchase price less a $2.3 million escrow amount that will be placed in an escrow account to support the Company’s indemnification obligations under the Agreement for a fifteen month escrow period.

Under the terms of the Agreement, the Buyer will also assume certain liabilities and agreements of Qumu’s disc publishing business, as further specified in the Agreement. More complete descriptions of the purchase price adjustments may be found in the Agreement, attached to this proxy statement as Appendix A. Following the closing, Qumu is expected to continue as a publicly-held company and will focus on its enterprise video content management software business, which provides the tools businesses need to create, manage, secure, distribute and measure the success of their videos and other rich content they create and publish.

APPENDIX E

Report of Independent Registered Public Accounting Firm

The Board of Directors and Stockholders
Qumu Corporation:

We have audited the accompanying consolidated balance sheets of Qumu Corporation and subsidiaries as of December 31, 2013 and 2012, and the related consolidated statements of operations, comprehensive income (loss), stockholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2013. In connection with our audits of the consolidated financial statements, we have also audited the financial statement schedule for each of the years in the three-year period ended December 31, 2013. We also have audited Qumu Corporation’s internal control over financial reporting as of December 31, 2013, based on criteria established in Internal Control - Integrated Framework (1992) issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO). Qumu Corporation’s management is responsible for these consolidated financial statements and financial statement schedule, for maintaining effective internal control over financial reporting, and for its assessment of the effectiveness of internal control over financial reporting, included in the accompanying Management’s Report on Internal Control over Financial Reporting. Our responsibility is to express an opinion on these consolidated financial statements, financial statement schedule, and on the Company’s internal control over financial reporting based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement and whether effective internal control over financial reporting was maintained in all material respects. Our audits of the consolidated financial statements included examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. Our audit of internal control over financial reporting included obtaining an understanding of internal control over financial reporting, assessing the risk that a material weakness exists, and testing and evaluating the design and operating effectiveness of internal control based on the assessed risk. Our audits also included performing such other procedures as we considered necessary in the circumstances. We believe that our audits provide a reasonable basis for our opinions.

A company’s internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. A company’s internal control over financial reporting includes those policies and procedures that (1) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (2) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (3) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the company’s assets that could have a material effect on the financial statements.

Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

E-1

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Qumu Corporation and subsidiaries as of December 31, 2013 and 2012, and the results of its operations and its cash flows for each of the years in the three-year period ended December 31, 2013, in conformity with U.S. generally accepted accounting principles. Also, in our opinion, the related financial statement schedule referred to above, when considered in relation to the basic consolidated financial statements taken as a whole, presents fairly, in all material respects, the information set forth therein. Also in our opinion, Qumu Corporation maintained, in all material respects, effective internal control over financial reporting as of December 31, 2013, based on criteria established in Internal Control - Integrated Framework (1992) issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO).

/s/ KPMG LLP

Minneapolis, Minnesota
March 14, 2014

E-2

Shareowner Services P.O. Box 64945 St. Paul, MN 55164-0945

Vote by Internet, Telephone or Mail

24 Hours a Day, 7 Days a Week

Your phone or Internet vote authorizes the named

proxies to vote your shares in the same manner as if you

marked, signed and returned your proxy card.

INTERNET – www.proxypush.com/qumu Use the Internet to vote your proxy until 12:00 p.m. (CT) on June 26, 2014.

PHONE – 1-866-883-3382 Use a touch-tone telephone to vote your proxy until 12:00 p.m. (CT) on June 26, 2014.

MAIL – Mark, sign and date your proxy card and return it in the postage-paid envelope provided.
If you vote your proxy by Internet or by Telephone, you do NOT need to mail back your Proxy Card.

TO VOTE BY MAIL AS THE BOARD OF DIRECTORS RECOMMENDS ON ALL ITEMS BELOW,

SIMPLY SIGN, DATE, AND RETURN THIS PROXY CARD.

The Board of Directors Recommends a Vote FOR Proposal 1 and FOR Proposal 2.

1.

To approve the sale of the disc publishing assets of Qumu as contemplated by the asset purchase agreement dated April 24, 2014 by and among Equus Holdings, Inc. as Parent, Redwood Acquisition, Inc. as Buyer and Qumu Corporation as Seller (as it may be amended from time to time in accordance with the terms thereof). We refer to this proposal as the “Asset Sale Proposal.”

	☐	For	☐	Against	☐	Abstain

2.

To approve the adjournment or postponement of the special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the special meeting to approve the Asset Sale Proposal.

	☐	For	☐	Against	☐	Abstain

THIS PROXY, IF PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED. IF NO DIRECTION IS GIVEN, THIS PROXY WILL BE VOTED FOR PROPOSAL 1 AND FOR PROPOSAL 2. PLEASE SIGN, DATE AND RETURN THIS PROXY FORM USING THE ENCLOSED ENVELOPE.

I plan to attend	Address Change? Mark box,
the meeting. ☐	sign, and indicate changes below: ☐	Date	, 2014

Signature(s) in Box
Please sign exactly as your name(s) appears on Proxy. If held in joint tenancy, all persons must sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the Proxy.

QUMU CORPORATION

SPECIAL MEETING OF SHAREHOLDERS

Friday, June 27, 2014
9:30 a.m. Minneapolis, Minnesota Time

4200 IDS Center
80 South Eighth Street
Minneapolis, Minnesota

QUMU Corporation 7725 Washington Avenue South Edina, Minnesota 55439	proxy

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints Sherman L. Black and James R. Stewart, or any of them, with power of substitution to each, as proxies, and hereby authorizes them to represent the undersigned at the Special Meeting of Shareholders of Qumu Corporation to be held at 4200 IDSCenter, 80 South Eighth Street, Minneapolis, Minnesota, on Friday, June 27, 2014 at 9:30 a.m. Minneapolis, Minnesota Time, and at any adjournment(s) or postponement(s) thereof, and to vote, as designated below, all shares of Common Stock of Qumu Corporation held of record by the undersigned on May 9, 2014 and which the undersigned would be entitled to vote at such Special Meeting, hereby revoking all former proxies.

See reverse for voting instructions.